Form 10-K, Exhibit 13
period 1996-12-31
INDEPENDENT BANK CORP
filed 1997-03-31
CIK 776901

EXHIBIT NO. 13



                             Annual Report to Stockholders

                                                                      [IBC logo]

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                  & OTHER DATA


   The selected consolidated financial information and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.



As of or For the Year Ended December 31,         1996         1995        1994        1993        1992
-----------------------------------------------------------------------------------------------------
                                                         (In Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
   Securities held to maturity                $290,894    $226,896    $256,785    $266,544    $194,635
   Securities available for sale                26,449      32,628       4,250           -           -
   Loans, net of unearned discount             695,406     628,141     590,689     487,584     499,052
   Reserve for possible loan losses             12,221      12,088      13,719      15,485      15,971
   Total assets                              1,092,793     987,589     929,194     829,681     807,146
   Total deposits                              918,572     871,085     796,612     743,385     729,020
   Stockholders' equity                         81,110      72,572      64,202      57,385      52,746
   Nonperforming loans                           4,462       5,271       7,864      16,982      28,802
   Nonperforming assets                          4,733       5,909      11,730      25,866      44,714

OPERATING DATA:
   Interest income                             $77,211     $73,031     $63,487     $57,450     $63,055
   Interest expense                             32,354      29,143      22,029      22,920      29,127
   Net interest income                          44,857      43,888      41,458      34,530      33,928
   Provision for possible loan losses            1,750       1,000         801       5,075      11,014
   Non-interest income                          12,709      11,480      11,470      12,995      17,059
   Non-interest expenses                        38,066      39,252      42,481      37,331      39,583
   Net income                                   11,597      10,387       8,113       4,636         175

PER SHARE DATA:
   Net income                                    $0.79       $0.71       $0.56       $0.32       $0.03
   Cash dividends declared                        0.25        0.18        0.08          -            -
   Book value, end of period                      5.55        5.00        4.45        3.98        3.66

OPERATING RATIOS:
   Return on average assets                      1.13%       1.10%       0.94%       0.59%       0.02%
   Return on average equity                     15.20%      15.28%      13.36%       8.48%       0.56%
   Net interest margin                           4.70%       4.99%       5.18%       4.74%       4.74%

ASSET QUALITY RATIOS:
   Nonperforming loans as a percent of
     gross loans                                 0.63%       0.83%       1.31%       3.45%       5.71%
   Nonperforming assets as a percent of
     total assets                                0.43%       0.60%       1.26%       3.12%       5.54%
   Reserve for possible loan losses as a
     percent of loans, net of unearned discount  1.76%       1.92%       2.32%       3.18%       3.20%
   Reserve for possible loan losses as a
     percent of nonperforming loans            273.89%     229.33%     174.45%      91.18%      55.45%

CAPITAL RATIOS:
   Tier 1 leverage capital ratio                 7.35%       7.24%       6.76%       6.83%       6.50%
   Tier 1 risk-based capital ratio              10.89%      10.67%      10.05%      10.71%       9.67%
   Total risk-based capital ratio               12.15%      11.92%      11.31%      11.98%      10.94%

----------------------
INDEPENDENT BANK CORP.
======================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The condensed financial review which follows presents management's discussion and analysis of the consolidated financial condition and operating results of Independent Bank Corp. (the Company) and its subsidiary, Rockland Trust Company (Rockland or the Bank). It should be read in conjunction with the Consolidated Financial Statements and related notes thereto.

                               FINANCIAL CONDITION

   Summary of Financial Condition. The Company's assets increased to $1,092.8 million in 1996, compared with $987.6 million in 1995. The growth was driven by an increase in loans of $67.3 million, centered in residential real estate, commercial real estate and consumer loans. The securities portfolio increased to $324.9 million at December 31, 1996, compared with $263.3 million at December 31, 1995. The growth occurred in the securities held to maturity portfolio which increased by $64.0 million during 1996. This increase was primarily the result of the bank taking advantage of attractive yields in the bond market and continuing to invest in the local communities through tax-advantaged securities. An increase in deposits of $47.5 million and increased FHLB borrowings of $58.0 million were used to fund the noted growth.

   The Company's total assets grew to $987.6 million as of December 31, 1995, an increase of $58.4 million, or 6.3%, over 1994 year-end assets. Loan growth resulting from a relatively stable interest rate environment and an improved regional economy were the primary contributing factors. An increase in deposits of $74.5 million was used to fund loan growth. Also note that year end deposit balances were inflated by a $17 million deposit made on the last day of 1995, which was subsequently withdrawn on the first business day of 1996.

   Loan Portfolio. At December 31, 1996, the Bank's loan portfolio amounted to $695.4 million, an increase of $67.3 million, or 10.7%, from year-end 1995. This increase was primarily centered in commercial real estate, residential real estate and consumer loans. Commercial loan outstandings were relatively unchanged over the year.

   The reserve for possible loan losses is maintained at a level that management of the Bank considers adequate based upon relevant circumstances. The reserve for possible loan losses was $12.2 million at December 31, 1996. The ratio of the reserve for possible loan losses to non-performing loans was 273.9% at December 31, 1996, an improvement in coverage from the level of 229.3% recorded a year earlier.

   At December 31, 1995, the bank's loan portfolio amounted to $628.1 million, an increase of $37.5 million, or 6.3%, from year-end 1994. This increase was primarily reflected in commercial mortgages and consumer loans. Commercial loan balances were relatively unchanged over the year.

   The Bank provides its customers with access to capital by providing a broad range of credit services. The Bank's commercial customers consist of small-to-medium-sized businesses which utilize demand, time, and term loans, as well as funding guaranteed by the Small Business Administration, to finance their businesses. The Bank's retail customers can choose from a variety of mortgage and consumer loan products. The Bank's principal lending market provides attractive lending opportunities for commercial, real estate, and consumer loans.

   The Bank's loan committee consists of the Bank's President, the Executive Vice President of the Commercial Lending Division, the Senior Credit Policy Officer, and the Commercial Loan Regional Managers. The committee considers a variety of policy issues, including underwriting and credit standards, and reviews loan proposals which exceed the individual loan officer's lending authority.

   Asset Quality. The Bank's principal earning assets are its loans. Although the Bank judges its borrowers to be creditworthy, the risk of deterioration in borrowers' abilities to repay their loans in accordance with their existing loan agreements is inherent in any lending function. Participating as a lender in the credit markets requires a strict monitoring process to minimize credit risk. This process requires substantial analysis of the loan application, the customer's capacity to repay according to the loan's contractual terms, and an objective determination of the value of the collateral.

                                                                      [IBC logo]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 1996, nonperforming assets totaled $4.7 million, a reduction of $1.2 million, or 19.9%, from the prior year-end. Nonperforming assets have declined to 0.43% of total assets as compared to 0.60% at the end of the preceding year. Management believes that the current level of nonperforming assets has reached an inherent base level, given the risks in the industry and in the environment within which the Bank operates.

   The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.



                                  December 31,  September 30,  June 30,   March 31,  December 31,  December 31,
                                      1996         1996          1996       1996        1995          1994
----------------------------------------------------------------------------------------------------------------
                                                           (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90 days or more
   but still accruing                   $516        $559         $383        $556        $553          $598
Loans accounted for on a nonaccrual
   basis                               3,946       5,491        5,979       5,641       4,718         7,266
----------------------------------------------------------------------------------------------------------------
Total nonperforming loans              4,462       6,050        6,362       6,197       5,271         7,864
----------------------------------------------------------------------------------------------------------------
Other real estate owned                  271         345           10         450         638         3,866
----------------------------------------------------------------------------------------------------------------
Total nonperforming assets            $4,733      $6,395       $6,372      $6,647      $5,909       $11,730
================================================================================================================
Nonperforming loans as a percent of
   gross loans                         0.63%       0.89%        0.95%       0.94%       0.83%         1.31%
================================================================================================================
Nonperforming assets as a percent of
   total assets                        0.43%       0.60%        0.61%       0.67%       0.60%         1.26%
================================================================================================================

----------------------
INDEPENDENT BANK CORP.
======================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   As permitted by banking regulations, consumer loans and home equity loans past due 90 days or more continue to accrue interest. In addition, certain commercial and real estate loans that are more than 90 days past due may be kept on an accruing status if the loan is well secured and in the process of collection. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Income accruals are suspended on all nonaccrual loans and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccrual status until it becomes current with respect to principal and interest, or when the loan is liquidated, or when the loan is determined to be uncollectible and is charged-off against the reserve for possible loan losses.

   The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.

December 31,                              1996         1995
------------------------------------------------------------
                                            (In Thousands)
Loans past due 90 days or more
 but still accruing:
   Real Estate - Residential              $136         $333
   Consumer - Instalment                   197           67
   Consumer - Other                        183          153
------------------------------------------------------------
   Total                                  $516         $553
------------------------------------------------------------
Loans accounted for on a
 nonaccrual basis:
   Commercial                           $1,090       $1,350
   Real Estate - Commercial              1,038        1,208
   Real Estate - Residential             1,526        2,017
   Consumer - Installment                  292          143
------------------------------------------------------------
   Total                                 3,946        4,718
------------------------------------------------------------
Total Nonperforming Loans               $4,462       $5,271
============================================================

   In the course of resolving nonperforming loans, the Bank may choose to restructure the contractual terms of certain commercial and real estate loans. Terms may be modified to fit the ability of the borrower to repay in line with their current financial status. It is the Bank's policy to maintain a restructured loan on nonaccrual status for approximately six months before management considers its return to accrual status.

   Real estate acquired by the Bank through foreclosure proceedings or the acceptance of a deed in lieu of foreclosure is classified as OREO. When property is acquired, it is recorded at the lesser of the loan's remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. All costs incurred thereafter in maintaining the property, as well as subsequent declines in fair value, are charged to non-interest expense. The following table summarizes OREO activity during the periods indicated.

Activity                              Amount
------------------------------------------------
                                  (In Thousands)
Balance, December 31, 1994            $3,866
Properties Acquired                      878
Sales and Rental Proceeds             (3,953)
OREO Write-Downs                        (153)
------------------------------------------------
Balance, December 31, 1995               638
------------------------------------------------
Properties Acquired                      601
Sales and Rental Proceeds               (968)
OREO Write-Downs                           -
------------------------------------------------
Balance, December 31, 1996               271
================================================

   The following table sets forth the types of properties, all of which are located in the Bank's market area, which comprise the Bank's OREO as of December 31, 1996.

Type of Properties                       Amount
---------------------------------------------------
                                     (In Thousands)
Residential Condominiums                  55
Commercial/Office/Rental Properties       56
Single-family Properties                 160
---------------------------------------------------
   Total                                 271
===================================================

   In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the Bank's standard underwriting guidelines.

                                                                      [IBC logo]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   Securities Portfolio. The Company's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale, and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U.S.Treasury and U. S. Government Agency obligations, mortgage-backed securities, including collateralized mortgage obligations, as well as municipal securities. Securities held to maturity as of December 31, 1996 are carried at their amortized cost of $290.9 million and exclude gross unrealized gains of $1.2 million and gross unrealized losses of $3.2 million. A year earlier, securities held to maturity totaled $226.9 million excluding gross unrealized gains of $2.1 million and gross unrealized losses of $1.6 million.There were no sales of securities held to maturity during 1996 or 1995.

   Securities available for sale consist of certain mortgage-backed securities, including collateralized mortgage obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of stockholders' equity. The fair market value of securities available for sale at December 31, 1996 totaled $26.4 million and net unrealized losses totaled $135,000. A year earlier, securities available for sale were $32.6 million with net unrealized losses of $60,000. There were no sales of securities available for sale during 1996 or 1995.

   The investment in the stock of the Federal Home Loan Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July 1994. This investment was increased during 1996 to maintain investment levels required by FHLB guidelines.

   Deposits. Including three new branches opened in 1996, the Bank's branch system consists of 32 locations, in addition to the main office of its subsidiary. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposit and loan products.

   As of December 31, 1996, deposits of $918.6 million were $47.5 million, or 5.5%, higher than the prior year-end. An expanding customer base, extensive branch network, and competitive market rates were responsible for this increase. Core deposits, consisting of demand, NOW, savings, and money market accounts, decreased $8.1 million, or 1.5%. It should be noted that the 1995 year-end balances were inflated by a $17 million deposit made on the last day of the year which was subsequently withdrawn on the first business day of January, 1996. Time deposits increased $55.5 million, or 17.3%, primarily as a result of a one year certificate promotion in the latter half of 1996.

   Total deposits increased $74.5 million, or 9.3%, during the year ended December 31, 1995. Core deposits decreased $6.3 million, or 1.1%, while time deposits increased $80.7 million, or 33.6%.

   Borrowings. Short term borrowings, consisting of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes, amounted to $3.1 million on December 31, 1996, a decrease of $5.0 million from year-end 1995. At December 31, 1996, the Bank did not have any borrowings under repurchase agreements. In addition to short term borrowings, the Bank had borrowings of $78.0 million from the FHLB at year-end 1996, an increase of $58.0 million from December 31, 1995. The initial maturities of the current FHLB borrowings range from 2 to 9 months.

----------------------
INDEPENDENT BANK CORP.
======================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


                              RESULTS OF OPERATIONS


   Summary of Results of Operations. The Company's results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and investments and interest paid on deposits and borrowings. Net interest income is affected by the interest rate spread, which is the difference between the yields earned on loans and investments and the rates of interest paid on deposits and borrowings. The results of operations are also affected by the level of income from loan, deposit, and mortgage banking fees, operating expenses, the provision for possible loan losses, the impact of federal and state income taxes, and the relative levels of interest rates and economic activity.

    For the year ended December 31, 1996, the Company recorded net income of $11.6 million, or $.79 per share, compared to net income of $10.4 million, or $.71 per share in 1995. The improvement in the results of operations in 1996 reflects a 2.2% increase in net interest income, a 10.7% increase in non-interest income, and a decrease of 3.0% in non-interest expenses. Each of these components are discussed in detail below.

   For the year ended December 31, 1995, the Company recorded net income of $10.4 million, or $.71 per share, compared to net income of $8.1 million, or $.56 per share in 1994. The improvement in the results of operations in 1995 was due to a 5.9% increase in net interest income and 7.6% decrease in non-interest expenses. Non-interest income was virtually the same as 1994.

   Net Interest Income. The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

   On a fully tax-equivalent basis, net interest income was $45.2 million in 1996, a 2.2% increase over 1995 net interest income of $44.3 million. Growth in net interest income in 1996 compared with that of 1995 was primarily the result of an 8.5% increase in average earning assets, partially offset by the effect of lower interest rates. The yield on earning assets was 8.06% in 1996, compared with 8.27% in 1995, due to a combination of lower interest rates on loans and a change in the mix of earning assets. Also note that a recovery of $700,000 in December 1995 was recorded as interest income, as required by the Financial Accounting Standards Board (FASB). During 1996, the average balance of interest-bearing liabilities increased $60.7 million, or 8.5%, over 1995 average balances. The average cost of these liabilities rose from 4.09% in 1995 to 4.19% in 1996 reflecting the increase in the higher cost of borrowing and consumer certificate categories. The Company's interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased by 31 basis points. This is due to the above mentioned recovery, as well as the Company's decision to expand the securities portfolio, financed by borrowings, repurchase agreements, and consumer certificates of deposit, to take advantage of a strong capital position. While these funding and investment actions increased net interest income, the net interest margin reflects the lower net interest spread on such transactions.

                                                                      [IBC logo]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)



   The following table presents the Company's average balances, net interest income, interest rate spread, and net interest margin for 1996, 1995, and 1994. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 35% in these years.


                                               1996                           1995                         1994
                                             INTEREST                       INTEREST                     INTEREST
                                   AVERAGE    EARNED/  AVERAGE   AVERAGE     EARNED/  AVERAGE   AVERAGE    EARNED/   AVERAGE
                                   BALANCE     PAID     YIELD    BALANCE      PAID     YIELD    BALANCE     PAID      YIELD
----------------------------------------------------------------------------------------------------------------------------
                                                           (Dollars In Thousands)
Interest-earning assets:
   Federal funds sold                $3,822      $208   5.44%     $16,666      $964     5.78%     $7,841       $330    4.21%
   Interest bearing deposits            127         7   5.51%         362        19     5.25%        563         21    3.73%
   Taxable securities               293,516    18,857   6.42%     251,588    15,900     6.32%    257,663     15,939    6.19%
   Non-taxable securities (1)         7,411       431   5.82%       6,479       385     5.94%      5,890        293    4.97%
   Loans, net of unearned
    discount (1)                    657,749    58,100   8.83%     612,481    56,138     9.17%    534,052     47,205    8.84%
----------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets   $962,625   $77,603   8.06%    $887,576   $73,406     8.27%   $806,009    $63,788    7.91%
----------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks           46,840                        44,027                         41,053
   Other assets                      15,574                        14,367                         17,637
----------------------------------------------------------------------------------------------------------------------------
     Total Assets                $1,025,039                      $945,970                       $864,699
============================================================================================================================
Interest-bearing liabilities
   Savings and NOW accounts        $257,294    $5,563   2.16%    $261,302    $5,760     2.20%   $290,719     $6,562    2.26%
   Money Market & Super NOW
    accounts                        105,706     2,944   2.79%     110,431     3,030     2.74%    119,347      2,944    2.47%
   Time deposits                    328,232    19,164   5.84%     292,206    17,252     5.90%    214,780     10,960    5.10%
   Federal funds purchased and
     assets sold under repurchase
     agreements                      23,418     1,284   5.48%      15,167       910     6.00%     14,417        603    4.18%
   Treasury tax and loan notes        3,115       139   4.46%       3,828       181     4.73%      3,617        122    3.37%
   Federal Home Loan Bank
     borrowings                      51,382     2,885   5.61%      24,384     1,531     6.28%      5,918        352    5.95%
   Subordinated capital notes         3,805       375   9.86%       4,898       479     9.78%      4,965        486    9.79%
----------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities                   $772,952   $32,354   4.19%    $712,216   $29,143     4.09%   $653,763    $22,029    3.37%
----------------------------------------------------------------------------------------------------------------------------
   Demand deposits                  161,475                       153,142                        141,533
   Other liabilities                 14,318                        12,628                          8,661
----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities              948,745                       877,986                        803,957
   Stockholders' equity              76,294                        67,984                         60,742
----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and
        Stockholders' Equity     $1,025,039                      $945,970                       $864,699
============================================================================================================================
Net Interest Income                           $45,249                       $44,263                         $41,759
                                              =======                       =======                         =======
Interest Rate Spread (2)                                3.87%                           4.18%                          4.54%
                                                        ====                            ====                           ====
Net Interest Margin (2)                                 4.70%                           4.99%                          5.18%
                                                        ====                            ====                           ====

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $392, $375 and $301 in 1996, 1995 and 1994, respectively.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

----------------------
INDEPENDENT BANK CORP.
======================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   The following table presents certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to changes in rate and changes in volume. Changes which are attributable to both volume and rate have been consistently allocated to change due to rate.



                                                         Year Ended December 31,
-----------------------------------------------------------------------------------------------------
                                           1996 Compared To 1995               1995 Compared To 1994
-----------------------------------------------------------------------------------------------------
                                      Change      Change                  Change      Change
                                      Due To      Due To       Total      Due To      Due To      Total
                                       Rate       Volume      Change       Rate       Volume     Change
-----------------------------------------------------------------------------------------------------
                                                               (In Thousands)
Income on interest-earning assets:
   Federal funds sold                 ($14)       ($742)      ($756)       $262        $372        $634
   Interest bearing deposits             -          (12)        (12)          6          (8)         (2)
   Taxable securities                  307        2,650       2,957         337        (376)        (39)
   Non-taxable securities (1)           (9)          55          46          63          29          92
   Loans, net of unearned
    discount (1)                    (2,189)       4,151       1,962       2,000       6,933       8,933
-------------------------------------------------------------------------------------------------------
   Total                           ($1,905)      $6,102      $4,197      $2,668      $6,950      $9,618
=======================================================================================================

Expense of interest-bearing
 liabilities:
   Savings and NOW accounts          ($109)        ($88)      ($197)      ($137)      ($665)       (802)
   Money Market and Super NOW
    accounts                            43         (129)        (86)        306        (220)         86
   Time deposits                      (214)       2,126       1,912       2,343       3,949       6,292
   Federal funds purchased and
     assets sold under repurchase
     agreements                       (121)         495         374         276          31         307
   Treasury tax and loan notes          (8)         (34)        (42)         52           7          59
   Federal Home Loan Bank
     borrowings                       (341)       1,695       1,354          80       1,099       1,179
   Subordinated capital notes            3         (107)       (104)          -          (7)         (7)
-------------------------------------------------------------------------------------------------------
   Total                             ($747)      $3,958      $3,211      $2,920      $4,194       7,114
=======================================================================================================
   Change in net interest income   ($1,158)      $2,144        $986       ($252)     $2,756      $2,504
=======================================================================================================

(1) Interest earned on non-taxable securities and loans is shown on a fully tax equivalent basis.

                                                                      [IBC logo]


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   Total interest income amounted to $77.6 million in 1996, an increase of $4.2 million, or 5.7%, over 1995. This was due primarily to a rise of $3.0 million, or 18.6%, in interest earned on taxable securities, attributable to a $41.9 million, or 16.7%, increase in the average balance of taxable securities outstanding, as well as a 10 basis point increase in the average yield earned on taxable securities. Interest earned on outstanding loans grew $2.0 million, or 3.5% due to a $45.3 million, or 7.4% increase in the average balance of loans outstanding, partially offset by a 34 basis point decline in the average yield on loans.

   Total interest expense for the year ended December 31, 1996 increased $3.2 million, or 11.0%, over 1995. The increase was primarily due to a higher balance of time deposit accounts. During 1996, the average balance of interest-bearing deposit accounts increased $27.3 million, or 4.1% and the average cost of interest bearing deposits rose 8 basis points. The average balance of borrowings amounted to $81.7 million in 1996, as compared to $48.3 million in 1995. This increase in the average outstanding balance represents a more frequent utilization of lower cost FHLB borrowings. The average cost of borrowings decreased by 69 basis points from the prior year reflecting market conditions.

   Total interest income amounted to $73.4 million in 1995, an increase of $9.6 million, or 15.1%, over 1994. This was due primarily to a rise of $8.9 million, or 18.9%, in interest earned on loans, attributable to a $78.4 million, or 14.7%, increase in the average balance of loans outstanding, as well as a 33 basis point increase in the average yield earned on loans. Interest earned on federal funds sold increased almost 200% due to higher average balances and increased yields. Total income from the securities portfolio was $53,000 higher than in 1994. A decline in the average balance of securities was offset by a slight increase in the yield earned on the portfolio.

   Total interest expense for the year ended December 31, 1995 increased $7.1 million, or 32.3%, over 1994. The increase was primarily due to a substantially higher balance of time deposit accounts. During 1995, the average balance of interest-bearing deposit accounts increased $39.1 million, or 6.3%. During the same period, the average cost of interest bearing deposits rose 64 basis points.

   Provision for Possible Loan Losses.The provision for possible loan losses represents the charge to expense that is required to fund the reserve for possible loan losses. Management's periodic evaluation of the adequacy of the reserve considers past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying collateral, if any, and current and prospective economic conditions. A substantial portion of the Company's loans are secured by real estate in Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in property values.

   The provision for loan losses increased in 1996 to $1.8 million, compared with $1.0 million in 1995, reflecting higher loan originations. For the year ended December 31, 1996, net loan charge-offs totaled $1.6 million, a decrease of $1.0 million from the prior year. As of December 31, 1996, the reserve for possible loan losses represented 1.76% of loans, net of unearned discount, as compared to 1.92% at December 31, 1995. Substantial improvement in the coverage of nonperforming loans was noted as the reserve for possible loan losses at December 31, 1996 represented 273.9% of nonperforming loans on that date, as compared to coverage of 229.3% at the prior year-end.

   For the year ended December 31, 1995, the provision for possible loan losses amounted to $1.0 million, an increase of $199,000 from the 1994 provision and net loan charge-offs totaled $2.6 million, which was the same as the prior year. At December 31, 1995, the reserve balance represented 1.92% of loans, net of unearned discount, as compared to 2.32% in 1994. The coverage of non performing loans at December 31, 1995 improved to 229.3%, as compared to 174.5% at the prior year-end.

   The provision for loan losses is based upon management's evaluation of the level of the reserve for possible loan losses required in relation to the estimate of loss exposure in the loan portfolio. An analysis of individual loans and the overall risk characteristics and size of the different loan portfolios is conducted on an ongoing basis. This managerial evaluation is reviewed periodically by the Company's independent public accountants as well as by a third-party loan review consultant. As adjustments are identified, they are reported in the earnings of the period in which they become known.

----------------------
INDEPENDENT BANK CORP.
======================


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)



   Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. The Company was most recently examined by Federal Reserve regulators in the first quarter of 1996 and the Bank was most recently examined by the Commonwealth of Massachusetts, Division of Banks, in the second quarter of 1996. No additional provision for possible loan losses was required as a result of these examinations.

   Non-Interest Income. The following table sets forth information regarding non-interest income for the periods shown.

Years Ended December 31,         1996     1995      1994
---------------------------------------------------------
                                (In Thousands)
Service charges on deposit
    accounts                  $ 5,829   $ 5,648   $ 5,709
Trust and financial services
    income                      2,790     2,424     2,151
Mortgage banking income         2,776     2,243     2,046
Other non-interest income       1,314     1,165     1,564
---------------------------------------------------------
   TOTAL                      $12,709   $11,480   $11,470
==========================================================

   Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $12.7 million in 1996.

   Service charges on deposit accounts, which represents approximately one half of non-interest income, increased from $5.6 million in 1995 to $5.8 million in 1996.

   Trust and Financial Services revenue increased by 15.1% to $2.8 million compared to $2.4 in 1995. This improvement is due to an increase in funds under management and a strong securities market.

   Mortgage banking income increased to $2.8 million in 1996, up from $2.2 million in 1995. This increase represents strong commercial and residential mortgage origination activity, in addition to an impact of $360,000 due to the adoption of SFAS No. 122 as of January 1, 1996. The Company's mortgage banking revenue consists primarily of application fees and points related to sold loans, servicing income, and losses on the sale of loans originated for sale. Residential mortgage loans are originated as necessary to meet consumer demand. Sales of such loans in the secondary market are managed by the Bank to maintain acceptable levels of interest rate sensitivity. Such sales generate a gain or loss at the time of sale, produce future servicing income, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining servicing, or the responsibility for collecting and remitting loan payments, inspecting properties, and making certain insurance and tax payments on behalf of the borrowers. The Bank receives a fee for performing these services.

   For the year ended December 31, 1995, total non-interest income amounted to $11.5 million, virtually unchanged from 1994. Service charges on deposit accounts declined slightly from $5.7 million in 1994 to $5.6 million in 1995. This is attributed to an increase in the credit applied against customer service charges based on U. S. Treasury Bill rates which were slightly higher than 1994. The Trust and Financial Services Division generated revenues of $2.4 million in 1995 compared with $2.2 million in 1994. This increased revenue is primarily attributed to the first full year of operating the trust satellite office located in Attleboro and an increase in managed assets. Mortgage banking income increased to $2.2 million in 1995, up from $2.0 million in 1994. Other non-interest income for 1995 declined $399,000 from 1994 primarily due to lower data processing fees and miscellaneous other income.

                                                                      [IBC logo]


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


   Non-Interest Expense. The following table sets forth information regarding non-interest expense for the periods shown.

Years Ended December 31,           1996         1995         1994
-----------------------------------------------------------------
                                           (In Thousands)
Salaries and employee
  benefits                      $21,083      $22,143      $20,802
Occupancy expenses                3,289        3,458        4,726
Equipment expenses                2,405        2,335        2,005
Advertising                         838          710          814
Legal fees - loan collection        765          681        1,610
Legal fees - other                  452          381          320
FDIC assessment                      43        1,070        1,863
OREO expenses                       137          599        1,182
OREO write-downs                      -          152          929
Data processing facilities
 management                       1,908           --           --
Other non-interest expenses       7,146        7,723        8,230
-----------------------------------------------------------------
TOTAL                           $38,066      $39,252      $42,481
=================================================================

   Non-interest expenses decreased by 3.0% to $38.1 million in 1996, compared with $39.3 million in 1995.

   Salaries and employee benefits decreased 4.8% to $21.1 million in 1996, compared with $22.1 million in 1995, due to the transfer of sixty-nine employees to our third party data processing provider, as a result of a facilities management agreement. Deposit insurance expense decreased $1.0 million, or 96.0% in 1996 compared with the prior year, due to the FDIC's declaration of a premium moratorium. The Bank currently is assessed the lowest FDIC insurance premium rate as a result of its strong financial condition. OREO-related expenses decreased $614,000, or 81.8% in 1996, compared with the prior year, due to continued improvement in the level of foreclosed properties. Other non-interest expense decreased 7.5% to $7.1 million in 1996, compared with $7.7 million in 1995.

   For the year ended December 31, 1995, non-interest expenses decreased by 7.6% to $39.3, compared with $42.5 in 1994. Salaries and employee benefits increased $1.3 million, or 6.4%, due to merit increases, higher funding of the 401(k) and the performance-based incentive compensation plans, and a rise in medical insurance premiums and pension costs. Occupancy expenses decreased by $1.3 million, or 26.8%, due to write-downs in 1994 related to facility consolidations and renovations. Equipment expenses increased $330,000, or 16.5% due to an increase in equipment rental charges. Legal fees, related to loan collections, decreased $929,000, or 57.7% due to the declining portfolio of troubled loans. The FDIC insurance premium decreased $793,000, or 42.6% due to a reduced risk-based assessment and a refund from the Bank Insurance Fund. OREO-related expenses decreased by 64.4%, due to a low level of foreclosed properties. Other non-interest expenses decreased by 6.2% to $7.7 million in 1995, compared with $8.2 million in 1994, despite the recording of $439,000 of expenses related to the write down of certain data processing software.

   Income Taxes. For the years ended December 31, 1996, 1995, and 1994, the Company recorded combined federal and state income tax provisions of $6,153,000, $4,729,000, and $1,533,000, respectively. These provisions reflect effective income tax rates of 34.7%, 31.3%, and 15.9% in 1996, 1995, and 1994, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to certain non-taxable investments and dividends and to benefits recorded in these years in compliance with Statement of Financial Standards (SFAS) No. 109. These benefits, which amounted to $101,000, $1.6 million, and $2.6 million in 1996, 1995, and 1994, respectively, reduced the valuation allowance which had been established prior to 1993 due to the uncertainty of the realizability of the Company's net deferred tax asset at that time.

   The tax effects of all income and expense transactions are recognized by the Company in each year's consolidated statements of income regardless of the year in which the transactions are reported for income tax purposes.

----------------------
INDEPENDENT BANK CORP.
======================


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


                           ASSET/LIABILITY MANAGEMENT

   The Bank's asset/liability management process monitors and manages, among other things, the interest rate sensitivity of the balance sheet, the composition of the securities portfolio, funding needs and sources, and the liquidity position. All of these factors, as well as projected asset growth, current and potential pricing actions, competitive influences, national monetary and fiscal policy, and the regional economic environment are considered in the asset/liability management process.

   The Asset/Liability Management Committee, whose members comprise the Bank's senior management, develops procedures, consistent with policies established by the Board of Directors, which monitor and coordinate the Company's interest rate sensitivity and the sources, uses, and pricing of funds. Interest rate sensitivity refers to the Company's exposure to fluctuations in interest rates and its effect on earnings. If assets and liabilities do not reprice simultaneously and in equal volume, the potential for interest rate exposure exists. It is management's objective to maintain stability in the growth of net interest income through the maintenance of an appropriate mix of interest-earning assets and interest-bearing liabilities and, when necessary, within prudent limits, through the use of off-balance sheet hedging instruments such as interest rate swaps. The Committee employs simulation analyses in an attempt to quantify, evaluate and manage the impact of changes in interest rates on the Bank's net interest income. In addition, the Company engages an independent consultant to render advice with respect to asset and liability management strategy.

   The Bank has implemented a funding strategy in an effort to maintain a low average cost of funds. Accordingly, management utilizes strategies that include FHLB advances and repurchase agreements. These non-deposit funds are also viewed as a contingent source of liquidity and, when profitable lending and investment opportunities exist, access to such funds provides a means to fund growth.

   At December 31, 1996, approximately 43.7% of the Company's total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the Company's cumulative hedged gap was a negative $80.6 million, or 7.4% of total assets.

   The Company has utilized interest rate swap agreements as hedging instruments against stable or declining interest rates. An interest rate swap is an agreement whereby one party agrees to pay a floating rate of interest on a notional principal amount in exchange for receiving a fixed rate of interest on the same notional amount for a predetermined period of time from a second party. The assets relating to the notional principal amount are not actually exchanged.

   The Bank had entered into interest rate swap agreements with a total notional value of $90 million at December 31, 1996. These swaps were arranged through a large international financial institution and have initial maturities ranging from three to five years. The Bank receives fixed rate payments and pays a variable rate of interest tied to 3-month LIBOR. At December 31, 1996, the weighted average fixed payment rate was 5.87% and the weighted average rate of the variable interest payments was 5.50%. As a result of these interest rate swaps, the Bank realized net interest income of $.2 million, net interest expense of $.4 million and net interest income of $1.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

   Rockland also purchased two 2-year interest rate caps with a total notional value of $70 million in May 1995. The caps will pay the Bank the difference between LIBOR and the cap level if LIBOR exceeds the cap level (7.00% and 6.50%) at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Bank.

   The following table presents the expected maturities or repricing opportunities of interest-earning assets and interest-bearing liabilities at December 31, 1996 based on the information and the assumptions set forth in the notes below.

                                                                      [IBC logo]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)



                                                           Amounts Maturing or Repricing
-----------------------------------------------------------------------------------------------------
                                              Within          Over Three
                                               Three           To Twelve       Over One
                                              Months            Months           Year            Total
-----------------------------------------------------------------------------------------------------
Interest-earning assets (1):
   Federal funds sold                          $650                 -                 -           $650
   Securities                                44,535            62,143           218,222        324,900
   Loans - fixed rate (2)                    41,472            83,912           259,403        384,787
   Loans - floating rate (2)                193,790            50,809            61,558        306,157
-----------------------------------------------------------------------------------------------------
Total interest-earning assets               280,447           196,864           539,183      1,016,494
-----------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings and NOW accounts (3)              56,096                 -           201,723        257,819
   Money Market and Super NOW
    accounts (3)                             95,752                 -            11,332        107,084
   Time certificates of deposit
    over $100,000                            20,284            14,755            10,827         45,866
   Other time deposits                       48,938           170,946           111,032        330,916
   Borrowings                                33,136            48,000                 -         81,136
-----------------------------------------------------------------------------------------------------
Total interest-bearing liabilities          254,206           233,701           334,914        822,821
-----------------------------------------------------------------------------------------------------
Net interest sensitivity gap during
 the period                                  26,241           (36,837)          204,269        193,673
=====================================================================================================
Cumulative gap                               26,241           (10,596)          193,673        193,673
-----------------------------------------------------------------------------------------------------
Effect of hedging activities                (90,000)           20,000            70,000              -
=====================================================================================================
Cumulative hedged gap                      ($63,759)         ($80,596)         $193,673       $193,673
=====================================================================================================
Interest-earning assets as a percent of
  interest-bearing liabilities
  (cumulative)                              110.32%            97.83%           123.54%         123.54%
Interest-earning assets as a percent of
   total assets (cumulative)                 25.66%            43.68%            93.02%          93.02%
Ratio of unhedged gap to total assets         2.40%            (3.37%)           18.69%          17.72%
Ratio of cumulative unhedged gap to
   total assets                               2.40%            (0.97%)          17.72%           17.72%
Ratio of hedged gap to total assets          (5.83%)           (1.54%)           25.10%          17.72%
Ratio of cumulative hedged gap to
   total assets                              (5.83%)           (7.38%)           17.72%          17.72%

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2) Balances have been reduced for nonperforming loans which amounted to $4.5 million at the same date.

(3) Although the Bank's regular savings accounts generally are subject to immediate withdrawal, management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.

----------------------
INDEPENDENT BANK CORP.
======================


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


                                    LIQUIDITY


   Liquidity, as it pertains to the Company, is the ability to generate cash in the most economical way for the institution to meet its ongoing obligations to pay deposit withdrawals and to fund loan commitments. The Company's primary sources of funds are deposits, borrowings, and the amortization, prepayment, and maturities of loans and investments.

   The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, NOW and Super NOW accounts, savings accounts, and money market accounts. Deposit levels are influenced by interest rates, economic conditions, and competitive factors. The Bank has also established five repurchase agreements with major brokerage firms as potential sources of liquidity. At December 31, 1996, the Company had no repurchase agreements outstanding. In addition, as a member of the Federal Home Loan Bank, Rockland has access to approximately $400 million of borrowing capacity. On December 31, 1996, the Company had $78 million outstanding in FHLB borrowings, with initial maturities of 2 to 9 months.

   The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Parent Company's assets include its investment in the Bank, $1.0 million of other investments, and $1.3 million of goodwill. The Parent Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Parent Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The Parent Company is directly reimbursed by the Bank for virtually all such expenses.

   The Company actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Company will maintain adequate levels of available funds. At December 31, 1996, the Company's liquidity position was well above policy guidelines.

                                CAPITAL RESOURCES

   The Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation
(FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1996, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital.

   An additional requirement of 4.0% Tier 1 leverage capital is mandated. On December 31, 1996, the Tier 1 leverage capital ratio for the Company and the Bank was 7.35% and 7.23%, respectively.

   Capital ratios of the Company and the Bank are shown below for the last two year-ends.

December 31,                                1996       1995
------------------------------------------------------------
The Company
  Tier 1 leverage capital ratio             7.35%      7.24%
  Tier 1 risk-based capital ratio          10.89%     10.67%
  Total risk-based capital ratio           12.15%     11.92%
The Bank
  Tier 1 leverage capital ratio             7.23%      7.13%
  Tier 1 risk-based capital ratio          10.73%     10.54%
  Total risk-based capital ratio           11.99%     11.80%

                                                                      [IBC logo]


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


                                    DIVIDENDS


   The Company declared cash dividends of $.25 per share in 1996. This is an increase of $.07 per share compared to the 1995 cash dividend of $.18 per share. The 1996 ratio of dividends paid to earnings was 31.7%.

   Payment of dividends by the Company on its common stock is subject to various regulatory restrictions. The Company is regulated by the Federal Reserve Bank and, as such, is subject to its regulations and guidelines along with the corporate laws of Massachusetts with respect to the payment of dividends. Since substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend on the earnings of the Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and such matters as the Board of Directors deems appropriate. Management believes that the Bank will continue to generate adequate earnings to continue to pay dividends.

                     IMPACT OF INFLATION AND CHANGING PRICES

   The consolidated financial statements and related notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

   The financial nature of the Company's consolidated financial statements is more clearly affected by changes in interest rates than by inflation. Interest rates do not necessarily fluctuate in the same direction or in the same magnitude as the prices of goods and services. However, inflation does affect the Company because, as prices increase, the money supply grows and interest rates are affected by inflationary expectations. The impact on the Company is a noted increase in the size of loan requests with resulting growth in total assets. In addition, operating expenses may increase without a corresponding increase in productivity. There is no precise method, however, to measure the effects of inflation on the Company's consolidated financial statements. Accordingly, any examination or analysis of the financial statements should take into consideration the possible effects of inflation.

----------------------
INDEPENDENT BANK CORP.
======================


                                     CONSOLIDATED BALANCE SHEET



DECEMBER 31,                                                                  1996         1995
------------------------------------------------------------------------------------------------------
                                                                          (Dollars In Thousands)
ASSETS
  CASH AND DUE FROM BANKS                                                 $   52,836    $ 67,354
  FEDERAL FUNDS SOLD                                                             650      13,000
  INTEREST BEARING DEPOSITS                                                       --         296
  SECURITIES AVAILABLE FOR SALE (Notes 1 and 3)                               26,449      32,628
  SECURITIES HELD TO MATURITY (Notes 1 and 3)
      (fair value $288,932 and $227,409)                                     290,894     226,896
  FEDERAL HOME LOAN BANK STOCK (Note 6)                                        7,558       3,462
  LOANS, NET OF UNEARNED DISCOUNT (Notes 1 and 4)                            695,406     628,141
       LESS: RESERVE FOR POSSIBLE LOAN LOSSES                                (12,221)    (12,088)
--------------------------------------------------------------------------------------------------
      Net Loans                                                              683,185     616,053
--------------------------------------------------------------------------------------------------
  BANK PREMISES AND EQUIPMENT (Notes 1 and 5)                                 10,642       8,903
  OTHER REAL ESTATE OWNED (Note 1)                                               271         638
  OTHER ASSETS (Notes 1 and 8)                                                20,308      18,359
--------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                         $1,092,793    $987,589
==================================================================================================

LIABILITIES
-----------
  DEPOSITS
    Demand Deposits                                                       $  176,887    $166,453
    Savings and NOW Accounts                                                 257,819     259,729
    Money Market and Super NOW Accounts                                      107,084     123,659
    Time Certificates of Deposit over $100,000                                45,866      30,086
    Other Time Deposits                                                      330,916     291,158
--------------------------------------------------------------------------------------------------
      Total Deposits                                                         918,572     871,085
--------------------------------------------------------------------------------------------------
  FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER
      REPURCHASE AGREEMENTS (Notes 3 and 6)                                      840       4,060
  TREASURY TAX AND LOAN NOTES (Notes 3 and 6)                                  2,296       4,031
  FEDERAL HOME LOAN BANK BORROWINGS (Note 6)                                  78,000      20,000
  OTHER LIABILITIES                                                           11,975      10,998
  SUBORDINATED CAPITAL NOTES (Note 7)                                             --       4,843
--------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                    1,011,683     915,017
--------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (Notes 1 and 11)
  Preferred Stock, $.01 par value.  Authorized: 1,000,000 Shares
      Outstanding: No Shares in 1996 or 1995                                      --          --
  Common Stock, $.01 par value.  Authorized: 30,000,000 Shares
      Outstanding: 14,604,501 Shares in 1996 and
               14,507,925 Shares in 1995                                         146         145
  Surplus                                                                     44,433      43,777
  Retained Earnings                                                           36,666      28,710
  Unrealized Loss on Securities Available For Sale, Net of Tax (Note 3)         (135)        (60)
--------------------------------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY                                               81,110      72,572
--------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $1,092,793    $987,589
==================================================================================================

        The accompanying notes are an integral part of these consolidated financial statements.

                                                                      [IBC logo]

                        CONSOLIDATED STATEMENT OF INCOME



YEARS ENDED DECEMBER 31,                                           1996            1995           1994
------------------------------------------------------------------------------------------------------
                                                (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME
   Interest on Loans (Notes 1 and 4)                           $57,842          $55,870        $46,981
   Interest and Dividends on Securities (Note 3)                19,154           16,178         16,155
   Interest on Federal Funds Sold and Repurchase Agreements        208              964            330
   Interest on Interest Bearing Deposits                             7               19             21
------------------------------------------------------------------------------------------------------
      Total Interest Income                                     77,211           73,031         63,487
------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on Deposits                                         27,670           26,042         20,467
   Interest on Borrowings (Notes 1 and 6)                        4,310            2,623          1,076
   Interest on Subordinated Capital Notes (Note 7)                 374              478            486
------------------------------------------------------------------------------------------------------
      Total Interest Expense                                    32,354           29,143         22,029
------------------------------------------------------------------------------------------------------
      Net Interest Income                                       44,857           43,888         41,458
------------------------------------------------------------------------------------------------------
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 1 and 4)               1,750            1,000            801
------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision For Possible
       Loan Losses                                              43,107           42,888         40,657
------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
   Service Charges on Deposit Accounts                           5,829            5,648          5,709
   Trust and Financial Services Income                           2,790            2,424          2,151
   Mortgage Banking Income                                       2,776            2,243          2,046
   Other Non-Interest Income                                     1,314            1,165          1,564
------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                 12,709           11,480         11,470
------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
   Salaries and Employee Benefits (Note 9)                      21,083           22,143         20,802
   Occupancy Expenses (Notes 5 and 12)                           3,289            3,458          4,726
   Equipment Expenses                                            2,405            2,335          2,005
   Other Non-Interest Expenses (Note 10)                        11,289           11,316         14,948
------------------------------------------------------------------------------------------------------
      Total Non-Interest Expenses                               38,066           39,252         42,481
------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                      17,750           15,116          9,646
PROVISION FOR INCOME TAXES (Notes 1 and 8)                       6,153            4,729          1,533
------------------------------------------------------------------------------------------------------
NET INCOME                                                     $11,597          $10,387         $8,113
======================================================================================================
NET INCOME PER SHARE                                             $0.79            $0.71          $0.56
======================================================================================================
Weighted average common and common equivalent shares
  outstanding (Notes 1 and 11)                              14,751,324       14,631,493     14,415,443
======================================================================================================

        The accompanying notes are an integral part of these consolidated financial statements.

----------------------
INDEPENDENT BANK CORP.
======================


                             CONSOLIDATED STATEMENT
                             OF STOCKHOLDERS' EQUITY


                                                                                             UNREALIZED LOSS
                                                           COMMON                  RETAINED   ON SECURITIES
                                                           STOCK       SURPLUS     EARNINGS  AVAIL. FOR SALE   TOTAL
----------------------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)
BALANCE, DECEMBER 31, 1993                                 $   144       $43,269     $13,972       $ --        $57,385
-----------------------------------------------------------------------------------------------------------------------
   Cumulative Effect of Adoption of SFAS No. 115,
     Net of Tax (Notes 1 and 3)                                                                     (44)           (44)
   Net Income                                                                          8,113                     8,113
   Cash Dividends Declared ($.08 per share)                                           (1,154)                   (1,154)
   Proceeds From Exercise of Stock Options (Note 11)                          39                                    39
   Common Stock Sold Under Dividend Reinvestment
     and Stock Purchase Plan (Note 11)                                        73                                    73
   Change in Unrealized Loss on Securities Available For
     Sale, Net of Tax (Note 3)                                                                     (210)          (210)
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                     144        43,381      20,931       (254)        64,202
-----------------------------------------------------------------------------------------------------------------------
   Net Income                                                                         10,387                    10,387
   Cash Dividends Declared ($.18 per share)                                           (2,608)                   (2,608)
   Proceeds From Exercise of Stock Options (Note 11)                          44                                    44
   Common Stock Sold Under Dividend Reinvestment
     and Stock Purchase Plan (Note 11)                           1           352                                   353
   Change in Unrealized Loss on Securities Available For
     Sale, Net of Tax (Note 3)                                                                      194            194
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                     145        43,777      28,710        (60)        72,572
-----------------------------------------------------------------------------------------------------------------------
   Net Income                                                                         11,597                    11,597
   Cash Dividends Declared ($.25 per share)                                           (3,641)                   (3,641)
   Proceeds From Exercise of Stock Options (Note 11)                         105                                   105
   Tax Benefit on Stock Option Exercises                                      54                                    54
   Common Stock Sold Under Dividend Reinvestment
     and Stock Purchase Plan (Note 11)                           1           497                                   498
   Change in Unrealized Loss on Securities Available
     For Sale, Net of Tax (Note 3)                                                                  (75)           (75)
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                 $   146       $44,433     $36,666      ($135)       $81,110
=======================================================================================================================

        The accompanying notes are an integral part of these consolidated financial statements.

                                                                      [IBC logo]

                                CONSOLIDATED STATEMENT OF CASH FLOWS



YEARS ENDED DECEMBER 31,                                          1996            1995           1994
--------------------------------------------------------------------------------------------------------
                                                                               (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                    $11,597          $10,387         $8,113
   ADJUSTMENTS TO RECONCILE NET INCOME TO
    NET CASH PROVIDED FROM OPERATING ACTIVITIES:
    Depreciation and amortization                                  3,067            3,214          5,406
    Provision for possible loan losses                             1,750            1,000            801
    Deferred (Prepaid) income taxes                                2,044               55         (2,013)
    Loans originated for resale                                  (41,108)         (47,472)       (30,148)
    Proceeds from mortgage loan sales                             41,108           47,490         30,177
    Gain on sale of mortgages                                          -              (18)           (29)
    Gain recorded from mortgage servicing rights (FAS 122)          (401)               -              -
    Other Real Estate Owned write-downs                                -              153            929
    Changes in assets and liabilities:
     Decrease (increase) in other assets                          (2,208)             100          4,271
     Increase (decrease) in other liabilities                       (789)           2,736          2,382
--------------------------------------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                                  3,463            7,258         11,776
--------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED FROM OPERATING ACTIVITIES                   15,060           17,645         19,889
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net decrease in Interest Bearing Deposits                        296              206            200
    Proceeds from maturities of Securities Held to Maturity       73,661           52,511         53,036
    Proceeds from maturities of Securities Available For Sale      5,964              485            797
    Purchase of Securities Held to Maturity                     (138,710)         (51,917)       (49,565)
    Purchase of Federal Home Loan Bank Stock                      (4,096)            (362)        (3,100)
    Net increase in Loans                                        (69,335)         (42,178)      (113,720)
    Proceeds from sale of Other Real Estate Owned                    968            3,953          8,289
    Investment in Bank Premises and Equipment                     (3,678)          (3,536)        (2,480)
    Premium Paid for Plymouth Fed deposits & Pawtucket
      Trust assets                                                     -                -         (1,923)
--------------------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                       (134,930)         (40,838)      (108,466)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Acquired Deposits                                                  -                -         21,574
    Net increase in Time Deposits                                 55,538           80,736         21,618
    Net increase (decrease) in Other Deposits                     (8,051)          (6,263)        10,035
    Net increase (decrease) in Federal Funds Purchased
     and Assets Sold Under Repurchase Agreements                  (3,220)         (22,525)        14,657
    Net increase (decrease) in Federal Home Loan
     Bank Borrowings                                              58,000           (5,000)        25,000
    Net increase (decrease) in Treasury Tax & Loan Notes          (1,735)             229         (3,148)
    Repayment of Capital Notes                                    (4,843)            (122)             -
    Proceeds from stock issuance                                     657              397            112
    Dividends Paid                                                (3,344)          (2,460)          (576)
--------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED FROM FINANCING ACTIVITIES                   93,002           44,992         89,272
--------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (26,868)          21,799            695
--------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR        80,354           58,555         57,860
--------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR             $53,486          $80,354        $58,555
--------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest                                                     $31,497          $28,862        $21,398
    Income taxes                                                   5,978            3,999          2,359
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
    OREO Properties Acquired                                         601              878          4,200
    Securities transferred to Securities Available For Sale            -           28,619              -

DISCLOSURE OF ACCOUNTING POLICY:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for up to two week periods.

        The accompanying notes are an integral part of these consolidated financial statements.

----------------------
INDEPENDENT BANK CORP.
======================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

BASIS OF PRESENTATION

   The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the Company) and its wholly-owned subsidiary, Rockland Trust Company (Rockland or the Bank). All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

NATURE OF OPERATIONS

   Independent Bank Corp. is a one-bank holding company whose primary asset is its investment in Rockland Trust Company. Rockland is a state-chartered commercial bank which operates 33 banking offices in southeastern Massachusetts. The Company's primary source of income is from providing loans to individuals and small-to-medium-sized businesses in its market area.

USES OF ESTIMATES IN THE PREPARATION
OF FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from these estimates.

SECURITIES

   On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values.

   When securities are purchased, they are classified as securities held to maturity if it is management's intent and ability to hold them until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, both computed by the effective yield method. If it is management's intent at the time of purchase not to hold the securities to maturity, these securities are classified as securities available for sale and are carried at fair value with unrealized gains and losses reported, net of the related tax effect, as a separate component of stockholders' equity. When securities are sold, the adjusted cost of the specific security sold is used to compute gain or loss on the sale. There were no sales of securities in 1996, 1995, or 1994.

LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

   Loans are stated at their principal balance outstanding. Interest income for commercial, real estate, and consumer loans is accrued based upon the daily principal amount outstanding except for loans on nonaccrual status. Interest income on installment loans is generally recorded based upon the level-yield method.

   Interest accruals are generally suspended on commercial or real estate loans more than 90 days past due with respect to principal or interest. When a loan is placed on nonaccrual status all previously accrued and uncollected interest is reversed against current income. Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectibility of principal is no longer considered doubtful.

   Loan fees net of certain direct origination costs are deferred and amortized into interest income over the expected term of the loan using the level-yield method.

   The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors For Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of the expected future cash flows discounted at the loan's original effective interest rate or the collateral value. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

   The Company had previously determined the adequacy of the reserve for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision for possible loan losses was required as of January 1, 1995.

   The reserve for possible loan losses is funded by periodic charges against expense and is maintained at a level that management considers adequate to provide for potential loan losses based upon an evaluation of known and inherent risks in the loan portfolio. The reserve is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the current period. When a loan, or any portion thereof, is considered to be uncollectible, it is charged against the reserve for possible loan losses. Subsequent recoveries are credited to the reserve.

BANK PREMISES AND EQUIPMENT

   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of

                                                                      [IBC logo]


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

OTHER REAL ESTATE OWNED

   Other real estate owned (OREO) is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure. OREO is carried at the lower of the related loan's remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. The carrying value of other real estate owned is reviewed periodically. Subsequent declines in value are charged to other non-interest expense.

INTANGIBLE ASSETS

   In connection with the acquisition of Middleborough Trust Company in January 1986, the Company allocated $2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20 year period using the straight-line method. The balance at December 31, 1996 is $1,328,500.

   In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May 1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15 year period using the straight-line method. The balance at December 31, 1996 is $1,563,000.

   The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are recoverable from projected undiscounted net cash flows of the related acquired entity.

INCOME TAXES

   The Company records income taxes using the liability method of accounting for income taxes pursuant to SFAS No. 109, "Accounting For Income Taxes." Under this method, deferred taxes are determined based upon the difference between the financial statement and the tax bases of the assets and liabilities using the statutory tax rates in effect in the years in which these differences are expected to be settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

TRUST AND FINANCIAL SERVICES

   Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, as such assets are not assets of the Company. Trust and Financial Services income is recorded on the cash basis, the results of which approximate the accrual basis of accounting for such fees.

NET INCOME PER SHARE

   Income per share amounts are based on the weighted average number of common and common equivalent shares outstanding each year.

OFF-BALANCE SHEET AGREEMENTS

   The Bank has utilized interest rate swap agreements, caps, or floors as hedging instruments for asset and liability management purposes. As such, these instruments are accounted for under the accrual method. Income received from the fixed rate payments and interest paid under variable rate obligations is recorded on a net basis as interest income on loans. Gains or losses on the sale of swap agreements are deferred and amortized into interest income over the remainder of the original term of the swap.

MORTGAGE SERVICING RIGHTS

   On January 1, 1996, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a bank recognize the rights to service mortgage loans for others, regardless of the manner in which the servicing rights are acquired, as separate assets when the related loans are sold and the servicing rights are retained. The amount capitalized is based on an allocation of the total cost of the mortgage loans to the mortgage servicing rights and the loan (without the mortgage servicing rights) based on their relative fair values. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. The carrying value of capitalized mortgage servicing rights as of December 31, 1996 was $360,000.

   In 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities," which superseded SFAS No. 122 without changing its major provisions and SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which become effective for transactions occurring after December 31, 1996.

   Under these new statements, transfers of financial assets in which the Bank surrenders control over those financial assets shall be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Each time the Bank undertakes an obligation to service financial assets it shall recognize either a servicing asset or a servicing liability for that contract, unless it securitizes the assets, retains all of the resulting securities, and classifies them as debt securities held-to-maturity. The implementation of these statements is not expected to have a material effect on the Company's results of operations or financial condition.

----------------------
INDEPENDENT BANK CORP.
======================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



STOCK-BASED COMPENSATION

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the stock.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized on the balance sheet. In cases where quoted market values are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

   The carrying amount reported on the balance sheet for cash, federal funds sold, and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The following table reflects the book and fair values of financial instruments, including on balance sheet and off balance sheet instruments as of December 31, 1996 and 1995.



                                                      1996                     1995
-----------------------------------------------------------------------------------------------------
                                                BOOK        FAIR        BOOK        FAIR
                                                VALUE       VALUE       VALUE       VALUE
-----------------------------------------------------------------------------------------------------
FINANCIAL ASSETS                                  (In Thousands)           (In Thousands)
Cash and Due From Banks                        $52,836     $52,836      $67,354      $67,354    (a)
Federal Funds Sold                                 650         650       13,000       13,000    (a)
Interest Bearing Deposits                            -           -          296          296    (a)
Securities Held To Maturity                    290,894     288,932      226,896      227,409    (b)
Securities Available For Sale                   26,449      26,449       32,628       32,628    (b)
Federal Home Loan Bank Stock                     7,558       7,558        3,462        3,462    (c)
Net Loans                                      683,185     683,749      616,053      615,772    (d)
Originated Mortgage Servicing Rights               360         360            -            -    (f)

FINANCIAL LIABILITIES
Demand Deposits                                176,887     176,887      166,453      166,453    (e)
Savings and Now Accounts                       257,819     257,819      259,729      259,729    (e)
Money Market and Super NOW Accounts            107,084     107,084      123,659      123,659    (e)
Time Deposits                                  376,782     375,556      321,244     319,886     (f)
Federal Funds Purchased and Assets
   Sold Under Repurchase Agreements                840         840        4,060        4,060    (a)
Treasury Tax and Loan Notes                      2,296       2,296        4,031        4,031    (a)
Federal Home Loan Bank Borrowings               78,000      78,094       20,000       20,079    (f)
Subordinated Capital Notes                           -           -        4,843        5,026    (f)

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby Letters of Credit                            -          16            -           17    (g)
Commitments to Extend Credit                         -           -            -            -    (a)
Interest Rate Swap Agreements                        -         101            -          481    (b)
Interest Rate Caps                                   -           -            -          500    (b)

                                                                      [IBC logo]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(a) Book value approximates fair value due to short term nature of these instruments.

(b) Fair value was determined based on market prices or dealer quotes.

(c) Federal Home Loan Bank stock is redeemable at cost

(d) The fair value of loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

(e) Fair value is presented as equaling book value. SFAS No. 107 requires that deposits which can be withdrawn without penalty at any time be presented at such amount without regard to the inherent value of such deposits and the Bank's relationship with such depositors.

(f) The fair value of these instruments was estimated by discounting anticipated future cash payments using rates currently available for instruments with similar remaining maturities.

(g) The fair value of these instruments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of customers.


(3) SECURITIES

   The amortized cost, gross unrealized gains and losses, and fair value of securities held to maturity at December 31, 1996 and 1995 were as follows:


                                                           1996                                 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                   Gross       Gross                                 Gross      Gross
                                     Amortized  Unrealized  Unrealized   Fair         Amortized   Unrealized  Unrealized   Fair
                                        Cost       Gains      Losses     Value           Cost        Gains      Losses     Value
----------------------------------------------------------------------------------------------------------------------------------
                                                      (In Thousands)                                 (In Thousands)
   U.S. Treasury and U.S.
      Government Agency Securities    $71,104       $153    ($1,292)     $69,965         $73,484      $559     ($789)     $73,254
   Mortgage-Backed Securities         193,854      1,005     (1,699)     193,160         128,361     1,377      (749)     128,989
   Collateralized Mortgage
      Obligations                      19,526         21       (152)      19,395          17,473       152       (54)      17,571
   State, County, and Municipal
      Securities                        5,410         10         (8)       5,412           6,578        20        (3)       6,595
   Other Securities                     1,000          -          -        1,000           1,000         -         -        1,000
----------------------------------------------------------------------------------------------------------------------------------
   Total                             $290,894     $1,189    ($3,151)    $288,932        $226,896    $2,108   ($1,595)    $227,409
==================================================================================================================================

----------------------
INDEPENDENT BANK CORP.
======================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


   The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale at December 31, 1996 and 1995 were as follows:

                                                           1996                                     1995
-----------------------------------------------------------------------------------------------------------------------------
                                                   Gross       Gross                              Gross     Gross
                                     Amortized   Unrealized  Unrealized   Fair     Amortized   Unrealized  Unrealized   Fair
                                       Cost        Gains       Losses     Value      Cost         Gains     Losses      Value
-----------------------------------------------------------------------------------------------------------------------------
                                                       (In Thousands)                    (In Thousands)

Mortgage-Backed Securities             $24,992         -       ($196)    $24,796    $29,751      $38       ($113)   $29,676
Collateralized Mortgage Obligations      1,661         -          (8)      1,653      2,968        -         (16)     2,952
-----------------------------------------------------------------------------------------------------------------------------
   Total                               $26,653         -       ($204)    $26,449    $32,719      $38       ($129)   $32,628
=============================================================================================================================

   Securities totalling $28,619,000 were reclassified from held to maturity to available for sale in December 1995 in accordance with the "FASB Special Report, A Guide to the Implementation of Statement 115." On the date of transfer, the net unrealized loss on these securities was $31,312.

   A schedule of the contractual maturities of securities held to maturity and securities available for sale at December 31, 1996 is presented below:


                                     Held to maturity       Available for sale
-----------------------------------------------------------------------------
                                      Amortized  Fair       Amortized   Fair
                                        Cost     Value        Cost      Value
-----------------------------------------------------------------------------
                                        (In Thousands)       (In Thousands)

Due in one year or less              $ 13,131   $ 13,010   $ 10,446   $ 10,406
Due from one year to five years        68,850     67,640     11,102     11,015
Due from five to ten years             48,164     47,753      1,655      1,647
Due after ten years                   160,749    160,529      3,450      3,381
------------------------------------------------------------------------------
   Total                             $290,894   $288,932   $ 26,653   $ 26,449
==============================================================================


   The actual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from the contractual maturities due to the ability of the borrowers to prepay underlying mortgage obligations.

   On December 31, 1996 and 1995, investment securities carried at $28,595,000 and $33,253,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. At year end 1996 and 1995, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.

                                                                      [IBC logo]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



(4) LOANS AND RESERVE FOR POSSIBLE
    LOAN LOSSES

   The loan composition, net of unearned discount, at December 31, 1996 and 1995 was as follows:

                                 1996       1995
---------------------------------------------------
                                 (In Thousands)
Commercial                    $127,008    $121,679
Real Estate - Commercial       205,256     187,608
Real Estate - Residential      202,031     187,652
Real Estate - Construction      31,633      27,863
Consumer - Installment         132,589     102,088
Consumer - Other                10,140      11,076
---------------------------------------------------
   Gross Loans                 708,657     637,966
---------------------------------------------------
     Unearned Discount          13,251       9,825
---------------------------------------------------
   Loans, Net of Unearned
    Discount                  $695,406    $628,141
===================================================

   In addition to the loans noted above, at December 31, 1996 and December 31, 1995, the Bank serviced approximately $252,187,000 and $246,569,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions. Of the loans serviced at December 31, 1996, $5,594,000 were sold with recourse. All loans sold during 1996 were sold without recourse.

   Loans held for sale are valued at lower of the recorded balance or market value. At December 31, 1996, and 1995, loans held for sale amounted to approximately $4,100,000 and $3,600,000, respectively. No adjustments for unrealized losses were required at December 31, 1996 and 1995.

   As of December 31, 1996 and 1995 the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 was as follows.

                                 1996                         1995
-----------------------------------------------------------------------------
                         Recorded    Valuation        Recorded    Valuation
                        Investment   Allowance       Investment   Allowance
-----------------------------------------------------------------------------
Impaired loans:
   Valuation allowance
   required                 $797       $797            $3,401      $1,269

   No valuation
   allowance required      3,804         -              1,321           -
-----------------------------------------------------------------------------
     Total                $4,601       $797            $4,722      $1,269
=============================================================================

   The valuation allowance is included in the reserve for possible loan losses on the balance sheet. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was $5,400,000 and $3,700,000,
respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of approximately $225,000 and $169,000 for the years ended December 31, 1996 and 1995.

   The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 1996 and 1995 and for the years then ended is as follows (in thousands).

Balance, January 1, 1995                  $18,058
---------------------------------------------------
New loans                                     601
Loan repayments                            (7,086)
---------------------------------------------------
Balance, December 31, 1995                $11,573
---------------------------------------------------
New loans                                   6,472
Loan repayments                            (2,759)
---------------------------------------------------
Balance, December 31, 1996                $15,286
===================================================

   All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

   An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1996 is as follows.

                                   1996       1995        1994
----------------------------------------------------------------
                                          (In Thousands)
Reserve, beginning of year       $12,088    $13,719     $15,485
Loans charged off                 (2,825)    (4,082)     (4,293)
Recoveries on loans previously
   charged off                     1,208      1,451       1,726
----------------------------------------------------------------
   Net charge-offs                (1,617)    (2,631)     (2,567)
Provision charged to expense       1,750      1,000         801
----------------------------------------------------------------
Reserve, end of year             $12,221    $12,088     $13,719
================================================================

(5) BANK PREMISES AND EQUIPMENT

   Bank premises and equipment at December 31, 1996 and 1995 were as follows:

                                   1996       1995
---------------------------------------------------
Cost:                              (In Thousands)
   Land                             $310       $356
   Bank Premises                   6,694      6,661
   Leasehold Improvements          5,743      4,724
   Furniture and Equipment        16,441     14,741
---------------------------------------------------
Total Cost                        29,188     26,482
---------------------------------------------------
   Accumulated Depreciation      (18,546)   (17,579)
---------------------------------------------------
Net Bank Premises and Equipment  $10,642     $8,903
===================================================

   Depreciation and amortization expense related to bank premises and equipment was $1,643,000 in 1996, $1,721,000 in 1995, and $3,193,000 in 1994. The 1995 and
1994 expense includes $265,000 and $1,800,000,

----------------------
INDEPENDENT BANK CORP.
======================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


respectively, related to the writedowns of the book value of certain buildings in response to actual and anticipated facility consolidations and renovations. There were no such writedowns in 1996.

(6) BORROWINGS

   Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended December 31, 1996 is as follows:

                                  1996      1995    1994
----------------------------------------------------------
                               (Dollars In Thousands)
Balance outstanding at
  end of year                     $3,136   $8,091  $30,387
Average daily balance
 outstanding                      26,534   18,995   18,034
Maximum balance outstanding
  at any month end                44,545   63,988   30,387
Weighted average interest rate
  for the year                     5.36%    5.74%    4.03%
Weighted average interest rate
 at end of year                    5.35%    4.36%    5.74%

   The Bank has established two federal funds lines of $20 million. Borrowings under these lines are classified as federal funds purchased. The Company has also established five repurchase agreements with major brokerage firms. Borrowings under these agreements are classified as assets sold under repurchase agreements. At December 31, 1996 and 1995 the Company had no repurchase agreements outstanding.

   Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the Bank's portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately $386 million. All FHLB advances outstanding at December 31, 1996 and 1995 had maturities of one year or less and had a weighted average interest rate of 5.47% and 6.28%, respectively.


(7)  SUBORDINATED CAPITAL NOTES

   The following table summarizes the Company's outstanding subordinated capital notes at December 31, 1996 and 1995:

INTEREST         YEAR OF
RATE            MATURITY       1996          1995
--------------------------------------------------
                                 (In Thousands)
 9.50%            1996        $  -         $2,102
10.00%            1996           -          2,732
14.00%            1996           -              9
--------------------------------------------------
TOTAL                            -         $4,843
==================================================

(8) INCOME TAXES
   The provision for income taxes is comprised of the following components:

YEARS ENDED DECEMBER 31,       1996   1995    1994
-----------------------------------------------------
Current Provision                (In Thousands)
   Federal                  $3,301  $3,616  $2,760
   State                       808   1,058     786
-----------------------------------------------------
   TOTAL CURRENT
   PROVISION                 4,109   4,674   3,546
-----------------------------------------------------
Deferred Provision (Benefit)
   Federal                   1,639     965     460
   State                       506     715      81
   Change in Valuation
    Allowance                 (101) (1,625) (2,554)
=====================================================
   TOTAL DEFERRED
   PROVISION (BENEFIT)       2,044      55  (2,013)
-----------------------------------------------------
   TOTAL PROVISION          $6,153  $4,729  $1,533
=====================================================

   The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate of 35% to income before income taxes. The following summary reconciles the differences between these amounts.

YEARS ENDED DECEMBER 31,      1996    1995    1994
----------------------------------------------------
                                 (In Thousands)
Computed statutory federal
income tax provision        $6,212  $5,139  $3,279
Nontaxable interest, net      (266)   (257)   (223)
State taxes, net of federal
 tax benefit                   854   1,152     572
Low-income housing credits    (110)      -       -
Change in valuation allowance (101) (1,625) (2,554)
Other, net                    (436)    320     459
----------------------------------------------------
   TOTAL PROVISION          $6,153  $4,729  $1,533
====================================================

   The net deferred tax asset which is included in other assets amounted to approximately $2,906,000 and $4,950,000 at December 31, 1996 and 1995,
respectively. The tax-effected components of the net deferred tax asset at December 31, 1996 and 1995 are as follows:

                                                                      [IBC logo]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


YEARS ENDED DECEMBER 31,                     1996        1995
-------------------------------------------------------------
                                              (In Thousands)
Reserve for possible loan losses           $4,277      $4,231
Tax depreciation                              641         546
Write-down of OREO                              -         205
Mark to market adjustment                  (3,204)     (1,986)
Accrued expenses not deducted
   for tax purposes                           782       1,179
Deferred income                               120         123
State taxes                                   629       1,063
Other, net                                   (172)       (143)
-------------------------------------------------------------
   TOTAL DEFERRED TAX ASSET                 3,073       5,218
   Valuation allowance                       (167)       (268)
-------------------------------------------------------------
   NET DEFERRED TAX ASSET                  $2,906      $4,950
=============================================================

   The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized. At December 31, 1996, the valuation allowance relates to certain state deferred tax assets that may expire prior to realization.

(9) EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN

   The Bank's noncontributory pension plan covers substantially all employees of the Bank. The plan provides pension benefits that are based upon the employee's highest base annual salary during five consecutive years of employment. The Company's funding policy is to contribute an amount within the range permitted by applicable regulations on an annual basis.

   Net pension cost for the Company for each of the three years in the period ended December 31, 1996 included the following components:

                                    1996       1995        1994
-----------------------------------------------------------------
                                           (In Thousands)
Service cost - benefits earned
   during the period             $   877     $   750     $   620
Interest cost on projected
   benefit obligation              1,073         938         821
Net amortization (deferral)         (185)      1,358      (1,053)
Actual loss (return) on assets    (1,110)     (2,416)         36
-----------------------------------------------------------------
Net pension cost                 $   655     $   630     $   424
=================================================================
Assumptions used in the
 measurement of net
 pension cost were:
   Discount rate                    7.00%       7.75%       7.00%
   Rate of increase in
     compensation levels            5.50%       5.50%       5.50%
   Expected long-term rate
     of return on assets           10.00%       8.25%       8.25%
=================================================================

   The plan's assets are invested primarily in listed stocks, bonds, and mutual funds. The following table sets forth the the plan's funded status at December 31, 1996 and 1995:

                                        1996          1995
------------------------------------------------------------
                                           (In Thousands)
Actuarial present value of benefit
  obligations:
Accumulated benefit obligation,
   including vested benefits of
   $11,365 in 1996 and $9,529
   in 1995                             $11,938      $ 9,863
============================================================
Projected benefit obligation           $16,037      $12,792
============================================================
Plan assets at fair value              $16,816      $14,524
============================================================
Plan assets in excess of
   projected benefit obligation$           779      $ 1,732
Unrecognized net gain                   (1,790)      (4,069)
Unrecognized prior service cost            903        1,109
Unrecognized net asset at transition      (286)        (327)
------------------------------------------------------------
Accrued pension liability              $  (394)     $(1,555)
============================================================

   Effective January 1997, the Bank's pension plan joined a multiple employer structure under the Financial Institutions Retirement Fund. All plan assets were contributed to the Fund. As this transaction qualifies for accounting purposes as a plan termination, the accrued pension liability at December 31, 1996 will be recognized as income in 1997.

----------------------
INDEPENDENT BANK CORP.
======================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



OTHER EMPLOYEE BENEFIT PLANS

   In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $970,000, $979,000 and $954,000 in 1996, 1995 and 1994, respectively.

   Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limits. The Bank matches 50% of each employee's contributions up to 6% of the employee's earnings. In 1996, 1995 and 1994, the expense for this plan amounted to $307,000, $305,000 and $284,000, respectively.

POSTRETIREMENT BENEFITS

   Employees retiring from the Bank on or after attaining age 65 and who have rendered at least 10 years of continuous service to the Company are entitled to postretirement health care benefits. These benefits are subject to deductibles, copayment provisions and other limitations. The Company may amend or change these benefits periodically.

   Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis. The Company elected to recognize its accumulated benefit obligation of approximately $597,000 at January 1, 1993 prospectively on a straight-line basis over the average life expectancy of current retirees, which is anticipated to be less than 20 years. The postretirement benefit expense recorded in 1996, 1995, and 1994 in accordance with this standard was approximately $107,000, $120,000 and $100,000, respectively. This includes the amortization of the accumulated benefit obligation and service and interest costs. The total cost of all post-retirement benefits charged to income was $160,000, $192,000, and $175,000 in 1996, 1995, and 1994, respectively.

   The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

(10)     OTHER NON-INTEREST EXPENSES

   Included in other non-interest expenses for each of the three years in the period ended December 31, 1996 were the following:

                               1996      1995     1994
-------------------------------------------------------
                                     (In Thousands)
Advertising                     $838     $710     $814
Legal fees - loan collection     765      681    1,610
Legal fees - other               452      381      320
FDIC assessment                   43    1,070    1,863
OREO expenses                    137      599    1,182
OREO write-downs                   -      153      929
Data processing facilities
   management                  1,908        -       -
Other non-interest expenses    7,146    7,722    8,230
-------------------------------------------------------
   TOTAL                     $11,289  $11,316  $14,948
=======================================================

(11) COMMON STOCK PURCHASE AND OPTION PLANS

   The Company maintains a Dividend Reinvestment and Common Stock Purchase Plan. Under the terms of the plan, stockholders may elect to have cash dividends reinvested in newly issued shares of common stock at a 5% discount from the market price on the date of the dividend payment. Stockholders also have the option of purchasing additional new shares, at the full market price, up to the aggregate amount of dividends payable to the stockholder during the calendar year.

   The Company has two stock option plans, the Amended and Restated 1987 Incentive Stock Option Plan ("The 1987 Plan") and the 1996 Non-Employee Directors Stock Option Plan ("The 1996 Plan"). Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                           1996       1995
-----------------------------------------------------------
Net Income:  As Reported (000's)         $11,597    $10,387
             Pro Forma                    11,507     10,387
Primary EPS: As Reported                    $.79       $.71
             Pro Forma                      $.78       $.71

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: risk free interest rates of 6.06 and 5.36 percent for the 1987 Plan options and 6.40 percent for the 1996 Plan options; expected dividend yields of 2.90 and 2.78 percent; expected lives of 4 years for the 1987 Plan options and 2.90 percent and 4 years for the 1996 Plan options; expected volatility of .10.

                                                                      [IBC logo]


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


   Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The Company may grant options for up to 800,000 shares under the 1987 Plan and 300,000 shares under the 1996 Plan. The Company has granted options on 638,075 and 85,000 shares, respectively, through December 31, 1996. The 1987 Plan option exercise price equals the mean of the high and low market price on the date preceding the grant. The 1996 Plan option exercise price equals the mean of the high and low market price on the date of grant. The 1987 and 1996 Plan options vest after two years and six months or as determined by the Stock Option Committee of the Board of Directors, respectively, and all expire between 1998 and 2006.

   A summary of the status of the Company's two stock option plans at December 31,1996 and December 31, 1995 and changes during the years then ended is presented in the table and narrative below:

                                1996                     1995
                                    Wtd Avg                    Wtd Avg
                        Shares    Ex. Price       Shares      Ex. Price
--------------------------------------------------------------------
Balance,
    beginning of year   482,866      $4.56        410,950     $3.86
Granted                 180,425      $8.73         91,950     $7.31
Exercised               (31,734)     $3.27        (20,034)    $3.01
Canceled                      -                         -
                        --------                  -------

Balance, end of year    631,557      $5.81        482,866     $4.56
                        ========                  =======

Exercisable
    at end of year      451,146                   281,124
                        ========                  =======

Weighted average
   fair value of
   options granted        $1.27                    $0.79

349,682 of the 631,557 options outstanding at December 31,1996 have exercise prices between $2 and $5.19, with a weighted average exercise price of $3.91 and a weighted average remaining contractual life of 3.7 years. 314,757 of these options are exercisable; their weighted exercise price is $3.77. The remaining 281,875 options have exercise prices between $6.06 and $9.38, with a weighted average exercise price of $8.17 and a weighted average remaining contractual life of 9.3 years. 136,389 of these options are exercisable; their weighted average exercise price is $7.65.

(12)     COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE
SHEET RISK

   The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Off-balance-sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 1996 and 1995:

                                    1996      1995
----------------------------------------------------
                                     (In Thousands)
      Commitments to extend credit:
         Fixed Rate                $4,529   $2,915
         Adjustable Rate            1,274    3,596
      Unused portion of existing
       credit lines               108,969  103,720
      Unadvanced construction
        loans                      13,232    7,704
      Standby letters of credit     1,883    2,419
      Interest rate swaps -
       notional value              90,000   90,000
      Interest rate caps -
       notional value              70,000   70,000

   The Company's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained upon extension of the credit is based upon management's credit evaluation of the customer. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial real estate. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially

----------------------
INDEPENDENT BANK CORP.
======================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


the same as that involved in extending loans to customers. The collateral supporting those commitments is essentially the same as for other commitments. Most guarantees extend for one year.

   As a component of its asset/liability management activities intended to control interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The weighted average fixed payment rates were 5.87% and 5.88% at December 31, 1996 and 1995, respectively, while the weighted average rates of variable interest payments, based on the 3-month London Interbank Offering Rate (LIBOR), were 5.50% and 5.84% at December 31, 1996 and 1995, respectively. As a result of these interest rate swaps, the Bank realized net interest income of $.2 million, net interest expense of $.4 million and net interest income of $1.5 million for the years ended December 31, 1996, 1995, and 1994, respectively.

   Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements. The Bank is a direct party to these agreements which provide for net settlement between the Bank and the counterparty on a semiannual basis. Should the counterparty fail to honor the agreement, the Bank's credit exposure is limited to the net settlement amount. At December 31, 1996 and 1995, the Bank had a net receivable of $13,000 and a net payable of $57,000, respectively, on the interest rate swaps.

   Rockland also purchased two 2-year interest rate caps with a total notional value of $70 million in May 1995. The caps will pay the Bank the difference between LIBOR and the cap level if LIBOR exceeds the cap level (7.00% and 6.50%) at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Bank. The transaction fees for these instruments are being amortized over the term of the agreements.

LEASES

   The Company leases equipment, office space and certain branch locations under noncancellable operating leases. The following is a schedule of minimum future lease commitments under such leases as of December 31, 1996 (in thousands):

          1997                                2,303
          1998                                1,782
          1999                                1,516
          2000                                1,156
          2001                                1,032
         Thereafter                           4,684
         ------------------------------------------
         Total future minimum rentals       $12,473
         ==========================================

   Rent expense incurred under operating leases was approximately $2,304,000 in 1996, $2,047,000 in 1995, and $1,526,000 in 1994. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER COMMITMENTS

   The Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and due from banks, was $21.7 million and $20.4 million at December 31, 1996 and 1995, respectively.

OTHER CONTINGENCIES

   At December 31, 1996 there were lawsuits pending which arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations.

                                                                      [IBC logo]


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

(13)  REGULATORY CAPITAL REQUIREMENTS

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank met all capital adequacy requirements to which they are subject.

   As of December 31, 1996, the most recent notification from the Federal Reserve Bank of Boston relating to the Company and from the Commonwealth of Massachusetts relating to the Bank, both the Company and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an insured depository institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the Company's or the Bank's category. The Company and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                       For Capital                             Prompt Corrective
                              Actual                Adequacy Purposes                          Action Provisions
                              ------        -----------------------------                    ----------------------
                         Amount   Ratio          Amount         Ratio                        Amount           Ratio
                         ------   -----          ------         -----                        ------           -----
As of December 31, 1996:                        (Dollars In Thousands)
Company: (consolidated)
 Total capital
 (to risk weighted                        [Greater            [Greater
 assets)                $87,385  12.15%    than or   $57,541   than or    8.0%               N/A                N/A
                                           equal to]           equal to]

 Tier 1 capital
 (to risk weighted                        [Greater            [Greater
 assets)                 78,354  10.89     than or    28,771   than or    4.0                N/A                N/A
                                           equal to]           equal to]

 Tier 1 capital
 (to average                              [Greater            [Greater
 assets)                 78,354   7.35     than or    42,628   than or    4.0                N/A                N/A
                                           equal to]           equal to]
Bank:
 Total capital
 (to risk weighted                        [Greater            [Greater          [Greater            [Greater
 assets)                $85,923  11.99%    than or   $57,349   than or    8.0%   than or    $71,687  than or   10.0%
                                           equal to]           equal to]         equal to]           equal to]

 Tier 1 capital
 (to risk weighted                        [Greater            [Greater          [Greater            [Greater
 assets)                 76,922  10.73     than or    28,675   than or    4.0    than or     43,012  than or    6.0
                                           equal to]           equal to]         equal to]           equal to]

 Tier 1 capital
 (to average                              [Greater            [Greater          [Greater            [Greater
 assets)                 76,922   7.23     than or    42,586   than or    4.0    than or     53,233  than or    5.0
                                           equal to]           equal to]         equal to]           equal to]


(14)     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       FIRST                    SECOND                     THIRD                    FOURTH
                                      QUARTER                   QUARTER                   QUARTER                   QUARTER
                                1996          1995         1996         1995         1996         1995         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
                                              (Dollars In  Thousands, Except Per Share and Average Share Data)
INTEREST INCOME               $18,564      $17,467      $18,999      $17,907      $19,697      $18,502      $19,951      $19,155
INTEREST EXPENSE                7,699        6,568        7,961        7,195        8,210        7,686        8,484        7,694
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME           $10,865      $10,899      $11,038      $10,712      $11,487      $10,816      $11,467      $11,461
--------------------------------------------------------------------------------------------------------------------------------
PROVISION FOR POSSIBLE
    LOAN LOSSES                   250          250          500          250          500          250          500          250
NON-INTEREST INCOME             3,143        2,755        3,490        3,002        3,111        2,957        2,965        2,766
NON-INTEREST EXPENSES           9,687        9,915        9,768        9,635        9,474        9,658        9,137       10,044
PROVISION FOR INCOME TAXES      1,494        1,099        1,505        1,207        1,600        1,192        1,554        1,231
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                     $2,577       $2,390       $2,755       $2,622       $3,024       $2,673       $3,241       $2,702
================================================================================================================================
NET INCOME PER SHARE            $0.18        $0.17        $0.19        $0.18        $0.20        $0.18        $0.22        $0.18
================================================================================================================================
WEIGHTED AVERAGE
   SHARES OUTSTANDING      14,688,060   14,449,892   14,731,641   14,631,050   14,758,987   14,658,788   14,821,674   14,699,643
================================================================================================================================

----------------------
INDEPENDENT BANK CORP.
======================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

(15) PARENT COMPANY FINANCIAL STATEMENTS

   Condensed financial information relative to the Company's balance sheets at December 31, 1996 and 1995, and the related statements of income and cash flows for the years ended December 31, 1996, 1995, and 1994 are presented below.

BALANCE SHEET
DECEMBER 31,                             1996              1995
----------------------------------------------------------------
Assets:                                      (In Thousands)
Cash *                                   $376              $220
   Investments in subsidiary*          79,373            70,609
   Other investments                    1,000             1,000
   Other assets                         1,383             1,477
----------------------------------------------------------------
    Total assets                      $82,132           $73,306
================================================================
Liabilities and Stockholders' Equity:
   Dividends Payable                   $1,022              $725
   Subordinated capital notes               -                 9
----------------------------------------------------------------
    Total liabilities                   1,022               734
Stockholders' equity                   81,110            72,572
----------------------------------------------------------------
    Total liabilities and
     stockholders' equity             $82,132           $73,306
================================================================
* Eliminated in consolidation.


STATEMENT OF INCOME
YEARS ENDED DECEMBER 31,              1996         1995         1994
--------------------------------------------------------------------
Income:                                     (In Thousands)
   Dividend received from
     subsidiary bank *              $2,878       $2,152        $514
   Interest income                      35           39          28
   Other income                          1            -        -
--------------------------------------------------------------------
        Total income                 2,914        2,191         542
--------------------------------------------------------------------
   Expenses:
     Interest expense                    1            1           1
     Other expenses                    154          152         149
--------------------------------------------------------------------
        Total expenses                 155          153         150
--------------------------------------------------------------------
   Income before income taxes
     and equity in undistributed
     income of subsidiary            2,759        2,038         392
   Equity in undistributed income
     of subsidiary*                  8,838        8,349       7,721
--------------------------------------------------------------------
     Net income                    $11,597      $10,387      $8,113
====================================================================
   *Eliminated in consolidation.


STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31,                                    1996          1995         1994
-------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                (In Thousands)
     Net income                                           $11,597       $10,387      $8,113
   ADJUSTMENTS TO RECONCILE NET INCOME
   TO CASH PROVIDED FROM OPERATING ACTIVITIES:
   Amortization                                               148           148         147
     Decrease (increase) in other assets                      (54)            1          (4)
     Equity in income of subsidiary*                       (8,838)       (8,349)     (7,721)
-------------------------------------------------------------------------------------------
     TOTAL ADJUSTMENTS                                     (8,744)       (8,200)     (7,578)
-------------------------------------------------------------------------------------------
        NET CASH PROVIDED FROM OPERATING ACTIVITIES         2,853         2,187         535
-------------------------------------------------------------------------------------------
   CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from stock issue and
       stock options exercised                                105            60          73
     Proceeds from dividend reinvestment
       and optional stock purchases                           551           337          39
     Repayment of Capital Notes                                (9)            -           -
     Dividends paid                                        (3,344)       (2,460)       (576)
-------------------------------------------------------------------------------------------
        NET CASH (USED IN) FINANCING ACTIVITIES            (2,697)       (2,063)       (464)
-------------------------------------------------------------------------------------------
   NET INCREASE IN CASH AND CASH EQUIVALENTS                  156           124          71
   CASH AND CASH EQUIVALENTS
    AT THE BEGINNING OF THE YEAR*                             220            96          25
-------------------------------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS
     AT THE END OF THE YEAR*                                 $376          $220         $96
===========================================================================================

* Eliminated in consolidation.

                                                                      [IBC logo]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Board of Directors of Independent Bank Corp.:

   We have audited the consolidated balance sheets of Independent Bank Corp. and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corp. and its subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As explained in Note 1 to the financial statements, effective January 1, 1996, the Company changed its method of accounting for originated mortgage servicing rights.


ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 21, 1997

----------------------
INDEPENDENT BANK CORP.
======================


DIRECTORS OF INDEPENDENT BANK CORP.         OFFICERS OF INDEPENDENT BANK CORP.

Richard S. Anderson                         John F. Spence, Jr.
  President and Treasurer                     Chairman of the Board
  Anderson-Cushing                            and Chief Executive Officer
  Insurance Agency, Inc.
                                            Douglas H. Philipsen
Donald K. Atkins                              President
  Retired, Former President
  and Chief Executive Officer               Linda M. Campion
  Winthrop - Atkins Co., Inc.                 Clerk

W. Paul Clark                               Richard J. Seaman
  President and General Manager               Chief Financial Officer and
  Paul Clark, Inc.                            Treasurer

Robert L. Cushing                           Tara M. Villanova
  Owner                                       Assistant Clerk
  Robert L. Cushing Insurance

Benjamin A. Gilmore, II
  Owner and President
  Gilmore Cranberry Co.

Lawrence M. Levinson
  Partner
  Burns & Levinson

Douglas H. Philipsen
  President and Chief Executive Officer
  Rockland Trust Company

Richard H. Sgarzi
  President and Treasurer
  Black Cat Cranberry Corp.

John F. Spence, Jr.
  Chairman of the Board
  Rockland Trust Company

Robert J. Spence
  President
  Albert Culver Co.

William J. Spence
  President
  Mass. Bay Lines, Inc.

Brian S. Tedeschi
  President
  Tedeschi Realty Corp.

Thomas J. Teuten
  Executive Vice President
  A. W. Perry, Inc.

                                                                      [IBC logo]

DIRECTORS OF ROCKLAND TRUST COMPANY          OFFICERS OF ROCKLAND TRUST COMPANY

 Richard S. Anderson                         John F. Spence, Jr.
  President and Treasurer                      Chairman of the Board
  Anderson-Cushing
  Insurance Agency, Inc.                     Douglas H. Philipsen
                                               President and
*John B. Arnold                                Chief Executive Officer
  President and Treasurer
  H.H. Arnold Co., Inc.                      Richard J. Seaman
                                               Chief Financial Officer
 Donald K. Atkins                              and Treasurer
  Retired, Former President
  and Chief Executive Officer                Richard F. Driscoll
  Winthrop-Atkins Co., Inc.                    Executive Vice President
                                               Retail and Operations Division
 Theresa J. Bailey
  Retired, Former Senior Vice President      Ferdinand T. Kelley
  and Clerk, Rockland Trust Company            Executive Vice President
                                               Commercial Lending Division
 W. Paul Clark
  President and General Manager              S. Lee Miller
  Paul Clark, Inc.                             Executive Vice President
                                               Trust and Investment
*Robert L. Cushing                               Services Division
  Owner
  Robert L. Cushing Insurance                Raymond G. Fuerschbach
                                               Senior Vice President
*H. Thomas Davis                               Human Resources
  Retired, Former Chairman
  Clipper Abrasives, Inc.                    Russell N. Viau
                                               Vice President and
 Alfred L. Donovan                             Chief Internal Auditor
  Consultant
                                             Linda M. Campion
*Ann M. Fitzgibbons                            Clerk
  Volunteer
                                             Tara M. Villanova
 Benjamin A. Gilmore, II                       Assistant Clerk
  Owner and President
  Gilmore Cranberry Co.

*Donald A. Greenlaw
  Retired, Former President
  Rockland Trust Company

 E. Winthrop Hall
  Chairman and President
  F.L. and J.C. Codman Company

*Lawrence M. Levinson
  Partner
  Burns & Levinson

 Douglas H. Philipsen
  President and Chief Executive Officer
  Rockland Trust Company

 Richard H. Sgarzi
  President and Treasurer
  Black Cat Cranberry Corp.

*Nathan Shulman
  Retired, Former President
  Best Chevrolet, Inc.

 John F. Spence, Jr.
  Chairman of the Board
  Rockland Trust Company

 Robert J. Spence
  President
  Albert Culver Co.

 William J. Spence
  President
  Mass. Bay Lines, Inc.

*Richard A. Spencer
  Retired, Former Chairman of
  the Board, Hingham Mutual Fire
  Insurance Co.

 John H. Spurr, Jr.
  Senior Vice President and Treasurer
  A.W. Perry, Inc.

 Robert D. Sullivan
  President
  Sullivan Tire Company, Inc.

 Brian S. Tedeschi
  President
  Tedeschi Realty Corp.

*Ralph D. Tedeschi
  Consultant, Former Chairman,
  Angelo's Supermarkets, Inc.

 Thomas J. Teuten
  Executive Vice President
  A.W. Perry, Inc.

*Honorary Director

----------------------
INDEPENDENT BANK CORP.
======================

                             STOCKHOLDER INFORMATION

ANNUAL MEETING

   The Annual Meeting of Stockholders will be held at 3:30 P. M. on Thursday, April 10, 1997 at the Plimoth Plantation, Plymouth, Massachusetts.

COMMON STOCK

   The Common Stock of the Company is traded over the counter through the NASDAQ National Market System under the symbol of INDB.

PRICE RANGE OF COMMON STOCK
                        HIGH        LOW     DIVIDEND
----------------------------------------------------
1996
   4th Quarter         $10.63      $8.63     $0.07
   3rd Quarter           8.88       7.50      0.06
   2nd Quarter           7.88       7.50      0.06
   1st Quarter           7.75       6.75      0.06

1995
   4th Quarter          $7.50      $6.63     $0.05
   3rd Quarter           7.63       6.63      0.05
   2nd Quarter           7.50       6.25      0.04
   1st Quarter           6.63       5.13      0.04

STOCKHOLDER RELATIONS Inquiries should be directed to:
    Richard J. Seaman, Chief Financial Officer and Treasurer, or
    Jeanne Govoni, Shareholder Relations
    Independent Bank Corp.
    288 Union Street
    Rockland, MA 02370
    (617) 878-6100

FORM 10-K
   A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 1996 is available without charge by writing to:
    Jeanne Govoni, Shareholder Relations
    Independent Bank Corp.
    288 Union Street
    Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR
    Transfer Agent and Registrar for the Company is:
     Boston EquiServe
     P. O. Box 8200
     Boston, MA  02266-8200