Form 10-K405, Exhibit 13
period 1997-12-31
INDEPENDENT BANK CORP
filed 1998-03-31
CIK 776901

A MANAGEMENT PERSPECTIVE

         1997 was a very exciting year for Independent Bank Corp. Net income increased by over 22%, assets grew by over 25%, the stock price increased by 75%, and your Board of Directors increased quarterly dividends twice, currently at $.09 per share. In addition, the local economy remains healthy which reinforces strong loan demand and franchise growth. In this letter, we would like to review some of the key financial highlights of the year and then discuss some critical items that will impact your company over the next three years.

FINANCIAL RESULTS

         Financially, Independent Bank Corp. reported strong growth and profitability. Net income increased to $14.2 million from $11.6 million the previous year. This was a result of increased net interest income resulting from growth in our loan and investment portfolios. Consumer loans continued to increase at double digit rates as we benefit from our expertise in automobile financing. In addition, the commercial loan and commercial mortgage portfolios increased as a result of our ongoing calling efforts and the delivery of superior service to our small business customers. Asset quality continues to be strong with non-performing assets to total assets remaining flat compared to 1996 at 0.43%. In May, the Company completed a Trust Preferred debt offering that increased our Tier 1 Capital by 37% without diluting our common shareholders. A portion of this additional capital was utilized through a balance sheet leveraging strategy. Investments were increased by $145 million, funded by borrowings. The income from this strategy is accretive to earnings per share and return on common equity, while it modestly reduced our return on assets and net interest margin. We believe, however, that return on common equity is the critical measure of our success from the perspective of the shareholders.

         Return on equity was very strong at 16.45% as compared to 15.20% last year. Return on assets increased slightly to 1.15% from 1.13% the previous year. The efficiency ratio also improved to 62.5% from 66.1% as the Company was able to increase revenues relative to operating expenses, which included investments in the infrastructure of our franchise.

TECHNOLOGY

         As we reported a year ago, a critical component of ongoing success is the Company's ability to utilize technology. Our strategic partnership with Alltel, which provides data processing support, has been very successful. We completed the first step toward expanding our technological capability by converting to the Alltel systems in February 1997. The new systems provide us with the tools and information to better analyze our customers' needs and to structure services to meet their requirements more fully.

         The next step in better utilizing technology is the implementation of a Relationship Banking Program. While data collection is important, it is the ability to make better decisions and develop service based on improved and useable information that translates into higher profitability. In implementing our Relationship Banking Program, the Company acquired, in coordination with Alltel, a state-of-the-art Marketing Customer Information System (MCIF). This technology (MCIF) allows us to accumulate information about our customers and markets and to analyze the extent to which each customer utilizes our services. From this effort, we will establish service and delivery enhancements to meet changing needs. We will also analyze and fine tune the effectiveness of our delivery system including our branches, our ATM's, and our involvement with the omnipresent Internet.

         Our relationship with Alltel also provides us with tremendous benefit in addressing the Year 2000 issue (Y2K). We believe that Y2K poses a significant challenge to the business community. Literally billions of dollars are being spent globally to ensure the year 2000 is not interpreted as 1900 in the millions of programs running the thousands of systems that affect us, both as individuals and/or business professionals. Within the Company, this challenge has been segmented into four areas: mainframe computing, personal computing, third-party vendors, and large business customers. Within every segment, we have prioritized the component parts based on operational criticality ranging from mission critical to not critical. Utilizing the expertise of Alltel and its efforts with banking clients throughout the United States, we are confident of our ability to manage the mainframe and personal computing issues. Our third-party vendors have been contacted, and we are optimistic that their systems will be Y2K compliant. Some third-party vendors, such as telephone companies and public utilities, are certainly more problematic and difficult to pin down. In addition, we have contacted our business customers to impress on them the seriousness of Y2K and strongly recommend that everyone carefully review their exposure. We will continue to monitor the activities relative to the Y2K challenge of our largest business customers. We have established December 31, 1998 as our internal Y2K compliance deadline leaving 1999 to correct any possible lingering issues.

SOUTHEASTERN MASSACHUSETTS

         There are a number of positive developments in our market area southeast of Boston that provide us with ongoing and enhanced opportunity. Key to this expansion is an improved transportation network to, from, and through Southeastern Massachusetts. First, two of the Old Colony rail lines that connect Plymouth County with Boston were re-opened in September 1997. The last time trains ran on these lines was 1959. Second, three of the major highways through our region are either being expanded or have been approved for expansion. Third, the coastal ferry service to Boston and Logan Airport is continually being improved. The benefits from better transportation are twofold. For our customers who work in Boston, their commute will be much easier. Alternatively, and more importantly for your Company, people and businesses in Boston will have easier access to Plymouth County. This will allow businesses to move into our market and take advantage of lower real estate costs and the high quality of life we enjoy here. Since rapid population and business growth will strain the infrastructure of the communities which we serve, your company is actively involved in addressing these quality of life factors as well as ensuring that we benefit from the growth.

COMPETITION

         It is no surprise that increased competition accompanies prosperity. The list of competitors continues to expand to include not only other community banks, but the "big gorillas" from Boston, mutual funds, insurance companies, Wall Street financial management firms, mortgage companies, foreign banks, and credit unions. Competition in and of itself has never been a concern. The strength of this franchise, sustained by the employees of Independent Bank Corp., is more than capable of effectively competing. However, competition is not fair when one of the competitors we face receives both a state and federal subsidy as is the case with the non-taxable status of credit unions. We are not targeting for criticism the smaller credit unions that have maintained their common bond, as was the original intent of the credit union movement. Our concern is with the large credit unions that are "bank look-alikes." These institutions are receiving a subsidy from the state and federal government by not having to pay taxes. To put it into perspective, eliminating taxes for your Company could mean over $7 million of increased net income for its shareholders. If it were available to your company as it is to credit unions, that same $7 million could be utilized for increased investment in the Company, lower rates for loans, higher rates for deposits, lower fees or increased marketing. It is time to "level the playing field," eliminate the subsidy, and establish fair competition.

CONCLUSION

         We note with sadness the passing of Richard Spencer, former director of Rockland Trust Company. Dick became a director of the Bank in 1966 and an honorary director in 1988. He was employed by the Mutual Fire Inspection Bureau prior to his service in the U.S. Army Air Corps during World War II. After that, he moved to the Hingham Mutual Fire Insurance Company and became President and Chairman of the Board of Directors. In his retirement, he spent time on the golf course, a game he loved. Dick is remembered as a kind, friendly man who was always ready to share with the Bank his common sense and quiet humor. His presence and contributions will be missed. We are deeply appreciative of the support of our shareholders who continue to show their confidence in our future. We value our customers, both current and future, knowing that they have many alternatives and have chosen Rockland Trust Company. We will strive to maintain this trust. And, we thank our colleagues, both directors and employees, for their flexibility in these changing times and commitment to excellence and growth.


Selected Consolidated Financial information
& Other data

         The selected consolidated financial information and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.


As of or For the Year Ended December 31,        1997            1996            1995            1994              1993
                                                             (Dollars In Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
   Securities held to maturity               $308,112        $290,894        $226,896        $256,785          $266,544
   Securities available for sale              131,842          26,449          32,628           4,250                 -
   Loans, net of unearned discount            828,132         695,406         628,141         590,689           487,584
   Reserve for possible loan losses            12,674          12,221          12,088          13,719            15,485
   Total assets                             1,370,007       1,092,793         987,589         929,194           829,681
   Total deposits                             988,148         918,572         871,085         796,612           743,385
   Stockholders' equity                        92,493          81,110          72,572          64,202            57,385
   Nonperforming loans                          5,891           4,462           5,271           7,864            16,982
   Nonperforming assets                         5,893           4,733           5,909          11,730            25,866

OPERATING DATA:
   Interest Income                            $93,763         $77,211         $73,031         $63,487           $57,450
   Interest Expense                            41,578          32,354          29,143          22,029            22,920
   Net interest income                         52,185          44,857          43,888          41,458            34,530
   Provision for possible loan losses           2,260           1,750           1,000             801             5,075
   Non-interest income                         12,770          12,709          11,480          11,470            12,995
   Non-interest expenses                       39,566          38,066          39,252          42,481            37,331
   Minority interest expense                    1,645               -               -               -                 -
   Net income                                  14,158          11,597          10,387           8,113             4,636

PER SHARE DATA:
   Net income  - Basic                          $0.97           $0.80           $0.72           $0.56             $0.32
   Net income  - Diluted                         0.95            0.79            0.71            0.56              0.32
   Cash dividends declared                       0.34            0.25            0.18            0.08                 -
   Book value, end of period                     6.25            5.55            5.00            4.45              3.98

OPERATING RATIOS:
   Return on average assets                      1.15%           1.13%           1.10%           0.94%             0.59%
   Return on average equity                     16.45%          15.20%          15.28%          13.36%             8.48%
   Net interest margin                           4.52%           4.70%           4.99%           5.18%             4.74%

ASSET QUALITY RATIOS:
   Nonperforming loans as a percent
     of gross loans                              0.69%           0.63%           0.83%           1.31%             3.45%
   Nonperforming assets as a percent
     of total assets                             0.43%           0.43%           0.60%           1.26%             3.12%
   Reserve for possible loan losses
     as a percent of loans, net of
     unearned discount                           1.53%           1.76%           1.92%           2.32%             3.18%
   Reserve for possible loan losses
     as a percent of nonperforming loans       215.14%         273.89%         229.33%         174.45%            91.18%

CAPITAL RATIOS:
   Tier 1 leverage capital ratio                 8.64%           7.35%           7.24%           6.76%             6.83%
   Tier 1 risk-based capital ratio              13.52%          10.89%          10.67%          10.05%            10.71%
   Total risk-based capital ratio               14.78%          12.15%          11.92%          11.31%            11.98%

Management's discussion and analysis
of financial condition and results of operations

         The condensed financial review which follows presents management's discussion and analysis of the consolidated financial condition and operating results of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or the Bank) and Independent Capital Trust I (the Trust). It should be read in conjunction with the Consolidated Financial Statements and related notes thereto.

FINANCIAL CONDITION

         Summary of Financial Condition. The Company's assets increased to $1,370.0 million in 1997, compared with $1,092.8 million in 1996. The growth was driven by an increase in loans of $132.7 million, centered in consumer loans and commercial real estate. The securities portfolio increased to $456.0 million at December 31, 1997, compared with $324.9 million at December 31, 1996. The growth occurred in the securities available for sale portfolio which increased by $105.4 million during 1997. This increase was due to an investment leverage strategy that the Company implemented during the second and third quarter of 1997. In 1997, the Trust was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued on May 19, 1997. The proceeds of this offering in addition to an increase in deposits of $69.6 million and increased borrowings of $167.1 million were used to fund the noted growth.

         The Company's total assets grew to $1,092.8 million as of December 31, 1996, an increase of $105.2 million, or 10.7%, over 1995 year-end assets. Loan growth of $67.3 million in residential, commercial real estate and consumer loans resulted from a relatively stable interest rate environment and an improved regional economy. The securities portfolio increased by $64.0 million during 1996 as a result of attractive yields in the bond market. An increase in deposits of $47.5 million in addition to increased FHLB borrowings of $58 million funded this growth.

         Loan Portfolio. At December 31, 1997 the Bank's loan portfolio was $828.1 million, an increase of $132.7 million, or 19.1%, from year end 1996. This growth was primarily in the consumer loan portfolio which increased by $79.4 million, or 61.3%. The remaining growth was in the commercial loan and commercial real estate portfolios which also showed strong growth in 1997.

         At December 31, 1996, the Bank's loan portfolio amounted to $695.4 million, an increase of $67.3 million, or 10.7%, from year-end 1995. This increase was primarily centered in commercial real estate, residential real estate and consumer loans. Commercial loan balances were relatively unchanged over the year.

         The reserve for possible loan losses is maintained at a level that management of the Bank considers adequate based upon relevant circumstances. The reserve for possible loan losses was $12.7 million at December 31, 1997. The ratio of the reserve for possible loan losses to non-performing loans was 215.1% at December 31, 1997, lower than the 273.9% coverage recorded a year earlier.

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

         Asset Quality. The Bank's principal earning assets are its loans. Although the Bank judges its borrowers to be creditworthy, the risk of deterioration in borrowers' ability to repay their loans in accordance with the terms of their existing loan agreements is inherent in any lending function. Participating as a lender in the credit markets requires a strict monitoring process to minimize credit risk. This process requires substantial analysis of the loan application, the customer's capacity to repay according to the loan's contractual terms and an objective determination of the value of the collateral.

         Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 1997, nonperforming assets totaled $5.9 million, an increase of $1.2 million, or 24.5%, from the prior year-end. Nonperforming assets represent 0.43% of total assets for both periods.

         The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.


                               December 31,      September 30,       June 30,      March 31,      December 31,       December 31,
                                 1997               1997               1997          1997           1996                1995
                                                               (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90 days or more
  but still accruing                 $737              $758          $626           $557                $516              $553
Loans accounted for on a
  nonaccrual basis                  5,154             5,002         4,240          3,730               3,946             4,718
Total nonperforming loans           5,891             5,760         4,866          4,287               4,462             5,271
Other real estate owned                 2                 6           377            546                 271               638
Total nonperforming assets         $5,893            $5,766        $5,243         $4,833              $4,733            $5,909
Nonperforming loans as a
  percent of gross loans             0.69%             0.71%         0.62%          0.59%               0.63%             0.83%
Nonperforming assets as a
  percent of total assets            0.43%             0.43%         0.42%          0.43%               0.43%             0.60%


         As permitted by banking regulations, consumer loans and home equity loans past due 90 days or more continue to accrue interest. In addition, certain commercial and real estate loans that are more than 90 days past due may be kept on accrual status if the loan is well secured and in the process of collection. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Income accruals are suspended on all nonaccrual loans and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccrual status until it becomes current with respect to principal and interest, or when the loan is liquidated, or when the loan is determined to be uncollectible and is charged-off against the reserve for possible loan losses.

         The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.


December 31,                                                1997                 1996
                                                                  (In Thousands)
Loans past due 90 days or more but still accruing:
         Real Estate - Residential Mortgage                  $112                $136
         Consumer - Instalment                                480                 197
         Consumer - Other                                     145                 183
         Total                                               $737                $516
Loans accounted for on a nonaccrual basis:
         Commercial                                        $1,406              $1,090
         Real Estate - Commercial Mortgage                  1,027               1,038
         Real Estate - Residential Mortgage                 2,115               1,526
         Consumer - Instalment                                606                 292
         Total                                              5,154               3,946
Total Nonperforming Loans                                  $5,891              $4,462

         In the course of resolving nonperforming loans, the Bank may choose to restructure the contractual terms of certain commercial and real estate loans. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status. It is the Bank's policy to maintain restructured loans on nonaccrual status for approximately six months before management considers its return to accrual status. At December 31, 1997, the Bank had $1.4 million of restructured loans.

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


The following table summarizes OREO activity during the periods indicated.

Activity                                                 Amount
                                                     (In Thousands)

Balance, December 31, 1995                                $638
Properties Acquired                                        601
Sales and Rental Proceeds                                 (968)
Balance, December 31, 1996                                 271
Properties Acquired                                        503
Sales and Rental Proceeds                                 (903)
OREO Recoveries                                            131
Balance, December 31, 1997                                $  2


         In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the Bank's standard underwriting guidelines.

         Securities Portfolio. The Company's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U.S. Treasury and U. S. Government Agency obligations, State, County and Municipal securities, as well as mortgage-backed securities, including collateralized mortgage obligations. Securities held to maturity as of December 31, 1997 are carried at their amortized cost of $308.1 million and exclude gross unrealized gains of $2.8 million and gross unrealized losses of $1.3 million. A year earlier, securities held to maturity totaled $290.9 million excluding gross unrealized gains of $1.2 million and gross unrealized losses of $3.2 million. There were no sales of securities held to maturity during 1997 or 1996.

         Securities available for sale consist of certain mortgage-backed securities, including collateralized mortgage obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of stockholders' equity. The fair value of securities available for sale at December 31, 1997 totaled $131.8 million and net unrealized gains totaled $1.4 million. A year earlier, securities available for sale were $26.4 million with net unrealized losses of $135,000. In 1997, the Bank realized a loss of $8,000 on the sale of an available for sale security. There were no sales of securities in 1996.

         The investment in the stock of the Federal Home Loan Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July 1994. This investment was increased during 1997 to maintain investment levels required by FHLB guidelines.

         Deposits. The Bank's branch system consists of 32 locations. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposit and loan products.

         As of December 31, 1997, deposits of $988.1 million were $69.6 million, or 7.6%, higher than the prior year-end. An expanding customer base, extensive branch network, and competitive market rates were responsible for this increase. Core deposits, consisting of demand, interest checking, savings, and money market accounts, increased $25.1 million, or 4.6%. Time deposits increased $44.5 million, or 11.8%.

         Total deposits increased $47.5 million, or 5.5%, during the year ended December 31, 1996. Core deposits decreased $8.1 million, or 1.5%, while time deposits increased $55.5 million, or 17.3%. It should be noted that the 1995 year end core deposit balances were inflated by a $17 million deposit made on the last day of the year which was subsequently withdrawn on the first business day of January 1996.

         Borrowings. The Bank's borrowings amounted to $248.3 million at December 31, 1997, an increase of $167.1 million from year end 1996. At December 31, 1997 the Bank's borrowings consisted primarily of FHLB advances, $206.7 million, an increase of $128.7 million from the prior year end. The remaining borrowings consisted of federal funds purchased, assets sold under repurchase agreements and treasury tax and loan notes. These borrowings totaled $41.5 million at December 31, 1997, an increase of $38.4 million from the prior year end.


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

         For the year ended December 31, 1997, the Company reported a 22% increase in net income to $14.2 million, or $.97 basic earnings per share. This increase in net income was due to a $7.3 million, or 16.3%, increase in net interest income. The provision for loan losses increased to $2.3 million compared with $1.8 million last year. Non-interest income was relatively unchanged while non-interest expense increased $1.5 million or 3.9%.

         For the year ended December 31, 1996, the Company recorded net income of $11.6 million, or $.80 basic earnings per share, compared to net income of $10.4 million, or $.72 basic earnings per share in 1995. The improvement in the results of operations in 1996 reflects a 2.2% increase in net interest income, primarily due to a significant increase in the average outstanding balance of loans, a 10.7% increase in non-interest income and a decrease of 3.0% in non-interest expenses. Each of these components is discussed in detail below.

         Net Interest Income. The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

         On a fully tax-equivalent basis, net interest income was $52.7 million in 1997, a 16.4% increase over 1996 net interest income of $45.2 million. Growth in net interest income in 1997 compared with that of 1996 was primarily the result of a 21.1% increase in average earning assets. The yield on earning assets was 8.08% in 1997, compared with 8.06% in 1996. While the average balance of loans, net of unearned discount increased by $100.1 million, or 15.2%, the yield on loans remained strong at 8.82% in 1997 as compared to 8.83% in 1996. The aforementioned investment leverage strategy increased average investments for the year by $103.6 million, or 34.4%, to $404.5 million as compared to the prior year. The yield on taxable securities increased to 6.71% in 1997 from 6.42% in 1996. During 1997, the average balance of interest-bearing liabilities increased $163.5 million, or 21.1%, over 1996 average balances. The average cost of these liabilities rose from 4.19% in 1996 to 4.44% in 1997 reflecting the increase in the higher cost borrowing and consumer certificate categories. The Company's interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased by 23 basis points. This is due to the Company's decision to expand the securities portfolio, financed by borrowings, repurchase agreements, and consumer certificates of deposit, to take advantage of a strong capital position. While these funding and investment actions increased net interest income, the net interest margin reflects the lower net interest spread on such transactions.

         The following table presents the Company's average balances, net interest income, interest rate spread, and net interest margin for 1997, 1996, and 1995. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 35% in these years.


                                1997                          1996                          1995
                              INTEREST                      INTEREST                      INTEREST
                    AVERAGE   EARNED/   AVERAGE   AVERAGE   EARNED/    AVERAGE  AVERAGE   EARNED/   AVERAGE
                    BALANCE    PAID      YIELD     BALANCE   PAID       YIELD    BALANCE   PAID      YIELD

                                                     (Dollars In Thousands)
Interest-earning
  assets:
Federal funds sold     $3,474     $  182     5.24%    $3,822        $208    5.44%   $16,666      $964     5.78%
Interest bearing
  deposits                  -          -         -       127           7    5.51%       362        19     5.25%

Taxable securities    390,769     26,207     6.71%   293,516      18,857    6.42%   251,588    15,900     6.32%
Non-taxable
  securities (1)       13,717        999     7.28%     7,411         431    5.82%     6,479       385     5.94%
Loans, net of
  unearned
  discount, (1)       757,877     66,868     8.82%   657,749      58,100    8.83%   612,481    56,138     9.17%
Total
  interest-earning
  assets           $1,165,837    $94,256     8.08%  $962,625     $77,603    8.06%  $887,576   $73,406     8.27%
Cash and due from
  banks                42,667                         46,840                         44,027
Other assets           18,862                         15,574                         14,367
Total Assets       $1,227,366                     $1,025,039                       $945,970

Interest-bearing liabilities

Savings and
  Interest Checking
  accounts           $255,069     $5,457     2.14%  $257,294      $5,563    2.16%  $261,302    $5,760     2.20%
Money Market &
  Super Interest
  Checking accounts   109,156      3,105     2.84%   105,706       2,944    2.79%   110,431     3,030     2.74%
Time deposits         402,346     23,136     5.75%   328,232      19,164    5.84%   292,206    17,252     5.90%
Federal funds
  purchased and
  assets sold
  under repurchase
  agreements           45,586      2,628     5.76%    23,418       1,284    5.48%    15,167       910     6.00%
Treasury tax and
  loan notes            3,283        178     5.42%     3,115         139    4.46%     3,828       181     4.73%
Federal Home Loan
  Bank borrowings     120,976      7,074     5.85%    51,382       2,885    5.61%    24,384     1,531     6.28%
Subordinated
  capital notes             -          -         -     3,805         375    9.86%     4,898       479     9.78%
Total
  interest-bearing
  liabilities        $936,416    $41,578     4.44%  $772,952     $32,354    4.19%  $712,216   $29,143     4.09%
Demand deposits       171,955                        161,475                        153,142
Other liabilities      32,910                         14,318                         12,628
Total Liabilities   1,141,281                        948,745                        877,986
Stockholders'
  Equity               86,085                         76,294                         67,984
Total Liabilities           6                              9
  and Stockholders'
  Equity           $1,227,366                     $1,025,039                      $945,970

Net Interest
  Income                         $52,678                         $45,249                      $44,263
Interest Rate
  Spread (2)                                 3.64%                          3.87%                         4.18%
Net Interest
  Margin (2)                                 4.52%                          4.70%                         4.99%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $493, $392 and $375 in 1997, 1996 and 1995, respectively.

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


                                                                   Year Ended December 31,
                                               1997 Compared To 1996                   1996 Compared To 1995
                                         Change      Change                      Change         Change
                                         Due To      Due To       Total          Due To         Due To          Total
                                         Rate        Volume       Change         Rate           Volume          Change
                                                                        (In Thousands)
Income on interest-earning assets:
         Federal funds sold                 ($7)        ($19)         ($26)        ($14)           ($742)        ($756)
         Interest bearing deposits            -           (7)           (7)           -              (12)          (12)
         Taxable securities               1,106        6,244         7,350          307            2,650         2,957
         Non-taxable securities (1)         201          367           568          (9)               55            46
         Loans, net of unearned
           discount (1)                     (73)       8,841         8,768       (2,189)           4,151         1,962
         Total                           $1,227      $15,426       $16,653      ($1,905)          $6,102        $4,197

Expense of interest-bearing
liabilities:
         Savings and Interest
           Checking accounts               ($58)        ($48)        ($106)       ($109)            ($88)        ($197)
         Money Market and Super
           Interest Checking accounts        65           96           161           43             (129)          (86)
         Time deposits                     (356)       4,328         3,972         (214)           2,126         1,912
         Federal funds purchased and
           assets sold under repurchase
           agreements                       129        1,215         1,344         (121)             495           374
         Treasury tax and loan notes         32            7            39           (8)             (34)          (42)
         Federal Home Loan Bank
           borrowings                       285        3,904         4,189         (341)           1,695         1,354
         Subordinated capital notes           -         (375)         (375)           3             (107)         (104)
         Total                              $97       $9,127        $9,224        ($747)          $3,958        $3,211
Change in net interest income            $1,130       $6,299        $7,429      ($1,158)          $2,144          $986

(1) Interest earned on non-taxable investment securities and loans is shown on a fully tax-equivalent basis.

         Interest income increased by $16.7 million, or 21.5%, to $94.3 million in 1997 as compared to the prior year end. Interest earned on loans increased by $8.8 million, or 15.1%, reflecting an increase in average loans to $757.9 million in 1997 from $657.7 in 1996. Interest income from taxable securities increased by $7.4 million, or 39.0%, to $26.2 million in 1997 as compared to the prior year. The average yield on these investments improved by 29 basis points to 6.71% in 1997.

         Interest expense for the year ended December 31, 1997 increased to $41.6 million from the $32.4 million recorded in 1996. Balance sheet growth was funded primarily by increased borrowings. Interest expense for this category increased by $5.2 million, or 111.0%, as the cost of FHLB borrowings increased by 24 basis points to 5.85% in 1997. While interest expense on time deposits increased by $4.0 million, or 20.7%, the cost of this deposit category decreased to 5.75% in 1997 from 5.84% in 1996. The total cost of interest bearing liabilities increased to 4.44% in 1997 from 4.19% in 1996.

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

         Provision for Possible Loan Losses. The provision for possible loan losses represents the charge to expense that is required to fund the reserve for possible loan losses. Management's periodic evaluation of the adequacy of the reserve considers past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying collateral, if any, and current and prospective economic conditions. A substantial portion of the Company's loans are secured by real estate in Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in property values.

         The provision for loan losses increased in 1997 to $2.3 million, compared with $1.8 million in 1996, reflecting higher loan originations. For the year ended December 31, 1997, net loan charge-offs totaled $1.8 million, an increase of $.2 million from the prior year. As of December 31, 1997, the reserve for possible loan losses represented 1.53% of loans, net of unearned discount, as compared to 1.76% at December 31, 1996. The reserve for possible loan losses at December 31, 1997 represented 215.1% of nonperforming loans on that date, as compared to coverage of 273.9% at the prior year-end.

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

         Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. The Company was most recently examined by Federal Reserve regulators in the first quarter of 1996 and the Bank was most recently examined by the Federal Deposit Insurance Corporation (FDIC) in the fourth quarter of 1997. No additional provision for possible loan losses was required as a result of these examinations.

         Non-Interest Income.   The following table sets forth information
regarding non-interest income for the periods shown.

Years Ended December 31,    1997           1996         1995
                                     (In Thousands)
Service charges on deposit
  accounts                        $5,654       $5,829        $5,648
Trust and financial
  services income                  3,082        2,790         2,424
Mortgage banking income            2,769        2,776         2,243
Other non-interest income          1,265        1,314         1,165
         TOTAL                   $12,770      $12,709       $11,480


         Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $12.8 million in 1997.

         Service charges on deposit accounts, which represents approximately one half of non-interest income, decreased from $5.8 million in 1996 to $5.7 million in 1997.

         Trust and Financial Services revenue increased by 10.5% to $3.1 million compared to $2.8 million in 1996. This improvement is due to an increase in funds under management and a strong securities market.

         Mortgage banking income, $2.8 million in 1997, equaled the prior year. The Company's mortgage banking revenue consists primarily of points related to loans sold, servicing income and gains and losses on the sale of loans originated for sale. Residential mortgage loans are originated as necessary to meet consumer demand. Sales of such loans in the secondary market occur to lend balance to the Company's interest rate sensitivity. Such sales generate gain or loss at the time of sale, produce future servicing income, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of the borrowers, and otherwise servicing the loans and receiving a fee for performing these services.

         For the year ended December 31, 1996, total non-interest income amounted to $12.7 million, an increase of $1.2 million, or 10.7%, from 1995. Service charges on deposit accounts increased slightly from $5.6 million in 1995 to $5.8 million in 1996. Trust and Financial Services revenue increased by 15.1% to $2.8 million compared to $2.4 million in 1995. Again, this improvement is due to an increase in funds under management and a strong securities market.

         Mortgage banking income increased to $2.8 million in 1996, up from $2.2 million in 1995. This increase represented strong commercial and residential mortgage origination activity, in addition to an impact of $360,000 due to the adoption of SFAS No. 122 as of January 1, 1996.

Non-Interest Expense. The following table sets forth information regarding non-interest expense for the periods shown.

Years Ended December 31,                        1997         1996        1995
                                                      (In Thousands)
Salaries and employee benefits                 $20,566     $21,083     $22,143
Occupancy expenses                               3,525       3,289       3,458
Equipment expenses                               2,619       2,405       2,335
Advertising                                        679         838         710
Legal fees - loan collection                       583         765         681
Legal fees - other                                 413         452         381
FDIC assessment                                    112          43       1,070
OREO expenses                                       66         137         599
Data processing facilities management            3,727       1,908           -
Other non-interest expenses                      7,276       7,146       7,875
         TOTAL                                 $39,566     $38,066     $39,252


         Non-interest expenses totaled $39.6 million for the year ended December 31, 1997, a $1.5 million increase from the comparable 1996 period.

         Salaries and employee benefits decreased by $.5 million, or 2.5%. As previously reported, in connection with a change in the Bank's pension plan which was effective January 1, 1997, the Company recognized $.4 million of previously accrued pension liability as a credit to salaries and benefits. As a result of the change in the plan to a defined contribution plan, no pension expense was recognized in 1997.

         Occupancy and equipment expenses increased $.5 million, or 8%, in 1997 from 1996 as a result of the Company's commitment to improve facilities and to take advantage of current technology.

         The data processing facilities management fee, initiated in 1996, increased by $1.8 million to $3.7 million in 1997. With the full completion of the data processing conversion in the first quarter of 1997, the fee increased as scheduled.

         Non-interest expenses decreased by 3.0% to $38.1 million in 1996, compared with $39.3 million in 1995.

         Salaries and employee benefits decreased 4.8% to $21.1 million in 1996, compared with $22.1 million in 1995, due to the transfer of sixty-nine employees to the Bank's third party data processing provider, as a result of a facilities management agreement. Deposit insurance expense decreased $1.0 million, or 96.0% in 1996 compared with the prior year, due to the FDIC's declaration of a premium moratorium. The Bank currently is assessed the lowest FDIC insurance premium rate as a result of its strong financial condition. OREO-related expenses decreased $614,000, or 81.8% in 1996, compared with the prior year, due to continued improvement in the level of foreclosed properties. Other non-interest expense decreased 9.3% to $7.1 million in 1996, compared with $7.9 million in 1995.

         Minority Interest Expense. In 1997, Independent Capital Trust I was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued by the Trust. The Company recorded distributions payable on the Trust Preferred Securities as a minority interest expense totaling $1.6 million in 1997.

         Income Taxes. For the years ended December 31, 1997, 1996, and 1995, the Company recorded combined federal and state income tax provisions of $7,326,000, $6,153,000, and $4,729,000, respectively. These provisions reflect effective income tax rates of 34.1%, 34.7%, and 31.3% in 1997, 1996, and 1995, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to certain non-taxable investments and dividends and to benefits recorded in these years in compliance with Statement of Financial Standards (SFAS) No. 109. These benefits, which amounted to $126,000, $101,000, and $1.6 million in 1997, 1996, and 1995, respectively, reduced the valuation allowance which had been established prior to 1993 due to the uncertainty of the realizability of the Company's net deferred tax asset at that time.

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

         The Asset/Liability Management Committee, whose members comprise the Bank's senior management, develops procedures, consistent with policies established by the Board of Directors, to monitor and coordinate the Company's interest rate sensitivity and the sources, uses, and pricing of funds. Interest rate sensitivity refers to the Company's exposure to fluctuations in interest rates and its effect on earnings. If assets and liabilities do not reprice simultaneously and in equal volume, the potential for interest rate exposure exists. It is management's objective to maintain stability in the growth of net interest income through the maintenance of an appropriate mix of interest-earning assets and interest-bearing liabilities and, when necessary, within prudent limits, through the use of off-balance sheet hedging instruments such as interest rate swaps. The Committee employs simulation analyses in an attempt to quantify, evaluate and manage the impact of changes in interest rates on the Bank's net interest income. In addition, the Company engages an independent consultant to render advice with respect to asset and liability management strategy.

         The Bank is careful to increase deposits without adversely impacting the weighted average cost of those monies. Accordingly, management has implemented funding strategies that include FHLB advances and repurchase agreement lines. These non-deposit funds are also viewed as a contingent source of liquidity and, when profitable lending and investment opportunities exist, access to such funds provides a means to leverage the balance sheet.

         At December 31, 1997, approximately 38% of the Company's total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the Company's cumulative hedged gap was a negative $133.7 million, or 9.8% of total assets.

         From time to time the Company has utilized interest rate swap agreements as hedging instruments against stable or declining interest rates. An interest rate swap is an agreement whereby one party agrees to pay a floating rate of interest on a notional principal amount in exchange for receiving a fixed rate of interest on the same notional amount for a predetermined period of time from a second party. The assets relating to the notional principal amount are not actually exchanged.

         The Bank has entered into interest rate swap agreements with a total notional value of $70 million at December 31, 1997. These swaps were arranged through a large international financial institution and have initial maturities ranging from three to four years. The Bank receives fixed-rate payments and pays a variable rate of interest tied to 3-month LIBOR. At December 31, 1997, the weighted average fixed-payment rate was 5.93% and the weighted average rate of the variable interest payments was 5.92%. As a result of these interest rate swaps, the Bank realized net interest income of $.1 million and $.2 million and net interest expense of $.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.


                                                                       Within        Over Three
                                                                        Three         To Twelve      Over One
                                                                       Months          Months         Year          Total
Interest-earning assets (1):
Federal funds sold                                                     $22,472              -             -       $22,472
Securities                                                              55,787         67,036       333,166       455,989
Loans - fixed rate (2)                                                  47,429         88,001       395,920       531,350
Loans - floating rate (2)                                              186,576         53,410        50,905       290,891
Total interest-earning assets                                          312,264        208,447       779,991     1,300,702
Interest-bearing liabilities:
Savings and Interest Checking accounts (3)                              22,683              -       235,297       257,980
Money Market and Super Interest Checking accounts (3)                  107,757              -        11,559       119,316
Time certificates of deposit over $100,000                              40,762         21,457         7,205        69,424
Other time deposits                                                    111,230        178,485        62,136       351,851
Borrowings                                                             117,044         35,000        96,224       248,268
Total interest-bearing liabilities                                     399,476        234,942       412,421     1,046,839
Corporation-obligated mandatorily redeemable
  trust preferred securities of subsidiary trust
  holding solely junior subordinated debentures
  of the Corporation                                                        -              -         28,750        28,750
Net interest sensitivity gap during the period                        (87,212)       (26,495)       338,820       225,113
Cumulative gap                                                        (87,212)      (113,707)       225,113       225,113
Effect of hedging activities                                          (20,000)             -         20,000             -
Cumulative hedged gap                                               ($107,212)     ($133,707)      $225,113      $225,113
Interest-earning assets as a percent of interest-bearing
  liabilities (cumulative)                                              78.17%         82.08%        124.25%       124.25%
Interest-earning assets as a percent of
  total assets (cumulative)                                             22.79%         38.01%         94.94%        94.94%
Ratio of unhedged gap to total assets                                   (6.37%)        (1.93%)        24.73%        16.43%
Ratio of cumulative unhedged gap to total assets                        (6.37%)        (8.30%)        16.43%        16.43%
Ratio of hedged gap to total assets                                     (7.83%)        (1.93%)        26.19%        16.43%
Ratio of cumulative hedged gap to total assets                          (7.83%)        (9.76%)        16.43%        16.43%

(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2) Balances have been reduced for nonperforming loans which amounted to $5.9 million at the same date.

(3) Although the Bank's regular savings accounts generally are subject to immediate withdrawal, management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.


INTEREST RATE RISK

         Interest rate risk is the sensitivity of income to variations in interest rates over both short-term and long-term horizons. The primary goal of interest-rate risk management is to control this risk within limits approved by the Board and narrower guidelines approved by the Asset/Liability Management Committee. These limits and guidelines reflect the Company's tolerance for interest-rate risk by identifying exposures, quantifying and hedging them. The Company quantifies its interest-rate exposures using simulation models, as well as simpler gap analyses. The Company manages its interest-rate exposure using a combination of on and off balance sheet instruments, primarily fixed-rate portfolio securities, interest rate swaps and options.

         The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a relatively short (i.e., less than 2 years) time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities and off balance sheet positions under various scenarios.

         The Company's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points, estimated net interest income for the next 12 months should decline by less than 6%. The following table reflects the Company's estimated exposure, as a percentage of estimated net interest income for the next 12 months:

Rate Change                 Estimated Exposure as %
(Basis Points)              of Net Interest Income
  +200                            (1.90%)
  -200                             0.45%

         See Management's Discussion on Asset/Liability Management for further details on how the Company manages its market and interest rate risk.


LIQUIDITY

         Liquidity, as it pertains to the Company, is the ability to generate cash in the most economical way for the institution to meet its ongoing obligations to pay deposit withdrawals and to fund loan commitments. The Company's primary sources of funds are deposits, borrowings, and the amortization, prepayment, and maturities of loans and investments.

         The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, interest checking accounts, savings accounts, and money market accounts. Deposit levels are greatly influenced by interest rates, economic conditions, and competitive factors. The Bank has also established five repurchase agreement lines, approximately $450 million of potential funding, with major brokerage firms as potential sources of liquidity. At December 31, 1997, the Bank had $36.4 million outstanding under these lines. In addition, as a member of the Federal Home Loan Bank, Rockland has access to approximately $400 million of borrowing capacity. On December 31, 1997, the Bank had $206.7 million outstanding in FHLB borrowings.

         The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Parent Company's assets include its investment in the Bank, $1.4 million of other investments, and $1.2 million of goodwill. In addition, the Parent Company issued $29.64 million of Junior Subordinated Debentures in conjunction with the issuance of Trust Preferred Securities by a direct subsidiary, Independent Capital Trust I. The proceeds of this offering, net of issuance costs, are maintained in an interest bearing checking account at the Bank. The Parent Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Parent Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The Parent Company is directly reimbursed by the Bank for virtually all such expenses.

         The Company actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Company will maintain adequate levels of available funds. At December 31, 1997, the Company's liquidity position was well above policy guidelines.

         See Management's Discussion on Asset/Liability Management for further details on how the Company manages its liquidity.


CAPITAL RESOURCES

         The Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation (FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1997, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital.

         A minimum requirement of 4.0% Tier 1 leverage capital is also mandated. On December 31, 1997, the Tier 1 leverage capital ratio for the Company and the Bank was 8.64% and 6.36%, respectively.

         Capital ratios of the Company and the Bank are shown below for the last two year-ends.

December 31,                                           1997           1996

The Company
         Tier 1 leverage capital ratio                8.64%           7.35%
         Tier 1 risk-based capital ratio             13.52%          10.89%
         Total risk-based capital ratio              14.78%          12.15%
The Bank
         Tier 1 leverage capital ratio                6.36%           7.23%
         Tier 1 risk-based capital ratio              9.98%          10.73%
         Total risk-based capital ratio              11.23%          11.99%


DIVIDENDS

         The Company declared cash dividends of $.34 per share in 1997, this is an increase of $.09 per share compared to the 1996 cash dividend of $.25 per share. The 1997 ratio of dividends paid to earnings was 35.05%.

         Payment of dividends by the Company on its common stock is subject to various regulatory restrictions. The Company is regulated by the Federal Reserve Bank and, as such, is subject to its regulations and guidelines with respect to the payment of dividends. Since substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend on the earnings of the Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the Board of Directors deems appropriate. Management believes that the Bank will continue to generate adequate earnings to continue to pay dividends.


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


YEAR 2000

         The Company has developed plans to address the possible exposures related to the impact on its computer systems and key service providers of the Year 2000. Key financial and operational systems have been assessed and detailed plans have been developed to address systems modifications required by December 31, 1999. Anticipated spending for these modifications will be expensed as incurred.

         In 1997, the Company converted its core operating system software to a leading provider of data processing services, Alltel. As a consequence, Alltel is leading the effort for ensuring Year 2000 compliance for all mainframe application software. Management has overall responsibility for ensuring compliant systems and is working closely with Alltel to ensure this compliance by December 31, 1999. Costs related to this aspect of the Year 2000 effort are the responsibility of Alltel. Management believes Alltel has the financial resources to complete this effort.

         The Company expects to incur Year 2000 costs to upgrade personal computers and non mainframe software in 1998 and 1999. Management estimates this cost to be $200,000 over the next two years.

Consolidated Balance Sheets

DECEMBER 31,                                                      1997             1996
                                                                   (Dollars In Thousands)
ASSETS
  CASH AND DUE FROM BANKS                                           $42,544          $52,836
  FEDERAL FUNDS SOLD                                                 22,472              650
  SECURITIES HELD TO MATURITY (Notes 1 and 3)
    (fair value $309,635 and $288,932)                              308,112          290,894
  SECURITIES AVAILABLE FOR SALE (Notes 1 and 3)                     131,842           26,449
  FEDERAL HOME LOAN BANK STOCK (Note 6)                              16,035            7,558
  LOANS, NET OF UNEARNED DISCOUNT (Notes 1 and 4)                   828,132          695,406
  LESS: RESERVE FOR POSSIBLE LOAN LOSSES                            (12,674)         (12,221)
  Net Loans                                                         815,458          683,185
  BANK PREMISES AND EQUIPMENT (Notes 1 and 5)                        12,776           10,642
  OTHER REAL ESTATE OWNED (Note 1)                                        2              271
  OTHER ASSETS (Notes 1 and 8)                                       20,766           20,308
  TOTAL ASSETS                                                   $1,370,007       $1,092,793

LIABILITIES
  DEPOSITS
  Demand Deposits                                                  $189,577         $176,887
  Savings and Interest Checking Accounts                            257,980          257,819
  Money Market and Super Interest Checking Accounts                 119,316          107,084
  Time Certificates of Deposit over $100,000                         69,424           45,866
  Other Time Deposits                                               351,851          330,916
  Total Deposits                                                    988,148          918,572
  FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER
    REPURCHASE AGREEMENTS (Notes 3 and 6)                            38,327              840
  TREASURY TAX AND LOAN NOTES (Notes 3 and 6)                         3,217            2,296
  FEDERAL HOME LOAN BANK BORROWINGS (Note 6)                        206,724           78,000
  OTHER LIABILITIES                                                  12,348           11,975
  TOTAL LIABILITIES                                               1,248,764        1,011,683
Corporation-obligated mandatorily redeemable
  trust preferred securities of subsidiary trust holding solely junior subordinated debentures of the Corporation
  Outstanding: 1,150,000 shares in 1997 (Note 13)                    28,750                -

STOCKHOLDERS' EQUITY (Notes 1 and 11)
  Preferred Stock, $.01 par value. Authorized: 1,000,000 Shares
  Outstanding: No Shares in 1997 or 1996                                  -                -
  Common Stock, $.01 par value. Authorized: 30,000,000
  Outstanding: 14,801,904 Shares in 1997 and 14,604,501 Shares
    in 1996                                                             148              146
  Surplus                                                            45,147           44,433
  Retained Earnings                                                  45,825           36,666
  Unrealized Gain (Loss) on Securities Available For Sale, Net
    of Tax (Note 3)                                                   1,373             (135)
    TOTAL STOCKHOLDERS' EQUITY                                       92,493           81,110
    TOTAL LIABILITIES, MINORITY INTEREST IN
    SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                       $1,370,007       $1,092,793


              The accompanying notes are an integral part of these
                       consolidated financial statements.

Consolidated Statements of Income


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                1997        1996             1995
                                                                      (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME
         Interest on Loans (Notes 1 and 4)                                      $66,682          $57,842         $55,870
         Interest and Dividends on Securities (Note 3)                           26,899           19,154          16,178
         Interest on Federal Funds Sold                                             182              208             964
         Interest on Interest Bearing Deposits                                        -                7             19
                  Total Interest Income                                          93,763           77,211          73,031
INTEREST EXPENSE
  Interest on Deposits                                                           31,697           27,670          26,042
  Interest on Borrowings (Note 1)                                                 9,881            4,310           2,623
  Interest on Subordinated Capital Notes                                              -              374             478
    Total Interest Expense                                                       41,578           32,354          29,143
    Net Interest Income                                                          52,185           44,857          43,888
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 1 and 4)                                2,260            1,750           1,000
    Net Interest Income After Provision For Possible Loan Losses                 49,925           43,107          42,888
NON-INTEREST INCOME
  Service Charges on Deposit Accounts                                             5,654            5,829           5,648
  Trust and Financial Services Income                                             3,082            2,790           2,424
  Mortgage Banking Income                                                         2,769            2,776           2,243
  Other Non-Interest Income                                                       1,265            1,314           1,165
  Total Non-Interest Income                                                      12,770           12,709          11,480
NON-INTEREST EXPENSES
  Salaries and Employee Benefits (Note 9)                                        20,566           21,083          22,143
  Occupancy Expenses (Notes 5 and 12)                                             3,525            3,289           3,458
  Equipment Expenses                                                              2,619            2,405           2,335
  Other Non-Interest Expenses (Note 10)                                          12,856           11,289          11,316
    Total Non-Interest Expenses                                                  39,566           38,066          39,252
  Minority Interest Expense (Note 13)                                             1,645                -               -
INCOME BEFORE INCOME TAXES                                                       21,484           17,750          15,116
PROVISION FOR INCOME TAXES (Notes 1 and 8)                                        7,326            6,153           4,729
NET INCOME                                                                      $14,158          $11,597         $10,387
BASIC EARNINGS PER SHARE                                                          $0.97            $0.80           $0.72
DILUTED EARNINGS PER SHARE                                                        $0.95            $0.79           $0.71
Weighted average common shares (Basic) (Notes 7 and 11)                      14,666,420       14,556,481      14,475,279
Common stock equivalents                                                        305,805          194,843         156,214
Weighted average common shares (Diluted) (Notes 7 and 11)                    14,972,225       14,751,324      14,631,493

              The accompanying notes are an integral part of these
                       consolidated financial statements.


Consolidated Statements of Stockholders' Equity


                                                                                                         UNREALIZED
                                                                                                        GAIN/(LOSS)
                                                                COMMON                     RETAINED    ON SECURITIES
                                                                 STOCK       SURPLUS        EARNINGS    AVAIL. FOR SALE     TOTAL
                                                                                             (In Thousands)

BALANCE, DECEMBER 31, 1994                                       $144      $43,381         $20,931            ($254)       $64,202
         Net Income                                                                         10,387                          10,387
         Cash Dividends Declared ($.18 per share)                                           (2,608)                         (2,608)
         Proceeds From Exercise of Stock Options (Note 11)                      44                                              44
         Common Stock Sold Under Dividend Reinvestment
         and Stock Purchase Plan (Note 11)                          1          352                                             353
         Change in Unrealized Loss on Securities
           Available For Sale, Net of Tax (Note 3)                                                              194            194
BALANCE DECEMBER 31, 1995                                         145       43,777          28,710              (60)        72,572
         Net Income                                                                         11,597                          11,597
         Cash Dividends Declared ($.25 per share)                                           (3,641)                         (3,641)
         Proceeds From Exercise of Stock Options (Note 11)                     105                                             105
         Tax Benefit on Stock Option Exercises                                  54                                              54
         Common Stock Sold Under Dividend Reinvestment
           and Stock Purchase Plan (Note 11)                        1          497                                             498
         Change in Unrealized Loss on Securities
         Available For Sale, Net of Tax (Note 3)                                                                (75)           (75)
BALANCE DECEMBER 31, 1996                                         146       44,433          36,666             (135)        81,110
         Net Income                                                                         14,158                          14,158
         Cash Dividends Declared ($.34 per share)                                           (4,999)                         (4,999)
         Proceeds From Exercise of Stock Options (Note 11)          2          710                                             712
         Tax Benefit on Stock Option Exercises                                   4                                               4
         Change in Unrealized Gain (Loss) on Securities
           Available For Sale, Net of Tax (Note 3)                                                            1,508          1,508
BALANCE DECEMBER 31, 1997                                        $148      $45,147         $45,825           $1,373        $92,493

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Consolidated Statements of Cash Flows


YEARS ENDED DECEMBER 31,                                                               1997             1996             1995
                                                                                                 (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                            $14,158          $11,597            $10,387
ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED FROM OPERATING ACTIVITIES:
  Depreciation and amortization                                                         3,160            3,067              3,214
  Provision for possible loan losses                                                    2,260            1,750              1,000
  Deferred income taxes                                                                   769            2,044                 55
  Loans originated for resale                                                         (42,850)         (41,108)           (47,472)
  Proceeds from mortgage loan sales                                                    42,793           41,108             47,490
  Loss (gain) on sale of mortgages                                                         57                -                (18)
  Gain recorded from mortgage servicing rights                                           (423)            (401)                 -
  Other Real Estate Owned (recoveries)/write-downs                                       (131)               -                153

  Changes in assets and liabilities:
    Decrease (increase) in other assets                                                  (804)          (2,208)               100
    Increase (decrease) in other liabilities                                             (403)            (789)             2,736
TOTAL ADJUSTMENTS                                                                       4,428            3,463              7,258
  NET CASH PROVIDED FROM OPERATING ACTIVITIES                                          18,586           15,060             17,645

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in Interest Bearing Deposits                                                 -              296                206
  Proceeds from maturities of Securities Held to Maturity                              88,070           73,661             52,511
  Proceeds from maturities of Securities Available For Sale                            20,641            5,964                485
  Purchase of Securities Held to Maturity                                            (106,195)        (138,710)           (51,917)
  Purchase of Securities Available For Sale                                          (123,937)               -                  -
  Purchase of Federal Home Loan Bank Stock                                             (8,477)          (4,096)              (362)
  Net increase in Loans                                                              (135,036)         (69,335)           (42,178)
  Proceeds from sale of Other Real Estate Owned                                           903              968              3,953
  Investment in Bank Premises and Equipment                                            (4,200)          (3,678)            (3,536)
NET CASH USED IN INVESTING ACTIVITIES                                                (268,231)        (134,930)           (40,838)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in Time Deposits                                                        44,493           55,538             80,736
  Net increase (decrease) in Other Deposits                                            25,083           (8,051)            (6,263)
  Net increase (decrease) in Federal Funds Purchased
    and Assets Sold Under Repurchase Agreements                                        37,487           (3,220)           (22,525)
  Net increase (decrease) in Federal Home Loan Bank Borrowings                        128,724           58,000             (5,000)
  Net increase (decrease) in Treasury Tax & Loan Notes                                    921           (1,735)               229
  Repayment of Capital Notes                                                                -           (4,843)              (122)
  Issuance of corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated debentures
    of the Corporation                                                                 28,750                -                  -
  Proceeds from stock issuance                                                            716              657                397

Dividends Paid                                                                         (4,999)          (3,344)            (2,460)

NET CASH PROVIDED FROM FINANCING ACTIVITIES                                           261,175           93,002             44,992

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   11,530         (26,868)             21,799

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                                 53,486           80,354             58,555

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                                      $65,016          $53,486            $80,354

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest on deposits and borrowings                                                 $45,453          $31,497            $28,862
  Interest on Trust Preferred Securities                                                1,638                -                  -
  Income taxes                                                                          6,110            5,978              3,999

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  OREO Properties Acquired                                                                503              601                878
  Securities transferred to Securities Available For Sale                                   -                -             28,619


DISCLOSURE OF ACCOUNTING POLICY:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for up to two week periods.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Notes to Consolidated Financial Statements


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or the Bank) and Independent Capital Trust I. All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

NATURE OF OPERATIONS

         Independent Bank Corp. is a one-bank holding company whose primary asset is its investment in Rockland Trust Company. Rockland is a state-chartered commercial bank which operates 32 banking offices in southeastern Massachusetts. The Company's primary source of income is from providing loans to individuals and small-to-medium- sized businesses in its market area.

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

LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

          Loans are stated at their principal balance outstanding. Interest income for commercial, real estate, and consumer loans is accrued based upon the daily principal amount outstanding except for loans on nonaccrual status. Interest income on instalment loans is generally recorded based upon the level-yield method.

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

         Loan fees in excess of certain direct origination costs are deferred and amortized into interest income over the expected term of the loan using the level-yield method.

          The Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors For Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of the expected future cash flows discounted at the loan's original effective interest rate or the collateral value. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

         The Company had previously determined the adequacy of the reserve for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision for possible loan losses was required as of January 1, 1995.

         The reserve for possible loan losses is funded by periodic charges to expense and is maintained at a level that management considers adequate to provide for potential loan losses based upon an evaluation of known and inherent risks in the loan portfolio. The reserve is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the current period. When a loan, or any portion thereof, is considered to be uncollectible, it is charged against the reserve for possible loan losses. Subsequent recoveries are credited to the reserve.

BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

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

INTANGIBLE ASSETS

         In connection with the acquisition of Middleborough Trust Company in January 1986, the Company allocated $2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20 year period using the straight-line method. The balance at December 31, 1997 is $1,180,000.

         In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May 1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15 year period using the straight-line method. The balance at December 31, 1997 is $1,435,000.

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

TRUST AND FINANCIAL SERVICES

         Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, as such assets are not assets of the Company. Trust and Financial Services income is recorded on an accrual basis.


DERIVATIVE AND OTHER OFF-BALANCE SHEET AGREEMENTS

         The Bank has utilized interest rate swap agreements, caps, or floors as hedging instruments for asset and liability management purposes. As such, these instruments are accounted for under the accrual method. Income received from the fixed rate payments and interest paid under variable rate obligations is recorded on a net basis as interest income on loans. Gains or losses on the sale of swap agreements are deferred and amortized into interest income over the remainder of the original term of the swap. The Bank defers and amortizes the purchase price of Caps and Floors over the original term of the instrument.

MORTGAGE SERVICING RIGHTS

         On January 1, 1996, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires entities that engage in mortgage banking activities recognize the rights to service mortgage loans for others, regardless of the manner in which the servicing rights are acquired, as separate assets when the related loans are sold and the servicing rights are retained. The amount capitalized is based on an allocation of the total cost of the mortgage loans to the mortgage servicing rights and the loan (without the mortgage servicing rights) based on their relative fair values. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. Effective January 1, 1997, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" superseded SFAS No. 122. SFAS No. 127 "Deferral of the Effective Date of Provisions of FASB Statement No. 125" is effective for transactions occurring after December 31, 1997.

         On January 1, 1997, the Company adopted SFAS No. 125. SFAS No. 125 requires transfers of financial assets in which the Bank surrenders control over those financial assets shall be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Each time the Bank undertakes an obligation to service financial assets it shall recognize either a servicing asset or a servicing liability for that contract, unless it securitizes the assets, retains all of the resulting securities, and classifies them as debt securities held-to-maturity. The implementation of these statements did not have a material effect on the Company's results of operations or financial condition. The carrying value of capitalized mortgage servicing rights as of December 31, 1997 and 1996 was $1,141,000 and $986,000, respectively.

STOCK-BASED COMPENSATION

         SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the stock.

COMPREHENSIVE INCOME

         In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses and all other nonowner changes in equity). This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. This statement will be effective for the Company's financial statements issued for the fiscal year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes are required.

SEGMENT INFORMATION

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. This statement is effective and will be adopted for the Company's financial statements for the fiscal year ending December 31, 1998 and requires the restatement of previously reported segment information for all periods presented.

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

The carrying amount reported on the balance sheet for cash, federal funds sold and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following table reflects the book and fair values of financial instruments, including on-balance sheet and off-balance sheet instruments as of December 31, 1997 and 1996.



                                                      1997                       1996
                                                      BOOK         FAIR          BOOK         FAIR
                                                      VALUE        VALUE         VALUE        VALUE
FINANCIAL ASSETS                                         (In Thousands)             (In Thousands)

Cash and Due From Banks                              $42,544       $42,544      $52,836       $52,836(a)
Federal Funds Sold                                    22,472        22,472          650           650(a)
Securities Held To Maturity                          308,112       309,635      290,894       288,932(b)
Securities Available For Sale                        131,842       131,842       26,449        26,449(b)
Federal Home Loan Bank Stock                          16,035        16,035        7,558         7,558(c)
Net Loans                                            815,458       815,572      683,185       683,749(d)
Mortgage Servicing Rights                              1,141         1,141          986           986(f)
FINANCIAL LIABILITIES
Demand Deposits                                      189,577       189,577      176,887       176,887(e)
Savings and Interest Checking Accounts               257,980       257,980      257,819       257,819(e)
Money Market and Super Interest Checking
  Accounts                                           119,316       119,316      107,084       107,084(e)
Time Deposits                                        421,275       420,562      376,782       375,556(f)
Federal Funds Purchased and Assets
   Sold Under Repurchase Agreements                   38,327        38,409          840           840(f)
Treasury Tax and Loan Notes                            3,217         3,217        2,296         2,296(a)
Federal Home Loan Bank Borrowings                    206,724       206,548       78,000        78,094(f)
Corporation-obligated mandatorily redeemable
  trust preferred securities of subsidiary trust
  holding solely junior subordinated debentures
  of the Corporation                                  28,750        25,137(f)
UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby Letters of Credit                                  -             9            -            16(g)
Interest Rate Swap Agreements                              -           130            -           101(b)


(a) Book value approximates fair value due to short term nature of these instruments.

(b) Fair value was determined based on market prices or dealer quotes.

(c) Federal Home Loan Bank stock is redeemable at cost.

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

(f) The fair value of these instruments is estimated by discounting anticipated future cash payments using rates currently available for instruments with similar remaining maturities.

(g) The fair value of these instruments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of customers.

(3)  SECURITIES

         The amortized cost, gross unrealized gains and losses, and fair value of securities held to maturity at December 31, 1997 and 1996 were as follows:



                                                                                      1997
                                                                          Gross          Gross
                                                         Amortized        Unrealized     Unrealized       Fair
                                                         Cost             Gains          Losses           Value
                                                                                 (In Thousands)
U.S. Treasury and U.S. Government Agency Securities       $51,567             $201         ($691)          $51,077
Mortgage-Backed Securities                                199,245            2,136          (562)          200,819
Collateralized Mortgage Obligations                        34,515               86           (49)           34,552
State, County, and Municipal Securities                    21,385              408            (6)           21,787
Other Securities                                            1,400               -              -             1,400
  Total                                                  $308,112           $2,831       ($1,308)         $309,635


                                                                                       1996
                                                                          Gross          Gross
                                                           Amortized      Unrealized     Unrealized       Fair
                                                           Cost           Gains          Losses           Value
                                                                                  (In Thousands)
U.S. Treasury and U.S. Government Agency Securities       $71,104            $153        ($1,292)          $69,965
Mortgage-Backed Securities                                193,854           1,005         (1,699)          193,160
Collateralized Mortgage Obligations                        19,526              21           (152)           19,395
State, County, and Municipal Securities                     5,410              10             (8)            5,412
Other Securities                                            1,000               -              -             1,000
  Total                                                  $290,894          $1,189        ($3,151)         $288,932


         The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale at December 31, 1997 and 1996 were as follows:



                                                                    1997
                                                         Gross         Gross
                                           Amortized     Unrealized    Unrealized    Fair
                                           Cost          Gains         Losses        Value
                                                              (In Thousands)
Mortgage-Backed Securities                 $129,761        $2,136         ($55)       $131,842
Collateralized Mortgage Obligations               -             -             -              -
   Total                                   $129,761        $2,136         ($55)       $131,842


                                                                  1996
                                                        Gross         Gross
                                          Amortized     Unrealized    Unrealized    Fair
                                          Cost          Gains         Losses        Value
                                                             (In Thousands)
Mortgage-Backed Securities                 $24,992             -        ($196)       $24,796
Collateralized Mortgage Obligations          1,661             -           (8)         1,653
   Total                                   $26,653             -        ($204)       $26,449



         In 1997, the Bank realized a loss of $8,000 on the sale of an available for sale security. There were no sales of securities in 1996.

         A schedule of the contractual maturities of securities held to maturity and securities available for sale at December 31, 1997 is presented below:


                                          Held to maturity               Available for sale
                                         Amortized        Fair          Amortized        Fair
                                           Cost           Value            Cost          Value
                                           (In Thousands)                  (In Thousands)
Due in one year or less                     $8,787         $8,509          $6,364          $6,358
Due from one year to five years             75,451         74,796           2,107           2,095
Due from five to ten years                   6,688          6,836           2,163           2,135
Due after ten years                        217,186        219,494         119,127         121,254
   Total                                  $308,112       $309,635        $129,761        $131,842


         The actual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from the contractual maturities due to the ability of the borrowers to prepay underlying mortgage obligations.

         On December 31, 1997 and 1996, investment securities carried at $87,978,000 and $28,595,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. These securities were not under the control of the Bank. At year end 1997 and 1996, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.

(4)  LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

composition of loans, net of unearned discount, at December 31, 1997 and 1996 were as follows:


                                                                        1997          1996
                                                                        (In Thousands)
Commercial                                                       $138,541              $127,008
         Real Estate - Commercial Mortgage                        238,930               205,256
         Real Estate - Residential Mortgage                       207,555               202,031
         Real Estate - Construction                                34,227                31,633
Consumer - Instalment                                             227,700               132,589
Consumer - Other                                                    9,849                10,140
         Gross Loans                                              856,802               708,657
         Unearned Discount                                         28,670                13,251
Loans, Net of Unearned Discount                                  $828,132              $695,406


         In addition to the loans noted above, at December 31, 1997 and December 31, 1996, the Company serviced approximately $263,225,000 and $252,187,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions.

         Loans held for sale are valued at lower of the recorded balance or market value. At December 31, 1997, and 1996, loans held for sale amounted to approximately $4,500,000 and $4,100,000, respectively. No adjustments for unrealized losses were required at December 31, 1997 and 1996.

         As of December 31, 1997 and 1996 the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 was as follows:

                                                             1997                          1996
                                                   Recorded       Valuation       Recorded       Valuation
                                                  Investment      Allowance      Investment      Allowance
Impaired loans:
           Valuation allowance Required             $2,112           $585          $3,076          $797
           No valuation
           Allowance required                        2,065              -           1,525             -
                  Total                             $4,177           $585          $4,601          $797


         The valuation allowance is included in the reserve for possible loan losses on the balance sheet. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $4,200,000 and $5,400,000, respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of approximately $190,000 and $225,000 for the years ended December 31, 1997 and 1996.

         The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 1997 and 1996 and for the years then ended is as follows (in thousands).


Balance, January 1, 1996                        $11,573
New loans                                         6,472
Loan repayments                                  (2,759)
Balance, December 31, 1996                       15,286
New loans                                         6,286
Loan repayments                                  (6,447)
Balance, December 31, 1997                      $15,125


         All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1997 is as follows:


                                              1997          1996         1995
                                                        (In Thousands)
Reserve, beginning of year                  $12,221       $12,088       $13,719
Loans charged off                            (2,906)       (2,825)       (4,082)
Recoveries on loans previously charged off    1,099         1,208         1,451
            Net charge-offs                  (1,807)       (1,617)       (2,631)
Provision charged to expense                  2,260         1,750         1,000
         Reserve, end of year               $12,674       $12,221       $12,088


(5)  BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1997 and 1996 were as follows:

                                          1997                       1996
Cost:                                              (In Thousands)
       Land                                $335                        $310
       Bank Premises                      8,907                       6,694
       Leasehold Improvements             6,542                       5,743
       Furniture and Equipment           17,467                      16,441
Total Cost                               33,251                      29,188
Accumulated Depreciation                 20,475                      18,546
Net Bank Premises and Equipment         $12,776                     $10,642

         Depreciation and amortization expense related to bank premises and equipment was $2,066,000 in 1997, $1,643,000 in 1996 and $1,721,000 in 1995. The
1995 expense includes $265,000 related to the writedowns of the book value of certain buildings in response to actual and anticipated facility consolidations and renovations. There were no such writedowns in 1997 or 1996.


(6)  BORROWINGS

Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended December 31, 1997 is as follows:

                                                   1997          1996         1995
                                                         (Dollars In Thousands)
Balance outstanding at end of year               $41,544        $3,136       $8,091
Average daily balance Outstanding                 48,869        26,534       18,995
Maximum balance outstanding at any month end      84,945        44,545       63,988
Weighted average interest rate for the year         5.74%         5.36%        5.74%
Weighted average interest rate at end of year       5.99%         5.35%        4.36%


         The Bank has established two federal funds lines of $20 million. Borrowings under these lines are classified as federal funds purchased. In addition to customer repurchase agreements, the Company has established five repurchase agreement lines, approximately $450 million of potential funding, with major brokerage firms. Borrowings under these agreements are classified as assets sold under repurchase agreement. At December 31, 1997 the Bank had $36.4 million outstanding under these lines, while at December 31, 1996 the Bank had no outstanding balances under these lines. Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the Bank's portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately $400 million. A schedule of the maturity distribution of FHLB advances with the weighted average interest rates at December 31, 1997 and 1996 follows:


                                       1997                           1996
                                 Weighted Average               Weighted Average
                              Amount         Rate            Amount           Rate
                                               (Dollars In Thousands)
Due in one year or less      $140,500         5.73%         $78,000           5.47%
Due from one year to
   five years                  66,224         6.25%               -              -
                             $206,724         5.47%         $78,000           5.47%

(7)  EARNINGS PER SHARE

         In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." This statement was issued by the FASB in March 1997 and establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly-held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS.

         It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. This statement also requires a restatement of all prior period EPS data presented.


                                          Net Income               Weighted Average Shares           Net Income Per Share
                                  1997      1996       1995       1997       1996       1995      1997       1996       1995
Basic EPS                        $14,158    $11,597    $10,387     14,666     14,556    14,475      $0.97      $0.80      $0.72
Effect of dilutive securities          -          -          -        306        195       156       0.02       0.01       0.01
Diluted EPS                      $14,158    $11,597    $10,387     14,972     14,751    14,631      $0.95      $0.79      $0.71


         Options to purchase 110,950 shares of common stock at $17.72 price per share were outstanding during 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. Basic EPS was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The effect of this accounting change on previously reported EPS data was as follows:


                              1996        1995
Per share amounts:
Primary EPS as reported       $0.79       $0.71
Effect of SFAS No. 128         0.01        0.01
Basic EPS as restated         $0.80       $0.72

(8)  INCOME TAXES

The provision for income taxes is comprised of the following components:

YEARS ENDED DECEMBER 31,               1997            1996            1995
Current Provision                                 (In Thousands)
    Federal                           $6,129          $3,301          $3,616
    State                                428             808           1,058
         TOTAL CURRENT PROVISION       6,557           4,109           4,674
Deferred Provision (Benefit)
  Federal                                508           1,639             965
  State                                  387             506             715
  Change in valuation allowance         (126)           (101)         (1,625)
    TOTAL DEFERRED PROVISION             769           2,044              55
    TOTAL PROVISION                   $7,326          $6,153          $4,729


         The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate to income before income taxes. The following summary reconciles the differences between these amounts.


YEARS ENDED DECEMBER 31,                           1997      1996          1995
                                                      Dollars In Thousands)
Statutory rate                                        35%         35%        34%
Computed statutory federal income tax provision   $7,519      $6,212     $5,139
Nontaxable interest, net                            (302)       (266)      (257)
State taxes, net of federal tax benefit              530         854      1,152
Low-income housing credits                          (215)       (110)         -
Change in valuation allowance                       (126)       (101)    (1,625)
Other, net                                           (80)       (436)       320
  TOTAL PROVISION                                 $7,326      $6,153     $4,729

         The net deferred tax asset which is included in other assets amounted to approximately $1,452,000 and $2,906,000, at December 31, 1997 and 1996
respectively. The tax-effected components of the net deferred tax asset at December 31, 1997 and 1996 are as follows:


YEARS ENDED DECEMBER 31,                             1997             1996
                                                       (In Thousands)
Reserve for possible loan losses                     $4,436           $4,277
Tax depreciation                                        778              641
Write-down of OREO                                      112                -
Mark to market adjustment                            (3,968)          (3,204)
Accrued expenses not deducted for tax purposes          569              782
Deferred income                                         126              120
State taxes                                             266              629
SFAS 115 adjustment                                    (728)              71
Other, net                                             (110)            (243)
    TOTAL DEFERRED TAX ASSET                          1,481            3,073
    Valuation allowance                                 (29)            (167)
    NET DEFERRED TAX ASSET                           $1,452           $2,906


         The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized. At December 31, 1997, the valuation allowance relates to certain state deferred tax assets that may expire prior to realization.


(9)   EMPLOYEE BENEFIT PLANS RETIREMENT PLAN

         Effective January 1997, the Bank's pension plan joined a multiple employer structure under the Financial Institutions Retirement Fund. All plan assets were contributed to the Fund. This transaction qualified for accounting purposes as a plan termination. The accrued pension liability of $394,000 at December 31, 1996 was recognized as income in 1997. There was no contribution requirement for 1997 and consequently no pension expense in 1997.

         The Bank's noncontributory pension plan covers substantially all employees of the Bank. The plan provides pension benefits that are based upon the employee's highest base annual salary during five consecutive years of employment. The Company's funding policy, prior to January 1, 1997, was to contribute an amount within the range permitted by applicable regulations on an annual basis.

         Net pension cost for the Company for each of the two years in the period ended December 31, 1996 included the following components:


                                                       1996               1995
                                                              (In Thousands)
Service cost - benefits earned during the period     $  877              $  750
Interest cost on projected benefit obligation         1,073                 938
Net amortization (deferral)                            (185)              1,358
Actual return on assets                              (1,110)             (2,416)
Net pension cost                                     $  655              $  630
Assumptions used in the measurement
  of net pension cost were:
    Discount rate                                      7.00%               7.75%
    Rate of increase in compensation levels            5.50%               5.50%
    Expected long-term rate of return on assets       10.00%               8.25%

The plan's assets were invested primarily in listed stocks, bonds, and mutual funds. The following table sets forth the plan's funded status at December 31, 1996 and 1995:

                                                                 1996         1995
                                                                  (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
  of $11,365 in 1996 and $9,529 in 1995                         $11,938     $  9,863
Projected benefit obligation                                    $16,037      $12,792
Plan assets at fair value                                       $16,816      $14,524
Plan assets in excess of project benefit obligation                $779       $1,732
Unrecognized net gain                                            (1,790)      (4,069)
Unrecognized prior service cost                                     903        1,109
Unrecognized net asset at transition                               (286)        (327)
Accrued pension liability                                         ($394)     ($1,555)


OTHER EMPLOYEE BENEFIT PLANS

         In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $1,191,000, $970,000 and $979,000 in 1997, 1996 and 1995, respectively. Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limits. The Bank matches 50% of each employee's contributions up to 6% of the employee's earnings. In 1997, 1996 and 1995, the expense for this plan amounted to $302,000, $307,000 and $305,000, respectively.


POSTRETIREMENT BENEFITS

         Employees retiring from the Bank on or after attaining age 65 and who have rendered at least 10 years of continuous service to the Company are entitled to postretirement health care benefits. These benefits are subject to deductibles, copayment provisions and other limitations. The Company may amend or change these benefits periodically.

         Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis. The Company elected to recognize its accumulated benefit obligation of approximately $678,000 at January 1, 1993 prospectively on a straight-line basis over the average life expectancy of current retirees, which is anticipated to be less than 20 years.

         Net periodic postretirement benefit cost at December 31, 1997 included the following components:

                                                                         1997
Plan assets at fair value                                                  $-
Accumulated postretirement benefit obligation in excess of plan assets   (829)
Unrecognized transition obligation                                        491
Unrecognized net (gain) loss                                                -
         Accrued postretirement benefit cost                            ($338)
Service cost - benefits attributed to service during the period           $13
Interest cost on accumulated postretirement benefit obligation             57
Amortization of transition obligation over 20 years                        17
         Postretirement benefit expense                                   $87


         The discount rate used in determining the accumulated postretirement benefit obligation was 7.0%. Postretirement benefit expense was $87,000, $107,000 and $120,000 in 1997, 1996 and 1995 respectively. The total cost of all postretirement benefits charged to income was $103,000, $160,000 and $192,000 in 1997, 1996, and 1995, respectively. The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

(10)  OTHER NON-INTEREST EXPENSES

Included in other non-interest expenses for each of the three years in the period ended December 31, 1997 were the following:


                                         1997       1996             1995
                                                   (In Thousands)
Advertising                               $679           $838           $710
Legal fees - loan collection               583            765            681
Legal fees - other                         413            452            381
FDIC assessment                            112             43          1,070
OREO expenses                               66            137            599
Data processing facilities Management    3,727          1,908              -
Other non-interest expenses              7,276          7,146          7,875
        TOTAL                          $12,856        $11,289        $11,316


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

         The Company has three stock option plans, the Amended and Restated 1987 Incentive Stock Option Plan ("The 1987 Plan"), the 1996 Non-Employee Directors Stock Option Plan ("The 1996 Plan") and the 1997 Employee Stock Option Plan ("The 1997 Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                       1997             1996            1995
Net Income:
As Reported (000's)  $14,158         $11,597         $10,387
Pro Forma             14,068           1,507          10,387

Basic EPS:
As Reported             $.97            $.80            $.72
Pro Forma               $.96            $.79            $.72
Diluted EPS:
As Reported             $.95            $.79            $.71
Pro Forma               $.94            $.78            $.71



         Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

         The Company may grant options for up to 500,000, 300,000 and 800,000 shares under the 1997, 1996 and 1987 Plans respectively. The Company has granted options on 125,950, 101,000 and 638,075 shares, under the plans respectively, through December 31, 1997. At December 31, 1997 no shares were available for grant under the 1987 Plan due to the Plan's expiration. Under each Plan the option exercise price equals the market price on date of grant. All options vest between six months and two years and all expire between 1999 and 2007.

         A summary of the status of the Company's three stock option plans at December 31,1997 and December 31, 1996 and changes during the years then ended is presented in the table and narrative below:

                                                                 1997                           1996
                                                               Wtd Avg                         Wtd Avg
                                                       Shares          Ex. Price       Shares          Ex. Price
Balance, January 1                                         631,557      $5.81           482,866        $4.56
Granted                                                    141,950     $16.50           180,425        $8.73
Exercised                                                (197,403)      $3.63           (31,734)       $3.27
Canceled                                                   (5,430)      $6.88                 -

Balance, December 31                                       570,674      $9.22           631,557        $5.81

Exercisable at December 31                                 376,706                      451,146

Weighted average fair value of options Granted               $2.86                        $1.27


         341,524 of the 570,674 options outstanding at December 31,1997 have exercise prices between $3.19 and $8.00, with a weighted average exercise price of $6.15 and a weighted average remaining contractual life of 5.7 years. 320,937 of these options are exercisable; their weighted exercise price is $6.07. The remaining 229,150 options have exercise prices between $9.38 and $17.81, with a weighted average exercise price of $13.79 and a weighted average remaining contractual life of 9.5 years. 55,769 of these options are exercisable; their weighted average exercise price is $9.63.


The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants under the 1997, 1996 and 1987, plans respectively:

                         1997 Plan           1996 Plan               1987 Plan
Risk Free
Interest Rate
    1997                    5.69%               6.66%
    1996                                        6.40%                   6.06%
Expected
Dividend Yields
    1997                    2.15%               2.15%
    1996                                        2.90%                   2.90%
Expected Lives
    1997                  4 years             4 years
    1996                                      4 years                 4 years
Expected Volatility
    1997                      15%                 15%
    1996                                          10%                     10%

(12)  COMMITMENTS AND CONTINGENCIES


FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Off-balance-sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 1997 and 1996:

                                                 1997                  1996
                                                      (In Thousands)
Commitments to extend credit:
         Fixed Rate                             $1,990                $4,529
         Adjustable Rate                        10,100                 1,274
Unused portion of existing credit lines        139,880               108,969
Unadvanced construction loans                   11,436                13,232
Standby letters of credit                        2,255                 1,883
Interest rate swaps - notional value            70,000                90,000
Interest rate caps - notional value                  -                70,000


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

         Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The collateral supporting those commitments is essentially the same as for other commitments. Most guarantees extend for one year.

         As a component of its asset/liability management activities intended to control interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The weighted average fixed payment rates were 5.93% and 5.87% at December 31, 1997 and 1996, respectively, while the weighted average rates of variable interest payments, based on the 3-month London Interbank Offering Rate (LIBOR), were 5.92% and 5.50% at December 31, 1997 and 1996, respectively. As a result of these interest rate swaps, the Bank realized net interest income of $.1 million and $.2 million for the years ended December 31, 1997 and 1996 and $.4 million of net interest expense for the year ended December 31, 1995.

         Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements. The Bank is a direct party to these agreements which provide for net settlement between the Bank and the counterparty on a semiannual basis. Should the counterparty fail to honor the agreement, the Bank's credit exposure is limited to the net settlement amount. At December 31, 1997 and 1996, the Bank had a net payable of $14,000 and a net receivable of $13,000, respectively, on the interest rate swaps.


COMMITMENTS

LEASES

         The Company leases equipment, office space and certain branch locations under noncancelable operating leases.

The following is a schedule of minimum future lease commitments under such leases as of December 31, 1997 (in thousands):

         1998                               $ 1,955
         1999                                 1,632
         2000                                 1,325
         2001                                 1,151
         2002                                 1,026
         Thereafter                           4,755
         Total future minimum rentals       $11,844

         Rent expense incurred under operating leases was approximately $2,287,000 in 1997, $2,304,000 in 1996, and $2,047,000 in 1995. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER CONTINGENCIES

         At December 31, 1997 there were lawsuits pending which arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations. The Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and due from banks was $14.8 million and $21.7 million at December 31, 1997 and 1996, respectively


(13)  CORPORATION-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES

         In the 1997, Independent Capital Trust I (the "Trust") was formed for the purpose of issuing trust preferred securities (the "Trust Preferred Securities") and investing the proceeds of the sale of these securities in $29.64 million of 9.28% junior subordinated debentures issued by the Company. A total of $28.75 million of 9.28% Trust Preferred Securities were issued by the Trust and are scheduled to mature in 2027, callable at the option of the Company after May 19, 2002. Distributions on these securities are payable quarterly in arrears on the last day of March, June, September and December, such distributions can be deferred at the option of the Company for up to five years. The Trust Preferred Securities can be prepaid in whole or in part on or after May 19, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. In 1997, the Trust also issued $.89 million in common stock to the Company.

         The Trust Preferred Securities are presented in the consolidated balance sheets of the Company entitled "Corporation-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation." The Company records distributions payable on the Trust Preferred Securities as a Minority Interest Expense in its consolidated statements of income. In 1997 the Company paid $1.6 million of trust preferred security distributions. The Company unconditionally guarantees all of the Trust's obligations under the Trust Preferred Securities.


(14)  Regulatory Capital Requirements

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 that the Company and the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 1997, the most recent notification from the Federal Reserve Bank of Boston relating to the Company and from the Commonwealth of Massachusetts relating to the Bank, categorized both the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an insured depository institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

         The Company and the Bank's actual capital amounts and ratios are also presented in the following tables.



                                                                                                         To Be Well Capitalized
                                                                   For Capital                           Under Prompt Corrective
                              Actual                            Adequacy Purposes                           Action Provisions
                           ---------------                 ----------------------------                ---------------------------
                           Amount    Ratio                 Amount                 Ratio                Amount                Ratio
                           ---------------                 ----------------------------                ---------------------------
As of December 31, 1997:
Company: (consolidated)

  Total capital (to        $128,044  14.78% [greater than  $69,321  [greater than   8.0%                 N/A                   N/A
  risk weighted assets)                     or equal to]            or equal to]

  Tier 1 capital (to        117,191  13.52  [greater than   34,661  [greater than   4.0                  N/A                   N/A
  risk weighted assets)                     or equal to]            or equal to]

  Tier 1 capital (to        117,191   8.64  [greater than   54,266  [greater than   4.0                  N/A                   N/A
  average assets)                           or equal to]            or equal to]

Bank:

  Total capital (to risk   $ 97,078  11.23% [greater than  $69,145  [greater than   8.0% [greater than  $86,431 [greater than  10.0%
  weighted assets)                          or equal to]            or equal to]         or equal to]           or equal to]

  Tier 1 capital (to risk    86,259   9.98  [greater than   34,572  [greater than   4.0  [greater than   51,858 [greater than   6.0
  weighted assets)                          or equal to]            or equal to]         or equal to]           or equal to]

  Tier 1 capital (to         86,259   6.36  [greater than   54,233  [greater than   4.0  [greater than   67,791 [greater than   5.0
  average assets)                           or equal to]            or equal to]         or equal to]           or equal to]



                                                                                                         To Be Well Capitalized
                                                                   For Capital                           Under Prompt Corrective
                              Actual                            Adequacy Purposes                           Action Provisions
                           ---------------                 ----------------------------                ---------------------------
                           Amount    Ratio                 Amount                 Ratio                Amount                Ratio
                           ---------------                 ----------------------------                ---------------------------
As of December 31, 1997:
Company: (consolidated)

  Total capital (to        $ 87,385  12.15% [greater than  $57,541  [greater than   8.0%                 N/A                   N/A
  risk weighted assets)                     or equal to]            or equal to]

  Tier 1 capital (to         78,354  10.89  [greater than   28,771  [greater than   4.0                  N/A                   N/A
  risk weighted assets)                     or equal to]            or equal to]

  Tier 1 capital (to         78,354   7.35  [greater than   42,628  [greater than   4.0                  N/A                   N/A
  average assets)                           or equal to]            or equal to]

Bank:

  Total capital (to risk   $ 85,923  11.99% [greater than  $57,349  [greater than   8.0% [greater than  $71,687 [greater than  10.0%
  weighted assets)                          or equal to]            or equal to]         or equal to]           or equal to]

  Tier 1 capital (to risk    76,922  10.73  [greater than   28,675  [greater than   4.0  [greater than   43,012 [greater than   6.0
  weighted assets)                          or equal to]            or equal to]         or equal to]           or equal to]

  Tier 1 capital (to         76,922   7.23  [greater than   42,586  [greater than   4.0  [greater than   53,233 [greater than   5.0
  average assets)                           or equal to]            or equal to]         or equal to]           or equal to]



(15)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                               FIRST                    SECOND               THIRD                   FOURTH
                                              QUARTER                   QUARTER            QUARTER                   QUARTER
                                      1997          1996       1997        1996         1997       1996         1997       1996
                                              (Dollars In Thousands, Except Per Share and Average Share Data)
INTEREST INCOME                        $20,626     $18,564     $22,151     $18,999     $24,924     $19,697     $26,062     $19,951
INTEREST EXPENSE                         8,799       7,699       9,425       7,961      11,304       8,210      12,050       8,484
NET INTEREST INCOME                    $11,827     $10,865     $12,726     $11,038     $13,620     $11,487     $14,012     $11,467
PROVISION FOR POSSIBLE LOAN LOSSES         500         250         530         500         530         500         700         500
NON-INTEREST INCOME                      3,157       3,143       3,314       3,490       3,103       3,111       3,196       2,965
NON-INTEREST EXPENSES                    9,788       9,687       9,907       9,768       9,924       9,474       9,947       9,137
MINORITY INTEREST                            -           -         311          -          667          -          667          -
PROVISION FOR INCOME TAXES               1,699       1,494       1,707       1,505       1,910       1,600       2,010       1,554
NET INCOME                              $2,997      $2,577      $3,585      $2,755      $3,692      $3,024      $3,884      $3,241
BASIC EARNINGS PER SHARE                 $0.21       $0.18       $0.25       $0.19       $0.25       $0.21       $0.26       $0.22
DILUTED EARNINGS PER SHARE               $0.20       $0.18       $0.24       $0.19       $0.25       $0.20       $0.26       $0.22
Weighted average common shares
 (Basic)                            14,614,757  14,523,073  14,623,762  14,543,727  14,646,537  14,562,767  14,756,275  14,591,425
Common stock equivalents               272,384     164,987     281,849     187,914     323,365     196,220     296,646     230,249
Weighted average common shares
 (Diluted)                          14,887,141  14,688,060  14,905,611  14,731,641  14,969,902  14,758,987  15,052,921  14,821,674

(16)   PARENT COMPANY FINANCIAL STATEMENTS

         Condensed financial information relative to the Company's balance sheets at December 31, 1997 and 1996, and the related statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995 are presented below.


BALANCE SHEETS
DECEMBER 31                                         1997             1996
                                                       (In Thousands)
Assets:
  Cash                                             $28,052           $ 376
  Investments in subsidiaries                       91,353          79,373
  Other investments                                  1,400           1,000
  Other assets                                       2,666           1,383
    Total assets                                  $123,471         $82,132
Liabilities and Stockholders' Equity:
  Dividends Payable                                 $1,331          $1,022
  Junior Subordinated Debentures                    29,647               -
    Total liabilities                               30,978           1,022
Stockholders' equity                                92,493          81,110
    Total liabilities and stockholders' equity    $123,471         $82,132


STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,                              1997     1996      1995
                                                           (In Thousands)
Income:
  Dividend received from Subsidiaries              $ 5,707   $ 2,878   $ 2,152
  Interest income                                      774        35        39
  Other income                                          --         1        --
  Total income                                       6,481     2,914     2,191
Expenses:
  Interest expense                                   1,696         1         1
  Other expenses                                       199       154       152
Total expenses                                       1,895       155       153
   Income before income taxes and equity in
     undistributed income of subsidiaries            4,586     2,759     2,038
   Equity in undistributed
     income of subsidiaries                          9,572     8,838     8,349
Net income                                         $14,158   $11,597   $10,387


STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,


                                                                       1997        1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:                                      (In Thousands)
Net income                                                         $ 14,158    $ 11,597    $ 10,387
ADJUSTMENTS TO RECONCILE NET INCOME
  TO CASH PROVIDED FROM OPERATING ACTIVITIES:
  Amortization                                                          194         148         148
  Decrease (increase) in other assets                                (1,179)        (54)          1
  Increase in other liabilities                                           8          --          --
  Equity in income of subsidiaries                                   (9,572)     (8,838)     (8,349)
  TOTAL ADJUSTMENTS                                                 (10,549)     (8,744)     (8,200)
    NET CASH PROVIDED FROM OPERATING ACTIVITIES                       3,609       2,853       2,187
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                    (400)         --          --
  Capital Investment in subsidiary - Independent Capital Trust I       (889)         --          --
    NET CASH NET CASH USED IN INVESTING ACTIVITIES                   (1,289)         --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issue and stock options exercised                 716         105          60
  Proceeds from dividend reinvestment and optional stock purchases       --         551         337
  Issuance of junior subordinated debentures                         29,639          --          --
  Repayment of Capital Notes                                             --          (9)         --
  Dividends paid                                                     (4,999)     (3,344)     (2,460)
    NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES            25,356      (2,697)     (2,063)
    NET INCREASE IN CASH AND CASH EQUIVALENTS                        27,676         156         124
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                  376         220          96
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                   $ 28,052    $    376    $    220

Report of Independent Public Accountants

To The Board of Directors of Independent Bank Corp.:

         We have audited the consolidated balance sheets of Independent Bank Corp. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corp. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 23, 1998

Stockholder information

ANNUAL MEETING The Annual Meeting of Stockholders will be held at 3:30 p.m. on Thursday, April 9, 1998 at the Plimoth Plantation, Plymouth, Massachusetts.

COMMON STOCK

The Common Stock of the Company is traded over the counter through the NASDAQ National Market System under the symbol of INDB.


PRICE RANGE OF COMMON STOCK

                            HIGH                LOW              DIVIDEND
1997
   4th Quarter             $19.13              $13.88            $0.09
   3rd Quarter              14.75               12.75             0.09
   2nd Quarter              13.13               10.00             0.08
   1st Quarter              11.50                9.75             0.08
1996
   4th Quarter             $10.63               $8.63            $0.07
   3rd Quarter               8.88                7.50            0.06
   2nd Quarter               8.13                7.50             0.06
   1st Quarter               7.75                6.75             0.06


STOCKHOLDER RELATIONS

Inquiries should be directed to:

         Richard J. Seaman, Chief Financial Officer and Treasurer, or Tina M. Hart, Shareholder Relations
         Independent Bank Corp.
         288 Union Street
         Rockland, MA 02370
         (781) 878-6100

FORM 10-K

A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 1997 is available without charge by writing to:

         Tina M. Hart, Shareholder Relations
         Independent Bank Corp.
         288 Union Street
         Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR

         Transfer Agent and Registrar for the Company is:
                  Boston EquiServe
                  P.O. Box 8200
                  Boston, MA  02266-8200