Form 10-K, Exhibit 13
period 1998-12-31
INDEPENDENT BANK CORP
filed 1999-04-01
CIK 776901

SELECTED CONSOLIDATED FINANCIAL INFORMATION
& OTHER DATA

The selected consolidated financial information and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.

As of or For the Year Ended December 31,                  1998               1997        1996          1995           1994
                                                                    (In Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
  Securities held to maturity                          $  284,944     $  308,112     $  290,894     $  226,896     $  256,785
  Securities available for sale                           195,199        131,842         26,449         32,628          4,250
  Loans, net of unearned discount                         941,112        828,132        695,406        628,141        590,689
  Reserve for possible loan losses                         13,695         12,674         12,221         12,088         13,719
  Total assets                                          1,575,069      1,370,007      1,092,793        987,589        929,194
  Total deposits                                        1,043,317        988,148        918,572        871,085        796,612
  Stockholders' equity                                     95,848         92,493         81,110         72,572         64,202
  Nonperforming loans                                       5,356          5,891          4,462          5,271          7,864
  Nonperforming assets                                      5,356          5,893          4,733          5,909         11,730

OPERATING DATA:
  Interest income                                      $  108,712     $   93,820     $   77,424     $   72,918     $   63,540
  Interest expense                                         49,569         41,578         32,354         29,143         22,029
  Net interest income                                      59,143         52,242         45,070         43,775         41,511
  Provision for possible loan losses                        3,960          2,260          1,750          1,000            801
  Non-interest income                                      13,125         11,742         11,381         10,341         10,005
  Non-interest expenses                                    41,697         38,595         36,951         38,000         41,069
  Minority interest expense                                 2,668          1,645             --             --             --
  Net income                                               16,139         14,158         11,597         10,387          8,113

PER SHARE DATA:
  Net income - Basic                                   $     1.10     $     0.97     $     0.80     $     0.72     $     0.56
  Net Income - Diluted                                 $     1.08     $     0.95     $     0.79     $     0.71     $     0.56
  Cash dividends declared                                    0.40           0.34           0.25           0.18           0.08
  Book value, end of period                                  6.63           6.25           5.55           5.00           4.45

OPERATING RATIOS:
  Return on average assets                                   1.12%          1.15%          1.13%          1.10%          0.94%
  Return on average equity                                  16.71%         16.45%         15.20%         15.28%         13.36%
  Net interest margin                                        4.36%          4.52%          4.72%          4.97%          5.19%

ASSET QUALITY RATIOS:
  Nonperforming loans as a percent of gross loans            0.56%          0.69%          0.63%          0.83%          1.31%
  Nonperforming assets as a percent of total assets          0.34%          0.43%          0.43%          0.60%          1.26%
  Reserve for possible loan losses as a percent of
    loans, net of unearned discount                          1.46%          1.53%          1.76%          1.92%          2.32%
  Reserve for possible loan losses as a percent of
    nonperforming loans                                    255.69%        215.14%        273.89%        229.33%        174.45%

CAPITAL RATIOS:
  Tier 1 leverage capital ratio                              7.91%          8.64%          7.35%          7.24%          6.76%
  Tier 1 risk-based capital ratio                           11.38%         13.52%         10.89%         10.67%         10.05%
  Total risk-based capital ratio                            12.63%         14.78%         12.15%         11.92%         11.31%

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

FINANCIAL CONDITION

Summary of Financial Condition The Company's assets increased to $1,575.1 million in 1998, compared with $1,370.0 million in 1997. This increase amounted to $205.1 million or 15% over year-end 1997. The growth was driven by an increase in loans of $113.0 million, centered in consumer loans, commercial real estate and construction loans. The securities portfolio increased to $496.2 million at December 31, 1998 compared with $456.0 million at December 31, 1997. The growth occurred in the securities available for sale portfolio, which increased by $63.4 million during 1998.

The Company's total assets grew to $1,370.0 million as of December 31, 1997, an increase of $277.2 million, or 25.4%, over 1996 year-end assets. Loan growth of $132.7 million was primarily in the commercial real estate and consumer loan categories. The securities portfolio increased by $131.1 million during 1997 as a result of an investment strategy that the Company implemented during the second and third quarters of 1997. In 1997, Independent Capital Trust I was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued on May 19, 1997. The proceeds of this offering in addition to an increase in deposits of $69.6 million and increased borrowings of $167.1 million were used to fund the noted growth.

Loan Portfolio. At December 31, 1998, the Bank's loan portfolio was $941.1 million, an increase of $113.0 million, or 13.6%, from year-end 1997. This growth was primarily in the consumer loan portfolio, which increased by $101.4 million, or 48.5%. The remaining growth was in the commercial real estate and construction portfolios, which also showed strong growth in 1998.

At December 31, 1997, the Bank's loan portfolio amounted to $828.1 million, an increase of $132.7 million, or 19.1%, from year-end 1996. This increase was primarily in the consumer loan portfolio, which increased by $79.4 million or 61.3%.

The reserve for possible loan losses is maintained at a level that management of the Bank considers adequate based upon relevant circumstances. The reserve for possible loan losses was $13.7 million at December 31, 1998. The ratio of the reserve for possible loan losses to non-performing loans was 255.7% at December 31, 1998, an increase over the coverage of 215.1% recorded a year earlier.

The Bank provides its customers with access to capital by providing a broad range of credit services. The Bank's commercial customers consist of small-to-medium-sized businesses, which utilize demand, time, and term loans, as well as funding guaranteed by the Small Business Administration, to finance their businesses. The Bank's retail customers can choose from a variety of mortgage and consumer loan products. The Bank's principal lending market provides attractive lending opportunities for commercial, real estate, and consumer loans.

The Bank's loan committee consists of the Bank's President, the Executive Vice President of the Commercial Lending Division, the Senior Credit Policy Officer, and the Commercial Loan Regional Managers. The committee considers a variety of policy issues, including underwriting and credit standards, and reviews loan proposals that exceed the individual loan officer's lending authority.

Asset Quality The Bank's principal earning assets are its loans. Although the Bank judges its borrowers to be creditworthy, the risk of deterioration in borrowers' ability to repay their loans in accordance with the terms of their existing loan agreements is inherent in any lending function. Participating as a lender in the credit markets requires a strict monitoring process to minimize credit risk. This process requires substantial analysis of the loan application, the customer's capacity to repay according to the loan's contractual terms, and an objective determination of the value of the collateral.

Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 1998, nonperforming assets totaled $5.4 million, a decrease of $537,000, or 9.1%, from the prior year-end. Nonperforming assets represented 0.34% and 0.43% of total assets for the years ending December 31, 1998 and 1997 respectively.

The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.

                          December 31,  September 30,  June 30,    March 31,  December 31,     December 31,
                              1998         1998          1998        1998        1997              1996
                                                      (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90 days
or more but still accruing   $1,026       $  935        $  490      $  693      $  737            $  516

Loans accounted for on
a nonaccrual basis            4,330        4,663         4,627       5,198       5,154             3,946

Total nonperforming loans     5,356        5,598         5,117       5,891       5,891             4,462

Other real estate owned        --           --               4           4           2               271

Total nonperforming assets   $5,356       $5,598        $5,121      $5,895      $5,893            $4,733

Nonperforming loans as
a percent of gross loans       0.56%        0.60%         0.56%       0.67%       0.69%             0.63%

Nonperforming assets as
a percent of total assets      0.34%        0.37%         0.35%       0.43%       0.43%             0.43%

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

The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.

December 31,                                           1998       1997
                                                      (In Thousands)
Loans past due 90 days or more but still accruing:
         Real Estate - Residential Mortgage           $   41     $  112
         Consumer - Installment                          819        480
         Consumer - Other                                166        145
         Total                                        $1,026     $  737
Loans accounted for on a nonaccrual basis:
         Commercial                                   $  579     $1,406
         Real Estate - Commercial Mortgage               140      1,027
         Real Estate - Residential Mortgage            2,455      2,115
         Consumer - Installment                        1,156        606
         Total                                         4,330      5,154
Total Nonperforming Loans                             $5,356     $5,891

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

At December 31, 1998, the Bank had $1.0 million of restructured loans.

Real estate acquired by the Bank through foreclosure proceedings or the acceptance of a deed in lieu of foreclosure is classified as OREO. When property is acquired, it is recorded at the lesser of the loan's remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. All costs incurred thereafter in maintaining the property, as well as subsequent declines in fair value are charged to non-interest expense.

In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the Bank's standard underwriting guidelines. The Bank had no OREO properties at December 31, 1998.

Securities Portfolio The Company's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale, and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U.S. Treasury and U.S. Government Agency obligations, mortgage-backed securities, including collateralized mortgage obligations, state county and municipal securities as well as other securities. Securities held to maturity as of December 31, 1998 are carried at their amortized cost of $284.9 million and exclude gross unrealized gains of $3.9 million and gross unrealized losses of $1.3 million. A year earlier, securities held to maturity totaled $308.1 million excluding gross unrealized gains of $2.8 million and gross unrealized losses of $1.3 million. There were no sales of securities held to maturity during 1998 or 1997. Securities available for sale consist of certain mortgage-backed securities, including collateralized mortgage obligations and U.S. Government Agency obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as "other accumulated comprehensive income" in stockholders' equity. The fair market value of securities available for sale at December 31, 1998 totaled $195.2 million and net unrealized gains totaled $764,000. A year earlier, securities available for sale were $131.8 million with net unrealized gains of $1.4 million. The Bank sold two securities available for sale in 1998, resulting in net security gains of $27,000. In 1997, the Bank realized a loss of $8,000 on the sale of an available for sale security. The investment in the stock of the Federal Home Loan Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July 1994. This investment was increased during 1997 to maintain investment levels required by FHLB guidelines; no increase was required in 1998.

Deposits The Bank's branch system consists of 33 locations. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposit and loan products.

As of December 31, 1998, deposits of $1,043.3 million were $55.2 million, or 5.6%, higher than the prior year-end. An expanding customer base, extensive branch network, and competitive market rates were responsible for this increase. Core deposits, consisting of demand, interest checking, savings, and money market accounts, increased $44.3 million, or 7.8%. Time deposits increased $10.8 million, or 2.6%.

Total deposits increased $69.6 million, or 7.6%, during the year ended December 31, 1997. Core deposits increased $25.1 million, or 4.6%, while time deposits increased $44.5 million, or 11.8%.

Borrowings The Bank's borrowings amounted to $396.6 million at December 31, 1998, an increase of $148.3 million from year-end 1997. At December 31, 1998, the Bank's borrowings consisted primarily of FHLB advances totaling $313.7 million an increase of $107.0 million from the prior year-end. The remaining borrowings consisted of federal funds purchased, assets sold under repurchase agreements and treasury tax and loan notes. These borrowings totaled $82.8 million at December 31, 1998, an increase of $41.3 million from the prior year-end.

RESULTS OF OPERATIONS

Summary of Results of Operations The Company's results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and investments and interest paid on deposits and borrowings. Net interest income is affected by the interest rate spread, which is the difference between the yields earned on loans and investments and the rates of interest paid on deposits and borrowings. The results of operations are also affected by the level of income from loan, deposit, and mortgage banking fees, operating expenses, the provision for possible loan losses, the impact of federal and state income taxes, and the relative levels of interest rates and economic activity.

For the year ended December 31, 1998, the Company reported a 14.0% increase in net income to $16.1 million, or $1.10 basic earnings per share. This increase in net income was due to a $6.9 million, or 13.2%, increase in net interest income. The provision for loan losses increased to $4.0 million compared with $2.3 million for the same period last year. Non-interest income increased $1.4 million, or 11.8%, and non-interest expenses increased $3.1 million or 8.0% from 1997 to 1998.

For the year ended December 31, 1997, the Company recorded net income of $14.2 million, or $.97 basic earnings per share, compared to net income of $11.6 million, or $.80 basic earnings per share in 1996. The improvement in the results of operations in 1997 reflects a 15.9% increase in net interest income, primarily due to an increase in the average balance of outstanding loans and securities as well as a 3.2% increase in non-interest income. Each of these components is discussed in detail below.

Net Interest Income The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

On a fully tax-equivalent basis, net interest income was $60.0 million in 1998, a 13.9% increase over 1997 net interest income of $52.7 million. Growth in net interest income in 1998 as compared to that of 1997 was primarily the result of an 18.2% increase in average earning assets. The yield on earning assets was 7.96% in 1998, compared with 8.09% in 1997. While the average balance of loans, net of unearned discount increased by $126.3 million, or 16.7%, the yield on loans decreased by 17 basis points to 8.66% at December 31, 1998 compared to 8.83% at December 31, 1997. This decrease in loan yield was due to competitive downward rate pressure, coupled with three decreases in the prime-lending rate in the fourth quarter of 1998. The yield on taxable securities remained strong at 6.69% in 1998 compared to 6.71% in 1997, while the yield on non taxable securities increased 22 basis points to 7.50% at December 31, 1998 compared to 7.28% a year earlier. During 1998, the average balance of interest-bearing liabilities increased by $173.5 million, or 18.5%, over 1997 average balances. The average cost of these liabilities remained relatively the same in 1998, amounting to 4.47% compared to 4.44% in 1997. The Company's interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased by 16 basis points. This is due to the decreased yield on interest earning assets as discussed above.

The following table presents the Company's average balances, net interest income, interest rate spread, and net interest margin for 1998, 1997, and 1996. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 35% in these years.


                                                                      1998
                                                                    INTEREST
FOR THE TWELVE MONTHS                                 AVERAGE        EARNED/        AVERAGE
ENDED DECEMBER 31,                                    BALANCE         PAID           YIELD
--------------------------------------------------------------------------------------------
                                                             (Dollars In Thousands)
   Interest-earning assets:
      Federal funds sold                             $ 15,003        $   800           5.33%
      Interest Bearing Deposits                            --             --             --
      Taxable securities                              446,890         29,902           6.69%
      Non-taxable securities (1)                       31,586          2,370           7.50%
      Loans, net of unearned discount, (1)            884,205         76,539           8.66%
--------------------------------------------------------------------------------------------
      Total Interest-Earning Assets                $1,377,684       $109,611           7.96%
--------------------------------------------------------------------------------------------
      Cash and Due From Banks                          42,806
      Other Assets                                     23,137
--------------------------------------------------------------------------------------------
         Total Assets                              $1,443,627
============================================================================================

   Interest-Bearing Liabilities
      Savings and Interest Checking accounts         $266,093         $5,306           1.99%
      Money Market & Super Interest Checking
        accounts                                      107,956          2,833           2.62%
      Time deposits                                   411,801         23,293           5.66%
      Federal funds purchased and
        assets sold under repurchase agreements        63,228          3,390           5.36%
      Treasury tax and loan notes                       3,175            192           6.05%
      Federal Home Loan Bank borrowings               257,681         14,555           5.65%
      Subordinated Capital Notes
                                                           --             --             --
--------------------------------------------------------------------------------------------
      Total interest-bearing liabilities           $1,109,934        $49,569           4.47%
--------------------------------------------------------------------------------------------
      Demand deposits                                 195,583
      Corporation-obligated mandatorily
        redeemable trust preferred securities
        of subsidiary trust holding solely
        junior subordinated debentures of the
        Corporation                                    28,750
      Other liabilities                                12,805
--------------------------------------------------------------------------------------------
          Total Liabilities                         1,347,072
          Stockholders' Equity                         96,555
--------------------------------------------------------------------------------------------
         Total Liabilities and
           Stockholders' Equity                    $1,443,627
============================================================================================

      Net Interest Income                                            $60,042
                                                               ==============

      Interest Rate Spread (2)                                                         3.49%
                                                                              ===============

      Net Interest Margin (2)                                                          4.36%
                                                                              ===============

                                                                      1997
                                                                    INTEREST
FOR THE TWELVE MONTHS                                 AVERAGE        EARNED/        AVERAGE
ENDED DECEMBER 31,                                    BALANCE         PAID           YIELD
--------------------------------------------------------------------------------------------
                                                            (Dollars In Thousands)
   Interest-earning assets:
      Federal funds sold                               $3,474           $182           5.24%
      Interest Bearing Deposits                            --             --             --
      Taxable securities                              390,769         26,207           6.71%
      Non-taxable securities (1)                       13,717            999           7.28%
      Loans, net of unearned discount (1)            757,877         66,925           8.83%
--------------------------------------------------------------------------------------------
      Total Interest-Earning Assets                $1,165,837        $94,313           8.09%
--------------------------------------------------------------------------------------------
      Cash and Due From Banks                          42,667
      Other Assets                                     18,862
--------------------------------------------------------------------------------------------
         Total Assets                              $1,227,366
============================================================================================

   Interest-Bearing Liabilities
      Savings and Interest Checking accounts         $255,069         $5,457           2.14%

      Money Market & Super Interest
        Checking accounts                             109,156          3,105           2.84%
      Time deposits                                   402,346         23,136           5.75%
      Federal funds purchased and assets sold
         under repurchase agreements                   45,586          2,628           5.76%
      Treasury tax and loan notes                       3,283            178           5.42%
      Federal Home Loan Bank borrowings               120,976          7,074           5.85%
      Subordinated Capital Notes                           --             --             --
--------------------------------------------------------------------------------------------
      Total interest-bearing liabilities             $936,416        $41,578           4.44%
--------------------------------------------------------------------------------------------
      Demand deposits                                 171,955
      Corporation-obligated mandatorily redeemable
        trust preferred securities of
        subsidiary trust holding solely
        junior subordinated debentures of
        the Corporation                                17,801
      Other liabilities                                15,109
--------------------------------------------------------------------------------------------
          Total Liabilities                         1,141,281
          Stockholders' Equity                         86,085
--------------------------------------------------------------------------------------------
         Total Liabilities and
           Stockholders' Equity                    $1,227,366
============================================================================================

      Net Interest Income                                           $52,735
                                                              ==============

      Interest Rate Spread (2)                                                        3.65%
                                                                             ===============

      Net Interest Margin (2)                                                         4.52%
                                                                             ===============

                                                                      1996
                                                                    INTEREST
FOR THE TWELVE MONTHS                                 AVERAGE        EARNED/        AVERAGE
ENDED DECEMBER 31,                                    BALANCE         PAID           YIELD
--------------------------------------------------------------------------------------------
                                                             (Dollars In Thousands)
   Interest-earning assets:
      Federal funds sold                               $3,822           $208           5.44%
      Interest Bearing Deposits                           127              7           5.51%
      Taxable securities                              293,516         18,857           6.42%
      Non-taxable securities (1)                        7,411            431           5.82%
      Loans, net of unearned discount, (1)            657,749         58,313           8.87%
--------------------------------------------------------------------------------------------
      Total Interest-Earning Assets                  $962,625        $77,816           8.08%
--------------------------------------------------------------------------------------------
      Cash and Due From Banks                          46,840
      Other Assets                                     15,574
--------------------------------------------------------------------------------------------
         Total Assets                              $1,025,039
============================================================================================

   Interest-Bearing Liabilities
      Savings and Interest                           $257,294         $5,563           2.16%
Checking accounts
      Money Market & Super                            105,706          2,944           2.79%
Interest Checking accounts
      Time deposits                                   328,232         19,164           5.84%
      Federal funds purchased and assets
        sold under repurchase agreements               23,418          1,284           5.48%
      Treasury tax and loan notes                       3,115            139           4.46%
      Federal Home Loan Bank borrowings                51,382          2,885           5.61%
      Subordinated Capital Notes                        3,805            375           9.86%
--------------------------------------------------------------------------------------------
      Total interest-bearing liabilities             $772,952        $32,354           4.19%
--------------------------------------------------------------------------------------------
      Demand deposits                                 161,475
      Corporation-obligated mandatorily redeemable
        trust preferred securities of subsidiary
        trust holding solely junior subordinated
        debentures of the Corporation                      --
      Other liabilities                                14,318
-------------------------------------------------------------- -------------- ---------------
          Total Liabilities                           948,745
          Stockholders' Equity                         76,294
--------------------------------------------------------------------------------------------
         Total Liabilities and
           Stockholders' Equity                    $1,025,039
============================================================================================

      Net Interest Income                                            $45,462
                                                               ==============

      Interest Rate Spread (2)                                                         3.89%
                                                                              ===============

      Net Interest Margin (2)                                                          4.72%
                                                                              ===============

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $899, $493, and $392 in 1998, 1997 and 1996, respectively.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average costs of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

The following table presents certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to changes in rate and changes in volume. Changes, which are attributable to both volume and rate, have been consistently allocated to change due to rate.

                                                                  Year Ended December 31,
                                                     1998 Compared To 1997           1997 Compared To 1996
                                             Change      Change                 Change      Change
                                             Due To      Due To     Total       Due To      Due To      Total
                                             Rate        Volume     Change      Rate        Volume      Change
                                                                        (In Thousands)
Income on interest-earning assets:
    Federal funds sold                     $     14    $    604    $    618         ($7)       ($19)       ($26)
    Interest bearing deposits                    --          --          --          --          (7)         (7)
    Taxable securities                          (71)      3,766       3,695       1,106       6,244       7,350
    Non-taxable securities (1)                   70       1,301       1,371         201         367         568
    Loans, net of unearned discount (1)      (1,541)     11,155       9,614        (269)      8,881       8,612
      Total                                 ($1,528)   $ 16,826    $ 15,298    $  1,031    $ 15,466    $ 16,497

Expense of interest-bearing liabilities:
    Savings and Interest Checking accounts    ($387)   $    236       ($151)      ($ 58)       ($48)      ($106)
    Money Market and Super Interest
    Checking accounts                          (238)        (34)       (272)         65          96         161
    Time deposits                              (387)        544         157        (356)      4,328       3,972
    Federal funds purchased and assets sold
      under repurchase agreements              (254)      1,016         762         129       1,215       1,344
    Treasury tax and loan notes                  20          (6)         14          32           7          39
    Federal Home Loan Bank borrowings          (516)      7,997       7,481         285       3,904       4,189
    Subordinated capital notes                                                                 (375)       (375)
      Total                                 ($1,762)   $  9,753    $  7,991    $     97    $  9,127    $  9,224
Change in net interest income              $    234    $  7,073    $  7,307    $    934    $  6,339    $  7,273

(1) Interest earned on non-taxable investment securities and loans is shown on a fully tax equivalent basis.

Interest income increased by $15.3 million, or 16.2%, to $109.6 million in 1998 as compared to the prior year-end. Interest earned on loans increased by $9.6 million, or 14.4%, reflecting an increase in average loans to $884.2 million in 1998 from $757.9 in 1997. Interest income from taxable securities increased by $3.7 million, or 14.1%, to $29.9 million in 1998 as compared to the prior year.

Interest expense for the year ended December 31, 1998 increased to $49.6 million from the $41.6 million recorded in 1997. Balance sheet growth was funded primarily by increased borrowings. Interest expense on borrowings increased by $8.3 million, or 83.6% due to an increase in the average balance of borrowings to $324.1 million, an increase of $154.2 million or 90.8%, from the 1997 balance. The cost of these borrowings decreased to 5.60% in 1998, down 22 basis points from the 1997 cost of 5.82%. While the average balance of interest bearing deposits increased $19.3 million, or 2.5%, to $785.9 million, the cost of these deposits decreased $266,000 to $31.4 million from a year earlier. The average cost of these funds decreased 14 basis points to 4.00% in 1998. This improvement in the cost of deposits is a reflection of active pricing management by the Bank.

Total interest income amounted to $94.3 million in 1997, an increase of $16.5 million, or 21.2%, over 1996. This improvement was due to increases in loan and security income.

Interest income on loans increased $8.6 million, or 14.8%, to $66.9 million in 1997 from $58.3 million a year prior. While the yield on loans decreased slightly, the average balance increased $100.1 million, or 15.2% to $757.9 million in 1997. Interest income on taxable investment securities amounted to $26.2 million in 1997 compared to $18.9 million in 1996. This increase amounts to $7.4 million or 39.0% comparing 1997 to 1996. The increase resulted from average balances growing $97.3 million to $390.8 million in 1997 from $293.5 million in 1996. Total interest expense for the year ended December 31, 1997 increased $9.2 million, or 28.5%, over 1996. While interest expense on time deposits increased by $4.0 million, or 20.7%, the cost of this deposit category decreased to 5.75% in 1997 from 5.84% in 1996. The total cost of interest bearing liabilities increased to 4.44% in 1997 from 4.19% in 1996.

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

The provision for loan losses increased in 1998 to $4.0 million, compared with $2.3 million in 1997, reflecting higher loan originations. For the year ended December 31, 1998, net loan charge-offs totaled $2.9 million, an increase of $1.1 million from the prior year. As of December 31, 1998, the reserve for possible loan losses represented 1.46% of loans, net of unearned discount, as compared to 1.53% at December 31, 1997. The reserve for possible loan losses at December 31, 1998 represented 255.7% of nonperforming loans on that date, as compared to coverage of 215.1% at the prior year-end.

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

Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. Federal Reserve regulators most recently examined the Company in the second quarter of 1998. The Bank was most recently examined by the Federal Deposit Insurance Corporation, "FDIC," in the fourth quarter of 1997 and by the Commonwealth of Massachusetts Division of Banks in the first quarter of 1996. No additional provision for possible loan losses was required as a result of these examinations.

Non-Interest Income. The following table sets forth information regarding non-interest income for the periods shown.

Years Ended December 31,               1998       1997      1996
                                             (In Thousands)
Service charges on deposit accounts   $ 5,356   $ 5,654   $ 5,829
Trust and financial services income      3,76     3,082     2,790
Mortgage banking income                 2,354     1,713     1,508
Other non-interest income               1,652     1,293     1,254
TOTAL                                 $13,125   $11,742   $11,381

Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $13.1 million in 1998.

Service charges on deposit accounts, which represent 41% of total non-interest income, decreased from $5.7 million in 1997 to $5.4 million in 1998.

Trust and Financial Services revenue increased by 22.1% to $3.8 million compared to $3.1 million in 1997. This improvement is due to an increase in funds under management and a strong securities market.

Mortgage banking income, $2.4 million in 1998, increased by 37.4% over 1997 income of $1.7 million. The Company's mortgage banking revenue consists primarily of application fees and origination fees on sold loans, servicing income and gains and losses on the sale of loans. Sales of residential mortgage loans in the secondary market occur to lend balance to the Company's interest rate sensitivity. Such sales generate gain or loss at the time of sale, produce future servicing income, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of the borrowers, and otherwise servicing the loans and receiving a fee for performing these services. For the year ended December 31, 1997, total non-interest income amounted to $11.7 million, an increase of $361,000, or 3.2%, from 1996. Service charges on deposit accounts decreased slightly from $5.8 million in 1996 to $5.7 million in 1997. Trust and Financial Services revenue increased by 10.5% to $3.1 million compared to $2.8 million in 1996. Again, this improvement is due to an increase in funds under management and a strong securities market. Mortgage banking income increased slightly to $1.7 million in 1997, up from $1.5 million in 1996.

Non-Interest Expense. The following table sets forth information regarding non-interest expense for the periods shown.

Years Ended December 31,                  1998      1997     1996
                                               (In Thousands)
Salaries and employee benefits          $21,071   $19,464   $19,968
Occupancy expenses                        3,681     3,525     3,289
Equipment expenses                        2,970     2,619     2,405
Advertising                                 775       679       838
Consulting fees                             629       925       383
Legal fees - loan collection                299       583       765
Legal fees - other                          531       413       452
FDIC assessment                             132       112        43
Office Supplies and Printing                582       460       619
Data processing facilities management     4,166     3,727     1,908
Postage expense                             694       674       767
Telephone expense                           728       776       631
Other non-interest expenses               5,439     4,638     4,883
TOTAL                                   $41,697   $38,595   $36,951


Non-interest expenses totaled $41.7 million for the year ended December 31, 1998, a $3.1 million increase from the comparable 1997 period.

Salaries and employee benefits increased $1.6 million, or 8.3%, due to merit increases, additional staffing and a tight labor market. Performance based compensation awards also contributed to this increase.

Occupancy and equipment expenses increased $.5 million, or 8.3%, in 1998 from 1997 as a result of the Company's commitment to improve facilities and invest in current technology. In 1998, the Bank expanded into the town of Randolph by opening a new full service branch and built a new branch at our Hanover location. The data processing facilities management fee increased by $.4 million to $4.2 million in 1998. All other non-interest expenses increased $1.0 million, or 7.6%, to $14.0 million in 1998 compared to $13.0 in 1997.

Non-interest expenses increased by $1.6 million or 4.4% to $38.6 million in 1997 compared with $37.0 million in 1996.

Salaries and employee benefits decreased $.5 million or 2.5%, to $19.5 million in 1997, compared with $20.0 million in 1996. As previously reported, in connection with a change in the Bank's pension plan which was effective January 1, 1997, the Company recognized $.4 million of previously accrued pension liability as a credit to salaries and benefits. As a result of the change in the plan to a defined contribution plan, no pension expense was recognized in 1997.

Occupancy and equipment expense increased $.5 million, or 7.9%, from 1996 to 1997, again demonstrating the Company's commitment to continually improve facilities and technology for customers and employees. The data processing facilities management fee, initiated in 1996, increased by $1.8 million to $3.7 million in 1997. With the full completion of the data conversion in the first quarter of 1997, the fee increased as scheduled.

Minority Interest In 1997, Independent Capital Trust I was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued by the Trust. The Company recorded distributions payable on the Trust Preferred Securities as minority interest expense totaling $1.6 million in 1997 and $2.7 million in 1998. This increase of $1.0 million reflects the full year impact of the Trust Preferred Securities. The cost of issuance of the Trust Preferred Securities totaled $1.4 million and is being amortized over the life of the Securities on a straight line basis. The balance at December 31, 1998 and 1997 was $1.3 million and $1.4 million, respectively.

Income Taxes For the years ended December 31, 1998 1997 and 1996 the Company recorded combined federal and state income tax provisions of $7,804,000, $7,326,000, and $6,153,000, respectively. These provisions reflect effective income tax rates of 32.6%, 34.1%, and 34.7% in 1998, 1997, and 1996, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to certain non-taxable investments and dividends and to benefits recorded in these years in compliance with Statement of Financial Standards (SFAS) No. 109. These benefits, which amounted to $126,000, and $101,000 in 1997, and 1996, respectively, reduced the valuation allowance which had been established prior to 1993 due to the uncertainty of the realizability of the Company's net deferred tax asset at that time.

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

The Asset/Liability Management Committee, whose members comprise the Bank's senior management, develops procedures, consistent with policies established by the Board of Directors, which monitor and coordinate the Company's interest rate sensitivity and the sources, uses, and pricing of funds. Interest rate sensitivity refers to the Company's exposure to fluctuations in interest rates and its effect on earnings. If assets and liabilities do not reprice simultaneously and in equal volume, the potential for interest rate exposure exists. It is management's objective to maintain stability in the growth of net interest income through the maintenance of an appropriate mix of interest-earning assets and interest-bearing liabilities and, when necessary, within prudent limits, through the use of off-balance sheet hedging instruments such as interest rate swaps. The Committee employs simulation analyses in an attempt to quantify, evaluate, and manage the impact of changes in interest rates on the Bank's net interest income. In addition, the Company engages an independent consultant to render advice with respect to asset and liability management strategy.

The Bank is careful to increase deposits without adversely impacting the weighted average cost of those monies. Accordingly, management has implemented funding strategies that include FHLB advances and repurchase agreement lines. These non-deposit funds are also viewed as a contingent source of liquidity and, when profitable lending and investment opportunities exist, access to such funds provides a means to leverage the balance sheet. At December 31, 1998, approximately 33% of the Company's total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the Company's cumulative hedged gap was a negative $136.7 million, or 8.7% of total assets.

From time to time, the Company has utilized interest rate swap agreements as hedging instruments against stable or declining interest rates. An interest rate swap is an agreement whereby one party agrees to pay a floating rate of interest on a notional principal amount in exchange for receiving a fixed rate of interest on the same notional amount for a predetermined period of time from a second party. The assets relating to the notional principal amount are not actually exchanged.

The Bank had entered into interest rate swap agreements with a total notional value of $20 million at December 31, 1998 and $70 million at December 31, 1997. These swaps were arranged through a large international financial institution and have initial maturities ranging from three to four years. The Bank receives fixed rate payments and pays a variable rate of interest tied to 3-month LIBOR. At December 31, 1998, the weighted average fixed payment rate was 6.52% and the weighted average rate of the variable interest payments was 5.25%. As a result of these interest rate swaps, the Bank realized net interest income of $.1 million in both 1998 and 1997 and $.2 million for the year ended December 31, 1996.

                                                               Amounts Maturing or Repricing
                                                     Within         Over Three
                                                     Three          To Twelve      Over One
                                                     Months          Months           Year       Total
Interest-earning assets (1):
 Federal funds sold                                $   38,443           --             --      $   38,443
 Securities                                            42,200        100,082        353,896       496,178
 Loans - fixed rate (2)                                40,583        111,181        530,151       681,915
 Loans - floating rate (2)                            185,340         25,911         43,616       254,867
 Total interest-earning assets                        306,566        237,174        927,663     1,471,403
 Bank Owned Life Insurance                                 --             --         30,111        30,111
Interest-bearing liabilities:
 Savings and Interest Checking accounts (3)            31,915             --        246,391       278,306
 Money Market and Super Interest
  Checking accounts (3)                               102,148             --         11,663       113,811
 Time certificates of deposit over $100,000            68,966         20,930          5,810        95,706
 Other time deposits                                   88,424        182,749         65,231       336,404
 Borrowings                                           125,347         60,000        211,224       396,571
Total interest-bearing liabilities                    416,800        263,679        540,319     1,220,798
Corporation-obligated mandatorily redeemable
  trust preferred securities of subsidiary trust
  holding solely junior subordinated debentures
  of the Corporation                                       --             --         28,750        28,750
Net interest sensitivity gap during the period       (110,234)       (26,505)       388,705       251,966
Cumulative gap                                       (110,234)      (136,739)       251,966       251,966
Effect of hedging activities                          (20,000)        20,000             --            --
Cumulative hedged gap                               ($130,234)     ($136,739)     $ 251,966    $  251,966
Interest-earning assets as a percent of
 interest-bearing liabilities (cumulative)              73.55%         79.91%        120.53%       120.53%
Interest-earning assets as a percent of
 total assets (cumulative)                              19.46%         34.52%        93.42%         93.42%
Ratio of unhedged gap to total assets                   -7.00%         -1.68%         24.68%        16.00%
Ratio of cumulative unhedged gap to total assets        -7.00%          8.68%         16.00%        16.00%
Ratio of hedged gap to total assets                     -8.27%         -0.41%         24.68%        16.00%
Ratio of cumulative hedged gap to total assets          -8.27%         -8.68%         16.00%        16.00%

(1)Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2)Balances have been reduced for nonperforming loans which amounted to $4.3 million at the same date.

(3)Although the Bank's regular savings accounts generally are subject to immediate withdrawal, management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.

INTEREST RATE RISK

Interest rate risk is the sensitivity of income to variations in interest rates over both short term and long term horizons. The primary goal of interest-rate risk management is to control this risk within limits approved by the Board and narrower guidelines approved by the Asset/Liability Management Committee. These limits and guidelines reflect the Company's tolerance for interest-rate risk by identifying exposures, quantifying and hedging them. The Company quantifies its interest-rate exposures using simulation models, as well as simpler gap analyses. The Company manages its interest-rate exposure using a combination of on and off balance sheet instruments, primarily fixed rate portfolio securities, interest rate swaps, and options.

The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a relatively short (i.e., less than 2 year) time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities and off balance sheet positions under various scenarios. The Company's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points, estimated net interest income for the next 12 months should decline or increase by less than 6%. The following table reflects the Company's estimated exposure, as a percentage of estimated net interest income for the next 12 months:

                      Rate Change                Estimated Exposure as %
                    (Basis Points)             of Net Interest Income
                         +200                           (1.50%)
                         -200                            1.15%

See Managements' discussion on Asset/Liability management for further details on how the Company manages its market and interest rate risk.

LIQUIDITY

Liquidity, as it pertains to the Company, is the ability to generate cash in the most economical way for the institution to meet its ongoing obligations to pay deposit withdrawals and to fund loan commitments. The Company's primary sources of funds are deposits, borrowings, and the amortization, prepayment, and maturities of loans and investments.

The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, interest checking accounts, savings accounts, and money market accounts. Deposit levels are greatly influenced by interest rates, economic conditions, and competitive factors. The Bank has established two federal funds lines of $20.0 million. At December 31, 1998, the outstanding balance of these lines was $5.0 million. The Bank has also established five repurchase agreements with major brokerage firms as potential sources of liquidity. At December 31, 1998, the Company had $30.0 million outstanding under these agreements. In addition to these agreements, the Bank also had customer repurchase agreements outstanding amounting to $47.4 million at December 31, 1998. As a member of the Federal Home Loan Bank, Rockland has access to approximately $375 million of borrowing capacity. On December 31, 1998, the Company had $313.7 million outstanding in FHLB borrowings.

The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Parent Company's assets include its investment in the Bank, $1.4 million of other investments, and $1.0 million of goodwill. In addition, the Parent Company issued $29.64 million of Junior Subordinated Debentures in conjunction with the issuance of Trust Preferred Securities by a direct subsidiary, Independent Capital Trust I. The proceeds of this offering, net of issuance costs, are maintained in an interest bearing checking account at the Bank. The Parent Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Parent Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The Parent Company is directly reimbursed by the Bank for virtually all such expenses. The Company actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Company will maintain adequate levels of available funds. At December 31, 1998, the Company's liquidity position was well above policy guidelines.

CAPITAL RESOURCES

The Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation
(FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1998, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital. A minimum requirement of 4.0% Tier 1 leverage capital is also mandated. On December 31, 1998, the Tier 1 leverage capital ratio for the Company and the Bank was 7.91% and 6.32%, respectively. Capital ratios of the Company and the Bank are shown below for the last two year-ends.

December 31,                                   1998                1997
The Company
         Tier 1 leverage capital ratio         7.91%               8.64%
         Tier 1 risk-based capital ratio      11.38%              13.52%
         Total risk-based capital ratio       12.63%              14.78%
The Bank
         Tier 1 leverage capital ratio         6.32%               6.36%
         Tier 1 risk-based capital ratio       9.09%               9.98%
         Total risk-based capital ratio       10.34%              11.23%

DIVIDENDS

The Company declared cash dividends of $.40 per share in 1998, this is an increase of $.06 per share compared to the 1997 cash dividend of $.34 per share. The 1998 ratio of dividends paid to earnings was 35.86%. Payment of dividends by the Company on its common stock is subject to various regulatory restrictions. The Company is regulated by the Federal Reserve Bank and, as such, is subject to its regulations and guidelines with respect to the payment of dividends. Since substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend on the earnings of the Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the Board of Directors deems appropriate. Management believes that the Bank will continue to generate adequate earnings to continue to pay dividends.

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

YEAR 2000 READINESS DISCLOSURE

The Company's State of Readiness The Company has developed plans to address the possible exposure related to the impact of the Year 2000 on its computer systems and key service providers. Senior Management and the Board of Directors approved these plans. The following five phases were identified as critical to the success of the Company's Year 2000 plan:

Phase                               Description                                Progress/Anticipated Completion
Awareness              Process that identifies the Year 2000                              Complete.
                       problem, establishes a project team
                       and develops a plan to rectify.

Assessment             Inventory of Information Technology          Complete. Assessments need continual update based
                       (IT) and Non-IT systems, vendors.            on changes to inventory i.e., new vendor relationship,
                       Assign priorities based upon level of        additional equipment purchases.
                       risk. Establish continual monitoring
                       process.

Renovation             Code enhancements, hardware,                 See Note (1). The Company has been advised by its key
                       software upgrades                            third party software vendors that software renovation is
                                                                    complete. Management performed comprehensive tests
                                                                    to ensure compliance.

Validation             Process where upgraded hardware,             The Company's testing program for mission critical systems
                       software etc. is tested.                     began in September 1998 and is expected to conclude
                                                                    successfully in March 1999. This allows the rest of 1999
                                                                    for additional system renovation and testing, if the need
                                                                    should arise.

Implementation         Systems should be certified as Year 2000     This phase will be completed in 1999.
                       compliant and put into production.

Notes:

(1) The Company relies upon third party vendors to provide the Bank with various products and services that are fundamental to the delivery of products and services to customers. These third party vendors are responsible for the renovations and replacements necessary to achieve Year 2000 compliance for their products and services. We have established a process that will continually monitor and test these vendors' abilities to achieve Year 2000 compliance.

In 1997, the Company converted its core operating system software to a leading provider of data processing services, Alltel. As a consequence, Alltel is leading the effort for ensuring Year 2000 compliance for all mainframe application software. Management has overall responsibility for ensuring compliant systems and is working closely with Alltel to ensure this compliance by December 31, 1999. Costs related to this aspect of the Year 2000 effort are the responsibility of Alltel. Management believes Alltel has the financial resources to complete this effort. The Costs To Address The Company's Year 2000 Issues The Company expects to incur costs to replace existing personal computer hardware and software, which will be capitalized and amortized in accordance with the Company's existing accounting policy. The replacement of this hardware and software is, with few exceptions, a component of the Company's existing technology plan and not as a result of Year 2000 deficiencies. In addition to capitalizing hardware and software, the Company will incur expenses in 1998 and 1999, estimated to be $500,000, which represents the out of pocket costs to address the Year 2000 problem. These costs totaled $131,000 in 1998. This cost estimate does not include the existing cost of the Data Processing Facilities Management Agreement with Alltel. A large part of the resources associated with this agreement are dedicated to the Year 2000 Project.

Under other circumstances, these resources could be employed in improving customer services and the introduction of new products. It is difficult to estimate this lost opportunity cost.

The Risks Of The Company's Year 2000 Issues All financial institutions are heavily dependent on technology and the services of third party vendors in the delivery of products and services. An interruption in these services would severely hamper the Company's ability to provide products and services to its customers. For example, without telephone, power, or mainframe computer access in 2000 the Company would have to resort to manual processing in order to serve customers. This type of scenario could not continue indefinitely without severe erosion in service levels and consequently earnings.

An additional type of risk that banks face is customer risk. Specifically, large corporate borrowers face many of the Year 2000 issues that the Bank faces. To the extent that many of these issues are not resolved and the viability of the borrower organization is compromised, a credit risk issue could be created for the Bank. Management has initiated a process to monitor and manage the customer risk posed in this type of scenario.

Bank regulatory agencies have issued guidance as to the standards they will use when assessing Year 2000 readiness. The failure of a financial institution, such as the Company, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in regulatory enforcement actions which could have material adverse effect on the institution, result in the imposition of civil money penalties, or result in the delay (or receipt of an unfavorable or critical evaluation of the management of a financial institution in connection with regulatory review) of applications seeking to acquire other entities or otherwise expand the institution's activities.

The Company's Contingency Plans The Company has developed contingency plans in response to the Year 2000 challenge:

Remediation Plan. This plan is designed to mitigate the risks associated with the failure to successfully complete renovation, validation, and implementation of mission-critical systems. The plan would be invoked in the event of unsuccessful testing of a mission critical system and includes the designation of alternate vendors that would essentially constitute replacement of the existing vendor with a new one.

Business Interruption Plan This plan of action ensures the ability of the Bank to continue functioning as a business entity in the event of unanticipated systems failures at critical dates prior to, on and after the Year 2000. The base assumptions of this plan are:

          - Regional utility and telecommunication outages
          - Spotty utility and telecommunication outages
          - Failure of the Company's software applications to function in the Year 2000.

The Company has developed a strategy to deal with each of the assumptions, including but not limited to manual workarounds, limited hours of operation and backup item processing support.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Independent Bank Corp.:

We have audited the consolidated balance sheets of Independent Bank Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corp. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 27, 1999

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                        1998           1997
                             (Dollars In Thousands)
ASSETS
CASH AND DUE FROM BANKS                                         $    47,755    $    42,544
FEDERAL FUNDS SOLD                                                   38,443         22,472
SECURITIES HELD TO MATURITY (Notes 1 and 3)
  (fair value $287,542 and $309,635)                                284,944        308,112
SECURITIES AVAILABLE FOR SALE (Notes 1 and 3)                       195,199        131,842
  (amortized cost $194,040 and $129,761)
FEDERAL HOME LOAN BANK STOCK (Note 6)                                16,035         16,035
LOANS, NET OF UNEARNED DISCOUNT (Notes 1 and 4)                     941,112        828,132
LESS: RESERVE FOR POSSIBLE LOAN LOSSES                              (13,695)       (12,674)
Net Loans                                                           927,417        815,458
BANK PREMISES AND EQUIPMENT (Notes 1 and 5)                          15,200         12,776
OTHER REAL ESTATE OWNED (Note 1)                                       --                2
OTHER ASSETS (Notes 1 and 8)                                         50,076         20,766
    TOTAL ASSETS                                                $ 1,575,069    $ 1,370,007

LIABILITIES
DEPOSITS
  Demand Deposits                                               $   219,090    $   189,577
  Savings and Interest Checking Accounts                            278,306        257,980
  Money Market and Super Interest Checking Accounts                 113,811        119,316
  Time Certificates of Deposit over $100,000                         95,706         69,424
  Other Time Deposits                                               336,404        351,851
    Total Deposits                                                1,043,317        988,148
FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER
REPURCHASE AGREEMENTS (Notes 3 and 6)                                82,376         38,327
TREASURY TAX AND LOAN NOTES (Notes 3 and 6)                             471          3,217
FEDERAL HOME LOAN BANK BORROWINGS (Note 6)                          313,724        206,724
OTHER LIABILITIES                                                    10,583         12,348
    TOTAL LIABILITIES                                           $ 1,450,471    $ 1,248,764
Corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior
subordinated debentures of the Corporation
Outstanding: 1,150,000 shares in 1998 and 1997 (Note 13)             28,750         28,750

STOCKHOLDERS' EQUITY (Notes 1 and 11)
Preferred Stock, $.01 par value. Authorized: 1,000,000 Shares
Outstanding: No Shares in 1998 or 1997                                   --             --
Common Stock, $.01 par value. Authorized: 30,000,000
Outstanding: 14,863,821 Shares in 1998 and
14,801,904 Shares in 1997                                               149            148
Treasury Stock: 406,638 Shares in 1998
and No Shares in 1997                                                (6,431)          --
Surplus                                                              45,303         45,147
Retained Earnings                                                    56,063         45,825
Other Accumulated Comprehensive Income, Net of Tax (Note 3)             764          1,373
    TOTAL STOCKHOLDERS' EQUITY                                       95,848         92,493
TOTAL LIABILITIES, MINORITY INTEREST IN
SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                          $ 1,575,069      1,370,007

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                                       1998            1997          1996
                                                     (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME
   Interest on Loans (Notes 1 and 4)                        $    76,404   $    66,739   $    58,055
   Interest and Dividends on Securities (Note 3)                 31,508        26,899        19,154
   Interest on Federal Funds Sold                                   800           182           208
   Interest on Interest Bearing Deposits                             --            --             7
     Total Interest Income                                      108,712        93,820        77,424
INTEREST EXPENSE
   Interest on Deposits                                          31,432        31,697        27,670
   Interest on Borrowings (Notes 1 and 6)                        18,137         9,881         4,310
   Interest on Subordinated Capital Notes                            --            --           374
     Total Interest Expense                                      49,569        41,578        32,354
     Net Interest Income                                         59,143        52,242        45,070
PROVISION FOR POSSIBLE LOAN
LOSSES (Notes 1 and 4)                                            3,960         2,260         1,750
     Net Interest Income After Provision
     For Possible Loan Losses                                    55,183        49,982        43,320
NON-INTEREST INCOME
   Service Charges on Deposit Accounts                            5,356         5,654         5,829
   Trust and Financial Services Income                            3,763         3,082         2,790
   Mortgage Banking Income                                        2,354         1,713         1,508
   Other Non-Interest Income                                      1,652         1,293         1,254
     Total Non-Interest Income                                   13,125        11,742        11,381
NON-INTEREST EXPENSES
   Salaries and Employee Benefits (Note 9)                       21,071        19,464        19,968
   Occupancy Expenses (Notes 5 and 12)                            3,681         3,525         3,289
   Equipment Expenses                                             2,970         2,619         2,405
   Other Non-Interest Expenses (Note 10)                         13,975        12,987        11,289
     Total Non-Interest Expenses                                 41,697        38,595        36,951
   Minority Interest                                              2,668         1,645            --
INCOME BEFORE INCOME TAXES                                       23,943        21,484        17,750
PROVISION FOR INCOME TAXES (Notes 1 and 8)                        7,804         7,326         6,153
NET INCOME                                                  $    16,139   $    14,158   $    11,597
BASIC EARNINGS PER SHARE                                    $      1.10   $      0.97   $      0.80
DILUTED EARNINGS PER SHARE                                  $      1.08   $      0.95   $      0.79
Weighted average common shares (Basic) (Notes 1 and 11)      14,730,193    14,666,420    14,556,481
Common stock equivalents                                        215,526       305,805       194,813
Weighted average common shares (Diluted) (Notes 1 and 11)    14,945,719    14,972,225    14,751,294

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

                                                                                                OTHER
                                                                                              ACCUMULATED
                                                  COMMON      TREASURY              RETAINED COMPREHENSIVE
                                                  STOCK        STOCK     SURPLUS    EARNINGS    INCOME       TOTAL


BALANCE, DECEMBER 31, 1995                       $    145          --    $ 43,777   $ 28,710       ($60)   $ 72,572
Net Income                                                                            11,597                 11,597
Cash Dividends Declared ($.25 per share)                                              (3,641)                (3,641)
Proceeds From Exercise of Stock
  Options (Note 11)                                                           105                               105
Tax Benefit on Stock Option Exercises                                          54                                54
Common Stock Sold Under Dividend Reinvestment
  and Stock Purchase Plan (Note 11)                     1                     497                               498
Change in Unrealized Loss on Securities
  Available For Sale, Net of Tax (Note 3)                                                           (75)        (75)
BALANCE DECEMBER 31, 1996                             146          --       44,43     36,666       (135)     81,110
Net Income                                                                            14,158                 14,158
Cash Dividends Declared ($.34 per share)                                              (4,999)                (4,999)
Proceeds From Exercise of Stock
  Options (Note 11)                                     2                     710                               712
Tax Benefit on Stock Option Exercises                                           4                                 4
Change in Unrealized Gain (Loss) on Securities
Available For Sale, Net of Tax (Note 3)                                                           1,508       1,508
BALANCE DECEMBER 31, 1997                             148          --       45,14     45,825      1,373      92,493
Net Income                                                                            16,139                 16,139
Cash Dividends Declared ($.40 per share)                                              (5,901)                (5,901)
Proceeds From Exercise of Stock
  Options (Note 11)                                     1         409         156                               566
Treasury Stock Repurchase, 433,338 Shares                      (6,840)                                       (6,840)
Change in Unrealized Gain on Securities
  Available For Sale, Net of Tax (Note 3)                                                          (609)       (609)
BALANCE DECEMBER 31, 1998                        $    149    ($ 6,431)   $ 45,303   $ 56,063   $    764    $ 95,848

The accompanying notes are an integral part of these consolidated financial statements.

STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                1998         1997       1996
                                                                       (In Thousands)
Net Income                                                     $ 16,139    $ 14,158   $ 11,597
Other Comprehensive Income, Net of Tax
Unrealized gains (losses) on securities available for sale -
Unrealized holding gains (losses) arising during period            (591)      1,503        (75)
Less: reclassification adjustments for gains (losses)
included in net income                                              (18)          5         --
Other Comprehensive Income                                         (609)      1,508        (75)
Comprehensive Income                                           $ 15,530    $ 15,666   $ 11,522


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                        1998         1997         1996
                                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                    $  16,139    $  14,158    $  11,597
ADJUSTMENTS TO RECONCILE NET INCOME TO
            NET CASH PROVIDED FROM OPERATING ACTIVITIES:
            Depreciation and amortization                                         4,202        3,160        3,067
            Provision for possible loan losses                                    3,960        2,260        1,750
            Deferred income taxes                                                    65           76        2,044
            Loans originated for resale                                         (76,223)     (42,850)     (41,108)
            Proceeds from mortgage loan sales                                    76,028       42,793       41,108
            Loss (gain) on sale of mortgages                                        195           57           --
            Loss (gain) on sale of investments                                      (27)           8           --
            Gain recorded from mortgage servicing rights                           (748)        (423)        (401)
            Other Real Estate Owned recoveries                                     (188)        (131)          --
            Changes in assets and liabilities:
                       Increase in other assets                                 (28,682)      (1,111       (2,208)
                       Decrease in other liabilities                             (1,497)         (40         (789)
TOTAL ADJUSTMENTS                                                               (22,915)       4,129        3,463
            NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES                (6,776)      18,287       15,060
CASH FLOWS FROM INVESTING ACTIVITIES:
            Net decrease in Interest Bearing Deposit Investment                      --           --          296
            Proceeds from maturities of Securities Held to Maturity             106,545       88,070       73,661
            Proceeds from maturities/sales of Securities Available For Sale      68,702       20,641        5,964
            Purchase of Securities Held to Maturity                             (84,211)    (106,195)    (138,710)
            Purchase of Securities Available For Sale                          (133,688)    (123,937)          --
            Purchase of Federal Home Loan Bank Stock                               --         (8,477)      (4,096)
            Net increase in Loans                                              (116,004)    (134,533)     (69,335)
            Proceeds from sale of Other Real Estate Owned                           244           40          968
            Investment in Bank Premises and Equipment                            (5,041)      (4,200)      (3,678)
            NET CASH USED IN INVESTING ACTIVITIES                              (163,453)    (268,231)    (134,930)
CASH FLOWS FROM FINANCING ACTIVITIES:
            Net increase in Time Deposits                                        10,835       44,493       55,538
            Net increase (decrease) in Other Deposits                            44,334       25,083       (8,051)
            Net increase (decrease) in Federal Funds Purchased
            and Assets Sold Under Repurchase Agreements                          44,049       37,487       (3,220)
            Net increase in Federal Home Loan Bank Borrowings                   107,000      128,724       58,000
            Net increase (decrease) in Treasury Tax & Loan Notes                 (2,746)         921       (1,735)
            Repayment of Capital Notes                                               --           --       (4,843)
            Issuance of corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior
            subordinated debentures of the Corporation                               --       28,750           --
            Proceeds from stock issuance                                            566          716          657
            Payments for Treasury stock purchase                                 (6,840)          --           --
            Dividends Paid                                                       (5,787)      (4,700)      (3,344)
            NET CASH PROVIDED FROM FINANCING ACTIVITIES                         191,411      261,474       93,002
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             21,182       11,530      (26,868)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                           65,016       53,486       80,354
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                              $  86,198    $  65,016    $  53,486
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
            Interest on deposits and borrowings                               $  51,212    $  45,453    $  31,497
            Minority Interest                                                     2,668        1,638           --
            Income taxes                                                          7,303        6,110        5,978
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
            OREO Properties Acquired                                                 85          503          601

DISCLOSURE OF ACCOUNTING POLICY:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and assets purchased under resale agreements. Generally, federal funds are sold for up to two week periods.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or "The Bank") and Independent Capital Trust I. All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

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

CASH

Cash and cash equivalents include cash, cash items, due from banks and federal funds sold having original maturities of less than 90 days.

SECURITIES

When securities are purchased, they are classified as securities held to maturity if it is management's intent and ability to hold them until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, both computed by the effective yield method. If it is management's intent at the time of purchase not to hold the securities to maturity, these securities are classified as securities available for sale and are carried at fair value with unrealized gains and losses reported, net of the related tax effect, as a separate component of stockholders' equity. When securities are sold, the adjusted cost of the specific security sold is used to compute gain or loss on the sale. Neither the Company nor the Bank engages in the trading of investment securities.

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

LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

LOAN ORIGINATION FEES

Loan origination and commitment fees and certain related costs are deferred and amortized over the lives of the underlying loans. Net deferred fees included in loans at December 31, 1998 and 1997 were $267,000 and $242,000 respectively.

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

INTANGIBLE ASSETS

In connection with the acquisition of Middleborough Trust Company in January 1986, the Company allocated $2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20 year period using the straight-line method. The balance at December 31, 1998 is $1,033,000.

In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May 1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15 year period using the straight-line method. The balance at December 31, 1998 is $1,307,000. The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are recoverable from projected undiscounted net cash flows of the related acquired entity.

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

MORTGAGE SERVICING RIGHTS

Effective January 1, 1997, the Bank adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Financial Accounting Standards Board (FASB) Statement No. 125." This statement, which supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial components approach that focuses on control. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material impact on the Bank's financial position or results of operations.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation" encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25. Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the stock.

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Comprehensive income is reported in this financial statement.

SEGMENT INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. This statement is effective and has been adopted for the Company's financial statements for the fiscal year ending December 31, 1998 and requires the restatement of previously reported segment information for all periods presented.

RECENT PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal-use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 on January 1, 1999 and does not believe that the adoption will have a material impact on its financial statements.

In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires all costs associated with pre-opening and organization activities to be expensed as incurred.

The Company will adopt SOP 98-5 beginning January 1, 1999. The Company believes that the adoption of SOP 98-5 will have no material impact on its financial statements.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" - an amendment to FASB Statements Nos. 87, 88 and 106. This statement revises employer's disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans but standardizes the disclosure requirement. This statement suggests combined formats for presentation of pension and other postretirement benefit disclosure. Restatement of disclosures for earlier periods is required. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have a material effect on the Company's primary financial statement, but did affect the disclosure of employee benefits contained elsewhere herein (Note 9).


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, financial quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has not yet quantified the impact of adopting SFAS No. 133 on its consolidated financial statements and has not determined the timing nor method of its adoption of the statement. However, the Company does not expect that the adoption of this statement will have a material impact on its financial position or results of operations. In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement shall be effective for the first fiscal quarter beginning after December 15, 1998, and is not expected to have a material impact on the Company's financial position.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value Of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized on the balance sheet. In cases where quoted market values are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The carrying amount reported on the balance sheet for cash, federal funds sold and assets purchased under resale agreements, and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following table reflects the book and fair values of financial instruments, including on-balance sheet and off-balance sheet instruments as of December 31, 1998 and 1997.

                                                1998                  1997
                                          BOOK       FAIR       BOOK      FAIR
                                          VALUE      VALUE      VALUE     VALUE
                                           (In Thousands)       (In Thousands)
FINANCIAL ASSETS
Cash and Due From Banks                 $ 47,755   $ 47,755   $ 42,544   $ 42,544 (a)
Federal Funds Sold                        38,443     38,443     22,472     22,472 (a)
Securities Held To Maturity              284,944    287,542    308,112    309,635 (b)
Securities Available For Sale            195,199    195,199    131,842    131,842 (b)
Federal Home Loan Bank Stock              16,035     16,035     16,035     16,035 (c)
Net Loans                                927,417    931,059    815,458    815,572 (d)
Mortgage Servicing Rights                  1,145      1,145        641        641 (f)

FINANCIAL LIABILITIES
Demand Deposits                          219,090    219,090    189,577    189,577 (e)
Savings and Now Accounts                 278,306    278,306    257,980    257,980 (e)
Money Market and Super Interest
                Checking Accounts        113,811    113,811    119,316    119,316 (e)
Time Deposits                            432,110    433,623    421,275    420,562 (f)
Federal Funds Purchased and Assets
   Sold Under Repurchase Agreements       82,376     83,125     38,327     38,409 (f)
Treasury Tax and Loan Notes                  471        471      3,217      3,217 (a)
Federal Home Loan Bank Borrowings        313,724    308,239    206,724    206,548 (f)
Corporation-obligated Mandatorily
Redeemable Trust Preferred Securities
 of Subsidiary Trust Holding Solely
 Junior Subordinated Debentures of
the Corporation                           28,750     29,756     28,750     30,188 (f)

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby Letters of Credit                     --         13         --          9 (g)
Interest Rate Swap Agreements                 --        131         --        130 (b)

(a)Book value approximates fair value due to short term nature of these instruments.

(b)Fair value was determined based on market prices or dealer quotes.

(c)Federal Home Loan Bank stock is redeemable at cost.

(d)The fair value of loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

(e)Fair value is presented as equaling book value. SFAS No. 107 requires that deposits which can be withdrawn without penalty at any time be presented at such amount without regard to the inherent value of such deposits and the Bank's relationship with such depositors.

(f)The fair value of these instruments was estimated by discounting anticipated future cash payments using rates currently available for instruments with similar remaining maturities.

(g)The fair value of these instruments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of customers.


(3)      SECURITIES
The amortized cost, gross unrealized gains and losses, and fair value of securities held to maturity at December 31, 1998 and 1997 were as follows:

                                         1998                                         1997
                                        Gross      Gross                              Gross       Gross
                          Amortized  Unrealized  Unrealized   Fair    Amortized     Unrealized   Unrealized     Fair
                            Cost        Gains      Losses     Value      Cost          Gains      Losses       Value
                                            (In Thousands)                                   (In Thousands)
U.S. Treasury and U.S.
   Government Agency
     Securities           $ 29,197   $    191      ($419)   $ 28,969   $ 51,567   $    201          ($691)    ($51,077)
Mortgage-Backed
Securities                 143,292      1,916       (293     144,915    199,245      2,136           (562)     200,819
Collateralized Mortgage
 Obligations                17,799         89         (7      17,817     34,515         86            (49)      34,552
State, County, and
Municipal Securities        40,365        820        (52      41,133     21,385        408             (6)      21,787
Other Securities            54,291        835       (418)     54,708      1,400         --             --        1,400
Total                     $284,944   $  3,851    ($1,253)   $287,542   $308,112   $  2,831        ($1,308)    $309,635

The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale at December 31, 1998 and 1997 were as follows:

                                         1998                                         1997
                                        Gross      Gross                              Gross       Gross
                          Amortized  Unrealized  Unrealized   Fair    Amortized     Unrealized   Unrealized     Fair
                            Cost        Gains      Losses     Value      Cost          Gains      Losses       Value
                                            (In Thousands)                                   (In Thousands)
U.S. Treasury and U.S.
   Government Agency
     Securities           $   8,999   $      46     --      $   9,045        --       --               --           --
Mortgage-Backed
Securities                $ 136,014       1,527     (131)     137,410   129,761    2,136              (55)    $131,842
Collateralized Mortgage
 Obligations                 48,677          19     (376)      48,320        --       --               --           --
Equity Securities                35          74       --          424        --       --               --           --
            Total         $ 194,040   $   1,666    ($507)   $ 195,199  $129,761   $2,136             ($55)    $131,842

In 1998, the Bank realized a net gain for $27,000 on the sales of two available for sale securities. In 1997, the Bank recognized a loss of $8,000 on the sale of an available for sale security.

A schedule of the contractual maturities of securities held to maturity and securities available for sale at December 31, 1998 is presented below.

                                   Held to maturity     Available for sale
                                  Amortized     Fair   Amortized      Fair
                                  Cost          Value  Cost           Value
                                    (In Thousands)        (In Thousands)
Due in one year or less           $ 15,004   $ 15,031       --           --
Due from one year to five years     29,502     29,402      1,752      1,749
Due from five to ten years          53,350     54,118     18,761     18,767
Due after ten years                187,088    188,991    173,177    174,259
            Total                 $284,944   $287,542   $193,690   $194,775


The actual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from the contractual maturities due to the ability of the borrowers to prepay underlying mortgage obligations. On December 31, 1998 and 1997, investment securities carried at $110,579,000 and $87,978,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. At year end 1998 and 1997, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.

(4) LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

The loan composition, net of unearned discount, at December 31, 1998 and 1997 was as follows:

                                             1998       1997
                                              (In Thousands)
Commercial                                 $127,019   $138,541
Real Estate - Commercial Mortgage           261,332    238,930
Real Estate - Residential Mortgage          197,807    207,555
Real Estate - Construction                   44,710     34,227
Consumer - Installment                      315,419    227,700
Consumer - Other                              8,656      9,849
         Gross Loans                        954,943    856,802
                  Unearned Discount          13,831     28,670
         Loans, Net of Unearned Discount   $941,112   $828,132

In addition to the loans noted above, at December 31, 1998 and December 31, 1997, the Bank serviced approximately $256,289,000 and $263,225,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions.

Loans held for sale are valued at lower of the recorded balance or market value. At December 31, 1998, and 1997, loans held for sale amounted to approximately $5,600,000 and $4,500,000, respectively. No adjustments for unrealized losses were required at December 31, 1998 and 1997.

As of December 31, 1998 and 1997 the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 was as follows:

                                           1998                       1997
                                   Recorded     Valuation    Recorded        Valuation
                                  Investment    Allowance    Investment      Allowance
Impaired loans:
Valuation allowance required        $1,479        $  422        $2,112        $  585
         No valuation
         allowance required            476          --           2,065          --
                  Total             $1,955        $  422        $4,177        $  585

The valuation allowance is included in the reserve for possible loan losses on the balance sheet. The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was $3,500,000 and $4,200,000,
respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of approximately $159,000 and $190,000 for the years ended December 31, 1998 and 1997.

The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 1998 and 1997 and for the years then ended is as follows (in thousands):

Balance, January 1, 1997                              $15,286
New loans                                               6,286
Loan repayments                                        (6,447)
Balance, December 31, 1997                            $15,125
New loans                                               1,694
Loan repayments                                        (5,250)
Balance, December 31, 1998                            $11,569

All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1998 is as follows:

                                                    1998             1997             1996
                                                               (In Thousands)
Reserve, beginning of year                        $ 12,674         $ 12,221         $ 12,088
            Loans charged off                       (4,097)          (2,906)          (2,825)
            Recoveries on loans previously
               charged off                           1,158            1,099            1,208
               Net charge-offs                      (2,939)          (1,807)          (1,617)
            Provision charged to expense             3,960            2,260            1,750
            Reserve, end of year                  $ 13,695         $ 12,674         $ 12,221

(5) BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1998 and 1997 were as follows:

                                           1998              1997
Cost:                                           (In Thousands)
         Land                            $    335         $    335
         Bank Premises                     10,342            8,907
         Leasehold Improvements             7,029            6,542
         Furniture and Equipment           20,436           17,467
Total Cost                                 38,142           33,251
         Accumulated Depreciation         (22,942)         (20,475)
Net Bank Premises and Equipment          $ 15,200         $ 12,776

Depreciation and amortization expense related to bank premises and equipment was $2,617,000 in 1998, $2,066,000 in 1997, and $1,643,000 in 1996.

(6) BORROWINGS

Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended December 31, 1998 is as follows:

                                       1998            1997            1996
                                               (Dollars In Thousands)
Balance outstanding at
  end of year                         $82,847         $41,544         $ 3,136
Average daily balance
 outstanding                           66,403          48,869          26,534
Maximum balance outstanding
  at any month end                     89,741          84,945          44,545
Weighted average interest rate
  for the year                           5.39%           5.74%           5.36%
Weighted average interest rate
 at end of year                          4.72%           5.99%           5.35%

The Bank has established two federal funds lines of $20 million. Borrowings under these lines are classified as federal funds purchased. The Company has established five repurchase agreements with major brokerage firms. Borrowings under these agreements are classified as assets sold under repurchase agreements. At December 31, 1998, the Bank had $30.0 million outstanding under these lines, while at December 31, 1997, there was $36.4 million outstanding. The Bank also utilizes customer repurchase agreements as an additional source of funds. The balance outstanding was $47.4 million and $1.0 million at December 31, 1998 and 1997 respectively. Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the Bank's portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately $375 million. A schedule of the maturity distribution of FHLB advances with the weighted average interest rates at December 31, 1998 and 1997 follows:

                                             1998                                1997
                                    Weighted                            Weighted
                                    Average                             Average
                                    Amount            Rate              Amount            Rate
                                                       (Dollars In Thousands)
Due in one year or less             $107,500          5.22%             $140,500          5.73%
Due from one year to five years      206,224          5.44%               66,224          6.25%
                                    $313,724          5.36%             $206,724          5.90%

(7) EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." This statement was issued by the FASB in March 1997 and establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. This statement also requires a restatement of all prior period EPS data presented.

                                           Net Income                 Weighted Average Shares           Net Income Per Share
                                  1998       1997        1996       1998       1997       1996        1998       1997      1996
Basic EPS                        $16,139    $14,158    $11,597    $14,730    $14,666    $14,556    $1.10         $0.97    $0.80
Effect of dilutive securities       --         --         --          216        306        195     0.02          0.02     0.01
Effect of dilutive securities    $16,139    $14,158    $11,597    $14,946    $14,972    $14,751    $1.08         $0.95    $0.79

Options to purchase 126,000 shares of common stock were outstanding during the year but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Basic EPS was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The effect of this accounting change on previously reported EPS data was as follows:


Per share amounts:                1996
Primary EPS as reported           $0.79
Effect of SFAS No. 128             0.01
Basic EPS as restated             $0.80

(8) INCOME TAXES

The provision for income taxes is comprised of the following components:

YEARS ENDED DECEMBER 31,                   1998       1997         1996
Current Provision                                 (In Thousands)
         Federal                          $ 7,509    $ 6,129     $ 3,301
         State                                230        428         808
         TOTAL CURRENT
         PROVISION                          7,739      6,557       4,109
Deferred Provision (Benefit)
         Federal                               49        508       1,639
         State                                 14        387         506
         Change in Valuation Allowance          2       (126)       (101)
         TOTAL DEFERRED
         PROVISION                             65        769       2,044
         TOTAL PROVISION                  $ 7,804    $ 7,326     $ 6,153

The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate of 35% to income before income taxes. The following summary reconciles the differences between these amounts.

YEARS ENDED DECEMBER 31,                    1998        1997         1996
                                                    (In Thousands)
Computed statutory federal
income tax provision                       $ 8,380     $ 7,519     $ 6,212
Nontaxable interest, net                      (541)       (302)       (266)
State taxes, net of federal tax benefit        160         404         854
Low-income housing credits                    (215)       (215)       (110)
Interest on Bank-owned life insurance          (39)       --          --
Change in valuation allowance                    2        (126)       (101)
Other, net                                      57          46        (436)
         TOTAL PROVISION                   $ 7,804     $ 7,326     $ 6,153

The net deferred tax asset which is included in other assets amounted to approximately $1,718,000 and $1,452,000 at December 31, 1998 and 1997,
respectively. The tax-effected components of the net deferred tax asset at December 31, 1998 and 1997 are as follows:

YEARS ENDED DECEMBER 31,              1998        1997
                                        (In Thousands)
Reserve for possible loan losses     $ 4,664     $ 4,436
Tax depreciation                         539         778
Write-down of OREO                        66         112
Mark to market adjustment             (4,009)     (3,968)
Accrued expenses not deducted
         for tax purposes                498         569
Deferred income                           91         126
State taxes                              312         266
SFAS 115 adjustment                     (379)       (728)
Other, net                               (33)       (110)
         TOTAL DEFERRED TAX ASSET      1,749       1,481
         Valuation allowance             (31)        (29)
         NET DEFERRED TAX ASSET      $ 1,718     $ 1,452

The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized. At December 31, 1998, the valuation allowance relates to certain state deferred tax assets that may expire prior to realization.

(9) EMPLOYEE BENEFITS PENSION AND POSTRETIREMENT BENEFITS PENSION

Effective January 1997, the Bank's pension plan joined a multiple employer structure under the Financial Institutions Retirement Fund. All plan assets were contributed to the Fund. This transaction qualified for accounting purposes as a plan termination. The accrued pension liability at December 31, 1996 was recognized as income in 1997. There was no contribution requirement for 1998 or 1997 and consequently no pension expense was recognized in either year.

The Bank's noncontributory pension plan covers substantially all employees of the Bank. The plan provides pension benefits that are based upon the employee's highest base annual salary during five consecutive years of employment. The Company's funding policy, prior to January 1, 1997, was to contribute an amount within the range permitted by applicable regulation on an annual basis.

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

Postretirement benefit expense was $106,000, $87,000 and $107,000 in 1998, 1997 and 1996 respectively. The total cost of all postretirement benefits charged to income was $126,000, $103,000, and $160,000 in 1998, 1997, and 1996,
respectively.

The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

The following table illustrates the status of the pension and postretirement benefit plans at December 31 for the years presented:

                                                            Postretirement
                                             Pension           Benefits
                                             1996         1998         1997
Change in benefit obligation
Benefit obligation at beginning of year    $ 12,792     $    824     $    840
Service cost                                    877           14           13
Interest cost                                 1,073           56           52
Actuarial gain                                1,914           --           --
Benefits paid                                  (619)        (110)         (81)
Benefit obligation at end of year          $ 16,037     $    784     $    824
Change in plan assets
Fair value of plan assets at
         beginning of year                 $ 14,524           --           --
Actual return on plan assets                  1,710           --           --
Employer contribution                         1,201           --           --
Benefits paid                                  (619)          --           --
Fair value of plan assets at
         end of year                       $ 16,816     $    784     $    824

                                                             Postretirement
                                             Pension            Benefits
                                             1996          1998          1997
Funded status                              $   779         (784)        (824)
Unrecognized net actuarial loss             (1,790)          --           --
Unrecognized net
         transition liability (asset)         (286)         451          491
Unrecognized prior service cost                903           --           --
Prepaid (accrued) benefit cost             ($  394)       ($333)     ($  333)
Weighted-average assumptions
         as of December 31
Discount rate                                 7.00%        7.00%        7.00%
Expected return on plan assets               10.00%          --           --
Rate of compensation increase                 5.50%          --           --
Components of net periodic benefit cost
Service cost                               $   877      $    14      $    13
Interest cost                                1,073           56           57
Expected return on plan assets              (1,110)          --           --
Amortization of transition obligation         --             36           17
Amortization of prior service cost              33           --           --
Recognized net actuarial loss                 (219)          --           --
Net periodic benefit cost                  $   654      $   106      $    87

OTHER EMPLOYEE BENEFITS

In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $1,366,000, $1,191,000 and $970,000 in 1998,
1997 and 1996, respectively.

Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limits. The Bank matches 50% of each employee's contributions up to 6% of the employee's earnings. In 1998, 1997 and 1996, the expense for this plan amounted to $346,000, $302,000 and $307,000, respectively.

In 1998 the Bank entered into an agreement to provide postretirement benefits to an executive officer. The Bank has established rabbi trust funds to aid in its accumulation of amounts necessary to satisfy the contractual liability to pay such benefits. This agreement provides for the Bank to pay all benefits thereunder from its general assets, and the establishment of these trust funds does not reduce or otherwise affect the Bank's continuing liability to pay benefits from such assets except that the Bank's liability shall be offset by actual benefit payments made from such rabbi trust. The related trust assets totaled $424,000 at December 31, 1998. The liability is being recorded over the remaining service period of the executive officer. For 1998, the amount of expense recognized related to this plan was approximately $25,000.

The Bank maintains a supplemental retirement plan for six executive officers. In connection with funding this plan, the Bank has purchased life insurance policies for each of the individuals. The cash surrender value of the insurance policies as of December 31, 1998 and 1997 was $1.1 million and $800,000 respectively. For 1998 and 1997, the impact of this plan on the income statement was a benefit of $5,000 and an expense of $18,000, respectively. In 1998, the Bank purchased $30.0 million of bank owned life insurance. The value of this life insurance at December 31, 1998 was $30.1 million.

(10)      OTHER NON-INTEREST EXPENSES
Included in other non-interest expenses for each of the three years in the period ended December 31, 1998 were the following:

                                           1998       1997       1996
                                                  (In Thousands)
Advertising                              $   775    $   679    $   838
Consulting fees                              629        925        383
Legal fees - loan collection                 299        583        765
Legal fees - other                           531        413        452
FDIC assessment                              132        112         43
Office Supplies and Printing                 582        460        619
Data processing facilities management      4,166      3,727      1,908
Postage Expense                              694        674        767
Telephone Expense                            728        776        631
Other non-interest expenses                5,439      4,638      4,883
         TOTAL                           $13,975    $12,987    $11,289

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

                                                1998               1997             1996
Net Income:       As Reported (000's)          $16,139            $14,158           $11,597
                  Pro Forma                     15,925             14,068            11,507
Basic EPS:        As Reported                    $1.10               $.97              $.80
                  Pro Forma                      $1.08               $.96              $.79
Diluted EPS:      As Reported                    $1.08               $.95              $.79
                  Pro Forma                      $1.07               $.94              $.78

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The Company may grant options for up to 500,000, 300,000 and 800,000 shares under the 1997, 1996 and 1987 Plans respectively. The Company has granted options on 241,600, 123,000 and 638,075 shares, respectively, through December 31, 1998. At December 31 1998 no shares were available for grant under the 1987 Plan due to the Plan's expiration in 1997. Under each Plan the option exercise price equals the market price on date of grant. All options vest between six months and two years and all expire between 1999 and 2008.

A summary of the status of the Company's three stock option plans at December 31,1998 and December 31, 1997 and changes during the years then ended is presented in the table and narrative below:

                                             1998                                1997
                                            Wtd Avg                             Wtd Avg
                                 Shares    Ex. Price         Shares            Ex. Price
Balance, January 1              570,674     $ 9.22          631,557             $ 5.81
Granted                         137,650     $17.52          141,950             $16.50
Exercised                       (88,617)    $ 6.39         (197,403)            $ 3.63
Canceled                         (9,250)    $15.73           (5,430)            $ 6.88
Balance, December 31            610,457     $11.40          570,674             $ 9.22
Exercisable
    at December 31              405,965                     376,706
Weighted average fair value
 of options granted            $   2.68     $ 2.86

337,907 of the 610,457 options outstanding at December 31,1998 have exercise prices between $3.19 and $9.38, with a weighted average exercise price of $6.90 and a weighted average remaining contractual life of 5.5 years. 316,394 of these options are exercisable; their weighted average exercise price is $6.73. The remaining 272,550 options have exercise prices between $10.25 and $19.25, with a weighted average exercise price of $16.98 and a weighted average remaining contractual life of 9.4 years. 89,571 of these options are exercisable; their weighted average exercise price is $16.49.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants under the 1997 and 1996 plans:

                                             1997 Plan                  1996 Plan
Risk Free Interest Rate
         1998                                4.67                       5.56
         1997                                5.69                       6.66
Expected Dividend Yields
         1998                                2.31                       1.87
         1997                                2.15                       2.15
Expected Lives
         1998                                4 years                    4 years
         1997                                4 years                    4 years
Expected Volatility
         1998                                15%                        15%
         1997                                15%                        15%

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

Off-balance-sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 1998 and 1997:

                                             1998        1997
                                              (In Thousands)
Commitments to extend credit:
   Fixed Rate                              $ 33,077    $  1,990
   Adjustable Rate                            7,034      10,100
Unused portion of existing credit lines     133,038     139,880
Unadvanced construction loans                20,958      11,436
Standby letters of credit                     1,463       2,255
Interest rate swaps - notional value         20,000      70,000

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

As a component of its asset/liability management activities intended to control interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The weighted average fixed payment rates were 6.521% and 5.93% at December 31, 1998 and 1997, respectively, while the weighted average rates of variable interest payments, based on the 3-month London Interbank Offering Rate (LIBOR), were 5.25% and 5.920% at December 31, 1998 and 1997, respectively. As a result of these interest rate swaps, the Bank realized net interest income of $.1 million for the years ended December 31, 1998 and 1997 respectively and $.2 million for the year ended December 31, 1996. Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements. The Bank is a direct party to these agreements which provide for net settlement between the Bank and the counterparty on a semiannual basis. Should the counterparty fail to honor the agreement, the Bank's credit exposure is limited to the net settlement amount. At December 31, 1998 the Bank had a net receivable of $19,000 and a net payable of $14,000 at December 31, 1997, on the interest rate swaps.

LEASES

The Company leases equipment, office space and certain branch locations under noncancellable operating leases. The following is a schedule of minimum future lease commitments under such leases as of December 31, 1998 (in thousands):

                  1999                         1,619
                  2000                         1,403
                  2001                         1,287
                  2002                         1,077
                  2003                           994
                  Thereafter                   3,286
         Total future minimum rentals         $9,666

Rent expense incurred under operating leases was approximately $2.0 million in 1998, $2.3 million in 1997, and $2.3 million in 1996. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER CONTINGENCIES

At December 31, 1998 there were lawsuits pending which arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations.

The Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and due from banks, was $16.7 million and $14.8 million at December 31, 1998 and 1997, respectively.

In June 1998, the Company invested $.4 million in Zero Stage Capital Associates VI, LLC, a Massachusetts limited liability company. The Company's remaining commitment is $1.1 million over the next four years.

On May 1, 1998 and August 12, 1998, the Company entered into master commitments to deliver or sell $20.0 million and $50.0 million of residential mortgage loans to federal agencies on or before April 30, 1999 and March 31, 1999, respectively. As of December 31, 1998, the unfulfilled portion that remained to be delivered under the $50.0 million commitment was approximately $26.4 million. The $20 million commitment has been filled.

(13) CORPORATION-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES

In 1997, Independent Capital Trust I (the "Trust") was formed for the purpose of issuing trust preferred securities (the "Trust Preferred Securities") and investing the proceeds of the sale of these securities in $29.64 million of 9.28% junior subordinated debentures issued by the Company. A total of $28.75 million of 9.28% Trust Preferred

Securities were issued by the Trust and are scheduled to mature in 2027, callable at the option of the Company after May 19, 2002. Distributions on these securities are payable quarterly in arrears on the last day of March, June, September and December, such distributions can be deferred at the option of the Company for up to five years.

The Trust Preferred Securities can be prepaid in whole or in part on or after May 19, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. In 1997, the Trust also issued $.89 million in common stock to the Company. The Trust Preferred Securities are presented in the consolidated balance sheets of the Company entitled "Corporation-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation." The Company records distributions payable on the Trust Preferred Securities as a Minority Interest Expense in its consolidated statements of income. In 1998 and 1997 the Company paid $2.7 million and $1.6 million of trust preferred security distributions, respectively. The cost of issuance of the Trust Preferred Securities totaled $1.4 million and is being amortized over the life of the Securities on a straight-line basis. The balance at December 31, 1998 and 1997 was $1.3 million and $1.4 million respectively. Amortization of these issuance costs was $74,000 in 1998 and $47,000 in 1997. The Company unconditionally guarantees all of the Trust's obligations under the Trust Preferred Securities.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Bank of Boston relating to the Company and from the Federal Deposit Insurance Corp. relating to the Bank, both the Company and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an insured depository institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the Company's or the Bank's category. The Company and the Bank's actual capital amounts and ratios are also presented in the following table.

                                                                                                 For Capital
                                           Actual                                             Adequacy Purposes
                                           Amount    Ratio                            Amount                          Ratio
As of December 31, 1998:                                                                  (Dollars In Thousands)
Company: (consolidated)
 Total capital (to risk weighted assets)   $134,865  12.63% greater than or equal to  $85,406 greater than or equal to 8.0%
 Tier 1 capital (to risk weighted assets)   121,484  11.38  greater than or equal to   42,703 greater than or equal to 4.0
 Tier 1 capital (to average assets)         121,484   7.91  greater than or equal to   61,433 greater than or equal to 4.0

Bank:
Total capital (to risk weighted assets)    $110,219  10.34% greater than or equal to  $85,286 greater than or equal to 8.0%
 Tier 1 capital (to risk weighted assets)    96,857   9.09  greater than or equal to   42,643 greater than or equal to 4.0
 Tier 1 capital (to average assets)          96,857   6.32  greater than or equal to   61,326 greater than or equal to 4.0

As of December 31, 1997:
Company: (consolidated)
 Total capital (to risk weighted assets)   $128,044  14.78% greater than or equal to  $69,321 greater than or equal to 8.0%
 Tier 1 capital (to risk weighted assets)   117,191  13.52  greater than or equal to   34,661 greater than or equal to 4.0
 Tier 1 capital (to average assets          117,191   8.64  greater than or equal to   54,266 greater than or equal to 4.0

Bank:
 Total capital (to risk weighted assets)   $97,078   11.23% greater than or equal to  $69,145 greater than or equal to 8.0%
 Tier 1 capital (to risk weighted assets)   86,259    9.98  greater than or equal to   34,572 greater than or equal to 4.0
 Tier 1 capital (to average assets)         86,259    6.36  greater than or equal to   54,233 greater than or equal to 4.0



                                                                              To Be Well
                                                                           Capitalized Under
                                                                           Prompt Corrective
                                                                           Action Provisions
                                                                   Amount                           Ratio
As of December 31, 1998:
Company: (consolidated)
 Total capital (to risk weighted assets)                             N/A                             N/A
 Tier 1 capital (to risk weighted assets)                            N/A                             N/A
 Tier 1 capital (to average assets)                                  N/A                             N/A

Bank:
Total capital (to risk weighted assets)   greater than or equal to $106,607 greater than or equal to 10.0%
 Tier 1 capital (to risk weighted assets) greater than or equal to   63,964 greater than or equal to  6.0
 Tier 1 capital (to average assets)       greater than or equal to   76,657 greater than or equal to  5.0

As of December 31, 1997:
Company: (consolidated)
 Total capital (to risk weighted assets)                             N/A                             N/A
 Tier 1 capital (to risk weighted assets) greater than or equal to   N/A                             N/A
 Tier 1 capital (to average assets        greater than or equal to   N/A                             N/A

Bank:
 Total capital (to risk weighted assets)  greater than or equal to $ 86,431 greater than or equal to 10.0%
 Tier 1 capital (to risk weighted assets) greater than or equal to   51,858 greater than or equal to  6.0
 Tier 1 capital (to average assets)       greater than or equal to   67,791 greater than or equal to  5.0

(15) BUSINESS SEGMENTS

On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting operating segments of a business enterprise. The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are components of an enterprise which are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company's chief operating decision maker is the President, Chief Executive Officer and Chairman of the Board of the Company. The adoption of SFAS No. 131 did not have a material effect on the Company's primary financial statements, but did result in the disclosure of segment information contained herein. The Company has identified its reportable operating business segment as Community Banking, based on how the business is strategically managed. The Company's community banking business segment consisting of commercial banking, retail banking and trust services. The community banking business segments is managed as a single strategic unit which derives it's revenues from a wide range of banking services, including lending activities, acceptance of demand, savings and time deposits, trust and investment management, and mortgage servicing income from investors. There is no major customer and the Company operates within a single geographic area (United States).

Non reportable operating segments of the Company's operations which do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring disclosure, are included in the Other category in the disclosure of business segments below. These non reportable segments include Parent Company and Independent Capital Trust I financial information (Note 17).

The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies. The consolidation adjustments reflects certain eliminations of inter-segment revenue, cash and Parent Company investments in subsidiaries.

REPORTABLE SEGMENT SPECIFIC INFORMATION

                                                            Community Banking
                                                       1998       1997         1996
                                                             (In Thousands)
Investment in Bank Premises and Equipment              5,041       4,200       3,678
Depreciation and Amortization                          3,981       2,966       2,919
Investment Balances in Equity Method Investments       1,741       1,712       1,854
Provision for Income Taxes                             7,804       7,326       6,153
Interest Income Interest on Loans                   $ 76,404    $ 66,739    $ 58,055
Interest and Dividends on Securities                  31,387      26,805      19,119
Interest on Federal Funds Sold                           800         182         208
Interest on Interest Bearing Deposits                     --          --           7
Total Interest Income                                108,591      93,726      77,389

Interest Expense
Interest on Deposits                                  32,394      32,377      27,670
Interest on Borrowings                                18,137       9,881       4,310
Interest on Subordinated Capital Notes                    --          --         374
Total Interest Expense                                50,531      42,258      32,354
Non-Interest Income
Service Charges on Deposit Accounts                    5,356       5,654       5,829
Trust and Financial Services Income                    3,763       3,082       2,790
Mortgage Banking Income                                2,354       1,713       1,508
Other Non-Interest Income                              1,652       1,293       1,254
Total Non-Interest Income                             13,125      11,742      11,381
Non-Interest Expenses
Salaries and Employee Benefits                        21,071      19,464      19,968
Occupancy Expenses                                     3,681       3,525       3,289
Equipment Expenses                                     2,970       2,619       2,405
Other Non-Interest Expenses                           13,740      12,788      11,135
Total Non-Interest Expense                            41,462      38,396      36,797
Net Income                                          $ 17,959    $ 15,228    $ 11,716

RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION

                                                                 Other
                                                                Adjustments
                                 Community        Other           and
                                  Banking                      Eliminations  Consolidated
December 31, 1998
  Securities, Available
   for Sale and Held
   to Maturity                   $  494,778    $    1,400            --     $  496,178
  Net Loans                         927,417            --            --        927,417
  Total Assets                    1,571,270       156,588      (152,789)     1,575,069
  Total Deposits                  1,065,178            --       (21,861)     1,043,317
  Federal Home Loan
     Bank Borrowings                313,724            --            --        313,724
  Total Liabilities               1,472,333        31,100       (52,962)     1,450,471
  Total Interest Income             108,591         3,834        (3,713)       108,712
  Total Interest Expense             50,531         2,751        (3,713)        49,569
  Net Interest Income                58,060         1,083            --         59,143
  Provisions for Possible
  Loan Losses                         3,960            --            --          3,960
  Total Non-Interest Income          13,125        18,042       (18,042)        13,125
  Total Non-Interest Expense         41,462           235          --           41,697
  Net Income                     $   17,959    $   16,222      ($18,042)    $   16,139

December 31, 1997
  Securities, Available for
    Sale and Held to Maturity    $  454,589    $    1,400            --     $  455,989
  Net Loans                         815,458            --            --        815,458
  Total Assets                    1,365,953       153,118      (149,064)     1,370,007
  Total Deposits                  1,016,201            --         (28,053)     988,148
  Federal Home Loan
   Bank Borrowings                  206,724            --            --        206,724
  Total Liabilities               1,276,822        30,985       (59,043)     1,248,764
  Total Interest Income              93,726         2,470        (2,376)        93,820
  Total Interest Expense             42,258         1,696        (2,376)        41,578
  Net Interest Income                51,468           774            --         52,242
  Provisions for Possible
    Loan Losses                       2,260            --            --          2,260
  Total Non-Interest Income          11,742        15,279       (15,279)        11,742
Total Non-Interest Expense           38,396           199            --         38,595
Net Income                       $   15,228    $   14,209    ($  15,279)    $   14,158

                                                                      Other
                                                                   Adjustments
                                     Community       Other             and
                                     Banking                       Eliminations Consolidated
December 31, 1996
  Securities, Available for Sale
     and Held to Maturity           $  323,901    $    1,000            --     $  324,901
  Net Loans                             83,185            --            --        683,185
  Total Assets                       1,090,409        82,132       (79,748)     1,092,793
  Total Deposits                       918,948            --          (376)       918,572
  Federal Home Loan
     Bank Borrowings                    78,000            --            --         78,000
  Total Liabilities                  1,012,059         1,022        (1,398)     1,011,683
  Total Interest Income                 77,389            35            --         77,424
  Total Interest Expense                32,354            --            --         32,354
  Net Interest Income                   45,035            35            --         45,070
  Provisions for Possible
    Loan Losses                          1,750            --            --          1,750
  Total Non-Interest Income             11,381        11,716       (11,716)        11,381
  Total Non-Interest Expense            36,797           153            --         36,950
  Net Income                        $   11,716    $   11,597      ($11,716)    $   11,597


(16) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         FIRST                       SECOND                       THIRD
                                        QUARTER                     QUARTER                      QUARTER
                                  1998           1997          1998           1997           1998           1997
                                                   (Dollars In Thousands, Except Per Share and Average Share Data)
INTEREST INCOME               $    26,085    $    20,668    $    26,547    $    22,193    $    28,186    $    24,892
INTEREST EXPENSE                   11,659          8,799         11,757          9,425         13,064         11,304
NET INTEREST INCOME           $    14,426    $    11,869    $    14,790    $    12,768    $    15,122    $    13,588
PROVISION FOR POSSIBLE
LOAN LOSSES                           907            500            907            530            907            530
NON-INTEREST INCOME                 3,087          2,884          3,398          3,006          3,260          2,946
NON-INTEREST EXPENSES              10,368          9,557         10,675          9,641         10,785          9,735
MINORITY INTEREST                     667             --            667            311            667            667
PROVISION FOR INCOME TAXES          1,866          1,699          1,991          1,707          1,928          1,910
NET INCOME                    $     3,705    $     2,997    $     3,948    $     3,585    $     4,095    $     3,692
BASIC EARNINGS PER SHARE      $      0.25    $      0.21    $      0.27    $      0.25    $      0.28    $      0.25
DILUTED EARNINGS PER SHARE    $      0.25    $      0.20    $      0.26    $      0.24    $      0.27    $      0.25
WEIGHTED AVERAGE
COMMON SHARES (Basic)          14,828,992     14,614,757     14,854,477     14,623,762     14,774,324     14,646,537
Common Stock EQUIVALENTS          253,334        272,384        257,400        281,849        209,022        323,365
WEIGHTED AVERAGE COMMON
 SHARES (Diluted)              15,082,326     14,887,141     15,111,877     14,905,611     14,983,346     14,969,902


                                      FOURTH
                                      QUARTER
                                1998            1997

INTEREST INCOME               $    27,894    $    26,067
INTEREST EXPENSE                   13,089         12,050
NET INTEREST INCOME           $    14,805    $    14,017
PROVISION FOR POSSIBLE
LOAN LOSSES                         1,239            700
NON-INTEREST INCOME                 3,380          2,906
NON-INTEREST EXPENSES               9,869          9,662
MINORITY INTEREST                     667            667
PROVISION FOR INCOME TAXES          2,019          2,010
NET INCOME                    $     4,391    $     3,884
BASIC EARNINGS PER SHARE      $      0.30    $      0.26
DILUTED EARNINGS PER SHARE    $      0.30    $      0.26
WEIGHTED AVERAGE
COMMON SHARES (Basic)          14,494,995     14,756,275
Common Stock EQUIVALENTS          187,782        296,646
WEIGHTED AVERAGE COMMON
 SHARES (Diluted)              14,682,777     15,052,921


(17) PARENT COMPANY FINANCIAL STATEMENTS

Condensed financial information relative to the Company's balance sheets at December 31, 1998 and 1997, and the related statements of income and cash flows for the years ended December 31, 1998, 1997, and 1996 are presented below.

BALANCE SHEET
DECEMBER 31,                                                1998        1997
Assets:  (In Thousands)
         Cash*                                            $ 21,861    $ 28,052
         Investments in subsidiary*                        101,273      91,353
         Other investments                                   1,400       1,400
         Other assets                                        2,406       2,666
              Total assets                                $126,940    $123,471
Liabilities and Stockholders' Equity:
         Dividends Payable                                $  1,446    $  1,331
         Junior Subordinated Debt                           29,646      29,647
              Total liabilities                             31,092      30,978
Stockholders' equity                                        95,848      92,493
            Total liabilities and stockholders' equity    $126,940    $123,471

STATEMENT OF INCOME
YEARS ENDED DECEMBER 31,                                   1998       1997       1996
Income:  (In Thousands)
         Dividend received from subsidiaries              $ 7,593    $ 5,707    $ 2,878
         Interest income                                    1,083        774         35
         Other income                                          --         --          1
              Total income                                  8,676      6,481      2,914
         Expenses:
         Interest expense                                   2,751      1,696          1
         Other expenses                                       235        199        154
                  Total expenses                            2,986      1,895        155
         Income before income taxes and equity in
                  undistributed income of subsidiary        5,690      4,586      2,759
         Equity in undistributed income of subsidiaries    10,449      9,572      8,838
                  Net income                              $16,139    $14,158    $11,597
         *Eliminated in consolidation

STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31,                                               1998               1997         1996
CASH FLOWS FROM OPERATING ACTIVITIES:                                              (In Thousands)
Net income                                                          $ 16,139            $ 14,158     $ 11,597
ADJUSTMENTS TO RECONCILE NET INCOME
TO CASH PROVIDED FROM OPERATING ACTIVITIES:
Amortization                                                             221                 194          148
Increase in other assets                                                 (42)             (1,478)         (54)
Decrease in other liabilities                                              1                   8           --
Equity in income of subsidiaries                                     (10,449)             (9,572)      (8,838)
   TOTAL ADJUSTMENTS                                                 (10,269)            (10,848)      (8,744)
NET CASH PROVIDED FROM OPERATING ACTIVITIES                            5,870               3,310        2,853
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities                                         --                (400)          --
Capital investment in subsidiary - Independent Capital Trust I            --                (889)          --
NET CASH USED IN INVESTING ACTIVITIES                                     --              (1,289)          --
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issue and stock options exercised                    566                 716          105
Proceeds from dividend reinvestment and optional stock purchases          --                  --          551
Issuance of junior subordinated debentures                                --              29,639           --
Treasury Stock Repurchase, 433,338 shares                             (6,840)                 --           --
Repayment of Capital Notes                                                --                  --           (9)
Dividends paid                                                        (5,787)             (4,700)      (3,344)
NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES                (12,061)             25,655       (2,697)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (6,191)             27,676          156
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                28,052                 376          220
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                    $ 21,861            $ 28,052     $    376

                            STOCKHOLDER INFORMATION

ANNUAL MEETING
  The Annual Meeting of Stockholders will be held at 3:30 p.m.
  on Thursday, April 8, 1999 at the Plimoth Plantation,
  Plymouth, Massachusetts.

COMMON STOCK
  The Common Stock of the Company is traded over the counter through the NASDAQ National Market System under the symbol of INDB.

PRICE RANGE OF COMMON STOCK
                   HIGH            LOW            DIVIDEND
----------------------------------------------------------
1998
  4th Quarter    $17.50          $14.00            $0.10
  3rd Quarter     19.63           13.13             0.10
  2nd Quarter     24.25           17.75             0.10
  1st Quarter     20.00           14.75             0.10

1997
  4th Quarter    $19.13          $13.88            $0.09
  3rd Quarter     14.75           12.75             0.09
  2nd Quarter     13.13           10.00             0.08
  1st Quarter     11.50            9.75             0.08

STOCKHOLDER RELATIONS
  Inquiries should be directed to:
    Richard J. Seaman, Chief Financial Officer and Treasurer, or
    Tina M. Hart, Shareholder Relations
    Independent Bank Corp.
    288 Union Street
    Rockland, MA 02370
    (781) 878-6100

FORM 10-K
  A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 1998 is available without charge by writing to:
    Tina M. Hart, Shareholder Relations
    Independent Bank Corp.
    288 Union Street
    Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR
  Transfer Agent and Registrar for the Company is:
    State Street Bank and Trust Co.
    c/o EquiServe
    P.O. Box 8200
    Boston, MA 02266-8200

DIRECTORS OF INDEPENDENT BANK CORP.

Richard S. Anderson
President and Treasurer
Anderson-Cushing
Insurance Agency, Inc.

Donald K. Atkins
Retired, Former President
and Chief Executive Officer
Winthrop - Atkins Co., Inc.
Treasurer - Hannah B.G. Shaw Home for the Aged, Inc.

W. Paul Clark
President and General Manager
Paul Clark, Inc.

Robert L. Cushing
President
Hannah B.G. Shaw Home
for the Aged, Inc.

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co., Inc.

Lawrence M. Levinson
Partner
Burns & Levinson LLP

Douglas H. Philipsen
Chairman, President and
Chief Executive Officer

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

Robert J. Spence
President
Albert Culver Company

William J. Spence
President
Mass. Bay Lines, Inc.

Brian S. Tedeschi
Chairman of the Board
Tedeschi Realty Corp.

Thomas J. Teuten
President
A. W. Perry, Inc.


OFFICERS OF INDEPENDENT BANK CORP.

Douglas H. Philipsen
Chairman, President and
Chief Executive Officer

Richard J. Seaman
Chief Financial Officer and
Treasurer

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk


Directors of Rockland Trust Company

Richard S. Anderson
President and Treasurer
Anderson-Cushing
Insurance Agency, Inc.

*John B. Arnold
Retired, Former President
and Treasurer
H.H. Arnold Co., Inc.

Donald K. Atkins
Retired, Former President
and Chief Executive Officer
Winthrop-Atkins Co., Inc.
Treasurer - Hannah B.G. Shaw Home for the Aged, Inc.

Theresa J. Bailey
Retired, Former Senior
Vice President and Clerk
Rockland Trust Company

W. Paul Clark
President and General Manager
Paul Clark, Inc.

*Robert L. Cushing
President
Hannah B.G. Shaw Home
for the Aged, Inc.

*H. Thomas Davis
Retired, Former Chairman
Clipper Abrasives, Inc.

Alfred L. Donovan
Senior Associate
O'Conor, Wright Wyman, Inc.

*Ann M. Fitzgibbons
Volunteer

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co., Inc.

*Donald A. Greenlaw
Retired, Former President
Rockland Trust Company

E. Winthrop Hall
Chairman and President
F.L. & J.C. Codman Company

Kevin J. Jones
Treasurer
Plumbers Supply Company

*Lawrence M. Levinson
Partner
Burns & Levinson LLP

Douglas H. Philipsen
Chairman, President and
Chief Executive Officer

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

*Nathan Shulman
Retired, Former President
Best Chevrolet, Inc.

*John F. Spence, Jr.
Retired, Former Chairman
of the Board
Rockland Trust Company

Robert J. Spence
President
Albert Culver Company

William J. Spence
President
Mass. Bay Lines, Inc.

John H. Spurr, Jr.
Executive Vice President and Treasurer
A.W. Perry, Inc.

Robert D. Sullivan
President
Sullivan Tire Company, Inc.

Brian S. Tedeschi
Chairman of the Board
Tedeschi Realty Corp.

Thomas J. Teuten
President
A.W. Perry, Inc.

*Honorary Director


OFFICERS OF ROCKLAND TRUST COMPANY

Douglas H. Philipsen
Chairman, President and
Chief Executive Officer

Richard J. Seaman
Chief Financial Officer
and Treasurer

Debra A. Charbonnet
Executive Vice President
Trust and Investment
Services Division

Richard F. Driscoll
Executive Vice President
Retail and Operations Division

Ferdinand T. Kelley
Executive Vice President
Commercial Lending Division

Raymond G. Fuerschbach
Senior Vice President
Human Resources