Form 10-K, Exhibit 13
period 1999-12-31
INDEPENDENT BANK CORP
filed 2000-03-29
CIK 776901

INDEPENDENT BANK CORP.


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                  & OTHER DATA

     The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.


As of or For the Year Ended December 31,                    1999           1998          1997         1996          1995
---------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
     Securities held to maturity                         $  229,043    $  284,944    $  308,112    $  290,894    $  226,896
     Securities available for sale                          201,614       195,199       131,842        26,449        32,628
     Loans, net of unearned discount                      1,028,510       941,112       828,132       695,406       628,141
     Reserve for possible loan losses                        14,958        13,695        12,674        12,221        12,088
     Total assets                                         1,590,056     1,575,069     1,370,007     1,092,793       987,589
     Total deposits                                       1,081,806     1,043,317       988,148       918,572       871,085
     Stockholders' equity                                    98,129        95,848        92,493        81,110        72,572
     Nonperforming loans                                      3,654         5,356         5,891         4,462         5,271
     Nonperforming assets                                     3,654         5,356         5,893         4,733         5,909

OPERATING DATA:
     Interest income                                     $  112,006    $  108,712    $   93,820    $   77,424    $   72,918
     Interest expense                                        50,178        49,569        41,578        32,354        29,143
     Net interest income                                     61,828        59,143        52,242        45,070        43,775
     Provision for possible loan losses                       3,927         3,960         2,260         1,750         1,000
     Non-interest income                                     14,793        13,125        11,742        11,381        10,341
     Non-interest expenses                                   45,450        41,697        38,595        36,951        38,000
     Minority interest expense                                2,668         2,668         1,645            -            -
     Net income                                              17,031        16,139        14,158        11,597        10,387

PER SHARE DATA:
     Net income - Basic                                  $     1.20    $     1.10    $     0.97    $     0.80    $     0.72
     Net income - Diluted                                      1.19          1.08          0.95          0.79          0.71
     Cash dividends declared                                   0.40          0.40          0.34          0.25          0.18
     Book value, end of period                                 6.92          6.63          6.25          5.55          5.00

OPERATING RATIOS:
     Return on average assets                                  1.09%         1.12%         1.15%         1.13%         1.10%
     Return on average equity                                 17.57%        16.71%        16.45%        15.20%        15.28%
     Net interest margin                                       4.30%         4.36%         4.52%         4.72%         4.97%

ASSET QUALITY RATIOS:
     Nonperforming loans as a percent of gross loans           0.35%         0.56%         0.69%         0.63%         0.83%
     Nonperforming assets as a percent of total assets         0.23%         0.34%         0.43%         0.43%         0.60%
     Reserve for possible loan losses as a percent of
      loans, net of unearned discount                          1.45%         1.46%         1.53%         1.76%         1.92%
     Reserve for possible loan losses as a percent of
      nonperforming loans                                    409.36%       255.69%       215.14%       273.89%       229.33%

CAPITAL RATIOS:
     Tier 1 leverage capital ratio                             8.15%         7.91%         8.64%         7.35%         7.24%
     Tier 1 risk-based capital ratio                          11.14%        11.38%        13.52%        10.89%        10.67%
     Total risk-based capital ratio                           12.39%        12.63%        14.78%        12.15%        11.92%


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

                              FINANCIAL CONDITION

     Summary of Financial Condition. The Company's assets increased to $1.59 billion in 1999, compared with $1.58 billion in 1998.

     This increase amounted to $15.0 million or 1.0% over year-end 1998. The growth was driven by an increase in loans of $87.4 million, centered in commercial real estate loans and consumer loans. The securities portfolio decreased to $447.7 million at December 31, 1999 compared with $496.2 million at December 31, 1998. The change occurred in the securities held to maturity portfolio, which decreased by $55.9 million.

     The Company's total assets grew to $1.58 billion as of December 31, 1998, an increase of $205.1 million, or 15%, over 1997 year-end assets. Loan growth of $113 million was primarily in the consumer and commercial real estate and construction loan categories. The securities portfolio increased to $496.2 million at December 31, 1998 compared with $456.0 million at December 31, 1997. The growth occurred in the securities available for sale portfolio, which increased by $63.4 million during 1998.

     Loan Portfolio At December 31, 1999, the Bank's loan portfolio was $1.03 billion, an increase of $87.4 million, or 9.3%, from year-end 1998. This growth was primarily in the commercial real estate portfolio, which increased by $59.4 million, or 22.7%. The remaining growth was in the consumer loan portfolio, which also showed strong growth in 1999.

     At December 31, 1998, the Bank's loan portfolio amounted to $941.1 million, an increase of $113.0 million, or 13.6%, from year-end 1997. This increase was primarily in the consumer loan portfolio, which increased by $101.4 million or 48.5%.

     The reserve for possible loan losses is maintained at a level that management of the Bank considers adequate based upon relevant circumstances. The reserve for possible loan losses was $15.0 million at December 31, 1999. The ratio of the reserve for possible loan losses to nonperforming loans was 409.4% at December 31, 1999, an increase over the coverage of 255.7% recorded a year earlier.

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

     Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 1999, nonperforming assets totaled $3.7 million, a decrease of $1.7 million, or a reduction of 31.5%, from the prior year-end. Nonperforming assets represented 0.23% and 0.34% of total assets for the years ending December 31, 1999 and 1998 respectively.

     The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.

INDEPENDENT BANK CORP.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (continued)



                                          December 31,  September 30,    June 30,       March 31,     December 31,   December 31,
                                             1999            1999         1999            1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90 days or more
   but still accruing                       $  316         $  423          $  475         $  680       $1,026        $  737
Loans accounted for on a nonaccrual basis    3,338          3,506           3,620          4,514        4,330         5,154
---------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                    3,654          3,929           4,095          5,194        5,356         5,891
---------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                         --            126             126            126           --             2
---------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                  $3,654         $4,055         $4,221          $5,320         $5,356       $5,893
=================================================================================================================================
Nonperforming loans as a percent of
   gross loans                                0.35%          0.38%           0.41%          0.53%        0.56%         0.69%
=================================================================================================================================
Nonperforming assets as a percent of
   total assets                               0.23%          0.26%           0.27%          0.34%        0.34%         0.43%
=================================================================================================================================


     As permitted by banking regulations, consumer loans and home equity loans past due 90 days or more continue to accrue interest. In addition, certain commercial and real estate loans that are more than 90 days past due may be kept on an accruing status if the loan is well secured and in the process of collection. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Income accruals are suspended on all nonaccrual loans and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccrual status until it becomes current with respect to principal and interest, when the loan is liquidated, or when the loan is determined to be uncollectible and is charged-off against the reserve for possible loan losses.

     The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.


December 31,                                  1999     1998
------------------------------------------------------------
                                            (In Thousands)
Loans past due 90 days or more
   but still accruing
    Real Estate-Residential Mortgage         $   31   $   41
    Consumer-Installment                        229      819
    Consumer-Other                               56      166
------------------------------------------------------------
    Total                                    $  316   $1,026
------------------------------------------------------------
Loans accounted for on a nonaccrual basis:
    Commercial                               $  141   $  579
    Real Estate-Commercial Mortgage             326      140
    Real Estate-Residential Mortgage          2,186    2,455
    Consumer-Installment                        685    1,156
------------------------------------------------------------
    Total                                    $3,338   $4,330
------------------------------------------------------------
Total Nonperforming Loans                    $3,654   $5,356
============================================================


     In the course of resolving nonperforming loans, the Bank may choose to restructure the contractual terms of certain commercial and real estate loans. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status. It is the Bank's policy to maintain restructured loans on nonaccrual status for approximately six months before management considers its return to accrual status. At December 31, 1999, the Bank had $0.69 million of restructured loans.

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

     In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the Bank's standard underwriting guidelines. The Bank had no OREO properties at December 31, 1999.

     Securities Portfolio The Company's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale, trading assets, and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U. S. Treasury and U.
S. Government Agency obligations, mortgage-backed securities, including collateralized mortgage obligations, state, county, and municipal securities as well as other securities. Securities held to maturity as of December 31, 1999 are carried at their amortized cost of $229.0 million and exclude gross unrealized gains of $0.47 million and gross unrealized losses of $10.9 million. A year earlier, securities held to maturity totaled $284.9 million excluding gross unrealized gains of $3.9 million and gross unrealized losses of $1.3 million. There were no sales of securities held to maturity during 1999 or 1998.

     Securities available for sale consist of certain mortgage-backed securities, including collateralized mortgage obligations and U.S. Government Agency obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of stockholders' equity. The fair market value of securities available for sale at December 31, 1999 totaled $201.6 million and net unrealized losses totaled $3.8 million. A year earlier, securities available for sale were $195.2 million

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (continued)

with net unrealized gains of $764,000. The Bank realized a gain of $34,000 and $27,000 on the sale of available for sale securities in 1999 and 1998, respectively.

     Trading assets consist of equity securities carried at fair value. Changes in fair value are recognized in non-interest income. The fair value of trading assets at December 31, 1999 totaled $486,000.

     The investment in the stock of the Federal Home Loan Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July 1994. This investment was increased by $1.0 million during 1999 to maintain investment levels required by FHLB guidelines.

     Deposits The Bank's branch system consists of 34 locations. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposit and loan products.

     As of December 31, 1999, deposits of $1,081.8 million were $38.5 million, or 3.7%, higher than the prior year-end. An expanding customer base, extensive branch network, and competitive market rates were responsible for this increase. Core deposits, consisting of demand, interest checking, savings, and money market accounts, increased $5.0 million, or 0.81%. Time deposits increased $33.5 million, or 7.76%.

     Total deposits increased $55.2 million, or 5.6%, during the year ended December 31, 1998. Core deposits increased $44.3 million, or 7.8%, while time deposits increased $10.8 million, or 2.6%.

     Borrowings The Bank's borrowings amounted to $359.5 million at December 31, 1999, a decrease of $37.1 million from year-end 1998. At December 31, 1999, the Bank's borrowings consisted primarily of FHLB advances totaling $256.2 million, a decrease of $57.5 million from the prior year-end. The remaining borrowings consisted of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. These borrowings totaled $103.2 million at December 31, 1999, an increase of $20.4 million from the prior year-end.

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

     For the year ended December 31, 1999, the Company reported a 5.59% increase in net income to $17.0 million, or $1.19 Diluted earnings per share. This increase in net income was due to a $2.7 million, or 4.54% increase in net interest income. The provision for loan losses decreased to $3.9 million compared with $4.0 million for the same period last year. Non-interest income increased $1.7 million, or 12.7%, and non-interest expenses increased $3.8 million, or 9.0%, from 1998 to 1999.

     For the year ended December 31, 1998, the Company reported a 14.0% increase in net income to $16.1 million, or $1.08 Diluted earnings per share. This increase in net income was due to a $6.9 million, or 13.2%, increase in net interest income. The provision for loan losses increased to $4.0 million, compared with $2.3 million for the same period a year earlier. Non-interest income increased $1.4 million, or 11.8%, and non-interest expenses increased $3.1 million, or 8.0%, from 1997 to 1998. Each of these components is discussed in detail below. Net Interest Income The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

     On a fully tax-equivalent basis, net interest income was $62.9 million in 1999, a 4.8% increase over 1998 net interest income of $60.0 million. Growth in net interest income in 1999, compared with that of 1998, was primarily the result of a 6.25% increase in average earning assets. The yield on earning assets was 7.73% in 1999, compared with 7.96% in 1998. While the average balance of loans, net of unearned discount increased by $107.1 million, or 12.1%, the yield on loans decreased by 45 basis points to 8.21% at December 31, 1999, compared to 8.66% at December 31, 1998. This decrease in loan yield was due to a flat yield curve and competitive downward rate pressure. The yield on taxable securities remained strong at 6.70% in 1999 compared to 6.69% in 1998, while the yield on non-taxable securities increased 4 basis points to 7.54% at December 31, 1999, compared to 7.50% a year earlier. During 1999, the average balance of interest-bearing liabilities increased by $96.2 million, or 8.67%, over 1998 average balances. The average cost of these liabilities decreased 31 basis points in 1999, amounting to 4.16%, compared to 4.47% in 1998. The Company's interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) increased by 8 basis points in 1999. This is due to the decreased cost of interest-bearing liabilities as discussed above.

     The following table presents the Company's average balances, net interest income, interest rate spread, and net interest margin for 1999, 1998, and 1997. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 35% in these years.

INDEPENDENT BANK CORP.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (continued)



                                                            1999                       1998                           1997
                                                         INTEREST                    INTEREST                      INTEREST
                                              AVERAGE     EARNED/ AVERAGE   AVERAGE   EARNED/    AVERAGE  AVERAGE    EARNED/ AVERAGE
                                              BALANCE      PAID    YIELD    BALANCE    PAID      YIELD    BALANCE     PAID    YIELD
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars In Thousands)
Interest-earning assets:
  Federal funds sold and assets
     purchased under resale agreements      $   12,207      $579    4.74% $   15,003   $    800  5.33%  $     3,474  $   182   5.24%
  Trading Assets                                   439         5    1.14%          -       -        -             -        -      -
  Taxable securities                           418,010    28,002    6.70%    446,890     29,902  6.69%      390,769   26,207   6.71%
  Non-taxable securities (1)                    41,881     3,157    7.54%     31,586      2,370  7.50%       13,717      999   7.28%
  Loans, net of unearned discount (1)          991,319    81,356    8.21%    884,205     76,539  8.66%      757,877   66,925   8.83%
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets             $1,463,856  $113,099    7.73% $1,377,684   $109,611  7.96%  $ 1,165,837  $94,313   8.09%
------------------------------------------------------------------------------------------------------------------------------------
  Cash and due from banks                       47,051                        42,806                        42,667
  Other assets                                  54,424                        23,137                        18,862
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                           $1,565,331                    $1,443,627                    $1,227,366
====================================================================================================================================
Interest-bearing liabilities:
  Savings and Interest Checking accounts    $  280,441  $  4,837    1.72% $  266,093   $  5,306  1.99%  $  255,069   $ 5,457   2.14%
  Money Market & Super Interest
     Checking accounts                         108,415     2,637    2.43%    107,956      2,833  2.62%     109,156     3,105   2.84%
  Time deposits                                450,425    23,194    5.15%    411,801     23,293  5.66%     402,346    23,136   5.75%
  Federal funds purchased and assets sold
     under repurchase agreements                84,809     4,077    4.81%     63,228      3,390  5.36%      45,586     2,628   5.76%
  Treasury tax and loan notes                    3,407       184    5.40%      3,175        192  6.05%       3,283       178   5.42%
  Federal Home Loan Bank borrowings            278,613    15,249    5.47%    257,681     14,555  5.65%     120,976     7,074   5.85%
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities        $1,206,110  $ 50,178    4.16% $1,109,934   $ 49,569  4.47%  $  936,416   $41,578   4.44%
------------------------------------------------------------------------------------------------------------------------------------
  Demand deposits                              220,727                       195,583                       171,955
  Corporation-obligated mandatorily
     redeemable trust preferred securities
     of subsidiary trust holding solely
     junior subordinated debentures of
     the Corporation                            28,750                        28,750                        17,801
  Other liabilities                             12,830                        12,805                        15,109
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                       1,468,417                     1,347,072                     1,141,281
  Stockholders' Equity                          96,914                        96,555                        86,085
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders'
       Equity                               $1,565,331                    $1,443,627                    $1,227,366
====================================================================================================================================
Net Interest Income                                     $ 62,921                       $ 60,042                      $52,735
                                                        ========                       ========                      =======
Interest Rate Spread (2)                                            3.57%                        3.49%                         3.65%
                                                                    =====                        =====                         =====
Net Interest Margin (2)                                             4.30%                        4.36%                         4.52%
                                                                    =====                        =====                         =====



(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1,093, $899, and $493 in 1999, 1998 and 1997, respectively.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (continued)


     The following table presents certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to both volume and rate, have been consistently allocated to change due to rate.


                                                                      Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                      1999 Compared To 1998                1998 Compared To 1997
                                            --------------------------------------------------------------------
                                                Change   Change                     Change    Change
                                                Due To   Due To        Total        Due To    Due To      Total
                                                 Rate    Volume       Change        Rate      Volume      Change
----------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
Income on interest-earning assets:
  Federal funds sold                        ($    72)   ($   149)   ($   221)   $     14    $    604    $    618
  Taxable securities                              32      (1,932)     (1,900)        (71)      3,766       3,695
  Non-taxable securities (1)                      15         772         787          70       1,301       1,371
  Trading assets                                  --           5           5          --          --          --
  Loans, net of unearned discount(1)          (4,459)      9,276       4,817      (1,541)     11,155       9,614
----------------------------------------------------------------------------------------------------------------
  Total                                     ($ 4,484)   $  7,972    $  3,488    ($ 1,528)   $ 16,826    $ 15,298
================================================================================================================
Expense of interest-bearing liabilities:

  Savings and Interest Checking accounts    ($   755)   $    286    ($   469)   ($   387)   $    236    ($   151)
  Money Market and Super Interest
    Checking accounts                           (208)         12        (196)       (238)        (34)       (272)
  Time deposits                               (2,285)      2,186         (99)       (387)        544         157
  Federal funds purchased and assets sold
    under repurchase agreements                 (470)      1,157         687        (254)      1,016         762
  Treasury tax and loan notes                    (22)         14          (8)         20          (6)         14
  Federal Home Loan Bank borrowings             (489)      1,183         694        (516)      7,997       7,481
----------------------------------------------------------------------------------------------------------------
  Total                                     ($ 4,229)   $  4,838    $    609    ($ 1,762)   $  9,753    $  7,991
================================================================================================================
  Change in net interest income             ($   255)   $  3,134    $  2,879    $    234    $  7,073    $  7,307
================================================================================================================


(1) Interest earned on non-taxable investment securities and loans is shown on a fully tax equivalent basis

     Interest income increased by $3.5 million, or 3.2%, to $113.1 million in 1999 as compared to the prior year-end. Interest earned on loans increased by $4.8 million, or 6.3%, reflecting an increase in average loans to $991.3 million in 1999 from $884.2 in 1998. Interest income from taxable securities decreased by $1.9 million, or 6.35%, to $28.0 million in 1999 as compared to the prior year.

     Interest expense for the year ended December 31, 1999 increased to $50.2 million from the $49.6 million recorded in 1998. Interest expense increased by $4.8 million, or 9.8%, due to an increase in the average balance of interest-bearing liabilities to $1,206.1 million. Borrowings increased $42.7 million, or 13.2%, from the 1998 balance, and interest-bearing deposits increased $53.4 million or 6.8%. The cost of borrowings decreased to 5.32% in 1999, down 28 basis points from the 1998 cost of 5.60%. The average cost of interest-bearing deposits decreased 35 basis points to 3.65% in 1999.

     Total interest income amounted to $109.6 million in 1998, an increase of $15.3 million, or 16.2%, over 1997. This improvement was due to increases in loan and security income.

     Interest income on loans increased $9.6 million, or 14.4%, to $76.5 million in 1998 from $66.9 million a year prior. While the yield on loans decreased slightly, the average balance increased $126.3 million, or 16.6%, to $884.2 million in 1998. Interest income on taxable investment securities amounted to $29.9 million in 1998, compared to $26.2 million in 1997. This increase amounts to $3.7 million, or 14.1%, comparing 1998 to 1997. The increase resulted from average balances growing $56.1 million to $446.9 million in 1998 from $390.8 million in 1997.

     Total interest expense for the year ended December 31, 1998 increased $8.0 million, or 19.2%, over 1997. While interest expense on time deposits increased by $157,000, or 0.67%, the cost of this deposit category decreased to 5.66% in 1998 from 5.75% in 1997. The total cost of interest-bearing liabilities increased to 4.47% in 1998 from 4.44% in 1997.

     Provision for Possible Loan Losses. The provision for possible loan losses represents the charge to expense that is required to fund the reserve for possible loan losses. Adequacy of the allowance is determined using a consistent systematic methodology which analyzes the size and risk of the loan portfolio at each reporting date by allocating specific

INDEPENDENT BANK CORP.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (continued)

reserves for adversly classified loans and general loss allocations for segments of the loan portfolio which have similar attributes. Management's periodic evaluation of the adequacy of the reserve considers past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying collateral, if any, and economic conditions. A substantial portion of the Company's loans are secured by real estate in Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in property values.

     The provision for loan losses remained consistent in 1999 at $3.93 million, compared with $3.96 million in 1998. For the year ended December 31, 1999, net loan charge-offs totaled $2.7 million, a decrease of $0.2 million from the prior year. As of December 31, 1999, the reserve for possible loan losses represented 1.45% of loans, net of unearned discount, as compared to 1.46% at December 31, 1998. The reserve for possible loan losses at December 31, 1999 represented 409.4% of nonperforming loans on that date, as compared to coverage of 255.7% at the prior year-end. This was a result of a decrease in nonperforming loans of $1.7 million or 31.8% during 1999.

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

     Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, changes in the risk profile of the portfolio, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. Federal Reserve regulators most recently examined the Company in the first quarter of 2000, and the Bank was most recently examined by the Federal Deposit Insurance Corporation (FDIC) in the third quarter of 1999. No additional provision for possible loan losses was required as a result of these examinations.

     Non-Interest Income The following table sets forth information regarding non-interest income for the periods shown.


Years Ended December 31,                 1999     1998     1997
-----------------------------------------------------------------
                                              (In Thousands)
Service charges on deposit accounts   $ 5,409   $ 5,356   $ 5,654
Asset Management & Trust Services
  income                                4,108     3,763     3,082
Mortgage banking income                 1,779     2,354     1,713
Bank Owned Life Insurance               1,609       166        --
Other non-interest income               1,888     1,486     1,293
-----------------------------------------------------------------
  TOTAL                               $14,793   $13,125   $11,742
=================================================================


     Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $14.8 million in 1999.

     Service charges on deposit accounts, which represent 36.6% of total non-interest income, increased from $5.36 million in 1998 to $5.41 million in 1999. Asset Management & Trust Services revenue increased by 9.2% to $4.1 million, compared to $3.8 million in 1998. This improvement is due to a strong securities market as well as a change in the fee structure.

     Mortgage banking income, $1.8 million in 1999, was a decrease of 24.4% over 1998 income of $2.4 million. The Company's mortgage banking revenue consists primarily of application fees and origination fees on sold loans, servicing income, and gains and losses on the sale of loans. Residential mortgage loans are originated as necessary to meet consumer demand. Sales of such loans in the secondary market occur to lend balance to the Company's interest rate sensitivity. Such sales generate gain or loss at the time of sale, produce future servicing income, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of the borrowers, and otherwise servicing the loans and receiving a fee for performing these services.

     In the fourth quarter of 1998 the Bank purchased Bank Owned Life Insurance and this contributed $1.6 million to non-interest income in 1999.

     For the year ended December 31, 1998, total non-interest income amounted to $13.1 million, an increase of $1.4 million, or 11.8%, from 1997. Service charges on deposit accounts decreased slightly from $5.7 million in 1997 to $5.4 million in 1998. Asset Management and Trust Services revenue increased by 22.1% to $3.8 million compared to $3.1 million in 1997. This improvement was due to an increase in funds under management and a strong securities market. Mortgage banking income increased to $2.4 million in 1998, up from $1.7 million in 1997.

     Non-Interest Expense The following table sets forth information regarding non-interest expense for the periods shown.


Years Ended December 31,                  1999      1998      1997
-------------------------------------------------------------------
                                              (In Thousands)

Salaries and employee benefits          $23,716   $21,071   $19,464
Occupancy expenses                        3,613     3,681     3,525
Equipment expenses                        3,203     2,970     2,619
Advertising                               1,197       775       679
Consulting fees                             732       629       925
Legal fees- loan collection                 357       299       583
Legal fees- other                           284       531       413
FDIC assessment                             140       132       112
Office supplies and printing                457       582       460
Data processing facilities management     4,337     4,166     3,727
Postage expense                             679       694       674
Telephone expense                           785       728       776
Other non-interest expenses               5,950     5,439     4,638
-------------------------------------------------------------------
TOTAL                                   $45,450   $41,697   $38,595
===================================================================



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   (CONTINUED)

     Non-interest expenses totaled $45.5 million for the year ended December 31, 1999, a $3.8 million increase from the comparable 1998 period.

     Salaries and employee benefits increased $2.6 million, or 12.6%, due in part to the transfer of the Personal Computing and Networking department personnel from Alltel, our data processing partner, to the Bank. Wage inflation resulting from a tight labor market was also a significant contributor to the increase.

     Occupancy and equipment expenses increased $0.17 million in 1999 to $6.8 million. In 1999, the Bank expanded into the town of Stoughton by opening a new full-service branch. The data processing facilities management fee increased by $0.2 million to $4.3 million in 1999. All other non-interest expenses increased $0.77 million, or 7.9%, to $10.6 million in 1999, compared to $9.8 million in 1998.

     Non-interest expenses increased by $3.1 million, or 8.0%, to $41.7 million in 1998 compared with $38.6 million in 1997.

     Salaries and employee benefits increased $1.6 million, or 8.3%, to $21.1 million in 1998, compared with $19.5 million in 1997. This increase was due to merit increases, additional staffing, and a tight labor market.
Performance-based compensation awards also contributed to this increase.

     Occupancy and equipment expense increased $0.5 million, or 8.3%, from 1997 to 1998, again demonstrating the Company's commitment to continually improve facilities and technology for customers and employees.

     The data processing facilities management fee, initiated in 1996, increased by $0.4 million to $4.2 million in 1998, compared to $3.7 million in 1997.

     Minority Interest In 1997, Independent Capital Trust I was formed for the purpose of issuing Trust Preferred Securities. A total of $28.8 million of 9.28% Trust Preferred Securities were issued by the Trust. The Company recorded distributions payable on the Trust Preferred Securities as minority interest expense totaling $2.7 million in 1999 and 1998.

     Income Taxes For the years ended December 31, 1999, 1998 and 1997, the Company recorded combined federal and state income tax provisions of $7.5 million, $7.8 million and $7.3 million, respectively. These provisions reflect effective income tax rates of 30.7%, 32.6%, and 34.1%, in 1999, 1998, and 1997, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to certain non-taxable investments and dividends and to benefits recorded in these years in compliance with Statement of Financial Standards (SFAS) No. 109.

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

     At December 31, 1999, approximately 29% of the Company's total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the Company's cumulative hedged gap on assets which will reprice or mature within one year was a negative $422.4 million, or 26.6% of total assets.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   (CONTINUED)


     The Bank had entered into interest rate swap agreements with a total notional value of $55 million at December 31, 1999 and $20 million at December 31, 1998. These swaps were arranged through a large international financial institution and have initial maturities ranging from nine months to five years. The Bank receives fixed rate payments and pays a variable rate of interest tied to either 3-month LIBOR or Prime. At December 31, 1999, the weighted average fixed payment rate was 7.65% and the weighted average rate of the variable interest payments was 7.22%. As a result of these interest rate swaps, the Bank realized net interest income of $0.1 million in 1999, 1998 and 1997.

     The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related notes, appearing elsewhere herein.


                                                                             Amounts Maturing or Repricing
                                                                 ------------------------------------------------------
                                                                    Within      Over Three
                                                                     Three       To Twelve       Over One
                                                                     Months        Months          Year         Total
                                                                 -----------    -------------   ----------   ----------
Interest-earning assets (1):
        Federal funds sold                                       $    8,719           --             --      $    8,719
        Securities                                                   29,859         46,158        377,850       453,867
        Loans - fixed rate (2)                                       52,260        111,370        604,890       768,520
        Loans - floating rate (2)                                   172,861         37,082         43,151       253,094
                                                                 -----------    -------------   ----------   ----------
Total interest-earning assets                                       263,699        194,610      1,025,891     1,484,200
                                                                 -----------    -------------   ----------   ----------
        Bank Owned Life Insurance                                      --             --           31,719        31,719
                                                                 -----------    -------------   ----------   ----------
Interest-bearing liabilities:

        Savings and Interest Checking accounts (3)                   65,807           --          251,382       317,189
        Money Market and Super Interest Checking
            accounts (3)                                             88,213          1,336         11,694       101,243
        Time certificates of deposit over $100,000                   58,335          6,300           --          64,635
        Other time deposits                                         117,010        235,439         44,327       396,776
        Borrowings                                                  183,243        100,000         76,224       359,467
                                                                 -----------    -------------   ----------   ----------
Total interest-bearing liabilities                                  512,608        343,075        383,627     1,239,310
                                                                 -----------    -------------   ----------   ----------
        Corporation-obligated mandatorily redeemable
                trust preferred securities of subsidiary trust
                holding solely junior subordinated debentures
                of the Corporation                                     --             --           28,750        28,750
                                                                 ===========    =============   ===========  ==========
Net interest sensitivity gap during the period                     (248,909)      (148,465)       645,233       247,859
                                                                 ===========    =============   ===========  ==========
Cumulative gap                                                     (248,909)      (397,374)       247,859       247,859
                                                                 ===========    =============   ===========  ==========
Effect of hedging activities                                        (55,000)        30,000         25,000          --
                                                                 ===========    =============   ===========  ==========
Cumulative hedged gap                                            ($ 303,909)      (422,374)       247,859    $  247,859
                                                                 ===========    =============   ===========  ==========
Interest-earning assets as a percent of
        interest-bearing liabilities (cumulative)                     51.44%         53.56%        119.76%       119.76%
Interest-earning assets as a percent of
        total assets (cumulative)                                     16.58%         28.82%         93.34%        93.34%
Ratio of unhedged gap to total assets                                -15.65%         -9.34%         40.58%        15.59%
Ratio of cumulative unhedged gap to total assets                     -15.65%        -24.99%         15.59%        15.59%
Ratio of hedged gap to total assets                                  -19.11%         -7.45%         42.15%        15.59%
Ratio of cumulative hedged gap to total assets                       -19.11%        -26.56%         15.59%        15.59%


(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.
(2) Balances have been reduced for nonperforming loans which amounted to $3.6 million at the same date.
(3) Although the Bank's regular savings accounts generally are subject to immediate withdrawal, management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   (CONTINUED)

                                INTEREST RATE RISK

     Interest rate risk is the sensitivity of income to variations in interest rates over both short-term and long-term horizons. The primary goal of interest rate risk management is to control this risk within limits approved by the Board and narrower guidelines approved by the Asset/Liability Management Committee. These limits and guidelines reflect the Company's tolerance for interest rate risk by identifying exposures, quantifying and hedging them. The Company quantifies its interest rate exposures using simulation models, as well as simpler gap analyses. The Company manages its interest rate exposure using a combination of on and off balance sheet instruments, primarily fixed rate portfolio securities, interest rate swaps, and options.

     The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a relatively short (i.e. less than 2 years) time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities and off-balance sheet positions under various scenarios.

     The Company's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points, estimated net interest income for the next 12 months should decline by less than 6.0%. The following table reflects the Company's estimated exposure, as a percentage of estimated net interest income for the next 12 months:


               Rate Change          Estimated Exposure as %
              (Basis Points)        of Net Interest Income
              --------------        ------------------------
                   +200                   (2.25%)
                   -200                    2.79%


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

     The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, interest checking accounts, savings accounts, and money market accounts. Deposit levels are greatly influenced by interest rates, economic conditions, and competitive factors. The Bank has also established five repurchase agreement lines with major brokerage firms as potential sources of liquidity. At December 31, 1999, the Company had $39.6 million outstanding under these lines. In addition to these lines, the Bank also had customer repurchase agreements outstanding amounting to $47.6 million at December 31, 1999. As a member of the Federal Home Loan Bank, Rockland has access to approximately $323 million of borrowing capacity. On December 31, 1999, the Company had $256.2 million outstanding in FHLB borrowings.

     The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Parent Company's assets include its investment in the Bank, $1.4 million of other investments, and $0.9 million of goodwill. In addition, the Parent Company issued $29.64 million of Junior Subordinated Debentures in conjunction with the issuance of Trust Preferred Securities by a direct subsidiary, Independent Capital Trust I. The proceeds of this offering, net of issuance costs, are maintained in an interest bearing checking account at the Bank. The Parent Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Parent Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The Parent Company is directly reimbursed by the Bank for virtually all such expenses.

     The Company actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Company will maintain adequate levels of available funds. At December 31, 1999, the Company's liquidity position was well above policy guidelines.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   (CONTINUED)


                                CAPITAL RESOURCES

     The Federal Reserve Board (FRB), the Federal Deposit Insurance Corporation
(FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1999, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital.

     A minimum requirement of 4.0% Tier 1 leverage capital is also mandated. On December 31, 1999, the Tier 1 leverage capital ratio for the Company and the Bank was 8.15% and 6.86%, respectively.

     Capital ratios of the Company and the Bank are shown below for the last two year-ends.


DECEMBER 31,                                  1999            1998
------------                                -------        ---------
THE COMPANY
        Tier 1 leverage capital ratio         8.15%           7.91%
        Tier 1 risk-based capital ratio      11.14%          11.38%
        Total risk-based capital ratio       12.39%          12.63%
THE BANK
        Tier 1 leverage capital ratio         6.86%           6.32%
        Tier 1 risk-based capital ratio       9.35%           9.09%
        Total risk-based capital ratio       10.60%          10.34%


                                   DIVIDENDS

     The Company declared cash dividends of $.40 per share in 1999 and 1998. The 1999 ratio of dividends paid to earnings was 33.50%.

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


                         YEAR 2000 READINESS DISCLOSURE

     The Company developed plans to address the possible exposure related to the impact of the Year 2000 problem ("Y2K") on its computer systems and key service providers. Senior management and the Board of Directors approved these plans.

     The Company aggressively monitored the transition of its computer systems into 2000 and is pleased with the results. Minor exceptions were noted and corrected quickly. Management will continue to monitor computer systems throughout 2000 as a normal course of business, paying particular attention to the remaining critical Y2K dates.

     The Company estimated out of pocket costs in 1999 and 1998 to address the Y2K problem at $500,000. These costs totaled $211,000 and $131,000 in 1999 and 1998, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Independent Bank Corp.:

     We have audited the consolidated balance sheets of Independent Bank Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corp. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                /s/ Arthur Andersen LLP
                                                -------------------------------
                                                ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 26, 2000>

INDEPENDENT BANK CORP.

                          CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                                               1999            1998
                                                                                      ------------   -------------
                                                                                           (Dollars In Thousands)
ASSETS
        CASH AND DUE FROM BANKS                                                        $    48,949    $    47,755
        FEDERAL FUNDS SOLD                                                                   8,719         38,443
        TRADING ASSETS (Note 3)                                                                486           --
        SECURITIES HELD TO MATURITY (Notes 1 and 4)
                (market value $218,588 and $287,542)                                       229,043        284,944
        SECURITIES AVAILABLE FOR SALE (Notes 1 and 4)                                      201,614        195,199
        FEDERAL HOME LOAN BANK STOCK (Note 7)                                               17,036         16,035
        LOANS, NET OF UNEARNED DISCOUNT (Notes 1 and 5)                                  1,028,510        941,112
                LESS: RESERVE FOR POSSIBLE LOAN LOSSES                                     (14,958)       (13,695)
                                                                                      ------------   -------------
                Net Loans                                                                1,013,552        927,417
                                                                                      ------------   -------------
        BANK PREMISES AND EQUIPMENT (Notes 1 and 6)                                         14,268         15,200
        OTHER ASSETS (Notes 1 and 9)                                                        56,389         50,076
                                                                                      ------------   -------------
                TOTAL ASSETS                                                           $ 1,590,056    $ 1,575,069
                                                                                      ============   =============
LIABILITIES
        DEPOSITS
                Demand Deposits                                                        $   226,044    $   219,090
                Savings and Interest Checking Accounts                                     282,516        278,306
                Money Market and Super Interest Checking Accounts                          107,624        113,811
                Time Certificates of Deposit over $100,000                                 113,832         95,706
                Other Time Deposits                                                        351,790        336,404
                                                                                      ------------   -------------
                TOTAL DEPOSITS                                                           1,081,806      1,043,317
                                                                                      ------------   -------------
        FEDERAL FUNDS PURCHASED AND ASSETS SOLD UNDER
                REPURCHASE AGREEMENTS (Notes 4 and 7)                                       93,366         82,376
        TREASURY TAX AND LOAN NOTES (Notes 4 and 7)                                          9,877            471
        FEDERAL HOME LOAN BANK BORROWINGS (Note 7)                                         256,224        313,724
        OTHER LIABILITIES                                                                   21,904         10,583
                                                                                      ------------   -------------
                TOTAL LIABILITIES                                                      $ 1,463,177    $ 1,450,471
                                                                                      ------------   -------------
        Corporation-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated debentures of the Corporation
                Outstanding: 1,150,000 shares (Note 14)                                $    28,750    $    28,750
                                                                                      ------------   -------------
STOCKHOLDERS' EQUITY (Notes 1 and 12)
        Preferred Stock, $.01 par value.  Authorized: 1,000,000 Shares
                Outstanding: None                                                             --             --
        Common Stock, $.01 par value.  Authorized: 30,000,000
                Outstanding: 14,863,821 Shares in 1999 and 14,863,821 Shares in 1998           149            149
        Treasury Stock: 684,463 Shares in 1999 and 406,638 Shares in 1998                  (10,678)        (6,431)
        Surplus                                                                             44,950         45,303
        Retained Earnings                                                                   67,547         56,063
        Other Accumulated Comprehensive Income, Net of Tax (Note 4)                         (3,839)           764
                TOTAL STOCKHOLDERS' EQUITY                                                  98,129         95,848
                                                                                      ------------   -------------
TOTAL LIABILITIES, MINORITY INTEREST IN
SUBSIDIARIES, AND STOCKHOLDERS' EQUITY                                                 $ 1,590,056    $ 1,575,069
                                                                                      ============   =============


        The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                                                            1999           1998          1997
                                                                        -------------------   -----------   ------------------
                                                                       (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME

        Interest on Loans (Notes 1 and 5)                                      $    81,296   $    76,404   $    66,739
        Interest and Dividends on Securities (Note 4)                               30,127        31,508        26,899
        Interest on Federal Funds Sold and Repurchase Agreements                       578           800           182
        Interest on Interest Bearing Deposits                                            5          --            --
                                                                        -------------------   -----------   ------------------
                 Total Interest Income                                             112,006       108,712        93,820
                                                                        -------------------   -----------   ------------------
INTEREST EXPENSE
        Interest on Deposits                                                        30,668        31,432        31,697
        Interest on Borrowings (Notes 1 and 7)                                      19,510        18,137         9,881
                                                                        -------------------   -----------   ------------------
Total Interest Expense                                                              50,178        49,569        41,578
                                                                        -------------------   -----------   ------------------
                Net Interest Income                                                 61,828        59,143        52,242
                                                                        -------------------   -----------   ------------------
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 1 and 5)                                   3,927         3,960         2,260
                                                                        -------------------   -----------   ------------------
                Net Interest Income After Provision For Possible Loan Losses        57,901        55,183        49,982
                                                                        -------------------   -----------   ------------------
NON-INTEREST INCOME
        Service Charges on Deposit Accounts                                          5,409         5,356         5,654
        Asset Management & Trust Services Income                                     4,108         3,763         3,082
        Mortgage Banking Income                                                      1,779         2,354         1,713
        Other Non-Interest Income                                                    3,497         1,652         1,293
                                                                        -------------------   -----------   ------------------
                Total Non-Interest Income                                           14,793        13,125        11,742
                                                                        -------------------   -----------   ------------------
NON-INTEREST EXPENSES
        Salaries and Employee Benefits (Note 10)                                    23,716        21,071        19,464
        Occupancy Expenses (Notes 6 and 13)                                          3,613         3,681         3,525
        Equipment Expenses                                                           3,203         2,970         2,619
        Other Non-Interest Expenses (Note 11)                                       14,918        13,975        12,987
                                                                        -------------------   -----------   ------------------
                Total Non-Interest Expenses                                         45,450        41,697        38,595
                                                                        -------------------   -----------   ------------------
        Minority Interest                                                            2,668         2,668         1,645
                                                                        -------------------   -----------   ------------------
INCOME BEFORE INCOME TAXES                                                          24,576        23,943        21,484
PROVISION FOR INCOME TAXES (Notes 1 and 9)                                           7,545         7,804         7,326
                                                                        -------------------   -----------   ------------------
NET INCOME                                                                     $    17,031   $    16,139   $    14,158
                                                                        ===================   ===========   ==================
BASIC EARNINGS PER SHARE                                                       $      1.20   $      1.10   $      0.97
                                                                        ===================   ===========   ==================
DILUTED EARNINGS PER SHARE                                                     $      1.19   $      1.08   $      0.95
                                                                        ===================   ===========   ==================
Weighted average common shares (Basic) (Notes 1 and 12)                         14,213,390    14,730,193    14,666,420
Common stock equivalents                                                           152,266       215,526       305,805
                                                                        -------------------   -----------   ------------------
Weighted average common shares (Diluted) (Notes 1 and 12)                       14,365,656    14,945,719    14,972,225
                                                                        ===================   ===========   ==================


       The accompanying notes are an integral part of these consolidated financial statements.

INDEPENDENT BANK CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               (Dollars In Thousands, Except Share and Per Share Data)


                                                                                                               OTHER
                                                                                                            ACCUMULATED
                                                           COMMON      TREASURY              RETAINED      COMPREHENSIVE
                                                            STOCK        STOCK     SURPLUS   EARNINGS          INCOME     TOTAL
                                                          ---------    --------   ---------  ----------    ------------- -------
BALANCE DECEMBER 31, 1996                                 $    146        --      $ 44,433   $ 36,666       $   (135)   $ 81,110
                                                          ---------    --------   ---------  ----------    ------------- -------
        Net Income                                                                             14,158                     14,158
        Cash Dividends Declared ($.34 per share)                                               (4,999)                    (4,999)
        Proceeds From Exercise of Stock

                Options (Note 12)                                2                     710                                   712
        Tax Benefit on Stock Option Exercises                                            4                                     4
        Change in Unrealized Gain (Loss) on Securities
                Available For Sale, Net of Tax (Note 4)                                                        1,508       1,508
                                                          ---------    --------   ---------  ----------    ------------- -------
BALANCE DECEMBER 31, 1997                                      148        --        45,147     45,825          1,373      92,493
                                                          ---------    --------   ---------  ----------    ------------- -------
        Net Income                                                                             16,139                     16,139
        Cash Dividends Declared ($.40 per share)                                               (5,901)                    (5,901)
        Proceeds From Exercise of Stock
                Options (Note 12)                                1         409         156                                   566
        Treasury Stock Repurchase, 433,338 shares                       (6,840)                                           (6,840)
        Change in Unrealized Gain on Securities
                Available For Sale, Net of Tax (Note 4)                                                         (609)       (609)
                                                          ---------    --------   ---------  ----------    ------------- -------
BALANCE DECEMBER 31, 1998                                      149      (6,431)     45,303     56,063            764      95,848
                                                          ---------    --------   ---------  ----------    ------------- -------
        Net Income                                                                             17,031                     17,031
        Cash Dividends Declared ($.40 per share)                                               (5,547)                    (5,547)
        Proceeds From Exercise of Stock
                Options (Note 12)                                          589        (353)                                  236
        Treasury Stock Repurchase, 315,355 shares                       (4,836)                                           (4,836)
        Change in Unrealized Gain on Securities
                Available For Sale, Net of Tax (Note 4)                                                       (4,603)     (4,603)
                                                          ---------    --------   ---------  ----------    ------------- -------
BALANCE DECEMBER 31, 1999                                 $    149    ($10,678)   $ 44,950   $ 67,547       ($ 3,839)   $ 98,129
                                                          ---------    --------   ---------  ----------    ------------- -------


                       STATEMENT OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                     1999        1998         1997
                                                                                   --------    --------    ---------
                                                                                            (In Thousands)
Net Income                                                                         $ 17,031    $ 16,139    $ 14,158
Other Comprehensive Income, Net of Tax
        Unrealized holding gains (losses) arising during period                      (4,581)       (591)      1,503
        Reclassification adjustments for (gains) losses included in net earnings        (22)        (18)          5
                                                                                   --------    --------    ---------
Other Comprehensive Income                                                           (4,603)       (609)      1,508
                                                                                   --------    --------    ---------
        Comprehensive Income                                                       $ 12,428    $ 15,530    $ 15,666
                                                                                   ========    =========   =========


       The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                                                         1999         1998          1997
                                                                                              ---------    ----------   ---------
                                                                                                         (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                                                  $  17,031    $  16,139    $  14,158
  ADJUSTMENTS TO RECONCILE NET INCOME TO
                NET CASH PROVIDED FROM OPERATING ACTIVITIES:
                Depreciation and amortization                                                     4,544        4,202        3,160
                Provision for possible loan losses                                                3,927        3,960        2,260
                Deferred income taxes                                                                75           65          769
                Loans originated for resale                                                     (51,208)     (76,223)     (42,850)
                Proceeds from mortgage loan sales                                                51,005       76,028       42,793
                Loss (gain) on sale of mortgages                                                    203          195           57
                Loss (gain) on sale of investments                                                  (34)         (27)           8
                Gain recorded from mortgage servicing rights                                       (560)        (748)        (423)
                Other Real Estate Owned recoveries                                                  (12)        (188)        (131)
                Changes in assets and liabilities:
                        (Increase) Decrease in other assets                                      (5,753)       1,318       (1,111)
                        (Decrease) Increase in other liabilities                                 13,928       (1,497)        (403)
                                                                                              ---------    ----------   ---------
TOTAL ADJUSTMENTS                                                                                16,115        7,085        4,129
                                                                                              ---------    ----------   ---------
                NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES                            33,146       23,224       18,287
                                                                                              ---------    ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
                Proceeds from maturities of Securities Held to Maturity                          77,286      106,545       88,070
                Proceeds from maturities of Securities Available-For-Sale                        43,855       68,702       20,641
                Purchase of Securities Held to Maturity                                         (22,045)     (84,211)    (106,195)
                Purchase of Securities Available For Sale                                       (58,555)    (133,688)    (123,937)
                Purchase of Federal Home Loan Bank Stock                                         (1,001)        --         (8,477)
                Net increase in Loans                                                           (90,188)    (116,004)    (134,533)
                Purchase of Bank Owned Life Insurance                                              --        (30,000)        --
                Proceeds from sale of Other Real Estate Owned                                       138          244          400
                Investment in Bank Premises and Equipment                                        (2,245)      (5,041)      (4,200)
                                                                                              ---------    ----------   ---------
                NET CASH USED IN INVESTING ACTIVITIES                                           (52,755)    (193,453)    (268,231)
                                                                                              ---------    ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
                Net increase in Time Deposits                                                    33,512       10,835       44,493
                Net increase (decrease) in Other Deposits                                         4,977       44,334       25,083
                Net increase (decrease) in Federal Funds Purchased
                and Assets Sold Under Repurchase Agreements                                      10,990       44,049       37,487
                Net increase (decrease) in Federal Home Loan Bank Borrowings                    (57,500)     107,000      128,724
                Net increase (decrease) in Treasury Tax & Loan Notes                              9,406       (2,746)         921
                Issuance of corporation-obligated mandatorily redeemable
                        trust preferred securities of subsidiary trust
                        holding solely junior subordinated debentures of the
                        Corporation                                                                --           --         28,750
                Proceeds from stock issuance                                                        236          566          716
                Payments for Treasury stock purchase                                             (4,836)      (6,840)        --
                Dividends Paid                                                                   (5,706)      (5,787)      (4,700)
                                                                                              ---------    ----------   ---------
                NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES                            (8,921)     191,411      261,474
                                                                                              ---------    ----------   ---------
                NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (28,530)      21,182       11,530
                                                                                              ---------    ----------   ---------
                CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                           86,198       65,016       53,486
                                                                                              ---------    ----------   ---------
                CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                              $  57,668    $  86,198    $  65,016
                                                                                              =========    ==========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
                Interest on deposits and borrowings                                           $  50,083    $  51,212    $  45,453
                Minority Interest                                                                 2,668        2,668        1,638
                Income taxes                                                                      8,094        7,303        6,110
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
        Loans transferred to OREO                                                                   126           85          503
        Assets transferred to trading from Available-For-Sale                                       486         --           --


DISCLOSURE OF ACCOUNTING POLICY:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and assets purchased under resale agreements. Generally, federal funds are sold for up to two-week periods.

       The accompanying notes are an integral part of these consolidated financial statements.

INDEPENDENT BANK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the Company) and its subsidiaries, Rockland Trust Company (Rockland or The Bank) and Independent Capital Trust I. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

USES OF ESTIMATES IN THE PREPARATION OF
FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from these estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and trading activities.

NATURE OF OPERATIONS

     Independent Bank Corp. is a one-bank holding company whose primary asset is its investment in Rockland Trust Company. Rockland is a state-chartered commercial bank which operates 34 banking offices in southeastern Massachusetts. The Bank's primary source of income is from providing loans to individuals and small-to-medium-sized businesses in its market area.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's activities are with customers located within Massachusetts. Notes 3 and 4 discuss the types of securities that the Bank invests in. Note 5 discusses the types of lending that the Bank engages in. The Bank does not have any significant concentrations in any one industry or customer.

CASH AND CASH
EQUIVALENTS

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under repurchase agreements, all of which mature within 90 days.

TRADING ACTIVITIES

     Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income. Derivatives are carried at fair value with changes in fair value recorded in earnings, and are classified as trading assets when there is a positive fair value and trading liabilities when there is a negative fair value. Quoted market prices, when available, are used to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

SECURITIES

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, net of the related tax effect, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     Purchase premiums and discounts are recognized in interest income using the effective yield method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

     When securities are sold, the adjusted cost of the specific security sold is used to compute gain or loss on the sale. Neither the Company nor the Bank engages in the trading of investment securities.

LOANS HELD FOR SALE

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

LOANS

     Loans are stated at their principal balance outstanding. Interest income for commercial, real estate, and consumer loans is accrued based upon the daily principal amount outstanding except for loans on nonaccrual status. Interest income on instalment loans is generally recorded based upon the level-yield method.

     Interest accruals are generally suspended on commercial or real estate loans more than 90 days past due with respect to principal or interest. When a loan is placed on nonaccrual status, all previously accrued and uncollected interest is reversed against current income. Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectibility of principal is no longer considered doubtful.

     Loan fees in excess of certain direct origination costs are deferred and amortized into interest income over the expected term of the loan using the level-yield method.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's systematic periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by manage-ment in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

LOAN SERVICING

     Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

LOAN ORIGINATION FEES

     Loan origination and commitment fees and certain related costs are deferred and amortized over the lives of the underlying loans. Net deferred fees included in loans at December 31, 1999 and 1998 were $830,000 and $267,000, respectively.

BANK PREMISES AND EQUIPMENT

     Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

OTHER REAL ESTATE OWNED

     Other real estate owned (OREO) is comprised of real estate acquired through loan foreclosure or acceptance of a deed in lieu of foreclosure. OREO is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Subsequent declines in value are charged to other non-interest expense.

INTANGIBLE ASSETS

     In connection with the acquisition of Middleborough Trust Company in January 1986, the Company allocated $2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20-year period using the straight-line method. The balance at December 31, 1999 is $885,000.

     In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May 1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15-year period using the straight-line method. The balance at December 31, 1999 is $1,179,000. The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are recoverable from projected undiscounted net cash flows of the related acquired entity.

INCOME TAXES

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

ASSET MANAGEMENT & TRUST SERVICES

     Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, as such assets are not assets of the Company. Trust and Financial Services income is recorded on an accrual basis.

FINANCIAL INSTRUMENTS

     CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Bank enters into commitments to extend credit. These financial instruments are recorded when they are funded.

     DERIVATIVE FINANCIAL INSTRUMENTS - As part of asset/liability management, the Bank utilizes interest rate swap agreements, caps, or floors to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

     Swaps are accounted for on the "accrual" method. The interest component associated with the contract is recognized over the life of the contract in net interest income.

     When a contract is terminated, the resulting gain or loss is deferred and amortized into net interest income based upon the life of the contract.

     The Bank uses written put and call option strategies in which it receives a cash premium for entering into options on investment securities. These options are derivative financial instruments and are marked to fair value through non-interest income and included in Other Liabilities in the accompanying consolidated statement of financial condition. In 1999 and 1998, the Bank recognized option income of $30,000 and $81,000 respectively.

INDEPENDENT BANK CORP.

TRANSFERS OF FINANCIAL ASSETS

     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value-based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees , whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value-based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 12.)

COMPREHENSIVE INCOME

     The Company adopted SFAS 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or shareholders' equity. Comprehensive income is reported in this financial statement.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal-use software to be expensed as incurred until certain capitalization criteria are met. The Company adopted SOP 98-1 on January 1, 1999 and the adoption did not have a material impact on its financial statements.

     In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires all costs associated with pre-opening and organization activities to be expensed as incurred. The Company adopted SOP 98-5 beginning January 1, 1999. The adoption of SOP 98-5 did not have a material impact on its financial statements.

     In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-retirement Benefits" - an amendment to FASB Statements Nos. 87, 88 and 106. This statement revises employer's disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans but standardizes the disclosure requirement. This statement suggests combined formats for presentation of pension and other postretirement benefit disclosure. Restatement of disclosures for earlier periods is required. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have a material effect on the Company's primary financial statement, but did affect the disclosure of employee benefits contained elsewhere herein (Note 10).

     In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133" shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, financial quarters beginning June 16, 1999 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133, as amended must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 or December 31, 1998 (and, at the Company's election, before January 1, 1998). The Company has not yet quantified the impact of adopting SFAS No. 133 on its consolidated financial statements and has not determined the timing nor method of its adoption of the statement. However, the Company does not expect that the adoption of this statement will have a material impact on its financial position or results of operations.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value Of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized on the balance sheet. In cases where quoted market values are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The carrying amount reported on the balance sheet for cash, federal funds sold and assets purchased under resale agreements, and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following table reflects the book and fair values of financial instruments, including on-balance sheet and off-balance sheet instruments as of December 31, 1999 and 1998.


                                                                    1999                       1998
                                                          -----------------------   -------------------------------
                                                              BOOK         FAIR         BOOK         FAIR
                                                             VALUE         VALUE        VALUE        VALUE
                                                          ----------   ----------   ----------  -----------  ------
                                                               (In Thousands)             (In Thousands)
FINANCIAL ASSETS
----------------
Cash and Due From Banks                                   $   48,949   $   48,949   $   47,755   $   47,755   (a)
Federal Funds Sold                                             9,205        9,205       38,443       38,443   (a)
Securities Held To Maturity                                  229,043      218,588      284,944      287,542   (b)
Securities Available For Sale                                201,614      201,614      195,199      195,199   (b)
Trading assets                                                   486          486         --           --     (b)
Federal Home Loan Bank Stock                                  17,036       17,036       16,035       16,035   (c)
Net Loans                                                  1,012,052    1,010,337      927,417      931,059   (d)
Loans held for sale                                            1,500        1,500        5,600        5,600   (b)
Mortgage Servicing Rights                                      1,417        1,417        1,145        1,145   (f)
Bank-owned Life Insurance                                     31,720       31,720       30,111       30,111   (b)

FINANCIAL LIABILITIES
---------------------
Demand Deposits                                              226,044      226,044      219,090      219,090   (e)
Savings and Interest Checking Accounts                       282,515      282,515      278,306      278,306   (e)
Money Market and Super Interest Checking Accounts            107,624      107,624      113,811      113,811   (e)
Time Deposits                                                465,622      466,553      432,110      433,623   (f)
Federal Funds Purchased and Assets
Sold Under Repurchase Agreements                              93,366       92,832       82,376       83,125   (f)
Treasury Tax and Loan Notes                                    9,877        9,877          471          471   (a)
Federal Home Loan Bank Borrowings                            256,224      250,175      313,724      308,239   (f)
Corporation-obligated mandatorily redeemable trust
preferred securities of subsidiary trust holding solely
junior subordinated debentures of the Corporation             28,750       24,869       28,750       29,756   (f)

UNRECOGNIZED FINANCIAL INSTRUMENTS
----------------------------------
Standby Letters of Credit                                       --              9         --             13   (g)
Interest Rate Swap Agreements                                   --            291         --            131   (b)


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

INDEPENDENT BANK CORP.

(3) TRADING ASSETS    Trading assets, at fair value, consist of the following:


                                                      1999
                                                 --------------
                                                   Fair Value
                                                 --------------
                                                 (In Thousands)
                 Cash equivalents                    $ 21
                 Marketable equity securities         465
                                                 --------------
                 Total                               $486
                                                 ==============


      The Company realized a loss on trading activities of $15,000 in 1999.

(4)  SECURITIES

     The amortized cost, gross unrealized gains and losses, and fair market value of securities held to maturity at December 31, 1999 and 1998 were as follows:


                                                             1999                                         1998
                                          ------------------------------------------   ------------------------------------------
                                                        Gross      Gross      Fair                  Gross       Gross       Fair
                                          Amortized  Unrealized  Unrealized   Market   Amortized  Unrealized  Unrealized   Market
                                            Cost        Gains      Losses     Value       Cost      Gains      Losses      Value
                                          ---------  ----------  ----------  -------   ---------  ----------  ---------- --------
                                                        (In Thousands)                                (In Thousands)
U.S. Treasury and U.S.
        Government Agency Securities      $ 25,996       --     ($ 1,386)   $ 24,610   $ 29,197   $    191   ($   419)   $ 28,969
Mortgage-Backed Securities                 101,081         84     (2,229)     98,936    143,292      1,916       (293)    144,915
Collateralized Mortgage Obligations          5,666       --          (61)      5,605     17,799         89        (71)     17,817
State, County, and Municipal Securities     41,984         25     (2,841)     39,168     40,365        820        (52)     41,133
Other Securities                            54,316        361     (4,408)     50,269     54,291        835       (418)     54,708
                                          ---------  ----------  ----------  -------   ---------  ----------  ---------- --------
        Total                             $229,043   $    470   ($10,925)   $218,588   $284,944   $  3,851   ($ 1,253)   $287,542
                                          =========  ==========  ==========  =======   =========  ==========  ========== ========


     The amortized cost, gross unrealized gains and losses, and fair market value of securities available for sale at December 31, 1999 and 1998 were as follows:


                                                        1999                                            1998
                                      ------------------------------------------  ------------------------------------------
                                                  Gross      Gross        Fair                   Gross      Gross      Fair
                                      Amortized Unrealized  Unrealized   Market   Amortized    Unrealized  Unrealized  Market
                                        Cost      Gains      Losses      Value       Cost        Gains      Losses     Value
                                      --------- ----------  ----------  --------- ---------   -----------  ---------- -------
                                                   (In Thousands)                                  (In Thousands)
U.S. Treasury and U.S.
   Government Agency Securities       $  8,999       --     ($   532)   $  8,467   $  8,999   $     46       --      $  9,045
Mortgage-Backed Securities             125,115       --       (3,234)    121,881    136,014      1,527       (131)    137,410
Collateralized Mortgage Obligations     73,316        250     (2,300)     71,266     48,677         19       (376)     48,320
Other Securities                          --         --         --                      350         74                    424
                                      --------- ----------  ----------  --------- ---------   -----------  ---------- -------
        Total                         $207,430   $    250   ($ 6,066)   $201,614   $194,040   $  1,666      ($507)   $195,199
                                      ========= ==========  ==========  ========= =========   ===========  ========== =======


The Bank realized a gain of $34,000 and $27,000 on the sale of available-for-sale securities in 1999 and 1998, respectively.
A schedule of the contractual maturities of securities held-to-maturity and securities available-for-sale at December 31, 1999 is presented below:


                                     Held to maturity      Available for sale
                                  ---------------------- ----------------------
                                  Amortized     Fair     Amortized     Fair
                                    Cost    Market Value   Cost    Market Value
                                  --------- ------------ --------- ------------
                                    (In Thousands)         (In Thousands)
Due in one year or less           $ 14,288   $ 14,123   $  1,099   $  1,055
Due from one year to five years     17,340     16,929       --         --
Due from five to ten years          50,197     49,263     17,387     16,562
Due after ten years                147,218    138,273    188,945    183,997
                                  --------- ------------ --------- ------------
        Total                     $229,043   $218,588   $207,431   $201,614
                                  ========= ============ ========= ============


     The actual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from the contractual maturities due to the ability of the borrowers to prepay underlying mortgage obligations.

     On December 31, 1999 and 1998, investment securities carried at $136,236,000 and $110,579,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. At year end 1999 and 1998, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.

(5)  LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES

     The composition of loans, net of unearned discount, at December 31, 1999 and 1998 were as follows:


                                              1999         1998
                                          ----------   ----------
                                              (In Thousands)
Commercial                                $  137,108   $  127,019
Real Estate - Commercial Mortgage            320,713      261,332
Real Estate - Residential Mortgage           208,066      197,807
Real Estate - Construction                    38,034       44,710
Consumer - Instalment                        322,266      315,419
Consumer - Other                               7,766        8,656
                                          ----------   ----------
        Gross Loans                        1,033,953      954,943
                                          ----------   ----------
        Unearned Discount                      5,443       13,831
                                          ----------   ----------
        Loans, Net of Unearned Discount   $1,028,510   $  941,112
                                          ==========   ==========


     In addition to the loans noted above, at December 31, 1999 and December 31, 1998, the Company serviced approximately $256,833,000 and $256,289,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions. All of the loans sold at December 31, 1999 and 1998, were sold without recourse.

     Loans held for sale are valued at lower of the recorded balance or market value. At December 31, 1999, and 1998, loans held for sale amounted to approximately $1,500,000 and $5,600,000, respectively. No adjustments for unrealized losses were required at December 31, 1999 and 1998.

     As of December 31, 1999 and 1998 the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 was as follows:


                                   1999                         1998
                         -------------------------    ------------------------
                          Recorded      Valuation      Recorded      Valuation
                         Investment     Allowance     Investment     Allowance
                         ----------     ----------    ----------    ----------
Impaired loans:                             (In Thousands)
Valuation allowance
required                   $  790        $  353         $1,479        $  422
No valuation
allowance required            434            --            476            --
                         ----------     ----------    ----------    ----------
Total                      $1,224        $  353         $1,955        $  422
                         ==========     ==========    ==========    ==========


     The valuation allowance is included in the reserve for possible loans losses on the balance sheet. The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was $1,900,000 and $3,500,000, respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of approximately $56,000 and $159,000 for the years ended December 31, 1999 and 1998.

     The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 1999 and 1998 and for the years then ended is as follows (in thousands):

Balance, January 1, 1998     $ 15,125
                             ---------
New loans                       1,694
Loan repayments                (5,250)
                             ---------
Balance, December 31, 1998   $ 11,569
                             ---------
New loans                       7,060
Loan repayments                (5,907)
                             ---------
Balance, December 31, 1999   $ 12,722
                             =========


     All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

     An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1999 is as follows:


                                    1999        1998        1997
                                 ---------   ----------  ---------
                                          (In Thousands)
Reserve, beginning of year       $ 13,695    $ 12,674    $ 12,221
Loans charged off                  (3,970)     (4,097)     (2,906)
Recoveries on loans previously
                charged off         1,306       1,158       1,099
                                 ---------   ----------  ---------
Net charge-offs                    (2,664)     (2,939)     (1,807)

Provision charged to expense        3,927       3,960       2,260
                                 ---------   ----------  ---------
Reserve, end of year             $ 14,958    $ 13,695    $ 12,674
                                 =========   ==========  =========


(6)  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1999 and 1998 were as follows:


                                      1999         1998
                                   ---------   ---------
Cost:                                 (In Thousands)
        Land                       $    335    $    335
        Bank Premises                10,420      10,342
        Leasehold Improvements        7,308       7,029
        Furniture and Equipment      22,202      20,436
                                   ---------   ---------
Total Cost                           40,265      38,142
                                   ---------   ---------
        Accumulated Depreciation    (25,997)    (22,942)
                                   ---------   ---------
Net Bank Premises and Equipment    $ 14,268    $ 15,200
                                   =========   =========


     Depreciation and amortization expense related to bank premises and equipment was $3,177,000 in 1999, $2,617,000 in 1998 and $2,066,000 in 1997.

INDEPENDENT BANK CORP.

(7) BORROWINGS

     Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended December 31, 1999 is as follows:


                                   1999        1998        1997
                                 ---------   ---------   ---------
                                     (Dollars In Thousands)
Balance outstanding at
        end of year              $103,243    $ 82,847    $ 41,544
Average daily balance
        outstanding                88,215      66,403      48,869
Maximum balance outstanding
        at any month end          103,248      89,741      84,945
Weighted average interest rate
        for the year                 4.83%       5.39%       5.74%
Weighted average interest rate
        at end of year               4.86%       4.72%       5.99%


     The Bank has established two federal funds lines of $20 million. Borrowings under these lines are classified as federal funds purchased. The Company has established five repurchase agreements with major brokerage firms. Borrowings under these agreements are classified as assets sold under repurchase agreements. At December 31, 1999, the Bank had $40.0 million outstanding under these lines, while at December 31, 1998, there was $30.0 million outstanding. The Bank also utilizes customer repurchase agreements as an additional source of funds. The balance outstanding was $47.6 million and $47.4 million at December 31, 1999 and 1998 respectively.

     Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the Bank's FHLB stock, certain qualified investment securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the Bank's portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately $323 million. A schedule of the maturity distribution of FHLB advances with the weighted average interest rates at December 31, 1999 and 1998 follows:


                                 1999                       1998
                        ----------------------     ----------------------
                                     Weighted                    Weighted
                                      Average                     Average
                         Amount        Rate         Amount         Rate
                        ----------  ----------    ----------  -----------
                                    (Dollars In Thousands)
Due in
one year or less        $185,000       5.69%       $107,500       5.22%
Due from one year
to five years             71,224       5.60%        206,224       5.44%
                        ----------  ----------    ----------  -----------
                        $256,224       5.66%       $313,724       5.36%
                        ==========  ==========    ==========  ===========


(8)  EARNINGS PER SHARE


     In 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. This statement was issued by the FASB in March 1997 and establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. This statement also requires a restatement of all prior period EPS data presented.


                                         Net Income              Weighted Average Shares       Net Income Per Share
                                ---------------------------    --------------------------   ------------------------
                                  1999      1998      1997      1999      1998      1997       1999     1998    1997
                                --------  --------  -------    --------  --------  ------   --------  ------  ------
Basic EPS                       $17,031   $16,139   $14,158    14,214    14,730    14,666   $   1.2   $ 1.10  $ 0.97
Effect of dilutive securities      --        --        --         152       216       306       0.01    0.02    0.02
                                --------  --------  -------    --------  --------  ------   --------  ------  ------
Diluted EPS                     $17,031   $16,139   $14,158    14,366    14,946    14,972   $   1.19  $ 1.08  $ 0.95
                                --------  --------  -------    --------  --------  ------   --------  ------  ------

     Options to purchase 248,395 shares of common stock were outstanding during the year but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

     Basic EPS was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year.

(9) INCOME TAXES

     The provision for income taxes is comprised of the following components:


YEARS ENDED DECEMBER 31,                  1999       1998      1997
                                        --------   --------  --------
Current Provision                              (In Thousands)
        Federal                         $ 6,419    $ 7,509   $ 6,129
        State                             1,051        230       428
                                        --------   --------  --------
        TOTAL CURRENT
        PROVISION                         7,470      7,739     6,557
                                        --------   --------  --------
Deferred Provision (Benefit)
        Federal                             391         49       508
        State                              (285)        14       387
        Change in Valuation Allowance       (31)         2      (126)
                                        --------   --------  --------
        TOTAL DEFERRED
        PROVISION                            75         65       769
                                        --------   --------  --------
        TOTAL PROVISION                 $ 7,545    $ 7,804   $ 7,326
                                        ========   ========  ========


The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate of 35% to income before income taxes. The following summary reconciles the differences between these amounts.


YEARS ENDED DECEMBER 31,                     1999      1998       1997
                                          --------   ---------  ---------
                                                 (In Thousands)
Computed statutory federal
        income tax provision              $ 8,602    $ 8,380    $ 7,519
Nontaxable interest, net                     (662)      (541)      (302)
State taxes, net of federal tax benefit       498        160        404
Low-income housing credits                   (161)      (215)      (215)
Bank-owned life insurance                    (563)       (39)      --
Change in valuation allowance                 (31)         2       (126)
Other, net                                   (138)        57         46
                                          --------   ---------  ---------
        TOTAL PROVISION                   $ 7,545    $ 7,804    $ 7,326
                                          ========   =========  =========


The net deferred tax asset which is included in other assets amounted to approximately $4,057,000 and $1,718,000, at December 31, 1999 and 1998
respectively. The tax-effected components of the net deferred tax asset at December 31, 1999 and 1998 are as follows:


YEARS ENDED DECEMBER 31,             1999        1998
                                   --------   --------
                                      (In Thousands)
Reserve for possible loan losses   $ 5,106    $ 4,664
Tax depreciation                       895        539
Write-down of OREO                    --           66
Mark to market adjustment           (4,613)    (4,009)
Accrued expenses not deducted
        for tax purposes               405        498
Deferred income                         36         91
State taxes                            597        312
SFAS 115 adjustment                  2,036       (379)
Other, net                            (405)       (33)
                                   --------   --------
        TOTAL DEFERRED TAX ASSET     4,057      1,749

        Valuation allowance           --          (31)
                                   --------   --------
        NET DEFERRED TAX ASSET     $ 4,057    $ 1,718
                                   ========   ========


The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized.

(10) EMPLOYEE BENEFITS
PENSION AND POSTRETIREMENT BENEFITS

PENSION

     Effective January 1997, the Bank's pension plan joined a multiple employer structure under the Financial Institutions Retirement Fund. All plan assets were contributed to the Fund. This transaction qualified for accounting purposes as a plan termination. The accrued pension liability at December 31, 1996 was recognized as income in 1997.

     There was no contribution requirement for 1999, 1998 or 1997 and consequently no pension expense was recognized.

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

     Postretirement benefit expense was $107,000, $106,000 and $87,000 in 1999, 1998 and 1997 respectively. The total cost of all postretirement benefits charged to income was $73,000, $126,000, and $103,000 in 1999, 1998, and 1997,
respectively.

     The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

     The following table illustrates the status of the postretirement benefit plan at December 31 for the years presented:


                                     Postretirement Benefits
                                     1999     1998     1997
                                    ------  -------  -------
Change in benefit obligation
Benefit obligation at
        beginning of year           $ 774    $ 824    $ 840
Service cost                           14       14       13
Interest cost                          53       56       52
Other                                --        (10)    --
Benefits paid                         (71)    (110)     (81)
                                    ------  -------  -------
Benefit obligation at end of year     770      774      824
                                    ------  -------  -------


INDEPENDENT BANK CORP.

POSTRETIREMENT BENEFITS   (continued)


                                            Postretirement Benefits
                                           1999      1998      1997
                                         -------- --------- --------
Funded status                              (770)     (774)     (824)
Unrecognized net actuarial loss            --        --        --
Unrecognized net transition
        liability (asset)                   390       451       491
Unrecognized prior service cost            --        --        --
                                         -------- --------- --------
Accrued benefit cost                      $(380)    $(323)    $(333)
                                         ======== ========= ========
Weighted-average assumptions
        as of December 31
Discount rate                              7.00%     7.00%     7.00%
Components of net periodic benefit cost
Service cost                              $  14     $  14     $  13
Interest cost                                53        56        57
Amortization of transition obligation        40        36        17
                                         -------- --------- --------
Net periodic benefit cost                 $ 107     $ 106     $  87
                                         ======== ========= ========


OTHER EMPLOYEE BENEFITS

     In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $1,420,000, $1,366,000 and $1,191,000 in 1999, 1998 and 1997, respectively.

     Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limits. The Bank matches 50% of each employee's contributions up to 6% of the employee's earnings. In 1999, 1998 and 1997, the expense for this plan amounted to $393,000, $346,000 and $302,000, respectively.

     In 1998 and 1999 the Bank entered into agreements to provide postretirement benefits to two executive officers. The Bank has established rabbi trust funds to aid in its accumulation of amounts necessary to satisfy the contractual liability to pay such benefits. These agreements provide for the Bank to pay all benefits thereunder from its general assets, and the establishment of these trust funds does not reduce or otherwise affect the Bank's continuing liability to pay benefits from such assets except that the Bank's liability shall be offset by actual benefit payments made from the Trust. The related trust assets totaled $486,000 and $424,000 at December 31, 1999 and 1998, respectively. The liability is being recorded over the remaining service period of the executive officers. The amount of expense recognized related to this plan amounted to $92,000 and $25,000 in 1999 and 1998, respectively.

     The Bank maintains a supplemental retirement plan for five executive officers. In connection with funding this plan, the Bank has purchased life insurance policies for each of the individuals. The cash surrender value of the insurance policies as of December 31, 1999 and 1998 was $1.6 million and $1.1 million respectively. The impact of this plan on the income statement was a benefit of $57,000 and $5,000 for 1999 and 1998, respectively, and an expense of $18,000 in 1997.

     In 1998, the Bank purchased $30.0 million of bank owned life insurance. The value of this life insurance was $31.7 million and $30.1 million at December 31, 1999 and 1998, respectively.

(11) OTHER NON-INTEREST EXPENSES

     Included in other non-interest expenses for each of the three years in the period ended December 31, 1999 were the following:


                                          1999      1998       1997
                                        -------   -------   --------
                                               (In Thousands)
Advertising                             $ 1,197   $   775   $   679
Consulting fees                             732       629       925
Legal fees - loan collection                357       299       583
Legal fees - other                          284       531       413
FDIC assessment                             140       132       112
Office supplies and printing                457       582       460
Data processing facilities management     4,337     4,166     3,727
Postage expense                             679       694       674
Telephone expense                           785       728       776
Other non-interest expenses               5,950     5,439     4,638
                                        -------   -------   --------
        TOTAL                           $14,918   $13,975   $12,987
                                        =======   =======   ========


(12) Common Stock Purchase and Option Plans

     The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Under the terms of the plan, stockholders may elect to have cash dividends reinvested in newly issued shares of common stock at a 5% discount from the market price on the date of the dividend payment. Stockholders also have the option of purchasing additional new shares, at the full market price, up to the aggregate amount of dividends payable to the stockholder during the calendar year.

     The Company has three stock option plans, the Amended and Restated 1987 Incentive Stock Option Plan ("The 1987 Plan"), the 1996 Non-Employee Directors Stock Option Plan ("The 1996 Plan") and the 1997 Employee Stock Option Plan ("The 1997 Plan") The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


                                        1999       1998      1997
                                      -------    -------   -------
Net Income:     As Reported (000's)   $17,031    $16,139   $14,158
                Pro Forma             $16,809    $15,925   $14,068

Basic EPS:      As Reported             $1.20      $1.10      $.97
                Pro Forma               $1.18      $1.08      $.96
Diluted EPS:    As Reported             $1.19      $1.08      $.95
                Pro Forma               $1.17      $1.07      $.94


     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company may grant options for up to 500,000, 300,000 and 800,000 shares under the 1997, 1996 and 1987 Plans respectively. The Company has granted options on 376,600, 140,000 and 638,075 shares, respectively, through December 31, 1999. At December 31, 1999 no shares were available for grant under the 1987 Plan due to the Plan's expiration in 1997. Under each Plan the option exercise price equals the market price on date of grant. All options vest between six months and two years and all expire between 2000 and 2009.

     A summary of the status of the Company's three stock option plans at December 31,1999 and December 31, 1998 and changes during the years then ended is presented in the table and narrative below:


                                      1999                       1998
                                           Wtd Avg                   Wtd Avg
                               Shares     Ex. Price      Shares     Ex. Price
                              --------    ---------     --------    ---------
Balance, January 1            610,457      $11.40       570,674       $9.22
Granted                       152,000      $12.55       137,650      $17.52
Exercised                     (37,530)      $6.27       (88,617)      $6.39
Canceled                      (41,366)     $14.76        (9,250)     $15.73
                              -------                   -------
Balance, December 31          683,561      $11.73       610,457      $11.40
                              =======                   =======
Exercisable at
   December 31                466,192                   405,965
                              =======                   =======
Weighted average fair value
        of options granted      $2.70                     $2.68


     442,586 of the 683,561 options outstanding at December 31,1999 have exercise prices between $4.44 and $12.41, with a weighted average exercise price of $8.71 and a weighted average remaining contractual life of 6.3 years. 310,586 of these options are exercisable; their weighted average exercise price is $7.14. The remaining 240,975 options have exercise prices between $13.38 and $19.25, with a weighted average exercise price of $17.30 and a weighted average remaining contractual life of 8.5 years. 155,606 of these options are exercisable; their weighted average exercise price is $17.28.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants under the 1997 and 1996 plans:


                                    1997 Plan          1996 Plan
Risk Free Interest Rate

        1999                          6.33%              5.02%
        1998                          4.67%              5.56%

Expected Dividend Yields

        1999                          3.22%              2.99%
        1998                          2.31%              1.87%

Expected Lives

        1999                         4 years           4 years
        1998                         4 years           4 years

Expected Volatility

        1999                            25%                25%
        1998                            15%                15%


(13) COMMITMENTS AND CONTINGENCIES
FINANCIAL INSTRUMENTS WITH OFF-BALANCE

SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Off-balance sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 1999 and 1998:


                                            1999       1998
                                          --------   --------
                                            (In Thousands)
Commitments to extend credit:
        Fixed Rate                        $ 20,249   $ 33,077
        Adjustable Rate                      7,163      7,034
Unused portion of existing credit lines    123,625    133,038
Unadvanced construction loans               31,169     20,958
Standby letters of credit                      694      1,463
Interest rate swaps - notional value        55,000     20,000


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

Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing

INDEPENDENT BANK CORP.

arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The collateral supporting those commitments is essentially the same as for other commitments. Most guarantees extend for one year. As a component of its asset/liability management activities intended to control interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The weighted average fixed payment rates were 7.65% and 6.52% at December 31, 1999 and 1998, respectively, while the weighted average rates of variable interest payments were 7.22% and 5.25% at December 31, 1999 and 1998, respectively. As a result of these interest rate swaps, the Bank realized net income of $.1 million for the years ended December 31, 1999 and 1998 respectively.

     Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements. The Bank is a direct party to these agreements which provide for net settlement between the Bank and the counterparty on a semiannual basis. Should the counterparty fail to honor the agreement, the Bank's credit exposure is limited to the net settlement amount. The Bank had net receivables on the interest rate swaps of $450,000 and $19,000 at December 31, 1999 and 1998, respectively.

LEASES

     The Company leases equipment, office space and certain branch locations under noncancellable operating leases. The following is a schedule of minimum future lease commitments under such leases as of December 31, 1999 (in thousands):

        2000                                    1,618
        2001                                    1,440
        2002                                    1,271
        2003                                    1,205
        2004                                    1,042
        Thereafter                              2,363
                                               ------
        Total future minimum rentals           $8,939
                                               ======


     Rent expense incurred under operating leases was approximately $1.7 million in 1999, $2.0 million in 1998, and $2.3 million in 1997. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER CONTINGENCIES

     At December 31, 1999 there were lawsuits pending which arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations.

     The Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and due from banks was $18.7 million and $16.7 million at December 31, 1999 and 1998, respectively.

     In 1999 and 1998, the Company invested a total of $.8 million in Zero Stage Capital Associates VI, LLC, a Massachusetts limited liability company. The Company's remaining commitment is $.7 million over the next three years. On October 22, 1999 and June 1, 1999, the Company entered into master commitments to deliver or sell $30.0 million (all of which is optional) and $40.0 million (of which $20.0 million is mandatory) of residential mortgage loans to federal agencies on or before April 30, 2000 and May 31, 2000 respectively. As of December 31, 1999, the unfulfilled portion that remained to be delivered under the $30.0 million commitment was approximately $28.1 million, the unfulfilled portion under the $40.0 million was approximately $23.1 million.

(14) CORPORATION-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES

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

     The Trust Preferred Securities can be prepaid in whole or in part on or after May 19, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. In 1997, the Trust also issued $.89 million in common stock to the Company. The Trust Preferred Securities are presented in the consolidated balance sheets of the Company entitled "Corporation-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation." The Company records distributions payable on the Trust Preferred Securities as a Minority Interest Expense in its consolidated statements of income. In 1999 and 1998 the Company paid $2.7 million, respectively, of trust preferred security distributions. The cost of issuance of the Trust Preferred Securities totaled $1.4 million and is being amortized over the life of the Securities on a straight-line basis. The balance at December 31, 1999 and 1998 was $1.3 million respectively. Amortization of these issuance costs was $72,000 in 1999 and $74,000 in 1998.

     The Company unconditionally guarantees all of the Trust's obligations under the Trust Preferred Securities.

     On January 31, 2000, Independent Capital Trust II (the "Trust II") was formed for the purpose of issuing trust preferred securities (the "Trust Preferred Securities") and investing the proceeds of the sale of these securities in $25.8 million of 11% junior subordinated debentures issued by the Company. A total of $25 million of 11% Trust Preferred Securities were issued by the Trust and are scheduled to mature in 2030, callable at the option of the Company after January 31, 2002. Distributions on these securities are payable quarterly in arrears on the last day of March, June, September and December, such distributions can be deferred at the option of the Company for up to five years. The Trust Preferred Securities can be prepaid in whole or in part on or after January 31, 2002 at a redemption price equal to $25 per Trust Preferred Security plus accumulated but unpaid distributions thereon to the date of the redemption. On January 31, 2000, the Trust II also issued $0.8 million in common stock to the Company.

     The cost of issuance of the Trust Preferred Securities is estimated at $1 million and will be amortized over the life of the Securities on a straight-line basis.

     The Company unconditionally guarantees all of the Trust II's obligations under the Trust Preferred Securities.

(15) REGULATORY CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the Federal Reserve Bank of Boston relating to the Company and from the Federal Deposit Insurance Corporation and the Commonwealth of Massachusetts relating to the Bank, categorized both the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an insured depository institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

     The Company and the Bank's actual capital amounts and ratios are also presented in the following table.


                                                                                                          For Capital
                                                                  Actual                                 Adequacy Purposes
                                                           -------------------                 ----------------------------------
                                                            Amount      Ratio                     Amount                  Ratio
                                                           --------    -------                 ----------               --------
As of December 31, 1999:                                                                 (Dollars In Thousands)
        Company: (consolidated)
                                                                                greater than              greater than
        Total capital (to risk weighted assets)            $143,058     12.39%  and equal to    $ 92,370  and equal to    8.0%

                                                                                greater than              greater than
        Tier 1 capital (to risk weighted assets)            128,616     11.14   and equal to      46,223  and equal to    4.0

                                                                                greater than              greater than
        Tier 1 capital (to average assets)                  128,616      8.15   and equal to      63,124  and equal to    4.0

        Bank

                                                                                greater than              greater than
        Total capital (to risk weighted assets)            $122,590     10.60%  and equal to    $ 95,521  and equal to    8.0%

                                                                                greater than              greater than
        Tier 1 capital (to risk weighted assets)            108,133      9.35   and equal to      46,260  and equal to    4.0

                                                                                greater than              greater than
        Tier 1 capital (to average assets)                  108,133      6.86   and equal to      63,051  and equal to    4.0

As of December 31, 1998:
        Company: (consolidated)

                                                                                greater than              greater than
        Total capital (to risk weighted assets)            $134,865     12.63%  and equal to    $ 85,406  and equal to    8.0%

                                                                                greater than              greater than
        Tier 1 capital (to risk weighted assets)            121,484     11.38   and equal to      42,703  and equal to    4.0

                                                                                greater than              greater than
        Tier 1 capital (to average assets)                  121,484      7.91   and equal to      61,433  and equal to    4.0

        Bank:

                                                                                greater than              greater than
        Total capital (to risk  weighted assets)           $110,219     10.34%  and equal to    $ 85,286  and equal to    8.0%

                                                                                greater than              greater than
        Tier 1 capital (to risk weighted assets)             96,857      9.09   and equal to      42,643  and equal to    4.0

                                                                                greater than              greater than
        Tier 1 capital (to average assets)                   96,857      6.32   and equal to      61,326  and equal to    4.0



                                                                                      To Be Well Capitalized
                                                                                      Under Prompt Corrective
                                                                                         Action Provisions
                                                                              ---------------------------------------
                                                                                 Amount                     Ratio
                                                                              -----------                ------------
As of December 31, 1999:                                                               (Dollars In Thousands)
        Company: (consolidated)
        Total capital (to risk weighted assets)                                    N/A                       N/A
        Tier 1 capital (to risk weighted assets)                                   N/A                       N/A
        Tier 1 capital (to average assets)                                         N/A                       N/A

        Bank

                                                                 greater than                 greater than
        Total capital (to risk weighted assets)                  and equal to   $115,651      and equal to   10.0%

                                                                 greater than                 greater than
        Tier 1 capital (to risk weighted assets)                 and equal to     69,390      and equal to    6.0

                                                                 greater than                 greater than
        Tier 1 capital (to average assets)                       and equal to     78,814      and equal to    5.0

As of December 31, 1998:
        Company: (consolidated)
        Total capital (to risk weighted assets)                                    N/A                       N/A
        Tier 1 capital (to risk weighted assets)                                   N/A                       N/A
        Tier 1 capital (to average assets)                                         N/A                       N/A

        Bank:

                                                                 greater than                 greater than
        Total capital (to risk  weighted assets)                 and equal to   $106,607      and equal to   10.0%

                                                                 greater than                 greater than
        Tier 1 capital (to risk weighted assets)                 and equal to     63,964      and equal to    6.0

                                                                 greater than                 greater than
        Tier 1 capital (to average assets)                       and equal to     76,657      and equal to    5.0


INDEPENDENT BANK CORP.

(16) SEGMENT REPORTING

     The Company has identified its reportable operating business segment as Community Banking, based on how the business is strategically managed. The Company's community banking business segment consists of commercial banking, retail banking and trust services. The community banking business segment is managed as a single strategic unit which derives its revenues from a wide range of banking services, including lending activities, acceptance of demand, savings and time deposits, trust and investment management, and mortgage servicing income from investors. The Company does not have a single external customer from which it derives ten percent or more of its revenues and operates in the New England area of the United States.

     Non reportable operating segments of the Company's operations, which do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring disclosure, are included in the Other category in the disclosure of business segments below. These non-reportable segments include Parent Company and Independent Capital Trust I financial information (Note 18).

     Information about reportable segments and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows (in thousands):

RECONCILIATION TO CONSOLIDATED FINANCIAL
INFORMATION


                                 Community
                                  Banking       Other     Eliminations   Consolidated
                               -----------  -----------   ------------ --------------
DECEMBER 31, 1999

Net Interest Income            $   61,086   $      742         --      $   61,828
Non-Interest Income                14,792       18,890      (18,889)       14,793
Depreciation and
        Amortization                4,324          220         --           4,544
Provisions for Possible
        Loan Losses                 3,927         --           --           3,927
Net Income                         18,806       17,114      (18,889)       17,031
Total Assets                    1,586,797      158,841     (155,582)    1,590,056
Investment in Bank
        Premises & Equipment        2,245         --           --           2,245



                                  Community
                                   Banking      Other     Eliminations   Consolidated
                               ------------- ----------   ------------ --------------
DECEMBER 31, 1998

Net Interest Income            $   58,060   $    1,083         --      $   59,143
Non-Interest Income                13,125       18,042      (18,042)       13,125
Depreciation and
        Amortization                3,981          221         --           4,202
Provisions for Possible
        Loan Losses                 3,960         --           --           3,960
Net Income                         17,959       16,222      (18,042)       16,139
Total Assets                    1,571,270      156,588     (152,789)    1,575,069
Investment in Bank
        Premises & Equipment        5,041         --           --           5,041



                                 Community
                                  Banking       Other    Eliminations  Consolidated
                               ------------ -----------  ------------  ------------
DECEMBER 31, 1997

Net Interest Income            $   51,468   $      774         --      $   52,242
Non-Interest Income                11,742       15,279      (15,279)       11,742
Depreciation and
        Amortization                2,966          194         --           3,160
Provisions for Possible
        Loan Losses                 2,260         --           --           2,260
Net Income                         15,228       14,209      (15,279)       14,158
Total Assets                    1,365,953      153,118     (149,064)    1,370,007
Investment in Bank
        Premises & Equipment        4,200         --           --           4,200


Non-eliminating amounts included in the "Other" column are as follows:


                                         1999        1998        1997
                                      ---------   ---------   ---------
        Parent Company                $ (2,009)   $ (1,668)   $   (922)
        Independent Capital Trust I      2,751       2,751       1,696
                                      --------    --------    --------
        Net Interest Income           $    742    $  1,083    $    774

Parent Company operating expenses,      18,634      17,807      15,080
net of miscellaneous income
Income Taxes not allocated
  to segments
        Parent Company                    (406)       --          --


     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains or losses.

     The Company derives a majority of its revenues from interest income and the chief operating decision maker relies primarily on net interest revenue to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported above using net interest income.

(17) SELECTED QUARTERLY FINANCIAL DATA


                                                FIRST                     SECOND                       THIRD
                                               QUARTER                    QUARTER                     QUARTER
                                          1999          1998          1999         1998          1999         1998
                                     -----------   -----------   -----------   -----------   -----------   -----------
INTEREST INCOME                      $    27,607   $    26,085   $    27,694   $    26,547   $    28,085   $    28,186
INTEREST EXPENSE                          12,745        11,659        12,583        11,757        12,292        13,064
                                     ---------------------------------------------------------------------------------
NET INTEREST INCOME                  $    14,862   $    14,426   $    15,111   $    14,790   $    15,793   $    15,122
                                     ---------------------------------------------------------------------------------
PROVISION FOR POSSIBLE LOAN LOSSES           981           907           982           907           982           907
NON-INTEREST INCOME                        3,425         3,087         3,881         3,398         3,601         3,260
NON-INTEREST EXPENSES                     11,109        10,368        11,437        10,675        11,372        10,785
MINORITY INTEREST                            667           667           667           667           667           667
PROVISION FOR INCOME TAXES                 1,684         1,866         1,798         1,991         1,941         1,928
                                     ---------------------------------------------------------------------------------
NET INCOME                           $     3,846   $     3,705   $     4,108   $     3,948   $     4,432   $     4,095
                                     =================================================================================
BASIC EARNINGS PER SHARE             $      0.27   $      0.25   $      0.29   $      0.27   $      0.31   $      0.28
                                     =================================================================================
DILUTED EARNINGS PER SHARE           $      0.27   $      0.25   $      0.29   $      0.26   $      0.31   $      0.27
                                     =================================================================================
WEIGHTED AVERAGE
        COMMON SHARES (BASIC)         14,312,093    14,828,992    14,164,975    14,854,477    14,167,691    14,774,324
COMMON STOCK EQUIVALENTS                 169,506       253,334       155,506       257,400       149,887       209,022
WEIGHTED AVERAGE
        COMMON SHARES (DILUTED)       14,481,599    15,082,236    14,320,481    15,111,877    14,317,578    14,983,346
                                     =================================================================================


                                               FOURTH
                                               QUARTER
                                           1999           1998
                                      -----------   -----------
INTEREST INCOME                       $    28,620   $    27,894
INTEREST EXPENSE                           12,558        13,089
                                      -------------------------
NET INTEREST INCOME                   $    16,062   $    14,805
                                      -------------------------
PROVISION FOR POSSIBLE LOAN LOSSES            982         1,239
NON-INTEREST INCOME                         3,886         3,380
NON-INTEREST EXPENSES                      11,532         9,869
MINORITY INTEREST                             667           667
PROVISION FOR INCOME TAXES                  2,122         2,019
                                      -------------------------
NET INCOME                            $     4,645   $     4,391
                                      =========================
BASIC EARNINGS PER SHARE              $      0.33   $      0.30
                                      =========================
DILUTED EARNINGS PER SHARE            $      0.32   $      0.30
                                      =========================
WEIGHTED AVERAGE
        COMMON SHARES (BASIC)          14,173,925    14,494,995
COMMON STOCK EQUIVALENTS                  136,090       187,782
WEIGHTED AVERAGE
        COMMON SHARES (DILUTED)        14,310,015    14,682,777
                                      =========================

(18) PARENT COMPANY FINANCIAL STATEMENTS

     Condensed financial information relative to the Company's balance sheets at December 31, 1999 and 1998, and the related statements of income and cash flows for the years ended December 31, 1999, 1998, and 1997 are presented below.

BALANCE SHEETS


DECEMBER 31,                                                   1999       1998
-----------------------------------                          --------   --------
Assets:                                                         (In Thousands)
        Cash*                                                $ 19,528   $ 21,861
        Investments in subsidiaries*                          106,400    101,273
        Other investments                                       1,400      1,400
        Other assets                                            1,865      2,406
                                                             --------   --------
                Total assets                                 $129,193   $126,940
                                                             ========   ========
Liabilities and Stockholders' Equity:
        Dividends Payable                                    $  1,417   $  1,446
        Junior Subordinated Debt                               29,647     29,646
                                                             --------   --------
        Total liabilities                                      31,064     31,092
Stockholders' equity                                           98,129     95,848
                                                             --------   --------
                Total liabilities and stockholders' equity   $129,193   $126,940
                                                             ========   ========


*eliminated in consolidation

STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                   1999      1998      1997
-------------------------------------    -------   -------   -------
Income:                                        (In Thousands)
Dividend received from subsidiaries      $ 9,279   $ 7,593   $ 5,707
Interest income                              743     1,083       774
                                         -------   -------   -------
        Total income                      10,022     8,676     6,481
                                         -------   -------   -------
Expenses:
        Interest expense                   2,751     2,751     1,696
        Other expenses                       255       235       199
                                         -------   -------   -------
                Total expenses             3,006     2,986     1,895
                                         -------   -------   -------
Income before income taxes and
        equity in undistributed income
        of subsidiary                      7,016     5,690     4,586
Equity in undistributed income
        of subsidiaries                    9,609    10,449     9,572
Income Tax Benefit                           406      --        --
                                         -------   -------   -------
        Net income                       $17,031   $16,139   $14,158
                                         =======   =======   =======


INDEPENDENT BANK CORP.

STATEMENT OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                                          1999        1998        1997
---------------------------------------------------                             --------   ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                    (In Thousands)
                Net income                                                      $ 17,031    $ 16,139    $ 14,158
ADJUSTMENTS TO RECONCILE NET INCOME
        TO CASH PROVIDED FROM OPERATING ACTIVITIES:
        Amortization                                                                 220         221         194
        (Increase) Decrease in other assets                                          (22)        (42)     (1,478)
        (Increase) Decrease in other liabilities                                     353           1           8
        Equity in income of subsidiaries                                          (9,609)    (10,449)     (9,572)
                                                                                --------   ---------    --------
                TOTAL ADJUSTMENTS                                                 (9,058)    (10,269)    (10,848)
                                                                                --------   ---------    --------
                        NET CASH PROVIDED FROM OPERATING ACTIVITIES                7,973       5,870       3,310
                                                                                --------   ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of investment securities                                           --          --          (400)
        Capital Investment in subsidiary - Independent Capital Trust I              --          --          (889)
                                                                                --------   ---------    --------
                        NET CASH USED IN INVESTING ACTIVITIES                       --          --        (1,289)
                                                                                --------   ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from stock issue and stock options exercised                        236         566         716
        Issuance of junior subordinated debentures                                  --          --        29,639
        Treasury Stock Repurchase                                                 (4,836)     (6,840)       --
        Dividends paid                                                            (5,706)     (5,787)     (4,700)
                                                                                --------   ---------    --------
                        NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES    (10,306)    (12,061)     25,655
                                                                                --------   ---------    --------
        NET INCREASE (DECREASE) IN CASH AND
        CASH EQUIVALENTS                                                          (2,333)     (6,191)     27,676
        CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                    21,861      28,052         376
                                                                                --------   ---------    --------
        CASH AND CASH EQUIVALENTS AT THE END OF THE  YEAR                       $ 19,528    $ 21,861    $ 28,052
                                                                                ========   =========    ========


19) RECENT EVENTS

     In the third quarter of 1999, the Company and the Bank entered into a Purchase and Assumption Agreement with Fleet Financial Group to acquire 12 Massachusetts branches, including ten throughout Cape Cod and two additional branches in Brockton, totaling $269 million in deposits and $37 million in consumer and SBA loans. In addition, the Company will purchase approximately $100 million of loans at par from BankBoston's small business commercial real estate portfolio. The acquisitions result from the divestiture of Fleet branches after its merger with BankBoston. This transaction has received regulatory approval and is contingent upon raising total risk-based (Tier 2) capital.

     These branches will continue to operate as Fleet offices until they are converted to Rockland Trust in late summer of 2000. All current Fleet employees will be retained by Rockland Trust, and a special notification will be sent to customers prior to the conversion.

     On January 31, 2000, Independent Capital Trust II (the "Trust II") was formed for the purpose of issuing trust preferred securities. A total of $25 million of 11% Trust Preferred Securities were issued by Trust II and are scheduled to mature in 2030, callable at the option of the Company after January 31, 2002. The proceeds of this offering will satisfy the capital requirement resulting from the acquisition as well as provide capital support for other corporate initiatives. For further information see Note 14.


                                                        DIRECTORS OF INDEPENDENT BANK CORP.

Richard S. Anderson                Robert L. Cushing               ***Kevin J. Jones                   **Robert J. Spence
PRESIDENT AND TREASURER            PRESIDENT                          TREASURER                          PRESIDENT
ANDERSON-CUSHING                   HANNAH B.G. SHAW HOME              PLUMBERS' SUPPLY COMPANY           ALBERT CULVER COMPANY
INSURANCE AGENCY, INC.             FOR THE AGED, INC.

*Donald K. Atkins               ***Alfred L. Donovan                  Lawrence M. Levinson               William J. Spence
RETIRED, FORMER PRESIDENT          INDEPENDENT CONSULTANT             PARTNER                            PRESIDENT
AND CHIEF EXECUTIVE OFFICER                                           BURNS & LEVINSON LLP               MASSACHUSETTS BAY LINES,
WINTHROP - ATKINS CO., INC.        Benjamin A. Gilmore, II                                               INC.
TREASURER - HANNAH B.G.            OWNER AND PRESIDENT                Douglas H. Philipsen
SHAW HOME FOR THE AGED, INC.       GILMORE CRANBERRY CO., INC.        CHAIRMAN, PRESIDENT AND        *** John H. Spurr, Jr.
                                                                      CHIEF EXECUTIVE OFFICER            EXECUTIVE VICE PRESIDENT
W. Paul Clark                   ***E. Winthrop Hall                                                      AND TREASURER
PRESIDENT AND GENERAL              CHAIRMAN AND PRESIDENT             Richard H. Sgarzi                  A.W. PERRY, INC.
MANAGER                            F.L. & J.C. CODMAN                 PRESIDENT AND TREASURER
PAUL CLARK, INC.                   COMPANY                            BLACK CAT CRANBERRY CORP.      ***Robert D. Sullivan
                                                                                                        PRESIDENT
                                                                                                        SULLIVAN TIRE COMPANY, INC.

Brian S. Tedeschi
CHAIRMAN
TEDESCHI REALTY CORP.

Thomas J. Teuten
PRESIDENT
A. W. PERRY, INC.

*   Retired from Board
    EFFECTIVE JANUARY 12, 2000
**  Retires from Board
    EFFECTIVE APRIL 1, 2000
*** Elected to Board
    JANUARY 13, 2000



                                            OFFICERS OF INDEPENDENT BANK CORP.
Douglas H. Philipsen             Richard J. Seaman                   Linda M. Campion        Tara M. Villanova
CHAIRMAN, PRESIDENT AND          CHIEF FINANCIAL OFFICER AND         CLERK                   ASSISTANT CLERK
CHIEF EXECUTIVE OFFICER          TREASURER



                                                     DIRECTORS OF ROCKLAND TRUST COMPANY
Richard S. Anderson                W. Paul Clark                      *Donald A. Greenlaw                *Nathan Shulman
PRESIDENT AND TREASURER            PRESIDENT AND GENERAL MANAGER       RETIRED, FORMER PRESIDENT         RETIRED, FORMER PRESIDENT
ANDERSON-CUSHING                   PAUL CLARK, INC.                    ROCKLAND TRUST COMPANY            BEST CHEVROLET, INC.
INSURANCE AGENCY, INC.
                                                                       E. Winthrop Hall                  *John F. Spence, Jr.
*John B. Arnold                    *Robert L. Cushing                  CHAIRMAN AND PRESIDENT            RETIRED, FORMER CHAIRMAN
RETIRED, FORMER PRESIDENT          PRESIDENT                           F.L. & J.C. CODMAN COMPANY        OF THE BOARD
AND TREASURER                      HANNAH B.G. SHAW HOME                                                 ROCKLAND TRUST COMPANY
H.H. ARNOLD CO., INC.              FOR THE AGED, INC.                  Kevin J. Jones
                                                                       TREASURER                         ***Robert J. Spence
**Donald K. Atkins                 *H. Thomas Davis                    PLUMBERS' SUPPLY COMPANY          PRESIDENT
RETIRED, FORMER PRESIDENT          RETIRED, FORMER CHAIRMAN                                              ALBERT CULVER COMPANY
AND CHIEF EXECUTIVE OFFICER        CLIPPER ABRASIVES, INC.             *Lawrence M. Levinson
WINTHROP-ATKINS CO., INC.                                              PARTNER                           William J. Spence
TREASURER - HANNAH B.G.            Alfred L. Donovan                   BURNS & LEVINSON LLP              PRESIDENT
SHAW HOME FOR THE AGED, INC.       INDEPENDENT CONSULTANT                                                MASSACHUSETTS BAY LINES,
                                                                       Douglas H. Philipsen              INC.
*Theresa J. Bailey                 *Ann M. Fitzgibbons                 CHAIRMAN, PRESIDENT AND
RETIRED, FORMER SENIOR             VOLUNTEER                           CHIEF EXECUTIVE OFFICER           John H. Spurr, Jr.
VICE PRESIDENT AND CLERK                                                                                 EXECUTIVE VICE PRESIDENT
ROCKLAND TRUST COMPANY             Benjamin A. Gilmore, II             Richard H. Sgarzi                 AND TREASURER
                                   OWNER AND PRESIDENT                 PRESIDENT AND TREASURER           A.W. PERRY, INC.
                                   GILMORE CRANBERRY CO., INC.         BLACK CAT CRANBERRY CORP.

Robert D. Sullivan
PRESIDENT
SULLIVAN TIRE COMPANY, INC.

Brian S. Tedeschi
CHAIRMAN
TEDESCHI REALTY CORP.

Thomas J. Teuten
PRESIDENT
A.W. PERRY, INC.

*    Honorary Director
**   Honorary Director
     EFFECTIVE JANUARY 12, 2000
***  Honorary Director
     EFFECTIVE APRIL 1, 2000



                                                  OFFICERS OF ROCKLAND TRUST COMPANY

Douglas H. Philipsen             Richard F. Driscoll                Raymond G. Fuerschbach              Linda M. Campion
CHAIRMAN, PRESIDENT AND          EXECUTIVE VICE PRESIDENT           SENIOR VICE PRESIDENT               CLERK
CHIEF EXECUTIVE OFFICER          RETAIL AND OPERATIONS              HUMAN RESOURCES

Richard J. Seaman                Ferdinand T. Kelley                Russell N. Viau                     Tara M. Villanova
CHIEF FINANCIAL OFFICER          EXECUTIVE VICE PRESIDENT           VICE PRESIDENT AND                  ASSISTANT CLERK
AND TREASURER                    COMMERCIAL LENDING                 CHIEF INTERNAL AUDITOR
                                 AND ASSET MANAGEMENT
                                 & TRUST SERVICES


INDEPENDENT BANK CORP.


ANNUAL MEETING
     The Annual Meeting of Stockholders will be held at 3:30 p.m. on Thursday, April 13, 2000 at the Plimoth Plantation, Plymouth, Massachusetts.

COMMON STOCK
     The Common Stock of the Company is traded over the counter through the NASDAQ National Market System under the symbol of INDB.

PRICE RANGE OF COMMON STOCK


                 HIGH     LOW  DIVIDEND
                ------  ------ --------
1999
   4th Quarter  $14.25  $11.88  $0.10
   3rd Quarter   15.88   12.19   0.10
   2nd Quarter   16.00   12.75   0.10
   1st Quarter   17.31   13.69   0.10

1998
   4th Quarter  $17.50  $14.00  $0.10
   3rd Quarter   19.63   13.13   0.10
   2nd Quarter   24.25   17.75   0.10
   1st Quarter   20.00   14.75   0.10


STOCKHOLDER RELATIONS

     Inquiries should be directed to:
     Richard J. Seaman, Chief Financial Officer and Treasurer, or
     Tina M. Hart, Shareholder Relations
     Independent Bank Corp.
     288 Union Street
     Rockland, MA 02370
     (781) 878-6100

FORM 10-K

     A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 1999 is available without charge by writing to:

        Tina M. Hart, Shareholder Relations
        Independent Bank Corp.
        288 Union Street
        Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR

        Transfer Agent and Registrar for the Company is:
                State Street Bank and Trust Co.
                c/o EquiServe Limited Partnership
                P. O. Box 8200
                Boston, MA. 02266-8200
                1-800-426-5523