Form 10-K, Exhibit 13
period 2001-12-31
INDEPENDENT BANK CORP
filed 2002-03-06
CIK 776901

                                                                      Exhibit 13


A Management Perspective

INDEPENDENT BANK CORP. HAD A BANNER YEAR IN 2001. The Company's 2001 financial performance was outstanding, with net income increasing by 45% and diluted earnings per share increasing 44%. For a variety of reasons, including our own strong performance as well as favorable investor opinion of the industry segment to which Independent Bank Corp. belongs, there was a dramatic increase in the value of the Company's common stock during the year. On December 31, 2001, the Company's stock closed at $21.49 per share, a 72% increase from the $12.50 per share closing price on December 29, 2000 (that year's last trading day). The Company's strong performance in 2001 can be attributed to the following factors:

         o The continuing, seamless integration of the sixteen branches (acquired from FleetBoston Financial in August 2000) solidified our expansion on to Cape Cod and deepened our already strong presence in Brockton;

         o Significant growth in our core deposits contributed to our lower cost of funds;

         o We managed our sources of funds in such a manner as to decrease our over-all cost of funds somewhat faster than the market-driven yield on our earning assets;

         o        Our loan portfolio grew in spite of a slowing economy;

         o Prudent management of our loan portfolio (coupled with conservative underwriting of new loans) helped the Company maintain asset quality and avoid serious non-performing loan problems, a condition which plagued many other institutions;

         o The structure of the Company's balance sheet was well-positioned to take advantage of the Federal Reserve Board's eleven interest rate cuts during 2001; and

         o The high degree of personalized service, which is consistently delivered by the employees of Rockland Trust Company (the Company's sole banking subsidiary), strengthened relationships with existing customers while simultaneously attracting new customers.

Now I'd like to touch upon the highlights of our success in 2001 and what I anticipate to be some of the opportunities and challenges that lay ahead:

                        SUPERLATIVE OPERATING PERFORMANCE

Excluding after-tax securities gains of $0.9 million, net operating earnings were $21.1 million and diluted earnings per share on an operating basis were $1.46 in 2001. Compared to the prior year (which also excludes one-time special charges mostly related to the acquisition), the year-over-year growth in net operating earnings and diluted earnings per share amounts to +21.2% and +19.7%, respectively.

Total assets increased by $249.2 million (+12.8%) from year-end 2000 to a total of $2.2 billion as of December 31, 2001. The loan portfolio increased by $114.2 million (+9.6%) to $1.3 billion and the investment portfolio increased by $119.2 million (+19.9%) to $719.1 million. The Company's net interest margin also increased to 4.84% for the year ended December 31, 2001 from 4.60% the previous year.

             Cape Cod: A Year of Success and Great Opportunity Ahead

It has been almost eighteen months since our acquisition of sixteen former FleetBoston Financial branches (including four branches in a simultaneous transaction through Sovereign Bank) as well as associated deposits and loans. Fourteen of the acquired branches were on Cape Cod.

While that acquisition is by now old news, the process of taking full advantage of our entry to Cape Cod continues to this day and will be one of our key areas of focus in the future. At December 31, 2001, the acquired deposits in the branches on the Cape totaled $294.2 million, an 11.5% increase over December 31, 2000. We believe that Cape Cod has significant potential for additional growth in part because the deposit balances in the acquired branches experienced a high rate of decay while under Fleet's management, falling by $108 million between June 1995 and June 2000.

Also, the permanent and seasonal residents of Cape Cod provide an exceptional opportunity for our investment management services. The small business community on the Cape represents another potential source of customers for the Bank's suite of commercial services.

             STRONG CUSTOMER RELATIONSHIPS AND CORE DEPOSIT GROWTH:
                         THE FOUNDATIONS OF OUR SUCCESS

The strength of our customer relationships derives from the dedicated, well trained staff that is prudently empowered to make decisions. As a result of this "high touch" approach towards banking, we benefit from tremendous loyalty and support in the communities where we do business.

To reach new customers, we successfully launched several aggressive marketing campaigns that contributed to our core deposit growth of 16.5% in 2001. As a result of our success in terms of increased core deposits, time deposits were intentionally managed downward by $54.7 million (-9.2%) to $540.4 million at year-end. Overall, total deposits increased by $92.4 million (+6.2%) from year-end 2000.

            Sustained Loan Growth without Compromising Asset Quality

The Company experienced strong loan growth during 2001, particularly in the residential and commercial real estate mortgage categories. While the Company sells the majority of its residential real estate loan production, some adjustable rate and 15-year "jumbo" fixed residential mortgages were added to the Company's loan portfolio. However, there were a number of payoffs in the seasoned commercial real estate loan portfolio that had been acquired in 2000 from BankBoston. While the credit quality of that portfolio has been excellent, the out-of-market locations of many of those borrowers made refinancing their loans difficult in a declining rate environment. This factor served to dampen overall commercial real estate loan growth. Credit quality remains a high priority. We have continued to apply strong underwriting standards and conservative lending practices. As a consequence, during 2001 we had historically low levels of delinquency and non-performing loans. The Company's ongoing attention to asset quality and diligent credit management is made evident by the decrease in non-performing assets which totaled $3.0 million at December 31, 2001, $1.4 million (31.7%), lower than the $4.4 million reported a year earlier. In this uncertain environment, we intend to continue to repeat our historical emphasis on credit quality and will proceed with care to ensure that we do not deviate from our customary credit discipline. However, we will not be forever immune from the serious deterioration of the national economy and, therefore, decided to substantially increase the provision for loan loss, to $4.6 million in 2001, up $2.4 million from the prior year.

                 THE ROCKLAND TRUST INVESTMENT MANAGEMENT GROUP:
            SIGNIFICANT PROGRESS DESPITE UNCERTAIN MARKET CONDITIONS

The Rockland Trust Investment Management Group, formerly known as our Asset Management & Trust Services Division, continued to make progress in 2001 despite the most challenging market environment in 27 years. While many major "stand-alone" investment firms experienced negative revenue growth in 2001 of 15% or worse, our fee revenue declined only 2% due to competitive investment performance and an aggressive new business effort. We added $87 million in new assets under management in 2001, a 14.5% increase over the prior year, and our account retention rate increased for the third year in a row.

Most importantly, our outstanding long-term track record of superior investment performance was maintained in 2001. Over the last five years, the combined equity portfolios managed by our Investment Management Group have grown at a compound annual rate of 12.5%, a level which exceeds the Standard & Poor's 500 benchmark that has returned 10.7% annually over the same time period.

              THE ENIGMA OF OUR ECONOMY, IN A WORLD FOREVER CHANGED

The Federal Reserve Board cut the Federal Funds and Discount rates eleven times in 2001; seven times before the tragic events of September 11th and four times afterward. It was clear at the beginning of 2001 that the country was headed toward a recession, if indeed it was not already in one. There is no doubt that the deteriorating situation was significantly amplified by the events of that terrible day.

A little over one year ago, we as a nation were celebrating the fact that we had enjoyed the longest period of sustained economic growth since World War II. Today, we are suddenly experiencing the lowest short-term interest rate environment since 1961, over 40 years ago! There is not a single leader, in government or business, that has any experience in governing or managing in this rate environment, to say nothing about the additional uncertainties posed by trained terrorists awaiting opportunities to magnify the events of September 11th.

One thing, however, remains certain. At some point, there will be an economic recovery. Our country has managed to overcome adversity for over 200 years. Each crisis has seemed worse than the one before; yet the citizens of this nation have prospered like no other.

Economic recovery will undoubtedly be accompanied by higher interest rates, at least, higher short term rates. It is unclear when this transition will occur but, when it does, the financial services industry will be challenged to maintain earnings. Those institutions that are successful in doing so will have figured out how to keep revenue growing in the face of increasing funding costs. Obviously, in today's low interest rate environment, everyone wants to borrow long term.

This Company has long had in place a sophisticated asset and liability management process that has served us well to date. I expect that this process will serve us well in the future. No institution, however, is immune from the impact of a changing interest rate environment.

                     SOUTHEASTERN MASSACHUSETTS AND CAPE COD

Rockland Trust has enjoyed steady growth by taking advantage of being in some of the fastest growing and stable Massachusetts communities.

U.S. Census Bureau Information


                                                                                (Cape Cod)
                                                              Plymouth          Barnstable
                                            Massachusetts     County            County
Population, percent change, 1990 to 2000    5.5%              8.6%              19.1%
Homeownership rate, 2000                    61.7%             75.6%             77.8%
Median household money income,
     1997 model-based estimate              $43,015           $49,165           $40,791

The largest population center in Plymouth County, the City of Brockton, continues to undergo a transformation that is truly remarkable.

I have said many times that financial institutions are mirrors of their local economies. Although Rockland Trust is by no means immune to national trends, we continue to believe that Southeastern Massachusetts and Cape Cod should fare better in this economic downturn and in the coming recovery. Southeastern Massachusetts features small and mid-size firms in a diverse mix of industries that is not heavily weighted toward any single industry. Therefore, our region is insulated from being confronted with huge layoffs like those that have been all too common in other regions of the U.S.

The Kingston/Plymouth and Middleborough lines of the renovated former Old Colony Railroad resumed operations in late 1997, opening our region to commuters from, as well as to, Boston. Businesses and prospective residents will continue to take advantage of the open space in Southeastern Massachusetts and relocate out of the crowded and expensive metropolitan Boston area. The Scituate Branch of the former Old Colony Railroad is finally due to begin construction in 2003 and start operating in 2005. Once again, this will facilitate the expansion of a sizable portion of our market.

                  STAYING UP-TO-DATE: IMPROVING OUR FACILITIES

During the second quarter of 2001, our Pembroke Branch was relocated from a tired, nondescript building to a nearby location. We incorporated a historic building, which had been a community landmark, into the design of our new facility.

During the third quarter of 2001, Rockland Trust announced that it had signed a lease for construction of a building at 100 Belmont Street in downtown Brockton that will accommodate a bank branch, a commercial lending center, a residential mortgage origination office and an investment management office.

At the same time an old, oversized, high-maintenance building acquired from FleetBoston Financial was sold to a new owner and it will now become part of the revitalization of downtown Brockton. Rockland Trust, furthermore, will continue to maintain a small branch in that building, located directly across from Brockton City Hall.

In the fourth quarter of 2001, our North Plymouth Branch was relocated from a dated structure to a newly constructed building about one mile north of the original location, close to the Plymouth/Kingston line.

                     GIVING BACK TO THE COMMUNITIES WE SERVE

Throughout its long history in Southeastern Massachusetts, Rockland Trust has strived to understand and address the needs of its customers. Over the years, we have not lost sight of our founding principle of making a positive difference in the communities we serve.

In 2001, my colleagues pledged more than $100,000 to the Old Colony United Way as well as the United Way of Cape Cod and the Islands, an increase of 21% over a year ago.

When terrorism struck our nation, my colleagues once again felt the need to help; they initiated a branch-wide fundraising effort for the Red Cross 9/11 Relief Fund. Throughout our 51 locations, employees and customers contributed nearly $40,000.

One of our enduring initiatives, The Rockland Trust Company Charitable Foundation, continues to invest in our common future through a scholarship program serving students in every community where we operate a branch. We are proud to expand this program into the towns where we have recently added branches.

                               STRATEGY FOR GROWTH

Over a year ago, we established a three-year strategic plan for 2001-2003 and are now engaged in the process of updating the plan that will now include 2004. We will continue to be opportunistic and take advantage of unforeseen events that coincide with our established strategy. At the same time, we intend to maintain the controlled risk profile that has served us well for ten years. Our ultimate goal remains the same; to meet the financial expectations of our shareholders while offering the best banking and financial services to the communities we serve. Our industry clearly continues to evolve, and we have proven that our organization can effectively adapt to these changing market conditions.

Douglas H. Philipsen
Chairman of the Board, President,
And Chief Executive Officer

                             Directors and Officers

Directors of Independent Bank Corp. and Rockland Trust Company

Richard S. Anderson
President and Treasurer
Anderson-Cushing Insurance Agency, Inc.

W. Paul Clark
President and General Manager
Paul Clark, Inc.

Robert L. Cushing*
President
Hannah B.G. Shaw Home for the Aged, Inc.

Alfred L. Donovan
Independent Consultant

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co., Inc.

E. Winthrop Hall
Chairman and President
F. L. & J. C. Codman Company

Kevin J. Jones
Treasurer
Plumbers' Supply Company

Lawrence M. Levinson*
Partner
Burns and Levinson LLP

Douglas H. Philipsen
Chairman of the Board, President and
Chief Executive Officer

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

William J. Spence
President
Massachusetts Bay Lines, Inc.

John H. Spurr, Jr.
Executive Vice President and Treasurer
A. W. Perry, Inc.

Robert D. Sullivan
President
Sullivan Tire Co., Inc.

Brian S. Tedeschi
Chairman
Tedeschi Realty Corp.

Thomas J. Teuten
President
A. W. Perry, Inc.

o  IBC Director Only

Honorary Directors of
Rockland Trust Company

John B. Arnold
Retired, Former President and Treasurer
H.H. Arnold Co., Inc.

Donald K. Atkins
Retired, Former President and
Chief Executive Officer
Winthrop-Atkins Co., Inc.

Theresa J. Bailey
Retired, Former Senior Vice President and Clerk
Rockland Trust Company

Robert L. Cushing
President
Hannah B.G. Shaw Home for the Aged, Inc.

Ann M. Fitzgibbons
Volunteer

Donald A. Greenlaw
Retired, Former President
Rockland Trust Company

Lawrence M. Levinson
Partner
Burns and Levinson LLP

Nathan Shulman
Retired, Former President
Best Chevrolet, Inc.

John F. Spence, Jr.
Retired, Former Chairman
of the Board
Rockland Trust Company

Robert J. Spence
President
Albert Culver Company

Officers of Independent
Bank Corp.

Douglas H. Philipsen
Chairman of the Board, President and
Chief Executive Officer

Denis K. Sheahan
Chief Financial Officer and Treasurer

Edward H. Seksay
General Counsel

Edward F. Jankowski
Chief Internal Auditor

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk

Officers of Rockland Trust
Company

Douglas H. Philipsen
Chairman of the Board, President and
Chief Executive Officer

Denis K. Sheahan
Chief Financial Officer and Treasurer

Richard F. Driscoll
Executive Vice President
Retail and Operations

Ferdinand T. Kelley
Executive Vice President
Commercial Lending and Investment Management

Edward H. Seksay
General Counsel

Raymond G. Fuerschbach
Senior Vice President
Human Resources

Edward F. Jankowski
Chief Internal Auditor

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk


Stockholder Information

                                 Annual Meeting

The Annual Meeting of Stockholders will be held at 3:30 P. M. on Thursday, April 11, 2002 at Plimoth Plantation, Plymouth, Massachusetts.

                                  Common Stock

Independent Bank Corp. common stock trades on the Nasdaq Stock Market under the symbol INDB.


                             Stockholders Relations

Inquiries should be directed to:
Denis K. Sheahan, Chief Financial Officer and Treasurer, or
Michelle Newcomb, Shareholder Relations
Independent Bank Corp.
288 Union Street
Rockland, MA 02370
(781) 878-6100


                                    Form 10-K

Additional information about the Company may be obtained from the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal year 2001. A copy of the Company's Form 10-K for 2001, without its attached exhibits, has been provided herein. A complete copy of the Company's Form 10-K for 2001, with its attached exhibits, may be obtained without charge upon written request submitted to:

Michelle Newcomb, Shareholder Relations
Independent Bank Corp.
288 Union Street
Rockland, MA 02370


                          Transfer Agent and Registrar

Transfer Agent and Registrar for the Company is:
EquiServe Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011
1-800-426-5523


ROCKLAND TRUST
COMPANY OFFICES
Attleboro
21 North Main Street

Braintree
400 Washington Street

Bridgewater
Route 18, Broad Street

Brockton
1670 S. Main Street
100 Belmont Street
(Anticipated opening 4/02)
485 Belmont Street
34 School Street
836 N. Main Street

Carver
Carver Square, Rte. 58

Centerville
1195 Falmouth Road

Chatham
655 Main Street

Cohasset
Shaw's Cushing Plaza, Rte. 3A

Duxbury
Hall's Corner, 27 Bay Road
The Village at Duxbury*

Falmouth
763 Main Street

Halifax
Plymouth Street, Rte. 106

Hanover
272 Columbia Road, Rte. 53

Hanson
Hanson Shopping Center, Liberty Street

Harwichport
336 Rte. 28

Hingham
Lincoln Plaza, Rte. 3A

Hull
264 Nantasket Avenue

Hyannis
442 Main Street
375 Lyanough Road

Kingston
Kingsbury Square,
Rts. 3A & 53

Manomet
728 State Road

Marshfield
Webster Square

Mashpee
Mashpee Rotary

Middleboro
8B Station Street
Middleboro Plaza
135 So. Main Street

North Eastham
75 Brackett Road

North Plymouth
438 Court Street

Norwell
Queen Anne's Plaza,
Rts. 228 & 53

Orleans
70 Main Street & Rte. 28

Osterville
22 Wianno Avenue

Pembroke
147 Center Street

Plymouth
1 Pilgrim Hill Road, Rte. 44 / Samoset Street
32 Long Pond Road
South High School*

Pocasset
301 Barlows Landing Road

Randolph
84 North Main Street

Rockland
Main Office, 288 Union Street
Rockland Plaza
Market Street

Sandwich
95 Rte. 6A

Scituate
Front Street

South Yarmouth
1123 Main Street
428 Station Avenue

Stoughton
608 Washington Street

Wareham
Cranberry Plaza, Rts. 6 & 28

West Dennis
932 Rte. 28

Weymouth
104 Main Street, Rte. 18

Whitman
692 Bedford Street
Whitman/Hanson High School*

*Limited Service

COMMERCIAL LENDING CENTERS
Attleboro
8 North Main Street

Braintree
400 Washington Street

Brockton
942 West Chestnut Street
(Relocating 4/02)
34 School Street

Hyannis
442 Main Street

Middleboro
8A Station Street

Plymouth
One Pilgrim Hill Road

Randolph
84 North Main Street

Rockland
288 Union Street

INVESTMENT MANAGEMENT GROUP OFFICES

Attleboro
8 North Main Street

Hanover
2036 Washington Street

Hyannis
442 Main Street

MORTGAGE BANKING
CENTERS

Braintree
400 Washington Street

Hyannis
442 Main Street

Middleboro
8A Station Street