Form 10-K, Exhibit 13
period 2002-12-31
INDEPENDENT BANK CORP
filed 2003-02-19
CIK 776901

                                                                      Exhibit 13

PRODUCTS & SERVICES

Checking & Savings
o Choice Banking(SM) Checking Accounts
o Certificates of Deposit
o Savings and Money Market Accounts
o Individual Retirement Accounts

Convenience Services
o Surcharge-free ATMs through the SUM(SM) Network
o Online Banking
o Telephone Banking
o MasterMoney(TM) & Gold MasterMoney(TM) Debit Cards
o Safe Deposit Boxes

Residential LENDING
o Construction Loans
o Conventional Fixed Rate Loans
o Adjustable Rate Loans
o Home Equity Loans and Lines of Credit


Consumer Lending
o Auto, Boat & RV Loans
o Personal Lines of Credit
o Overdraft Protection
o Installment Loans

Commercial Lending
o Small Business (SBA) Lending
o Term Loans
o Commercial Mortgages
o Construction Loans
o Lines of Credit
o Asset Based Lending
o Land Development
o Dealer Inventory

Cash Management
o Commercial Checking & Savings Accounts
o Sweep Accounts
o Account Reconciliation
o Zero Balance Accounts
o Wire Transfers
o Online Banking
o ACH

o Tax Payments
o Wholesale Lockboxes

Municipal Services
o Municipal Bonds
o Municipal Money Market Accounts
o Bond, Revenue, Tax & State Aid Anticipation Notes

Personal Investment Management
o Personal Portfolio Management
o Income Tax Services
o Personal Trust Services
o Estate Planning & Settlement
o Custodial Services

Employee Benefits Services
o 401(k) Salary Deferral Plans
o Profit Sharing
o IRA Rollover Accounts
o Defined Benefit Plans

COMPANY OFFICES

ROCKLAND TRUST BRANCH LOCATIONS

Attleboro
21 N. Main Street

Braintree
400 Washington Street

Bridgewater
Route 18, Broad Street

Brockton
1670 S. Main Street
100 Belmont Street
485 Belmont Street
34 School Street
836 N. Main Street

Carver
Carver Square, Route 58

Centerville
1195 Falmouth Road

Chatham
655 Main Street

Cohasset
Shaw's Cushing Plaza

Duxbury
27 Bay Road
The Village at Duxbury*

Falmouth
763 Main Street

Halifax
434 Plymouth Street

Hanover
272 Columbia Road

Hanson
470 Liberty Street

Harwichport
336 Route 28

Hingham
Lincoln Plaza, Route 3A

Hull
264 Nantasket Avenue

Hyannis
442 Main Street
375 Iyanough Road

Kingston
184 Summer Street

Manomet
728 State Road

Marshfield
Webster Square

Mashpee
Mashpee Rotary

Middleboro
8B Station Street
135 S. Main Street

North Eastham
75 Brackett Road

North Plymouth
438 Court Street

Norwell
Routes 228 & 53

Orleans
70 Main Street

Osterville
22 Wianno Avenue

Pembroke
147 Center Street

Plymouth
1 Pilgrim Hill Road
32 Long Pond Road
Plymouth-South High School*

Pocasset
301 Barlows Landing Road

Randolph
84 N. Main Street

Rockland
288 Union Street
Market Street

Sandwich
95 Route 6A

Scituate
Front Street

South Yarmouth
1123 Main Street
428 Station Avenue

Stoughton
608 Washington Street

Wareham
Cranberry Plaza

West Dennis
932 Route 28

Weymouth
104 Main Street

Whitman
692 Bedford Street
Whitman/Hanson High School*

*LIMITED SERVICE

COMMERCIAL LENDING CENTERS

Attleboro
8 N. Main Street

Braintree
400 Washington Street

Brockton
100 Belmont Street

Hyannis
442 Main Street

Middleboro
8A Station Street

Plymouth
One Pilgrim Hill Road

Rockland
288 Union Street

INVESTMENT MANAGEMENT SERVICE CENTERS

Attleboro
8 N. Main Street

Hanover
2036 Washington Street

Hyannis
442 Main Street


MORTGAGE BANKING CENTERS
Hyannis
442 Main Street

Middleboro
8A Station Street

Randolph
84 N. Main Street

Looking At Continued Growth
From The ChairMan's Desk

INDEPENDENT BANK CORP. CONTINUED TO THRIVE DURING 2002. Despite a sluggish national economy and a protracted environment where low, short-term interest rates prevailed, the Company once again delivered outstanding financial performance to its shareholders. Net income of $25.1 million increased by 13.7% and diluted earnings per share of $1.61 increased by 5.2% over the previous year. The notable disparity between the growth rates of net income (13.7%) and diluted earnings per share (5.2%) is caused by the GAAP requirement that Trust Preferred issuance costs ($1.5 million after-tax incurred in 2002) be excluded from net income, but be factored into the calculation of diluted earnings per share.

Net operating cash earnings of $27.6 million increased by 20.2% and diluted earnings per share on a cash operating basis of $1.89 increased by 18.9% over the previous year. This includes adjusting 2001 to remove substantial security gains, as well as amortization of intangible assets, in order to be truly comparable with 2002. Since the Trust Preferred issuance costs are also excluded from both net operating earnings and diluted earnings per share on an operating basis, the disparity between the year-over-year growth rates of net operating earnings (20.2%) and diluted earnings per share on a cash operating basis (18.9%) is much smaller.

The $2.5 million after-tax difference between net income and net operating earnings in 2002 is primarily due to the impairment charge on WorldCom bonds formerly held in our investment portfolio. As announced on June 27, 2002, this impairment charge was incurred immediately after the disclosure of the accounting fraud that took place at WorldCom.

Shareholders benefited from the Company's strong performance in 2002, as reflected in a stock price that held its value through one of the most turbulent years in over half a century, as well as by an increase in the quarterly dividend. The Company's stock price opened at $21.49 per share on January 1, 2002 and closed at $22.80 per share on December 31, 2002, an increase of 6%. The Company raised the annualized dividend paid to its shareholders to 48 cents a share, an increase of 9%.

There Were Many Reasons Why 2002 Proved to be Such a Successful Year for Independent Bank Corp.

o The balance sheet was well positioned to make the most of the extended low interest rate environment. Coupled with close attention to asset and liability pricing throughout the year, the Company posted a strong net interest margin (4.88%).

o The deposit base grew steadily throughout the year, with total deposits increasing by $107.1 million (+6.8%) to a total of $1.7 billion at December 31, 2002. Excluding our deliberate endeavor to reduce expensive time certificates of deposit (a year-end decrease of $65.9 million), core deposits grew by 16.6% (the second year in a row that core deposits increased by greater than 16%).

o The loan portfolio also continued to grow in 2002 despite stagnant economic conditions. Loans outstanding increased by $132.7 million (+10.2%) to a total of $1.4 billion at year-end. Furthermore, loan growth was achieved without sacrificing credit quality. Non-performing assets at year-end 2002 were $3.1 million, a $600 thousand decrease from September 30th and only $100 thousand over the level on December 31, 2001.

The Company also took steps during 2002 to prepare for the coming years. In addition to taking advantage of the current low interest rate environment by extending the term of our borrowings from the Federal Home Loan Bank, the year-end balance of $297.6 million of such borrowings was lower by $16.3 million (-5.2%), as compared to December 31, 2001.

Total assets reached $2.3 billion at December 31, 2002, an increase of $86.2 million (+3.9%) over year-end 2001.

The company posted a strong net interest margin of 4.88%. Core deposits grew by 16.6% and Federal Home Loan Bank borrowings were lowered by 5.2%.

2002: The Year Of Rock Bottom Interest Rates

While many significant events took place during 2002, virtually any description of the year in monetary terms will be dominated by the impact of the low short-term interest rate environment. The year began with the lowest short-term interest rates in 40 years, following the Fed's eleven cuts to the Federal Funds rate during 2001. Those who projected short-term rates to rise during 2002 were mistaken because the Federal Reserve Open Market Committee maintained short-term interest rates throughout the year until cutting them by 50 basis points, once again, on November 5, 2002. As a result, short-term rates are now at the lowest level since 1948, 55 years ago!

This historically low interest rate environment had a huge impact on the banking industry. Deposit rates tumbled, both commercial borrowers and consumers sought to lower the interest rates paid on their obligations (forcing asset pricing downward), and overall growth in loan portfolios became even more challenging as some borrowers chose to pay off existing loans.

While the challenges caused by the low, short-term interest rate environment became the center of attention throughout the year, the Company took advantage of the relatively lower long-term interest rate segment of the market to refinance a prior issue of its Trust Preferred Securities. The security originally issued in May 1997 at 9.28% was called in May 2002 after issuing a security in April 2002 at 8.375%. This Trust Preferred Security transaction, coupled with a similar refinancing transaction that occurred late in the fourth quarter of 2001, will reduce the Company's future pre-tax interest expense by approximately $1.2 million per year due to a combination of a lower interest rate and a smaller issue amount.

The Company, like the rest of the financial services industry, will be unlikely to maintain its net interest margin (4.83% during the fourth quarter), whether short-term interest rates continue at historic lows or begin to rise. The Company has emphasized adjustable rate loan production, short-term investments, and longer-term funding during 2002 in order to minimize the eventual impact of rising rates. Management will continue to closely manage the pricing of its assets and liabilities in 2003. In order to mitigate the probability of a shrinking net interest margin, the Company intends to implement several efficiency, cost saving, and revenue enhancing initiatives in 2003. These initiatives have already been identified with the assistance of a consulting firm that was engaged for this purpose early in 2002. Furthermore, management intends to intensify the emphasis on the activities of our Investment Management Group.

2002: A Year Of Finding Investment Management Opportunities

DURING DIFFICULT TIMES

The stock market took a wild ride during 2002, with investors of all types having been traumatized and having had their confidence tested to extraordinary limits. Amidst all this turmoil, the Investment Management Group of Rockland Trust, a dedicated team of 30 experienced investment professionals, made steady progress during 2002. New investment assets added to our total book of business registered $90 million, the highest level in the last four years. Our success in developing this incremental growth is attributable to the relatively good performance turned in by our capable team of investment managers in a down market. Whether measured over the past three or five year periods, the investment performance enjoyed by our clients has exceeded that recorded by the Standard & Poor's 500 benchmark in either timeframe. Our emphasis on long-term investment strategy, customized to the specific needs of each individual client, has brought favorable results for them. Moreover, in view of the market volatility experienced in recent years, we believe that the public is increasingly accepting our prudent approach to investment management. Given the favorable demographic of our market in Southeastern Massachusetts and Cape Cod, coupled with Rockland Trust's sustained track record of favorable investment performance compared to most competitors, the future for this line of business looks very bright.

OUR EMPHASIS IS ON LONG-TERM INVESTMENT STRATEGY CUSTOMIZED TO THE NEEDS OF THE CLIENTS.

2002: Giving Back To The Communities We Serve

Rockland Trust has made a profound difference in the many communities that it serves. Rockland Trust employees have demonstrated many times over, in large and small ways, the generosity and spirit that are integral parts of our culture. For example,

o In April 2002, several Rockland Trust employees participated in the National Multiple Sclerosis Walk through Cohasset Village, raising $1,820;

o Also in April, more than twenty Rockland Trust employees participated in Community Care Day on Cape Cod, laboring to make improvements on a Harwich residence that serves the disabled;

o In May and June 2002, over twenty Rockland Trust employees participated in separate fundraising walks in Hanover and on Cape Cod to benefit the American Cancer Society, raising $6,000; and

o Over the Columbus Day weekend, fifteen Rockland Trust employees participated in "The Last Gasp," a 62-mile bicycle trek from Sandwich to Provincetown on Cape Cod. They raised over $8,200 to benefit a variety of Cape Cod charities.

The Old Colony United Way bestowed the Circle of Caring Award on Rockland Trust in June 2002, honoring the Bank for its leadership during the 2001 campaign. Employee contributions amounting to over $100,000 were received (including $22,858 for the American Red Cross 9/11 Relief Fund). This past fall, the employees of Rockland Trust greatly exceeded that generous performance, contributing over $100,000 solely for the benefit of United Way organizations within our market area.

2002: The Year Of The Residential Mortgage Tidal Wave

IS THERE ANYBODY OUT THERE WHO DID NOT REFINANCE THEIR HOME MORTGAGE IN 2002?

During 2002, the Company increased the size of its residential mortgage portfolio by $55.1 million (to $291.7 million), a 23.3% increase from the beginning of the year. But the size of this increase in the Company's residential mortgage portfolio does not convey the whole story. As residential mortgage rates dropped, dropped, and dropped again, a boom in residential mortgage refinancing swept across the country with many borrowers refinancing their homes several times. This refinancing boom caused the volume of home mortgage applications and closings to spike upward to record levels.

The Rockland Trust Residential Mortgage Division processed and closed a total of $332 million in residential mortgages during 2002, with $49 million in closings during the month of November alone -- followed by $43 million in December, usually a slow month! This level of activity placed an excessive strain on my colleagues in our Residential Mortgage Division, but each of them rose to the challenge. I congratulate our employees in the Residential Mortgage Division because they typify the devotion to timely, personalized customer service that sets Rockland Trust apart from its competition.

THE RESIDENTIAL MORTGAGE DIVISION CLOSED $332 MILLION IN RESIDENTIAL MORTGAGES DURING 2002.

WE ADOPTED SEVERAL PRACTICES MANY YEARS AGO THAT WERE DESIGNED TO INSURE HIGH STANDARDS OF CORPORATE GOVERNANCE.

2002: A Significant Accounting Change Benefits The Bottom Line

A new accounting standard issued in 2002 (entitled SFAS No. 147, Acquisitions of Certain Financial Institutions) has benefited the Company through eliminating the amortization of goodwill associated with the acquisition of branches. This new accounting standard levels the playing field for acquirers in the financial services industry.

As permitted by the Financial and Accounting Standards Board ("FASB"), the Company adopted the new statement as of September 30, 2002 and, accordingly, ceased amortization of goodwill on a retroactive basis beginning on January 1, 2002. The restated goodwill balance became $36.2 million and amortization expense of $1.3 million after tax was added back to net income through September 30, 2002. The full year, favorable impact on net income was $1.8 million ($0.12 per diluted share).

2002: A Year Of Corporate Governance Reforms

High-profile scandalous behavior and alleged accounting fraud at several publicly traded companies repeatedly made the headlines during 2002. As a result, the New York and NASDAQ stock exchanges submitted a variety of changes designed to bolster investor confidence for approval by the Securities Exchange Commission. On July 30, 2002, Congress responded to the situation by enacting The Sarbanes-Oxley Act that contained a number of far-reaching corporate governance reforms.

The Boards of Directors of the Company and Rockland Trust Company adopted several practices many years ago that were designed to insure high standards of corporate governance.

Subsequent to the merger of Middleboro Trust Company into Rockland Trust Company in June 1992, virtually all of the every day business of the Company has been conducted through its sole banking subsidiary. This includes the 16 branches, deposits, and loans formerly owned by Fleet and acquired by the Company in August 2000.

The most important activity conducted within the holding company structure, rather than by the Bank during the 1990s, was capital management. Initially, the issuance of common equity in December 1992 provided the Company with the capacity to grow. Subsequently, in the latter half of the 1990s another form of capital, Trust Preferred Securities, was issued by subsidiaries of the Company.

The Board of Directors of Rockland Trust Company decided in early 1992 that its Executive Committee would assume all Committee functions of the Board, except for Audit. Specifically, when functioning as the Compensation Committee and Nominating Committee, the membership of the Executive Committee has excluded me as Chairman, President, and CEO. In order to ensure that all directors of Rockland Trust Company participate in the important functions performed by the Executive Committee, it was decided that its membership be comprised of permanent as well as rotating members. The objective was to ensure that every director of Rockland Trust Company have the opportunity to serve for at least a three-month period (two meetings per month) as a member of the Executive Committee in each calendar year. In order to assure continuity, one director rotates off and one joins the Committee every month. The Company also adopted the foregoing structure in May 2000 with the intention that the membership of the Executive Committee of Rockland Trust Company and Independent Bank Corp. be identical.

The Boards of Directors of both companies have, since 1992, met at least twice a year without me and other members of Senior Management. These sessions have been conducted by the Chairman of the Executive Committee of Rockland Trust Company (who also is a long-time Board member of Independent Bank Corp. and has been Chairman of its Executive Committee as well since May 2000).

The Audit Committees of both companies, which typically hold joint meetings four times per year, have overseen the audit function. The Audit Committee of the Company has been composed of three directors (currently including a Chairman who once worked for a major national public accounting firm) and is focused on matters from the perspective of the Securities and Exchange Commission and the Federal Reserve System. The Audit Committee of Rockland Trust Company has been composed of three other directors and is focused on matters from the perspective of our Bank regulators (both the FDIC and the Commonwealth of Massachusetts) and supervises our outsourced loan review function. It is noteworthy that the Joint Audit Committees embarked on a process to solicit proposals for audit services from all five major national accounting firms that existed in late 2001, before our auditor at that time (Arthur Andersen) achieved notoriety as a result of the Enron affair. As you are already aware, the two Committees selected KPMG in May 2002.

The Stock Option Plan Committee is currently composed of three directors of the Company (excluding me) who are also permanent members of the Rockland Trust Company Executive (Compensation) Committee. This structure ensures that stock options are awarded in coordination with all the other elements of a competitive compensation program (i.e., salary, incentive, and benefits).

The proper method of accounting for stock options has received a lot of attention in the press over the past year. Expensing stock options by the Company is hardly an earth-shattering event; the impact is estimated (using the so-called Black-Scholes evaluation method) to be approximately 2% of net earnings, assuming this had been done in 2002. However, we are reluctant to expense stock options without additional guidance from the FASB.

The Company is devoted to continuing these measures and improving its corporate governance practices when and as appropriate.

2003: New Facilities Lay The Foundation For Continued Success

Current facilities plans for 2003 include construction of a new branch office on Cape Cod and extensive renovation of two of the older branch offices in the Rockland Trust network.

Zoning and regulatory approvals were received for the construction of a new branch office on Route 28 in Mashpee (Cape Cod) to replace the existing facility located in Mashpee Commons. Construction has begun and a late spring opening is anticipated.

Our branch offices in Middleboro and Weymouth are overdue for a facelift and will also soon be renovated.

WE ARE WELL POSITIONED TO MEET FUTURE CHALLENGES AND OPPORTUNITIES.

2003: A Time For Transition

Beyond a doubt, our most recent major accomplishment was hiring my successor as CEO of both Independent Bank Corp. and Rockland Trust Company. As you know, I publicly announced last fall that I intend to retire on June 30, 2003. About two years ago, I asked the Boards of Directors of both companies to form a Search and Transition Committee to conduct a national search -- including internal and external candidates -- to identify my successor.

On January 9th, the Boards of Directors elected Christopher Oddleifson as President and Director of both companies. Chris will assume the title of CEO on February 24th, while I will remain as Chairman of both Boards until my retirement in June.

I am very excited to welcome Chris to our organization. He most recently held the position of President of First Union Home Equity Bank, a national bank subsidiary of First Union (now Wachovia), in Charlotte, North Carolina. During his tenure, he led the bank into new business channels generating significant opportunities for growth. Prior to First Union, Chris was Executive Vice President for Consumer Financial Services at Signet Bank where he was responsible for the Consumer Bank. This unit was comprised of the branch banking, consumer, private banking, trust, mortgage banking, investment broker dealer and marketing divisions.

Prior to joining Signet Bank, Chris was a management consultant with Booz Allen Hamilton where he worked with his clients to develop business strategies and ways to improve business performance. He holds a Bachelor of Science degree in Mechanical Engineering from Cornell University and a Masters of Business Administration degree from the Wharton School, University of Pennsylvania.

Chris is a proven leader and team builder who plans to work with the strong team we already have in place. His experience with consumer, small business, mortgage banking, and trust matches several of the areas that we have targeted for growth. Chris is looking forward to the opportunity to find innovative ways to expand our already strong commercial and consumer banking franchise.

This is the next step in what I expect will be a very exciting future for your Company. I am fortunate to have been associated with an outstanding group of people for over eleven years.

TO OUR DIRECTORS...I feel privileged to have served with you as a Director. Your considerable experience, wisdom, and support are greatly appreciated.

TO MY COLLEAGUES...Thank you for your assistance and enthusiastic dedication to our customers.

TO OUR CUSTOMERS...Thank you for your loyalty. I assure you that we will continue to focus on your financial needs.

Independent Bank Corp. is well positioned to meet the challenges and opportunities that will arise in the future.



[Signature]

Douglas H. Philipsen
Chairman of the Board

STOCKHOLDER INFORMATION
ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 3:30 PM on Thursday, April 10, 2003 at the Plimoth Plantation, Plymouth, Massachusetts.


COMMON STOCK
Independent Bank Corp. Common Stock trades on the Nasdaq Stock Market under the symbol INDB.


STOCKHOLDER RELATIONS
Inquiries should be directed to:
Denis K. Sheahan, Chief Financial Officer and Treasurer, or Michelle Newcomb,
Shareholder Relations
Independent Bank Corp.
288 Union Street
Rockland, MA 02370
(781) 878-6100


FORM 10-K
Additional information about the Company may be obtained from the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 2002. A copy of the Company's Form 10-K for 2002, without its attached exhibits, has been provided herein. A complete copy of the Company's Form 10-K for 2002, with its attached exhibits, may be obtained without charge upon written request submitted to:

Michelle Newcomb, Shareholder Relations
Independent Bank Corp.
288 Union Street
Rockland, MA 02370


TRANSFER AGENT AND REGISTRAR
Transfer Agent and Registrar for the Company is:
EquiServe Trust Company, N.A.
P. O. Box 43011
Providence, RI 02940-3011
1-800-426-5523

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

ALFRED L. DONOVAN
Independent Consultant

BENJAMIN A. GILMORE, II
OWNER AND PRESIDENT
Gilmore Cranberry Co., Inc.

E. WINTHROP HALL
CHAIRMAN AND PRESIDENT
F. L. & J. C. Codman Company

KEVIN J. JONES
TREASURER
Plumbers' Supply Company

CHRISTOPHER ODDLEIFSON
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Rockland Trust Company

DOUGLAS H. PHILIPSEN
CHAIRMAN OF THE BOARD
Rockland Trust Company

RICHARD H. SGARZI
PRESIDENT AND TREASURER
Black Cat Cranberry Corp.

WILLIAM J. SPENCE*
PRESIDENT
Massachusetts Bay Lines, Inc.

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

THERESA J. BAILEY
FORMER SENIOR VICE PRESIDENT AND CLERK
Rockland Trust Company

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

LAWRENCE M. LEVINSON
PARTNER
Burns and Levinson LLP

NATHAN SHULMAN
RETIRED, FORMER PRESIDENT
Best Chevrolet, Inc.

JOHN F. SPENCE, JR.
RETIRED, FORMER CHAIRMAN OF THE BOARD
Rockland Trust Company

ROBERT J. SPENCE
PRESIDENT
Albert Culver Company

WILLIAM J. SPENCE
PRESIDENT
Massachusetts Bay Lines, Inc.

OFFICERS OF INDEPENDENT BANK CORP.

DOUGLAS H. PHILIPSEN
CHAIRMAN OF THE BOARD

CHRISTOPHER ODDLEIFSON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

DENIS K. SHEAHAN
CHIEF FINANCIAL OFFICER AND TREASURER

LINDA M. CAMPION
CLERK

EDWARD H. SEKSAY
GENERAL COUNSEL

TARA M. VILLANOVA
ASSISTANT CLERK

EDWARD F. JANKOWSKI
CHIEF INTERNAL AUDITOR

OFFICERS OF ROCKLAND TRUST COMPANY

DOUGLAS H. PHILIPSEN
CHAIRMAN OF THE BOARD

CHRISTOPHER ODDLEIFSON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

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